As filed with the Securities and Exchange Commission on November 12, 2009

Registration No. 333-162570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NB&T FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

OHIO	6022	31-1004998
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

48 N. South Street, Wilmington, Ohio 45177

(937) 382-1441

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John J. Limbert, President & CEO

NB&T Financial Group, Inc.

48 N. South Street, Wilmington, Ohio 45177

(937) 382-1441

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cynthia A. Shafer, Esq. Vorys, Sater, Seymour and Pease LLP 221 E. Fourth Street Suite 2000, Atrium Two Cincinnati, Ohio 45202 Phone: (513) 723-4009	Susan B. Zaunbrecher, Esq. Dinsmore & Shohl, LLP Chemed Center 255 E. Fifth Street Suite 1900 Cincinnati, Ohio 45202 Phone: (513) 977-8171

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (do not check if smaller reporting company)	☒ Smaller reporting company

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐  Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)

☐  Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common shares, no par value	237,606	N/A	$4,880,152.60	$272.32

(1)	Based upon the maximum number of common shares that the Registrant may be required to issue in the merger transaction, calculated as the product of (a) 624,459 (the maximum number of shares of Community National Corporation common stock estimated to be outstanding at the time the merger transaction is consummated), (b) 0.761 (the number of common shares of the Registrant to be exchanged for each share of Community National Corporation common stock in the merger transaction), and (c) 0.50 (the reallocation percentage provided for under the merger transaction to ensure that no more than 50% of the outstanding Community National Corporation shares are exchanged for NB&T Financial Group, Inc. common shares).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the market value of the shares of Community National Corporation common stock to be cancelled in the merger transaction, computed, in accordance with Rule 457(f)(2) and (3), as (a) the product of (i) $13.52 (the book value of a share of Community National Corporation common stock as of September 30, 2009 and (ii) 624,459 (the maximum number of shares of Community National Corporation common stock estimated to be outstanding at the time the merger transaction is consummated), less (b) $3,562,533 (the estimated amount of cash that will be paid by the Registrant to shareholders of Community National Corporation in the merger transaction).
(3)	Already paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus/proxy statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 12, 2009

NB&T FINANCIAL GROUP, INC. PROSPECTUS for the issuance of up to 237,606 common shares of NB&T Financial Group, Inc.	COMMUNITY NATIONAL CORPORATION PROXY STATEMENT for the special Meeting of Shareholders to be held on December 18, 2009 at 2:00 p.m., Eastern Standard Time

NB&T Financial Group, Inc. (“NBTF”), and Community National Corporation (“Community”), have entered into an Agreement and Plan of Merger dated as of June 30, 2009, amended as of October 12, 2009 (as amended, the “merger agreement”), which provides for the merger of Community with and into NBTF (the “merger”). Consummation of the merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Community and the approval of the merger by various regulatory agencies.

The Board of Directors of Community has called a special meeting of its shareholders to vote on the adoption and approval of the merger agreement. The time, date and place of the Community special meeting is as follows: 2:00 p.m., local time, on December 18, 2009, at 95 Edgebrook Drive, Springboro, Ohio. The adoption and approval of the merger agreement by the shareholders of Community requires the affirmative vote of the holders of at least two thirds of the shares of Community common stock outstanding and entitled to vote at the special meeting.

Under the terms of the merger agreement, shareholders of Community holding of record more than 1,500 shares will be entitled to receive after the merger is completed, for each share of Community common stock:

•	$11.41 in cash, or

•	0.761 NBTF common shares, or

•	a combination of both.

Shareholders of Community holding of record 1,500 or fewer shares will be entitled to receive after the merger is completed, for each share of Community common stock $11.41 in cash.

The form of consideration to be received by each Community shareholder is subject to reallocation in order to ensure that 50% of the outstanding Community shares are exchanged for cash and 50% are exchanged for NBTF common shares. The consideration may also be reduced based on a reduction in the tangible net worth of Community prior to closing, and Community shareholders may receive additional cash consideration if Community collects certain insurance proceeds.

As of October 31, 2009, 624,459 shares of Community common stock were outstanding.

NBTF common shares are traded on the NASDAQ Stock Market (NASDAQ symbol “NBTF”).

An investment in the common shares of NBTF involves certain risks. For a discussion of these risks, see “Risk Factors” beginning on page 10 of this prospectus/proxy statement.

Whether or not you plan to attend the special meeting of shareholders of Community, please complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the merger agreement. We urge you to read carefully the prospectus/proxy statement, which contains a detailed description of the merger, the merger agreement and related matters.

This prospectus/proxy statement is dated November 16, 2009 and, together with the enclosed proxy card of Community, is being first mailed to shareholders of Community on or about November 18, 2009.

Sincerely, /s/ John J. Limbert John J. Limbert President & Chief Executive Officer NB&T Financial Group, Inc.	Sincerely, /s/ Carolyn L. Bradford Carolyn L. Bradford Chief Executive Officer Community National Corporation

The securities to be issued in connection with the merger described in this prospectus/proxy statement are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the NBTF common shares to be issued in the merger or determined if this prospectus/proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Sources of Information

NBTF has supplied all information contained in this prospectus/proxy statement relating to NBTF, and Community has supplied all information contained in this prospectus/proxy statement relating to Community.

You should rely only on the information which is contained in this prospectus/proxy statement or to which we have referred in this prospectus/proxy statement. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this prospectus/proxy statement is accurate as of any date other than the date of this prospectus/proxy statement.

Community National Corporation

1400 E. Second Street

Franklin, Ohio 45005

Phone: (937) 746-1520

Notice of Special Meeting of Shareholders

To Be Held at 2:00 p.m., local time, on December 18, 2009, at 95 Edgebrook Drive, Springboro, Ohio

To the Shareholders of Community National Corporation:

Notice is hereby given that a special meeting of the shareholders of Community National Corporation will be held at 2:00 p.m., local time, on December 18, 2009, at 95 Edgebrook Drive, Springboro, Ohio, for the purpose of considering and voting on the following matters:

1. A proposal to adopt and approve the Agreement and Plan of Merger dated as of June 30, 2009, by and between NB&T Financial Group, Inc. and Community National Corporation, as amended as of October 12, 2009 (as amended, the “Agreement and Plan of Merger”);

2. A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

3. Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Board of Directors of Community National Corporation is unaware of any other business to be transacted at the special meeting.

Holders of record of shares of Community National Corporation common stock at the close of business on November 9, 2009, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least 416,306 is required to adopt and approve the Agreement and Plan of Merger.

A prospectus/proxy statement and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the prospectus/proxy statement.

Your vote is very important, regardless of the number of shares of Community National Corporation common stock you own. Please vote as soon as possible to make sure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of Community National Corporation common stock are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The Community National Corporation Board of Directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

/s/ Carolyn L. Bradford

Carolyn L. Bradford, CEO

November 16, 2009	Community National Corporation

i

ii

Questions and Answers About the Merger and the Special Meeting

Q.	Why am I receiving this prospectus/proxy statement?

A:	You are receiving this prospectus/proxy statement because NB&T Financial Group, Inc. (“NBTF”) and Community National Corporation (“Community”) have agreed to a merger of Community with and into NBTF pursuant to the terms of the merger agreement attached to this prospectus/proxy statement as Annex A. The merger agreement must be adopted and approved by the shareholders of Community in accordance with Section 1701.78 of the Ohio General Corporation Law and Community’s Amended and Restated Articles of Incorporation.

This prospectus/proxy statement contains important information about the merger and the special meeting of the shareholders of Community, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Community common stock without attending the special meeting.

Q.	Why are NBTF and Community proposing to merge?

A:	Community believes that the merger is in the best interests of its shareholders and other constituencies because, among other reasons, the merger consideration will provide enhanced value and increased liquidity to Community shareholders. Furthermore, as a result of the merger, Community will become part of a larger community banking institution which will have an improved ability to compete with larger financial institutions and better serve its customers’ needs.

NBTF believes that the merger will benefit NBTF and its shareholders because the merger will enable NBTF to expand its business into the markets currently served by Community and strengthen the competitive position of the combined organization. Furthermore, NBTF’s increased asset size after the merger will, NBTF hopes, create additional economies of scale and provide additional opportunities for asset and earnings growth in an extremely competitive environment. The cost of acquiring Community will be equivalent to the cost of building three new branches, but Community will provide customers, employees and revenues that would require additional time and expense with the building of new branches. No approval of the shareholders of NBTF is required under the provisions of NBTF’s Articles of Incorporation or Code of Regulations or applicable law in order to consummate the merger.

Q:	What will Community shareholders receive in the merger?

A:	Under the terms of the merger agreement, shareholders of Community holding of record more than 1,500 shares will be entitled to receive after the merger is completed, for each share of Community common stock:

•	$11.41 in cash, or

•	0.761 NBTF common shares, or

•	a combination of both.

Shareholders of Community holding of record 1,500 or fewer shares will be entitled to receive after the merger is completed, for each share of Community common stock $11.41 in cash.

The form of consideration to be received by each Community shareholder is subject to reallocation in order to ensure that 50% of the outstanding Community shares are exchanged for cash and 50% are exchanged for NBTF common shares. The consideration may also be reduced based on a reduction in the tangible net worth of Community prior to closing, and Community shareholders may receive additional cash consideration if Community collects certain insurance proceeds.

Q:	When and where will the Community special meeting of shareholders take place?

A:	The special meeting of shareholders of Community will be held at 2:00 p.m., local time, on December 18, 2009, at 95 Edgebrook Drive, Springboro, Ohio.

Q:	What matters will be considered at the Community special meeting?

A:	The shareholders of Community will be asked to (1) vote to adopt and approve the merger agreement; (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and (3) vote on any other business which properly comes before the special meeting.

Q:	Is my vote needed to adopt and approve the merger agreement?

A:	The adoption and approval of the merger agreement by the shareholders of Community requires the affirmative vote of the holders of at least two thirds of the shares of Community common stock outstanding and entitled to vote at the special meeting. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. The affirmative vote of the holders of a majority of the shares of Community common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote?

A:	If you were the record holder of shares of Community common stock as of November 9, 2009, you may vote in person by attending the special meeting or, to ensure that your shares of Community common stock are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of Community common stock in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to vote or mark “ABSTAIN” on your proxy card with respect to the proposal to adopt and approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy card with respect to the proposal to approve the adjournment of the Community special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. The failure to vote, however, will have no effect on the proposal to approve the adjournment of the Community special meeting, if necessary, to solicit additional proxies.

Q:	How will my common shares be voted if I return a blank proxy card?

A:	If you sign, date and return your proxy card and do not indicate how you want your shares of Community common stock to be voted, then your shares will be voted “FOR” the adoption and approval of the merger agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	If my shares of Community common stock are held in a stock brokerage account or by a bank or other nominee (in “street name”), will my broker, bank or other nominee vote my shares for me?

A:	You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your shares of Community common stock. Please follow the voting instructions provided by your broker, bank or nominee.

If you do not provide voting instructions to your broker, bank or nominee, then your shares of Community common stock will not be voted by your broker, bank or nominee.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of Community, at 1400 E. Second Street, Franklin, Ohio 45005;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Attendance at the special meeting will not, by itself, revoke your proxy.

If you have instructed your broker, bank or nominee to vote your shares of Community common stock, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	If I do not favor the adoption and approval of the merger agreement, what are my rights?

A:	If you are a Community shareholder as of the November 9, 2009, record date and if you do not vote in favor of the adoption and approval of the merger agreement, you will have the right under Section 1701.85 of the Ohio General Corporation Law to demand the fair cash value for your shares of Community common stock. The right to make this demand is known as “dissenters’ rights.” For additional information regarding your dissenters’ rights, see “Dissenters’ Rights” on page 26 of this prospectus/proxy statement and the complete text of the applicable sections of Section 1701.85 of the Ohio General Corporation Law attached to this prospectus/proxy statement as Annex B.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as we can. We expect to complete the merger on or before December 31, 2009, assuming shareholder approval and all applicable governmental approvals have been received by that date and all other conditions precedent to the merger have been satisfied or waived.

Q:	Should I send in my Community stock certificates now?

A:	No. Please do not send in your Community stock certificates with your proxy card. Shortly after the merger is completed, NBTF’s exchange agent, Illinois Stock Transfer Company, will mail to you transmittal materials that you will need to complete and return with your Community stock certificates. You should not surrender your Community stock certificates for exchange until you receive these transmittal materials from the exchange agent. For additional information, see “The Merger Agreement – Election Form and – Surrender of certificates” beginning on page 44 of this prospectus/proxy statement.

Q:	What do I need to do now?

A:	After carefully reviewing this prospectus/proxy statement, including its annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your shares of Community common stock at the special meeting of shareholders of Community in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your shares of Community common stock will be voted at the special meeting.

Q:	Who can answer my questions?

A:	If you have questions about the merger or desire additional copies of this prospectus/proxy statement or additional proxy cards, please contact:

Carolyn L. Bradford, CEO

Community National Corporation

1400 E. Second Street

Franklin, Ohio 45005

Phone: (937) 746-1520

Summary

This summary highlights selected information from this prospectus/proxy statement. It does not contain all of the information that may be important to you. You should read carefully this entire document and its annexes and all other documents to which this prospectus/proxy statement refers before you decide how to vote. Page references are included in this summary to direct you to a more complete description of topics discussed in this prospectus/proxy statement.

The parties (pages 73 and 103)

NB&T Financial Group, Inc.

41 N. South Street

Wilmington, Ohio 45177

Phone: (937) 382-1441

NBTF is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1980. NBTF has one wholly-owned subsidiary – The National Bank and Trust Company (“National Bank & Trust”).

National Bank & Trust is a national bank that has been in business since 1859 and was first chartered as a national bank in 1872. National Bank & Trust is engaged in the commercial banking business in southwestern Ohio, providing a variety of consumer and commercial financial services. The primary business of National Bank & Trust consists of accepting deposits, through various consumer and commercial deposit products, and using such deposits to fund loans secured by residential and non-residential real estate, commercial and agricultural loans and consumer loans, including automobile loans. All of the foregoing deposit and lending services are available at each of National Bank & Trust’s full-service offices. National Bank & Trust also has a trust department with assets under management of approximately $168.3 million. As of September 30, 2009, the National Bank & Trust had 214 employees. National Bank & Trust also operates its wholly-owned subsidiary, NB&T Insurance Agency, Inc. (“NB&T Insurance”). NB&T Insurance has three locations, with its principal office in Wilmington, Ohio. NB&T Insurance sells a full line of insurance products, including property and casualty, life, health, and annuities.

As of September 30, 2009, NBTF had approximate assets of $554.8 million, total deposits of $448.6 million, total loans of $336.3 million, and total shareholders’ equity of $60.1 million.

NBTF common shares are traded on the NASDAQ Capital Market. NBTF common shares are traded through broker/dealers and in private transactions, and quotations are reported on the NASDAQ Stock Market under the symbol “NBTF.” NBTF is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 109 of this prospectus/proxy statement.

Community National Corporation

1400 E. Second Street

Franklin, Ohio 45005

Phone: (937) 746-1520

Community is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 2000. Community has one wholly-owned subsidiary – Community National Bank.

Community National Bank is a national bank chartered in 1983. Community National Bank engages in the commercial banking business from its five offices located in the Ohio communities of Franklin, Carlisle, Springboro, Centerville and Middletown. Community National Bank makes loans secured primarily by residential and commercial mortgages, although it also originates consumer and commercial loans. The funding for such loans is supplied mostly by savings and term certificate deposits. As of September 30, 2009, Community National Bank had 41 employees.

At September 30, 2009, Community had total assets of $96.6 million, total deposits of $83.0 million, total loans of $64.1 million, and total shareholders’ equity of $8.4 million.

Community common shares are not traded on an established market.

The merger (page 27)

The merger agreement provides for the merger of Community with and into NBTF, with NBTF surviving the merger. Immediately following the merger, Community’s wholly-owned banking subsidiary, Community National Bank, will be merged with and into National Bank & Trust. The merger agreement is attached to this prospectus/proxy statement as Annex A and is incorporated in this prospectus/proxy statement by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

What Community shareholders will receive in the merger (page 42)

Under the terms of the merger agreement, shareholders of Community holding of record more than 1,500 shares will be entitled to receive after the merger is completed, for each share of Community common stock:

•	$11.41 in cash, or

•	0.761 NBTF common shares, or

•	a combination of both.

Shareholders of Community holding of record 1,500 or fewer shares will be entitled to receive after the merger is completed, for each share of Community common stock $11.41 in cash.

The form of consideration to be received by each Community shareholder is subject to reallocation in order to ensure that 50% of the outstanding Community shares are exchanged for cash and 50% are exchanged for NBTF common shares. The consideration may also be reduced based on a reduction in the tangible net worth of Community prior to closing, and Community shareholders may receive additional cash consideration if Community collects certain insurance proceeds.

Community special meeting of shareholders (page 24)

A special meeting of shareholders of Community will be held at 2:00 p.m., local time, on December 18, 2009, at 95 Edgebrook Drive, Springboro, Ohio, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the merger agreement;

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and

•

any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Community Board of Directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned shares of Community common stock as of the close of business on November 9, 2009. As of November 9, 2009, a total of 624,459 shares of Community common stock were outstanding and eligible to be voted at the Community special meeting.

Required vote (page 25)

The adoption and approval of the merger agreement will require the affirmative vote of the holders of at least 416,306 shares of Community common stock, which is two thirds of the shares of Community common stock outstanding and entitled to vote at the Community special meeting. A quorum, consisting of the holders of 312,230 of the outstanding shares of Community common stock, must be present in person or by proxy at the Community special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the shares of Community common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

As of October 31, 2009, directors and executive officers of Community and their respective affiliates beneficially owned an aggregate of 150,446 shares of Community common stock, an amount equal to approximately 24% of the outstanding shares of Community common stock. All of the directors of Community, who collectively had the power to vote approximately 18.8% of the outstanding shares of Community common stock as of September 30, 2009, entered into a voting agreement with NBTF pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the merger agreement. As of the date of this prospectus/proxy statement, NBTF and its directors, executive officers and affiliates beneficially owned no shares of Community common stock.

Recommendation to Community shareholders (page 24)

The Board of Directors of Community unanimously approved the merger agreement. The Board of Directors of Community believes that the merger is fair to and in the best interests of Community and its shareholders, and, as a result, the directors unanimously recommend that Community shareholders vote “FOR” the adoption and approval of the merger agreement. In reaching this decision, the Board of Directors of Community considered many factors which are described in the section captioned “The Proposed Merger – Community’s background and reasons for the merger” beginning on page 27 of this prospectus/proxy statement.

Opinion of Community’s financial advisor (page 30)

The Community Board of Directors has received the written opinion of its financial advisor, Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”), to the effect that, as of the date of the opinion, the merger consideration is fair, from a financial point of view, to the holders of shares of Community common stock.

The full text of the fairness opinion, which outlines the matters considered and qualifications and limitations on the review undertaken by Stifel Nicolaus in rendering its opinion, is attached as Annex C to this prospectus/proxy statement. We encourage you to read this fairness opinion in its entirety.

Material federal income tax consequences of the merger (page 37)

We intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by NBTF or Community as a result of the merger, and (ii) Community shareholders who receive NBTF common shares in exchange for shares of Community common stock in the merger will recognize no gain or loss, other than the gain or loss to be recognized as to cash received either (a) in exchange for a portion of their shares of Community common stock, or (b) in lieu of fractional NBTF common shares. The obligation of NBTF and Community to consummate the merger is conditioned on the receipt by NBTF and Community of an opinion of NBTF’s counsel, Vorys, Sater, Seymour and Pease LLP, dated as of the effective date of the merger and substantially to the effect that the federal income tax consequences of the merger will be as described above.

Community shareholders who exercise dissenters’ rights and receive cash for their shares of Community common stock generally will recognize gain or loss for federal income tax purposes.

All Community shareholders should read carefully the description under the section captioned “The Proposed Merger – Material federal income tax consequences,” and should consult their own tax advisors concerning these matters.

Interests of directors and executive officers of Community (page 37)

The directors and some of the executive officers of Community have interests in the merger that are different from, or in addition to, the interests of Community shareholders generally. These include:

•	severance payments to be paid to employees whose employment is terminated in connection with or within 90 days after the closing of the merger;

•	bonuses to be paid to certain officers who remain employed by NB&T through the effective date of the merger or through the data processing conversion following the merger;

•

provisions in the merger agreement relating to continued indemnification of directors and officers and continued insurance for directors and officers of Community for events occurring before the merger; and

•	the appointment of the directors of Community to serve on an NBTF community board for a period of at least one year following the merger.

The Community Board of Directors was aware of these interests and considered them in approving the merger agreement. See “The Proposed Merger – Interests of Community directors and executive officers in the merger” beginning on page 37 of this prospectus/proxy statement.

Dissenters’ rights (page 26)

Under Ohio law, if you do not vote in favor of the adoption and approval of the merger agreement and if you deliver a written demand for payment for the fair cash value of your shares of Community common stock prior to the Community special meeting, you will be entitled, if and when the merger is completed, to receive the fair cash value of your shares of Community common stock. The right to make this demand is known as “dissenters’ rights.” Your right to receive the fair cash value of your shares of Community common stock, however, is contingent upon your strict compliance with the procedures set forth in Section 1701.85 of the Ohio General Corporation Law. For additional information regarding your dissenters’ rights, see “Dissenters’ Rights” on page 26 of this prospectus/proxy statement and the complete text of Section 1701.85 of the Ohio General Corporation Law attached to this prospectus/proxy statement as Annex B.

Certain differences in shareholder rights (page 55)

When the merger is completed, some Community shareholders will receive NBTF common shares and, therefore, will become NBTF shareholders. As NBTF shareholders, your rights will be governed by NBTF’s Third Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, as well as Ohio law. See “Comparison of certain rights of NBTF and Community shareholders” beginning on page 55 of this prospectus/proxy statement.

Conditions to the merger (page 45)

The completion of the merger depends upon the satisfaction of a number of conditions set forth in the merger agreement, including the adoption and approval of the merger agreement by Community shareholders and the receipt of all necessary governmental and regulatory approvals. NBTF and Community have submitted the applications necessary to obtain approval of the merger from the appropriate governmental and regulatory authorities, and these applications are currently pending.

Termination of the merger agreement (page 51)

NBTF and Community may mutually agree to terminate the merger agreement and abandon the merger at any time before the merger is effective, whether before or after shareholder approval, if the Board of Directors of each approves such termination by vote of a majority of the members of its entire Board. In addition, either NBTF or Community, acting alone, may terminate the merger agreement and abandon the merger at any time before the merger is effective under the following circumstances:

•	if any of the required regulatory approvals is denied by final, nonappealable action;

•	if the Community shareholders do not adopt and approve the merger agreement at the Community special meeting;

•

if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be or has not been cured within 30 days of notice of the breach; or

•	if the merger has not been consummated by March 31, 2010, unless the failure to complete the merger by that date is due to the knowing action or inaction of the party seeking to terminate.

Acquisition proposals and termination fee (page 52)

If Community or any of its subsidiaries executes a definitive agreement in connection with, or closes, an acquisition proposal (as defined in the merger agreement) with any person or entity other than NBTF and its subsidiaries, Community must pay NBTF the sum of $360,000 within ten days after the earlier of such execution or closing. See “The Merger Agreement – Acquisition proposals and termination fee” beginning on page 52 of this prospectus/proxy statement.

Risk Factors

The merger and the acquisition of NBTF common shares involve significant risks. In addition to the other information included in this prospectus/proxy statement, you should consider carefully the risk factors described below in deciding whether to vote to adopt and approve the merger agreement. In addition, please refer to the section captioned “Forward-Looking Statements” beginning on page 17 of this prospectus/proxy statement.

Risks Related to the Merger

You cannot be sure of the market value of the NBTF common shares you receive in the merger if there are fluctuations in the market price of the NBTF common shares prior to or following the merger.

Under the terms of the merger agreement, shareholders of Community holding of record more than 1,500 shares will be entitled to receive after the merger is completed, for each share of Community common stock, subject to certain adjustments:

•	$11.41 in cash, or

•	0.761 NBTF common shares, or

•	a combination of both.

Shareholders of Community holding of record 1,500 or fewer shares will be entitled to receive after the merger is completed, for each share of Community common stock, $11.41 in cash, subject to certain adjustments.

The form of consideration to be received by each Community shareholder is subject to reallocation in order to ensure that 50% of the outstanding Community shares are exchanged for cash and 50% are exchanged for NBTF common shares. The consideration may also be reduced based on a reduction in the tangible net worth of Community prior to closing, and Community shareholders may receive additional cash consideration if Community collects certain insurance proceeds.

The share exchange ratio (0.761 NBTF common shares for each share of Community common stock owned) was established and agreed to by NBTF and Community based upon the market price ($13.74) of the NBTF common shares at the time NBTF submitted its indication of interest in acquiring Community, and the share exchange ratio will not be adjusted in the event of an increase or decrease in the market price of NBTF common shares prior to or following the merger.

As of November 10, 2009, the last practicable trading day for which information was available prior to the date of this prospectus/proxy statement, the last reported sales price reported on the NASDAQ Stock Market for NBTF common shares was $15.75 share. The market price of the NBTF common shares may decrease, however, following the date of this prospectus/proxy statement and prior to the closing of the merger. Moreover, you will not receive your merger consideration until several days after the closing of the merger, during which the market price of the NBTF common shares may decrease. If there is a decrease in the market price of the NBTF common shares during this period, you will not be able to sell any of the NBTF common shares that you may be entitled to receive in the merger to avoid losses resulting from such decrease in the market price of the NBTF common shares.

The consideration you receive in the merger may be reduced as a result of a decline in the tangible net worth of Community.

The merger agreement provides that the merger consideration will be reduced if, as of the last day of the month immediately preceding the month in which the effective date of the merger occurs, Community’s tangible net worth, excluding certain amounts, is less than $8 million. The amounts excluded are accumulated other comprehensive income; the effect of an aggregate amount of up to $300,000 of legal, accounting and investment adviser fees and cost incurred or accrued by Community or Community National Bank in connection with the merger and the merger agreement between March 31, 2009, and the last day of the month immediately preceding the month in which the effective date occurs; any reserves requested by NBTF in writing in order to conform to NBTF’s policies and practices; and the amount paid by Community or Community National Bank for the directors’ and officers’ liability policy required by the merger agreement. If Community’s tangible net worth, as adjusted, is less than $8 million, the per share cash consideration will be an amount equal to the product of (1) the quotient of (a) $7,125,000 less the difference between $8 million and the amount of the adjusted tangible net worth, divided by (b) $7,125,000, multiplied by (2) $11.41. For example, assuming the adjusted tangible net worth were $7,500,000, the per share cash consideration you would receive, if you receive cash, would equal [$7,125,000 - ($8,000,000 - $7,500,000)] divided by $7,125,000, multiplied by $11.41, or $10.61.

If Community’s tangible net worth, as adjusted, is less than $8 million, the per share stock consideration will be reduced by a number of shares equal to the product of (1) the quotient of (a) 7,125,000 less the difference between (i) 8,000,000 and (ii) the adjusted tangible net worth, divided by (b) 7,125,000, multiplied by (2) 0.761.

At September 30, 2009, Community’s tangible net worth was $8,442,000, and its tangible net worth, as adjusted to that date in accordance with the terms of the merger agreement, was $8,023,000. The adjusted tangible net worth could be a greater or lesser amount at the effective time of the merger.

Community National Bank executed an agreement with the Office of the Comptroller of the Currency (the “OCC”) effective October 19, 2009 (the “OCC Agreement”). The OCC Agreement requires Community National Bank to provide certain information to the OCC and to make restitution to borrowers in connection with certain loans that the OCC deems to have been made in violation of the Real Estate Settlement Procedures Act (“RESPA”). Pursuant to the OCC Agreement, Community National will provide information to the OCC that the OCC will use to determine the maximum amount of restitution that will be required. That amount will be placed into a segregated deposit account, and that amount will reduce the adjusted tangible net worth of Community for purposes of determining the merger consideration. That amount will remain in the segregated account while the U. S. Department of Housing and Urban Development works to obtain restitution to the borrowers from third parties involved in such transactions. As restitution is made by such third parties, the amount paid by such third parties will be released from the segregated account and increase Community’s net worth. Such release of funds from the segregated account may not occur before the closing of the merger and therefore will not improve the adjusted net worth for purposes of determining the merger consideration. Although the maximum amount of restitution has not yet been determined by the OCC and no assurance can be provided as to the maximum amount, the amount that ultimately will be required to be paid or the timing of such payments, Community believes such amount will be approximately $325,000. Because neither NB&T nor Community intends to close the merger before the maximum amount is determined and Community has accrued for such amount in its financial statements, Community’s tangible net worth could be reduced by the maximum amount of restitution as determined by the OCC, which could reduce the merger consideration by a similar amount.

You may receive a form of consideration different from the form of consideration you elect.

Unless you hold fewer than 1,500 Community shares, the consideration you receive in the merger is subject to the requirement that the aggregate cash consideration that will be paid to Community shareholders, including cash paid to shareholders who properly exercise dissenters’ rights and cash paid in lieu of the issuance of fractional shares, will be an amount equal to one-half of the total number of Community shares outstanding immediately before the effective time of the merger multiplied by $11.41 per share, subject to certain adjustments. The merger agreement contains proration and allocation methods to achieve this result. If you elect to receive all cash and the available cash is oversubscribed, then you may receive a portion of the merger consideration in the form of NBTF common shares, except that if you hold fewer than 1,500 Community shares, you will receive all cash. If you elect to receive all NBTF common shares and the available stock is oversubscribed, then you may receive a portion of the merger consideration in cash. If you elect a combination of cash and NBTF common shares, you may not receive the specific combination you request.

NBTF could experience difficulties in managing its growth and effectively integrating the operations of Community and Community National Bank.

The earnings, financial condition and prospects of NBTF after the merger will depend in part on NBTF’s ability to integrate successfully the operations of Community and Community National Bank and to continue to implement its own business plan. NBTF may not be able to achieve fully the strategic objectives and projected operating efficiencies in the merger. The costs or difficulties relating to the integration of Community and Community National Bank with the NBTF organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and NBTF may encounter difficulties, including, without limitation, loss of key employees and customers, the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to NBTF not fully achieving the expected benefits from the merger.

The merger agreement limits Community’s ability to pursue alternatives to the merger with NBTF, may discourage other acquirers from offering a higher valued transaction to Community and may, therefore, result in less value for the Community shareholders.

The merger agreement contains a provision that, subject to certain limited exceptions, prohibits Community from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire Community or any of its subsidiaries. In addition, if Community executes a definitive agreement in respect of, or closes, an acquisition transaction with a third party, the merger agreement provides that Community must pay a $360,000 termination fee to NBTF. These provisions of the merger agreement could discourage a potential competing acquirer that might have an interest in acquiring Community, even if it were prepared to pay a higher per share price than proposed in the merger agreement.

The fairness opinion obtained by Community from its financial advisor will not reflect changes in circumstances prior to the merger.

Stifel Nicolaus, the financial advisor to Community, delivered a written fairness opinion to the Board of Directors of Community dated June 30, 2009. The fairness opinion states that, as of the date of the opinion, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of shares of Community common stock. However, the fairness opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of NBTF or Community, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of NBTF and Community.

The merger may not result in increased liquidity for Community shareholders with respect to the portion of their shares of Community common stock to be exchanged for NBTF common shares because a limited trading market exists for NBTF’s common shares.

Although the common shares of NBTF are quoted on The NASDAQ Capital Market, trading in NBTF common shares is not active, and the spread between the bid and the asked price is often wide. As a result, you may not be able to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. The price at which you may be able to sell your common shares may be significantly lower than the price at which you could buy NBTF common shares at that time.

Risks Related to NBTF’s Business

Like all financial companies, NBTF’s business and results of operations are subject to a number of risks, many of which are outside of our control. In addition to the other information in this report, readers should carefully consider that the following important factors, among others, could materially impact our business and future results of operations.

Changes in interest rates could adversely affect our financial condition and results of operations.

Our results of operations depend substantially on our net interest income, which is the difference between (i) the interest earned on loans, securities and other interest-earning assets and (ii) the interest paid on deposits and borrowings. These rates are highly sensitive to many factors beyond our control, including general economic conditions, inflation, recession, unemployment, money supply and the policies of various governmental and regulatory authorities. If the interest we pay on deposits and other borrowings increases at a faster rate than the interest we receive on loans and other investments, our net interest income and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest we receive on loans and other investments falls more quickly than the interest we pay on deposits and borrowings. While we have taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that these measures will be effective in avoiding undue interest rate risk.

Increases in interest rates also can affect the value of loans and other assets, including our ability to realize gains on the sale of assets. We originate loans for sale and for our portfolio. Increasing interest rates may reduce the origination of loans for sale and consequently the fee income we earn on such sales. Further, increasing interest rates may adversely affect the ability of borrowers to pay the principal or interest on loans and leases, resulting in an increase in non-performing assets and a reduction of income recognized.

Changes in national and local economic and political conditions could adversely affect our earnings, as our borrowers’ ability to repay loans and the value of the collateral securing our loans decline and as loans and deposits decline.

There are inherent risks associated with our lending activities, including credit risk, which is the risk that borrowers may not repay outstanding loans or the value of the collateral securing loans will decrease. Conditions such as inflation, recession, unemployment, changes in interest rates and money supply and other factors beyond our control may adversely affect the ability of our borrowers to repay their loans and the value of collateral securing the loans, which could adversely affect our earnings. Because we have a significant amount of real estate loans, a decline in the value of real estate could have a material adverse affect on us. As of September 30, 2009, 64% of our loan portfolio consisted of commercial and industrial, commercial real estate, real estate construction, installment and agricultural loans, all of which are generally viewed as having more risk of default than residential real estate loans and all of which, with the exception of installment loans, are typically larger than residential real estate loans. Residential real estate loans held in the portfolio are typically originated using conservative underwriting standards that does not include sub-prime lending. We attempt to manage credit risk through a program of underwriting standards, the review of certain credit decisions and an on-going process of assessment of the quality of the credit already extended. Economic and political changes could also adversely affect our deposits and loan demand, which could adversely affect our earnings and financial condition. Since substantially all of our loans are to individuals and businesses in Ohio, any decline in the economy of this market area could have a materially adverse effect on our credit risk and on our deposit and loan levels.

Changes in our local economy resulting from the departure of a large employer.

DHL Express (USA), Inc. and DHL Network Operations (USA), Inc. (collectively, “DHL”) and ABX Air, Inc. (“ABX Air”) employ more people in Clinton County than any other employer. DHL has decided to outsource its United States transportation and sorting services to another company. As a result, DHL and ABX Air are significantly reducing their operations in Wilmington and Clinton County, Ohio. Thousands of local jobs have been eliminated. We expect the loss of jobs to have a negative short-term and potentially negative long-term impact on the local economy. Its impact on property values and other businesses in the community is unknown at this time. This reduction could impact the available opportunities to lend and to raise deposits. In addition, it could result in increased delinquencies, defaults and losses on existing loans and result in a decrease in deposits as customers use savings to pay bills or move to find different jobs. National Bank & Trust’s Trust Department could also lose accounts as residents leave the area, reducing National Bank & Trust’s income from the Trust Department.

Recent developments in the residential mortgage and related markets and the economy may adversely affect our business.

Recently, the residential mortgage market in the United States, including Ohio, has been negatively impacted by several economic factors. Included among those factors are increasing rates and payments on adjustable-rate mortgages, decreasing housing values and increased credit standards for borrowers. As a result, across Ohio and the United States, delinquencies, foreclosures and losses with respect to residential construction and mortgage loans have increased and may continue to increase. Additionally, the lower housing prices and appraisal values may result in additional delinquencies and loan losses. While the residential real estate loans held in our portfolio are typically originated using conservative underwriting standards and do not include sub-prime loans, we do originate and hold fixed- and adjustable-rate loans and residential construction loans. If the residential loan market continues to deteriorate, especially in Ohio and our local markets, our financial condition and results of operation could be adversely affected.

Difficult conditions in the financial markets may adversely affect our business and results of operations.

Our financial performance depends on the quality of loans in our portfolio. That quality may be adversely affected by several factors, including underwriting procedures, collateral quality or geographic or industry conditions, as well as the recent deterioration in the financial markets. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies and defaults, lack of consumer confidence, increased market volatility and widespread reduction of business activity. In addition, our credit risk may be increased when our collateral cannot be sold or is sold at prices not sufficient to recover the full amount of the loan balance. Deterioration in our ability to collect our loans receivable may adversely affect our profitability and financial condition.

Federal and state governments could adopt laws responsive to the current credit conditions that would adversely affect our ability to collect on loans.

Federal or state governments might adopt legislation or regulations reducing the amount that our customers are required to pay under existing loan contracts or limit our ability to foreclose on collateral. Additionally, legislation has been proposed to give judges the ability to adjust the principal and interest payments on a mortgage to allow homeowners to avoid foreclosure.

FDIC insurance premiums may increase materially.

The Federal Deposit Insurance Corporation (the “FDIC”) insures deposits at FDIC insured financial institutions, including National Bank & Trust. The FDIC charges the insured financial institutions premiums to maintain the Deposit Insurance Fund at a certain level. Current economic conditions have increased bank failures and expectations for further failures, in which case the FDIC insures payments of deposits up to insured limits from the Deposit Insurance Fund. During 2008, the National Bank & Trust fully utilized its one-time FDIC insurance credits and recognized approximately $99,000 in FDIC insurance expense. In late 2008, the FDIC announced an increase in insurance premium rates of seven basis points for the first quarter of 2009. On February 27, 2009, the FDIC announced adoption of a final rule adjusting the risk-based calculation used to determine the premiums due by each insured institution. On May 22, 2009, the FDIC announced adoption of a final rule imposing a one-time special assessment of 5 basis points. Management of National Bank & Trust expects that the special assessment and the changes to the premium calculation could increase National Bank & Trust’s FDIC insurance expense for 2009 by approximately $1.0 million. The FDIC has announced that it expects to impose an additional special assessment in the fourth quarter of 2009, although the amount is uncertain.

In addition, the FDIC has adopted the Temporary Liquidity Guarantee Program, pursuant to which it provides unlimited insurance on deposits in noninterest-bearing transaction accounts not otherwise covered by the existing deposit insurance limit of $250,000. Any institution wishing to participate will pay a 10 basis point surcharge on the insured deposits. National Bank & Trust has chosen to participate. Such participation will increase our expenses and decrease net income.

Concern of customers over deposit insurance may cause a decrease in deposits at National Bank & Trust.

With recent increased concerns about bank failures, customers increasingly are concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits from National Bank & Trust in an effort to ensure that the amount they have on deposit at National Bank & Trust is fully insured. Decreases in deposits may adversely affect our funding costs and net income.

We operate in an extremely competitive market, and our business will suffer if we are unable to compete effectively.

In our market area, we encounter significant competition from other banks, savings and loan associations, credit unions, mortgage banking firms, securities brokerage firms, asset management firms and insurance companies. The increasingly competitive environment is a result primarily of changes in regulation and the accelerating pace of consolidation among financial service providers. NBTF is smaller than many of our competitors. Many of our competitors have substantially greater resources and lending limits than we do and may offer services that we do not or cannot provide.

Legislative or regulatory changes or actions could adversely impact the financial services industry.

The financial services industry is extensively regulated. Banking laws and regulations are primarily intended for the protection of consumers, depositors and the deposit insurance fund, not to benefit our shareholders. Changes to laws and regulations or other actions by regulatory agencies may negatively impact us, possibly limiting the services we provide, increasing the ability of non-banks to compete with us or requiring us to change the way we operate. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on the operation of an institution and the ability to determine the adequacy of an institution’s allowance for loan losses. Failure to comply with applicable laws, regulations and policies could result in sanctions being imposed by the regulatory agencies, including the imposition of civil money penalties, which could have a material adverse effect on our operations and financial condition. The significant federal and state banking regulations that affect us are described in our most recent Form 10-K under the heading “Regulation.”

Our ability to pay cash dividends is limited.

We are dependent primarily upon the earnings of our operating subsidiaries for funds to pay dividends on our common shares. The payment of dividends by us and our subsidiaries is subject to certain regulatory restrictions. As a result, any payment of dividends in the future will be dependent, in large part, on our ability to satisfy these regulatory restrictions and our subsidiaries’ earnings, capital requirements, financial condition and other factors. Although our financial earnings and financial condition have allowed us to declare and pay periodic cash dividends to our shareholders, there can be no assurance that our dividend policy or size of dividend distribution will continue in the future.

The preparation of financial statements requires management to make estimates about matters that are inherently uncertain.

Management’s accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that they comply with generally accepted accounting principles and reflect management’s judgment as to the most appropriate manner in which to record and report our financial condition and results of operations. One of the most critical estimates is the level of the allowance of loan losses. Due to the inherent nature of these estimates, we cannot provide absolute assurance that we will not significantly increase the allowance for loan losses or sustain loan losses that are significantly higher than the provided allowance.

Trading in our common shares is very limited, which may adversely affect the time and the price at which you can sell your NBTF common shares.

Although the common shares of NBTF are quoted on The NASDAQ Capital Market, trading in NBTF common shares is not active, and the spread between the bid and the asked price is often wide. As a result, you may not be able to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. The price at which you may be able to sell your common shares may be significantly lower than the price at which you could buy NBTF common shares at that time.

Our organizational documents and the large percentage of shares controlled by management and family members of management may have the effect of discouraging a third party from acquiring us.

Our articles of incorporation and code of regulations contain provisions that make it more difficult for a third party to gain control or acquire us without the consent of the board of directors. These provisions could also discourage proxy contests and may make it more difficult for dissident shareholders to elect representatives as directors and take other corporate actions. Moreover, as of October 31, 2009, directors and executive officers controlled the vote of 20.2% of the outstanding common shares of NBTF in addition to the 4.8% of the outstanding shares with respect to which National Bank & Trust controls the vote as trustee and an additional 29.9% owned by relatives of a director. The provisions in our articles and code of regulations and the percentage of voting control by NBTF affiliates and relatives could have the effect of delaying or preventing a transaction or a change in control that a shareholder might deem to be in the best interests of that shareholder.

Forward-Looking Statements

Certain statements contained in this prospectus/proxy statement which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements specifically identified as forward-looking statements within this prospectus/proxy statement. Examples of forward-looking statements include: (a) projections of income or expense, earnings per share, the payment or non-payment of dividends, capital structure and other financial items; (b) statements of plans and objectives of each of NBTF and Community, or their respective directors and officers, including those relating to products or services; (c) statements of future economic results; and (d) statements of assumptions underlying the foregoing statements.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information as long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying the important factors that could cause actual results to differ materially from those discussed in the forward-looking statements. We desire to take advantage of the “safe harbor” provisions of that Act.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained or implied by such forward-looking statements because of various factors and possible events, including those factors specifically identified as “Risk Factors” in this prospectus/proxy statement beginning on page 10.

Forward-looking statements speak only as of the date on which they are made, and, except as may be required by law, neither NBTF nor Community undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to NBTF or Community or any person acting on behalf of either of them are qualified in their entirety by the cautionary statements set forth in this prospectus/proxy statement.

Selected Financial Data of NB&T Financial Group, Inc. (Historical)

The following table sets forth selected consolidated historical data of NBTF for the periods and at the dates indicated. This data has been derived in part from and should be read together with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus/proxy statement. Financial data at September 30, 2008 and 2009, and for the nine months ended September 30, 2008 and 2009, is derived from unaudited financial data included elsewhere in this prospectus/proxy statement. NBTF believes that the interim financial data reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of results of operations for those periods and financial position at those dates. The results of operations for the nine-month period ended September 30, 2009 are not necessarily indicative of the operating results to be anticipated for the fiscal year ending December 31, 2009 (In thousands, except per share and ratio data).

	As of and for the year ended December 31,					As of and for the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
Statements of Income:
Total interest income	$32,135	$32,886	$34,096	$32,947	$28,828	$21,818	$19,499
Total interest expense	11,904	13,768	15,795	14,276	10,353	8,106	5,674

Net interest income	20,231	19,118	18,301	18,671	18,475	13,712	13,825
Provision for loan losses	1,900	775	1,330	135	400	295	650

Net interest income after provision for loan losses	18,331	18,343	16,971	18,536	18,075	13,417	13,175
Noninterest income	9,239	8,367	7,852	8,240	8,236	6,371	6,270
Noninterest expenses	21,552	21,868	23,312	21,316	21,679	16,273	16,478

Income before income taxes	6,018	4,842	1,511	5,460	4,632	3,515	2,967
Income tax provision (benefit)	1,064	737	(345)	1,028	801	612	507

Net income	$4,954	$4,105	$1,856	$4,432	$3,831	$2,903	$2,460

Per share of common stock:
Basic income per share	$1.57	$1.30	$0.58	$1.39	$1.22	$0.93	$0.79
Diluted income per share	1.56	1.30	0.58	1.39	1.22	0.93	0.79
Dividends declared	1.00	1.04	1.08	1.12	1.16	0.87	0.87
Book value	18.16	18.10	18.01	18.52	18.52	18.39	18.95
Average basic common shares outstanding	3,148	3,162	3,175	3,188	3,143	3,141	3,152
Average diluted common shares outstanding	3,166	3,168	3,176	3,190	3,143	3,141	3,152

Period-end balances:
Loans, net	$398,627	$413,565	$405,603	$355,672	$332,774	$351,549	$336,308
Securities	169,745	171,567	82,896	89,285	87,908	87,803	125,573
Total assets	645,323	650,248	555,182	518,922	524,841	525,081	554,754
Deposits	452,593	447,626	453,268	420,254	420,728	421,700	448,597
Borrowings	129,696	139,066	39,612	35,532	41,503	41,037	40,064
Shareholders’ equity	58,601	58,498	58,223	58,883	58,791	58,269	60,138

Average balances:
Loans, net	$404,052	$403,544	$417,881	$381,611	$339,873	$342,021	$327,333
Securities	190,013	184,072	135,119	91,504	99,588	91,377	112,713
Total assets	660,533	651,587	618,667	540,488	524,795	526,638	540,029
Deposits	448,556	449,945	467,306	440,000	424,366	424,085	437,371
Borrowings	150,707	142,004	87,152	35,952	40,358	40,175	40,298
Shareholders’ equity	57,835	58,854	57,778	59,281	59,048	59,186	59,464

	As of and for the year ended December 31,					As of and for the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
Selected ratios:
Return on average total assets	0.75%	0.63%	0.30%	0.82%	0.73%	0.74%	0.61%
Return on average shareholders’ equity	8.57	6.98	3.21	7.53	6.49	6.55	5.53
Average shareholders’ equity as a percent of average total assets	8.74	8.99	9.48	10.94	11.21	11.24	11.01
Net loan charge-offs as a percent of average loans	0.62	0.23	0.15	0.34	0.17	0.13	0.43
Allowance for loan losses as a percent of loans at period end	1.05	0.97	1.16	1.00	1.01	1.01	0.89
Shareholders’ equity as a percent of total period-end assets	9.08	9.00	10.49	11.35	11.20	11.10	10.84
Dividend payout ratio	63.69	80.00	186.21	80.58	95.08	93.55	110.13

Selected Financial Data of Community National Corporation (Historical)

The following table sets forth selected consolidated historical data of Community for the periods and at the dates indicated. This data has been derived in part from and should be read together with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus/proxy statement. Financial data at September 30, 2008 and 2009, and for the nine months ended September 30, 2008 and 2009, is derived from unaudited financial data included elsewhere in this prospectus/proxy statement. Community believes that the interim financial data reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of results of operations for those periods and financial position at those dates. The results of operations for the nine-month period ended September 30, 2009 are not necessarily indicative of the operating results to be anticipated for the fiscal year ending December 31, 2009.

	As of and for the year ended December 31,					As of and for the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands, except per share and ratio data)
Statements of Income:
Total interest income	$7,041	$7,551	$8,515	$8,316	$6,328	$4,884	$3,718
Total interest expense	2,069	2,421	3,811	4,398	3,019	2,354	1,275

Net interest income	4,972	5,130	4,704	3,918	3,309	2,530	2,443
Provision for loan losses	230	250	1,813	4,911	1,300	1,150	405

Net interest income after provision for loan losses	4,742	4,880	2,891	(993)	2,009	1,380	2,038
Noninterest income	1,210	1,145	2,300	3,365	2,292	2,067	702
Noninterest expenses	4,072	4,067	4,635	6,178	6,650	4,886	3,517

Income (loss) before income taxes	1,880	1,958	556	(3,806)	(2,349)	(1,439)	(777)
Income tax provision (benefit)	638	654	136	(1,335)	(41)	(51)	0

Net income (loss)	$1,242	$1,304	$420	$(2,471)	$(2,308)	$(1,388)	$(777)

Per share of common stock:
Basic income (loss) per share	$1.96	$2.06	$0.69	$(3.99)	$(3.70)	$(2.22)	$(1.24)
Diluted income (loss) per share	$1.96	$2.04	$0.67	$(3.99)	$(3.70)	$(2.22)	$(1.24)
Dividends declared (combination cash and stock, unless noted)	$0.50	$0.55	$0.60	$0.30	$0.00	$0.00	$0.00
Book value	$20.28	$21.50	$21.41	$17.78	$14.26	$15.50	$13.52
Average basic common shares outstanding							624,459
Average diluted common shares outstanding							624,459
Actual Shares Outstanding	633,014	634,406	612,763	618,966	624,459	624,459	624,459
Weighted Average Shares	632,715	638,154	627,526	618,626	624,159	624,058	624,459

	As of and for the year ended December 31,					As of and for the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands, except per share and ratio data)
Period-end balances:
Loans, net	$97,152	$100,987	$105,344	$88,074	$71,215	$77,608	$61,108
Securities	24,026	28,344	26,486	20,801	14,748	14,416	13,182
Total assets	135,504	145,405	161,074	130,149	105,807	114,782	91,910
Deposits	121,819	128,510	146,651	118,192	96,251	104,347	82,965
Borrowings	0	2,300	0	0	0	0	0
Shareholders’ equity	12,840	13,641	13,119	11,003	8,905	9,680	8,441

Average balances:
Loans, net	96,305	97,991	102,906	98,837	80,146	82,234	66,655
Securities (net)	22,904	21,981	27,786	25,090	16,238	16,948	14,033
Total assets	133,365	135,968	147,739	146,223	119,813	122,420	99,330
Deposits	119,192	124,497	130,531	131,274	108,846	111,360	90,126
Borrowings	1,176	295	2,360	445	—	—	—
Shareholders’ equity	12,464	13,477	13,904	13,397	10,236	10,538	8,770

Selected ratios:
Net interest margin	4.05%	4.05%	3.52%	2.98%	3.12%	3.11%	3.80%
Return on average total assets	0.93%	0.96%	0.28%	-1.69%	-1.93%	-1.51%	-1.04%
Return on average shareholders’ equity	9.96%	9.68%	3.02%	-18.44%	-22.55%	-17.56%	-11.81%
Average shareholders’ equity as a percent of average total assets	9.35%	9.91%	9.41%	9.16%	8.54%	8.61%	8.83%
Net loan charge-offs as a percent of average loans	0.12%	0.21%	1.62%	1.76%	2.95%	2.42%	1.36%
Allowance for loan losses as a percent of loans at period-end	1.02%	1.03%	1.12%	4.72%	4.43%	4.35%	4.38%
Shareholders’ equity as a percent of total period-end assets	9.48%	9.38%	8.14%	8.45%	8.42%	8.43%	9.19%
Dividend payout ratio	25.44%	26.76%	87.62%	-7.61%	0.00%	0.00%	0.00%

Selected Pro Forma Financial Information

The table below sets forth selected pro forma condensed consolidated financial information for NBTF and Community as of September 30, 2009, and for the nine months ended September 30, 2009 and the year ended December 31, 2008. This information is derived from and should be read in conjunction with the historical financial statements of NBTF and Community that are incorporated by reference or appear elsewhere in this prospectus/proxy statement, and with the pro forma condensed consolidated financial statements of NBTF, which give effect to the merger and which appear in this prospectus/proxy statement under the caption “Pro Forma Financial Information.” The pro forma condensed consolidated financial information has been prepared on the basis of the business combination method of accounting, assuming that 237,606 NBTF common shares will be issued and cash consideration of $3.6 million will be paid in the merger and that no NBTF or Community shareholders will perfect dissenters’ rights. This information will vary if any discussion of the purchase method of accounting, see “The Proposed Merger – Accounting treatment” beginning on page 40 of this prospectus/proxy statement.

Pro Forma Condensed Consolidated Balance Sheet

At September 30, 2009
(In thousands)
Total assets	$643,534
Loans	396,646
Deposits	531,967
Borrowings	40,064
Total shareholders’ equity	64,281

Pro Forma Condensed Consolidated Statements of Income

	For the Nine Months Ended 9/30/2009	For the Year Ended 12/31/2008
	(In thousands, except per share data)	(In thousands, except per share data)
Net interest income	$16,031	$21,467
Provision for loan losses	1,055	1,700
Non-interest income	6,971	10,528
Non-interest expense	20,079	28,443
Net Income	$1,472	$1,239
Earnings per share
Basic	$0.43	$0.37
Diluted	$0.43	$0.37

Comparative Per Share Data

The following table sets forth for NBTF and Community certain historical, pro forma and pro forma-equivalent per share financial information. The information is derived from and should be read together with the respective historical consolidated financial statements of NBTF and Community that appear elsewhere in this prospectus/proxy statement. While helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the pro forma data does not reflect certain anticipated costs and benefits of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the merger and is based on numerous assumptions and estimates. The pro forma combined per share data and Community equivalent pro forma per share data are prepared assuming a maximum of 237,606 common shares will be issued in the merger. See “The Merger Agreement – Conversion of Community common shares” on page 42.

	At or for the year ended December 31, 2008	At or for the nine months ended September 30, 2009
Earnings per share: Basic
NBTF historical	$1.22	$0.79
Community historical	(3.70)	(1.24)
Pro forma combined	0.37	0.43
Equivalent pro forma for one share of Community common stock	0.28	0.33

Earnings per share: Diluted
NBTF historical	$1.22	$0.79
Community historical	(3.70)	(1.24)
Pro forma combined	0.37	0.43
Equivalent pro forma for one share of Community common stock	0.28	0.33

Cash dividends declared per share
NBTF historical	$1.16	$0.87
Community historical	0.00	0.00
Pro forma combined	1.16	0.87
Equivalent pro forma for one share of Community common stock	0.88	0.66

Book value per share
NBTF historical	$18.52	$18.95
Community historical	14.26	13.52
Pro forma combined	19.84	20.11
Equivalent pro forma for one share of Community common stock(1)	15.10	15.30

(1)	Pro forma assumes reduction in capital for cash payment of $11.41 for 312,230 shares of CNC common stock.

Comparative Share Prices

NBTF common shares are traded on the NASDAQ Stock Market under the symbol “NBTF”. The shares of Community common stock are not traded on an established market. Shares of Community common stock are traded through broker/dealers and in private transactions.

The information presented in the following table reflects the last reported sale price on the NASDAQ Stock Market for NBTF common shares as of June 29, 2009, the last trading day preceding our public announcement of the merger, and on November 10, 2009, the last practicable day for which information was available prior to the date of this prospectus/proxy statement. The table also presents the equivalent price per share of Community, giving effect to the merger as of such dates. The “Community National Corporation Equivalent Per Share Price” is determined by multiplying the exchange ratio of 0.761 by the closing sale price of NBTF common shares on the dates indicated. No assurance can be given as to what the market price of NBTF common shares will be if and when the merger is consummated.

NB&T Financial Group, Inc. and Community National Corporation

Comparative Market Value

	NBTF Common Shares	Community National Corporation Equivalent Per Share Price
June 29, 2009	$13.74	$10.46
November 10, 2009	15.75	11.99

The Special Meeting of Shareholders of Community

Purpose, time and place of the special meeting

This prospectus/proxy statement is being provided to Community shareholders in connection with the solicitation of proxies by the Community Board of Directors for use at the special meeting of shareholders to be held at 2:00 p.m., local time, on December 18, 2009, at 95 Edgebrook Drive, Springboro, Ohio, including any adjournments of the special meeting. At the special meeting, the shareholders of Community will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the merger agreement;

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and

•

any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Board of Directors of Community is unaware of any other business to be transacted at the special meeting.

The Board of Directors of Community believes that the merger with NBTF is in the best interests of Community shareholders and recommends that you vote (1) “FOR” the adoption and approval of the merger agreement and (2) “FOR” the proposal to adjourn the special meeting of Community shareholders, if necessary, to solicit additional proxies.

Record date; shares of Community common stock outstanding and entitled to vote

The Board of Directors of Community has fixed the close of business on November 9, 2009, as the record date for determining the Community shareholders who are entitled to notice of and to vote at the Community special meeting of shareholders. Only holders of shares of Community common stock at the close of business on the record date will be entitled to notice of and to vote at the Community special meeting.

As of the close of business on November 9, 2009, there were 624,459 shares of Community common stock outstanding and entitled to vote at the special meeting. The shares of Community common stock were held of record by approximately 227 shareholders. Each share of Community common stock entitles the holder to one vote on all matters properly presented at the special meeting.

Votes required; quorum

Under Community’s Articles of Incorporation, the adoption and approval of the merger agreement requires the affirmative vote of at least two thirds of shares of Community common stock outstanding and entitled to vote at the special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of the Community common shares represented, in person or by proxy, at the special meeting.

As of October 31, 2009, directors and executive officers of Community and their respective affiliates beneficially owned an aggregate of 150,446 shares of Community common stock, an amount equal to approximately 24% of the outstanding shares of Community common stock. All of the directors of Community, who collectively had the power to vote approximately 18.8% of the outstanding shares of Community common stock as of September 30, 2009, entered into a voting agreement with NBTF pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the merger agreement. As of the date of this prospectus/proxy statement, NBTF and its directors, executive officers and affiliates beneficially owned no shares of Community common stock.

Brokers who hold shares of Community common stock in “street name” for the beneficial owners cannot vote these shares of Community common stock on the adoption and approval of the merger agreement without specific instructions from the beneficial owners. Because the adoption and approval of the merger agreement requires the affirmative vote of two-thirds of the shares of Community common stock outstanding and entitled to vote at the Community special meeting, if you fail to vote or mark “ABSTAIN” on your proxy card, or if your shares of Community common stock are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement.

A quorum, consisting of the holders of a majority of the outstanding shares of Community common stock, must be present in person or by proxy at the Community special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The Community Board of Directors does not expect any matter other than the adoption and approval of the merger agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Community special meeting. If any other matters are properly brought before the special meeting for consideration, shares of Community common stock represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and revocation of proxies

A proxy card accompanies each copy of this prospectus/proxy statement mailed to Community shareholders. Your proxy is being solicited by the Board of Directors of Community. Whether or not you attend the special meeting, the Community Board of Directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the shares of Community common stock represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. The Community common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the merger agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of Community, at 1400 E. Second Street, Franklin, Ohio 45005;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your shares of Community common stock in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your shares of common stock. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

Community will bear its own cost of solicitation of proxies on behalf of the Community Board of Directors, except that Community and NBTF have agreed to share equally the costs incurred in connection with printing and mailing this prospectus/proxy statement. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Community, none of whom will receive additional compensation for their solicitation activities. Community will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Community common shares not beneficially owned by them, for forwarding this prospectus/proxy statement and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of shares of Community common stock entitled to vote at the special meeting.

Dissenters’ Rights

Shareholders of Community are entitled to certain dissenters’ rights pursuant to Sections 1701.78, 1701.84(A) and 1701.85 of the Ohio General Corporation Law. Section 1701.85 generally provides that shareholders of Community will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Community shareholder who is a record holder of Community common shares on the November 9, 2009, record date for the Community special meeting and whose shares are not voted in favor of the adoption of the merger agreement may be entitled to be paid the “fair cash value” of such Community common shares after the effective time of the merger. To be entitled to such payment, a shareholder must deliver a written demand for payment to Community on or before the tenth day following the Community special meeting and must otherwise comply with Section 1701.85. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him or her on the Community record date, and the amount claimed as the “fair cash value” of such Community common shares. See the text of Section 1701.85 of the Ohio General Corporation Law attached as Annex B to this prospectus/proxy statement for specific information on the procedures to be followed in exercising dissenters’ rights.

If Community so requests, dissenting shareholders must submit their share certificates to Community within fifteen days of such request, for endorsement on such certificates by Community that demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by Community. If Community and any dissenting shareholder cannot agree upon the “fair cash value” of the Community common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Warren County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s Community common shares. The fair cash value of a Community common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value”, and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If a Community shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s Community common shares will be suspended until Community purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights pursuant to Section 1701.85 of the Ohio General Corporation Law may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this prospectus/proxy statement.

The Proposed Merger

The proposed merger

The merger agreement provides for the merger of Community with and into NBTF, with NBTF surviving the merger. Immediately following the merger, and upon the receipt of the required regulatory approvals, Community Bank will be merged with and into National Bank & Trust.

The merger agreement is attached to this prospectus/proxy statement as Annex A and is incorporated in this prospectus/proxy statement by reference. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the merger.

Community’s background and reasons for the merger

Background of the Merger

As part of their continuing efforts to maximize shareholder value, the Community board of directors has considered various strategic options from time to time, including the possibility of seeking a merger with another financial institution.

In recent years, there has been, and there continues to be, substantial consolidation in the United States banking and financial services industry. This trend is necessarily of concern to smaller institutions like Community because larger entities that emerge from consolidations may acquire substantial competitive advantages. Community has been dedicated to the goal of providing superior banking services and analyzing strategic alternatives to improve services and enhance shareholder value.

Unfortunately, in recent years, the quality of Community’s loan portfolio deteriorated and severely impacted Community’s operations and financial condition. As a result, Community National Bank entered into a formal supervisory agreement with the Office of the Comptroller of the Currency dated June 19, 2007. The Board ultimately determined a change in Community National Bank’s Chief Executive Officer was required to fulfill their obligations under the supervisory agreement. Following the engagement of Carolyn Bradford as the interim Chief Executive Officer of Community National Bank in January 2008, the Board began to carefully consider its strategic options.

The Board held a strategic planning session on February 18, 2008, to develop a plan to improve Community National Bank’s weakening capital position, hire, train and educate employees and develop policies and procedures to advance Community’s goal of remaining independent. The Board and management began taking steps to implement the strategic plan during the first quarter of 2008. A significant aspect of the strategic plan was the development and implementation of a Capital Restoration Plan (CRP). The objective of the CRP was to increase Community National Bank’s leverage capital ratio to at least 8.25% in order to comply with the requirements of the supervisory agreement. Community National Bank’s leverage capital ratio was 7.33% as of December 31, 2007. The established deadline for achieving the increased leverage capital ratio was the first quarter of 2009.

As the pace of the general economic decline in Ohio and throughout the U.S. increased through the second quarter of 2008, Community National Bank’s operations and financial condition continued to deteriorate. For the six months ended June 30, 2008, Community National Bank reported a net loss of $920,000. A major contributing factor to the loss was the high level of provision for loan and lease losses Community National Bank incurred in order to fund its allowance for loan and lease losses. The net loss further deteriorated Community National Bank’s capital, and at June 30, 2008 its leverage ratio had fallen to 6.83%. In light of the significant net losses suffered during the first half of 2008, the continuing deterioration of capital, the high level of problem loans, the significant costs associated with complying with the supervisory agreement and the general economic decline, the Board made the determination that in order to maximize shareholder value, it was no longer prudent to attempt to remain an independent community bank. The Board determined that the prudent strategic option to maximize value was to pursue a sale of Community.

In late spring 2008, Ms. Bradford spoke with John Limbert, the President and Chief Executive Officer of NBTF, to inquire whether the representatives of both financial institutions could meet to discuss a possible affiliation of the institutions.

In July 2008, Ms. Bradford, Gregory Eagan, the entire Board of Directors of Community and counsel for Community, Dinsmore & Shohl, met with Mr. Limbert and Craig Fortin, Chief Financial Officer of NBTF. Mr. Limbert and Mr. Fortin presented their vision of a merger transaction between Community and NBTF and the advantages that would accrue to both institutions, shareholders, customers and the communities that they served. Following this meeting, the board determined that it would be in the best interests of the Company to retain an investment banker to market the bank to obtain the best transaction for its shareholders.

Community interviewed several investment banking firms and engaged Stifel Nicolaus in August 2008 to advise Community with respect to a potential merger transaction. The Company assembled a confidential information packet with Stifel Nicolaus’ assistance, which Stifel Nicolaus sent to prospective purchasers at the Company’s request.

On July 9, 2008, a confidentiality agreement was signed by Community and NBTF in contemplation of further negotiations. On October 20, 2008, NBTF delivered a non-binding letter of interest to Community. After conducting extensive due diligence, NBTF determined in December 2008 to discontinue discussion of a potential transaction.

During the initial marketing process, Community received numerous indications of interest and multiple potential acquirers conducted due diligence. After NBTF discontinued discussions, Community and its advisors continued their efforts to find a suitable acquiror, including having discussions with certain of those parties who submitted indications of interest during the initial marketing process. These additional marketing efforts produced continued indications of interest and due diligence activity.

After a full analysis of all of the opportunities presented, the Board determined to re-approach NBTF in April 2009 about a potential transaction. NBTF updated its due diligence and submitted a new indication of interest. The Board determined on May 26, 2009, to proceed to work with NBTF to negotiate a definitive merger agreement. The Board believed that the price and form of consideration offered by NBTF would provide enhanced value and increased liquidity to the Community shareholders, and that a merger with NBTF would be in the best interests of the Community shareholders.

Representatives of Community and NBTF negotiated the terms of a definitive agreement. Community and NBTF each also continued to conduct due diligence with respect to the other party during May and June of 2009.

The Board of Directors of Community met on June 30, 2009 to consider the merger agreement negotiated by Community and NBTF. Stifel Nicolaus gave a detailed presentation to the Board of Directors regarding the fairness of the proposed merger consideration and delivered an opinion, dated as of June 30, 2009, that the merger consideration was fair to the Community shareholders from a financial point of view. Representatives of Dinsmore & Shohl also discussed the terms of the merger agreement with the Board at this meeting and answered questions posed by the directors. After discussing the advantages and disadvantages of the potential merger transaction, the Community Board of Directors approved the merger agreement and the merger transaction with NBTF, and the merger agreement was executed.

Community’s Reasons for the Merger

In reaching its determination to approve the merger agreement and recommend the approval of the merger agreement by the shareholders, the Community Board of Directors consulted with Community management, legal consultants and Stifel Nicolaus and considered the following material factors in support of the Board’s recommendation:

1.	the long-term interests of Community and its shareholders, as well as the interests of the Community employees, customers, creditors and the communities in which Community operates, will be better served by combining Community with an institution with increased financial strength and more alternatives in the financial markets as compared to either company on a stand-alone basis;

2.	information concerning the business, earnings, operations, financial condition and prospects of NBTF, both individually and on a combined basis, including information with respect to the past earnings performance of Community and NBTF;

3.	the opportunity to benefit from cost savings and other benefits of size and operating efficiencies;

4.	the effect on shareholder value of Community remaining an independent entity in light of management’s financial projections, considered in the face of increased competition to community banks in general from large bank holding companies and other financial institutions;

5.	the cost of compliance by Community National Bank with the respective regulatory requirements and directives of the Board of Governors of the Federal Reserve and the Office of the Comptroller of the Currency to which it is subject;

6.	the ability to complete the merger, including, in particular, obtaining regulatory approvals; and

7.	the opinion delivered to the Community Board by Stifel Nicolaus to the effect that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the merger consideration was fair from a financial point of view to the holders of Community common shares.

The Board of Directors of Community also considered a variety of risks and other potentially negative factors in deliberations concerning the merger. In particular, the Board of Directors of Community considered:

1.	the risks associated with the merger consideration, subject to potential adjustments set forth in the merger agreement;

2.	the costs associated with the regulatory approval process, the costs associated with calling a special meeting of the shareholders and other merger related costs;

3.	the acceptance of the change by the communities served by Community National Bank;

4.	the loss of Community National Bank’s independence as a separate financial institution;

5.	the tax effects of the merger on the shareholders of Community; and

6.	the risks associated with combining the operations of Community with NBTF’s existing operations, including difficulty in combining corporate, accounting, financial information and information systems.

The Board of Directors of Community performed a qualitative analysis of the factors listed above, rather than a quantitative analysis. As a result of such analysis, the Board of Directors of Community concluded that the anticipated benefits of the merger outweighed the possible detriments.

This discussion is not intended to be exhaustive but includes the material information and factors considered by the Community Board of Directors in its consideration of the merger. In view of the wide variety of factors considered, the Community Board of Directors did not assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the Community Board of Directors may have given different weights to different factors.

Recommendation of the Community Board of Directors

The Board of Directors of Community unanimously recommends that Community shareholders vote for approval and adoption of the merger and the merger agreement.

NBTF’s reasons for the merger

NBTF believes that the merger is in the best interests of NBTF and its shareholders. In reaching this determination, the NBTF Board consulted with management, as well as its financial and legal advisors, and considered the projected pro forma impact of the merger and a number of other factors, including, without limitation, the following:

•	This merger continues NBTF’s expansion into Warren County, where NBTF already operates five branches in non-overlapping markets. Three of those branches were just opened within the last two years.

•

Four of Community’s branches are in markets in which NBTF would like to expand. By merging with Community rather than opening new branches, NBTF would not be increasing the number of competitors in an already competitive market.

•

The cost of acquiring Community, its branch network and customer base was equivalent to the cost of building three new branch facilities, which would not come with any customers, revenue stream or employees.

•

NBTF believes it can realize cost savings from lower FDIC premiums on Community National Bank’s deposits and Community’s professional fees and operational consolidation. These savings can enhance shareholder value without relying on initially generating new revenue.

•

The size and structure of the transaction allows NBTF to maintain its strong capital position and fund the cash portion of the transaction through current operations. Additionally, the merged banks will also maintain a strong capital position allowing the organization to expand within its new markets.

Opinion of Community’s financial advisor

Stifel, Nicolaus is acting as financial advisor to Community in connection with the merger. Stifel Nicolaus is a nationally recognized investment banking firm with substantial expertise in transactions similar to the merger. Stifel Nicolaus is an investment banking and securities firm with membership on all the principal United States securities exchanges. As part of its investment banking activities, Stifel Nicolaus is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On June 30, 2009, Stifel Nicolaus rendered its oral opinion, which was subsequently confirmed in writing, to the Board of Directors of Community that, as of such date, the per share consideration to be received by the holders of Community common stock (other than treasury shares and dissenting shares, each as defined in the merger agreement) from NBTF in connection with the merger pursuant to the merger agreement was fair to Community shareholders as of that date, from a financial point of view.

The full text of Stifel Nicolaus’s written opinion dated June 30, 2009, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. Holders of Community common stock are urged to read this opinion carefully and in its entirety in connection with this prospectus/proxy statement. The summary of the opinion of Stifel Nicolaus set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel Nicolaus will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

No limitations were imposed by Community on the scope of Stifel Nicolaus’s investigation or the procedures to be followed by Stifel Nicolaus in rendering its opinion. Stifel Nicolaus was not requested to and did not make any recommendation to Community’s Board of Directors as to the form or amount of the consideration to be paid to Community or its shareholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Stifel Nicolaus did not ascribe a specific range of values to Community. Its opinion is based on the financial and comparative analyses described below. Stifel Nicolaus’s opinion was directed solely to Community’s Board of Directors for its use in connection with its consideration of the financial terms of the merger and is not to be relied upon by any shareholder of Community or of NBTF or any other person or entity. Stifel Nicolaus’s opinion did not constitute a recommendation to Community’s board as to how Community’s board should vote on the merger or to any shareholder of Community as to how such shareholder should vote at any meeting at which the merger is considered, or whether or not any shareholder of Community should enter into a voting, shareholders’ or Rule 145 affiliates’ agreement with respect to the merger, elect to receive the per share stock consideration or the per share cash consideration (or any combination thereof), or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, Stifel Nicolaus’s opinion does not compare the relative merits of the merger with any alternative transaction or business strategy that may have been available to Community or the Community Board and does not address the underlying business decision of Community’s Board to proceed with or effect the merger.

In connection with its opinion, Stifel Nicolaus, among other things:

•	reviewed and analyzed a draft copy of the merger agreement dated June 30, 2009;

•

reviewed and analyzed the audited consolidated financial statements of Community for the five years ended December 31, 2008 and unaudited consolidated financial statements of Community for the quarter ended March 31, 2009;

•

reviewed and analyzed the audited consolidated financial statements of NBTF for the three years ended December 31, 2008 and the unaudited consolidated financial statements of NBTF for the quarter ended March 31, 2009.

•	reviewed and analyzed certain other publicly available information concerning Community and NBTF;

•	held discussions with NBTF’s senior management, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the merger on NBTF;

•

reviewed certain non-publicly available information concerning Community, including internal financial analyses and forecasts prepared by its management and held discussions with Community’s senior management regarding recent developments;

•	participated in certain discussions and negotiations between representatives of Community and NBTF;

•	reviewed the reported prices and trading activity of the equity securities of each of Community and NBTF;

•	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that it considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that it deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as it deemed necessary or appropriate for purposes of its opinion; and

•

took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the banking industry generally.

In rendering its opinion, Stifel Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus, by or on behalf of Community and NBTF, or that was otherwise reviewed by Stifel Nicolaus, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel Nicolaus by Community and NBTF (including, without limitation, potential cost savings and operating synergies to be realized by NBTF post-merger), Stifel Nicolaus assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Community and NBTF as to the future operating and financial performance of Community and NBTF, that cost savings and operating synergies would be realized in the amounts and time periods estimated by NBTF and that they provided a reasonable basis upon which Stifel Nicolaus could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel Nicolaus also assumed that there was no material change in the assets, liabilities, financial condition, results of operations, business or prospects of either Community or NBTF since the date of the last financial statements made available to it. Stifel Nicolaus has also assumed, without independent verification and with Community’s consent, that the aggregate allowances for loan losses set forth in the financial statements of Community and NBTF, respectively, are in the aggregate adequate to cover all such losses. Stifel Nicolaus did not make or obtain any independent evaluation, appraisal or physical inspection of Community’s or NBTF’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets, nor did it review loan or credit files of Community or NBTF. Stifel Nicolaus relied on advice of Community’s counsel as to certain legal and tax matters with respect to Community, the merger agreement and the merger and the other transactions and matters contained or contemplated therein. Stifel Nicolaus has assumed, with Community’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. In addition, Stifel Nicolaus assumed that the definitive merger agreement would not differ materially from the draft it reviewed. Stifel Nicolaus also assumed that the merger will be consummated substantially on the terms and conditions described in the merger agreement, without any change to the structure of the merger pursuant to Section 2.01(b) of the merger agreement, without any waiver of material terms or conditions by Community or any other party, and without any anti-dilution or other adjustment to the per share merger consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger would not have an adverse effect on Community or NBTF.

Stifel Nicolaus’s opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of the opinion. It is understood that subsequent developments may affect the conclusions reached in this opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm the opinion.

Stifel Nicolaus’s opinion is limited to whether the per share merger consideration is fair to shareholders of Community, from a financial point of view, as of the date of the opinion. Stifel Nicolaus’s opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by Community’s Board of Directors or Community; (ii) the legal, tax or accounting consequences of the merger on Community or the holders of Community common shares including, without limitation, whether or not the merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of Community’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of Community’s securities; (iv) whether NBTF has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate per share cash consideration component of the per share merger consideration to the holders of shares of Community common stock at the closing of the merger; (v) the election by holders of shares of Community to receive the per share stock consideration or the per share cash consideration, or any combination thereof, or the actual allocation of the per share merger consideration between the per share stock consideration and the per share cash consideration among holders of shares of Community (including, without limitation, the Mandatory Cash Shares (as defined in the merger agreement) or any re-allocation of the per share merger consideration pursuant to the merger agreement); (vi) the related merger of Community National Bank, a wholly-owned subsidiary of Community, with and into National Bank & Trust, a wholly-owned subsidiary of NBTF, contemplated by the merger agreement, or any separate merger agreement contemplated to be entered into by Community National Bank and National Bank & Trust relating to such transaction; (vii) any advice or opinions provided by any other advisor to Community or NBTF; (viii) whether Community or NBTF are or will be eligible or approved to participate in the Troubled Asset Relief Program, as authorized by the Emergency Economic Stabilization Act of 2008 or (ix) the value of any outstanding insurance claims by Community that may or may not be settled prior to closing including, without limitation, the Per Share Insurance Payment (as defined in the merger agreement) or the fairness or adequacy thereof to the holders of shares of Community. Furthermore, Stifel Nicolaus expressed no opinion in its fairness opinion as to the prices, trading range or volume at which Community’s or NBTF’s securities will trade following public announcement or consummation of the Merger.

Stifel Nicolaus is not legal, tax, regulatory or bankruptcy advisors. Stifel Nicolaus did not consider any potential legislative or regulatory changes currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Stifel Nicolaus’ Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Community.

In connection with rendering its opinion, Stifel Nicolaus performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel Nicolaus believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Stifel Nicolaus’s view of the actual value of Community. In its analyses, Stifel Nicolaus made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Community or NBTF. Any estimates contained in Stifel Nicolaus’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel Nicolaus’s analyses was identical to Community or NBTF or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Stifel Nicolaus was assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Community common shares or NBTF common shares may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel Nicolaus used in providing its opinion on June 30, 2009. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Stifel Nicolaus more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel Nicolaus’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel Nicolaus made its determination as to the fairness to the shareholders of Community of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for Community should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Stifel Nicolaus assumed the aggregate indicated merger consideration to be $6.9 million, and the effective per share merger consideration to be $11.03, based upon the closing price of NBTF shares on June 29, 2009.

Pro Forma Effect of the Merger. Stifel Nicolaus reviewed certain estimated future operating and financial information developed by Community and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger developed by Community and NBTF for the twelve-month periods ended December 31, 2009, December 31, 2010, and December 31, 2011. Based on this analysis, Stifel Nicolaus compared certain of Community’s and NBTF’s estimated future per share results with such estimated figures for the pro forma combined entity. Based on this analysis on a pro forma basis, the merger is forecast to be accretive to both Community’s and NBTF’s earnings per share for the twelve-month period ended December 31, 2010. Stifel Nicolaus also reviewed certain financial information in order to determine the estimated effect of the merger on Community’s book value per share, tangible book value per share and dividend. Based on this analysis on a pro forma basis, the merger is forecast to be accretive to Community’s book value per share, tangible book value per share and dividend.

Comparison of Selected Companies. Stifel Nicolaus reviewed and compared certain multiples and ratios for Community with a peer group of eight selected Midwestern banks having total assets less than $250 million, nonperforming assets as a percentage of assets greater than 2.5% and return on average assets less than 0.0%. Stifel Nicolaus applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results without the application of any control premium (Group A) of Community. Stifel Nicolaus then applied a 35.0% control premium (Group B) to the trading prices of the selected group of comparable companies and compared the offer price to each of the following categories: book value, tangible book value, adjusted 6.5% equity, latest 12 months earnings per share, and tangible book premium to core deposits. This analysis resulted in a range of imputed values for Community common stock of between $4.16 and

$11.21 per share based on the median multiples and ratios for Group A, and between $5.62 and $12.59 per share based on the median multiples and ratios for Group B.

The 35.0% premium approximates the median market premium over the seller’s one-month prior stock price over the past ten years.

Table 1

	NBTF/Community		Trading Multiples for Selected Peer Groups(2)
Ratios	Last Trade(1)	Proposed Transaction	Group A	Group B
Price/Book Value	28.5%	77.9%	63.7%	86.0%
Price/Tangible Book Value	29.2%	79.9%	67.5%	91.2%
Adjusted Price/6.50% Equity	1.9%	69.7%	75.2%	85.7%
Price/Latest Twelve Months Core Earnings Per Share	NM	NM	NM	NM
Price/Assets	2.5%	6.9%	2.6%	3.5%
Premium over Tangible Book Value/Deposits	-6.8%	-1.9%	-1.8%	-1.0%
Premium over Tangible Book Value/Core Deposits	-8.5%	-2.4%	-2.2%	-1.3%
Price/Deposits	2.8%	7.7%	3.1%	4.2%

(1)	Based on Community’s closing stock price of $4.01 on June 29, 2009.
(2)	Peer metrics are based on prices as of market close on June 29, 2009.

Analysis of Bank Merger Transactions. Stifel Nicolaus analyzed certain information relating to recent transactions in the banking industry, consisting of (1) 10 selected acquisitions of unprofitable U.S. banks announced since January 1, 2008, with disclosed deal values greater than $1 million and target company’s assets at announcement less than $500 million, referred to below as Group A; (2) 11 selected acquisitions of unprofitable Midwestern banks announced since January 1, 2008, with disclosed deal values greater than $1 million, excluding the National City Corporation sale to PNC Financial Services, Inc. (omitted because the substantial size and unique circumstances of the transaction make it irrelevant to this analysis), referred to below as Group B; and (3) six selected Ohio, Indiana and Kentucky bank acquisitions announced since January 1, 2008, with disclosed deal values greater than $1 million, target’s core return on average assets at announcement less than 0.50%, excluding the National City Corporation sale to PNC Financial Services, Inc. (omitted because the substantial size and unique circumstances of the transaction make it irrelevant to this analysis), referred to below as Group C. Stifel Nicolaus calculated the ratios with respect to the merger and the selected transactions and the results can be found in Table 2.

Table 2

Ratios	NBTF/ Community	Median Statistics for Selected Transactions
Group A	Group B	Group C
Price/Book Value	77.9%	104.9%	114.0%	107.1%
Price/Tangible Book Value	79.9%	110.5%	116.3%	112.1%
Adjusted Price/6.50% Equity	69.7%	104.6%	103.6%	107.8%
Price/Latest Twelve Months Core Earnings Per Share	NM	NM	NM	0.40	x
Price/Assets	6.9%	10.3%	8.0%	9.3%
Premium over Tangible Book Value/Deposits	-1.9%	0.9%	0.9%	1.1%
Premium over Tangible Book Value/Core Deposits	-2.4%	1.1%	1.0%	2.9%
Price/Deposits	7.7%	13.7%	12.2%	12.2%

This analysis resulted in a range of imputed values for Community common stock of between $14.64 and $19.64 per share based on the median multiples for Group A, between $12.70 and $17.59 per share based on the median multiples for Group B, and between $14.77 and $17.55 per share based on the median multiples for Group C.

Present Value Analysis. Applying present value analysis to the theoretical future earnings and dividends of Community, Stifel Nicolaus compared the purchase price offer for one share of Community common stock to the present value of one share of Community’s common stock on a stand-alone basis. The analysis was based upon Community management’s projected earnings growth, a range of assumed price/earnings ratios, and a 13.0%, 15.0% and 17.0% discount rate. Stifel Nicolaus selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly-traded comparable banks. The present value of Community’s common stock calculated on a stand-alone basis ranged from $5.78 to $7.83 per share, compared to the effective blended purchase price offer of $11.03 per share.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Stifel Nicolaus estimated the net present value of the future streams of after-tax cash flow that Community could produce to benefit a potential acquiror, referred to below as dividendable net income. In this analysis, Stifel Nicolaus assumed that Community would perform in accordance with Community management’s estimates and calculated assumed after-tax distributions to a potential acquiror such that Community’s tangible common equity ratio would be maintained at 6.5% of assets. Stifel Nicolaus calculated the sum of the assumed perpetual dividendable net income stream per share beginning in the year 2009 discounted to present values at assumed discount rates ranging from 13.0% to 17.0% to approximate Community’s weighted average cost of capital, as determined by calculations using the capital asset pricing model, and based upon a range around Community’s estimated cost savings of 25% of Community’s noninterest expense. This discounted cash flow analysis indicated an implied equity value reference range of $8.11 to $25.83 per share of Community’s common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Community’s common stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and operating synergies, earnings growth rates, dividend payout rates and discount rates.

As described above, Stifel Nicolaus’s opinion was among the many factors taken into consideration by the Community board of directors in making its determination to approve the merger.

Stifel Nicolaus has acted as financial advisor to Community in connection with the merger and will receive a fee for its services, a substantial portion of which is contingent upon the completion of the merger (the “Advisory Fee”). Stifel Nicolaus has also acted as financial advisor to the board of directors of Community and has received a fee of $15,000 upon signing its agreement with Community, and $40,000 upon the delivery of its opinion that is not contingent upon consummation of the merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. If the merger is consummated, the Advisory Fee will be $200,000. Stifel Nicolaus will not receive any other significant payment or compensation contingent upon the successful consummation of the merger. In addition, Community has agreed to indemnify Stifel Nicolaus for certain liabilities arising out of its engagement. Except as disclosed above, there are no material relationships that existed during the two years prior to the date of Stifel Nicolaus’ opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the merger. Stifel Nicolaus may seek to provide investment banking services to NBTF or its affiliates in the future, for which Stifel Nicolaus would seek customary compensation. In the ordinary course of business, Stifel Nicolaus may trade NBTF’s and Community’s securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Stifel Nicolaus’ internal Fairness Opinion Committee approved the issuance of its opinion.

Regulatory approvals obtained

NBTF and Community submitted applications to the Board of Governors of the Federal Reserve System (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”) to obtain their approvals of the transactions contemplated by the merger agreement, including the proposed merger of Community with and into NBTF and the subsequent merger of Community National Bank with and into National Bank & Trust. Both regulatory applications have been approved. The OCC approval letter requires National Bank & Trust to implement the requirements of the OCC Agreement.

The approval of regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the proposed merger or the terms of the merger agreement.

Interests of Community directors and executive officers in the merger

As described below, some of Community’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Community shareholders generally. The Community Board of Directors was aware of these interests and considered them in approving the merger agreement.

Severance Payments

The Agreement provides that any Community or Community National Bank employee immediately before the effective time of the merger who has been an employee for at least 12 months and who is not offered continued employment with NBTF or National Bank & Trust or is terminated within 90 days of the effective time of the merger will be paid severance equal to two weeks’ base pay multiplied by the number of years of service of the employee with Community or Community National Bank, subject to a minimum of six weeks of pay and a maximum of 26 weeks of pay. Executive officers of Community or Community National Bank will be entitled to such severance. In addition, each of Messrs. Eagan and Hoffman will be entitled to a payment of $20,000 if he remains in the full time employment of Community National Bank through the effective date, and Mr. Eagan will be entitled to an additional payment of $10,000 if he remains in the full-time employment of NB&T Bank through the week following the conversion of Community’s data processing system to NBTF’s data processing system.

Bank Community Board

Under the terms of the merger agreement, NBTF has agreed to establish and maintain, for a period of one year following the effective date of the merger, a Bank Community Board that will be comprised of all members of the Community Board of Directors to be selected by Community and approved by NBTF. The members of the NBTF Community Board will be entitled to receive a fee in the amount of $1,000 for each quarterly meeting attended.

Indemnification and directors’ and officers’ liability insurance

For a period of three years following the effective time of the merger and subject to compliance with applicable state and federal laws, NBTF will indemnify each person who served as a director or officer of Community and/or Community National Bank before the effective time of the merger to the fullest extent provided by Community’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Community and/or Community National Bank. In addition, the merger agreement provides that, prior to the merger, Community will purchase a directors’ and officers’ liability insurance policy to be effective for up to three years, and in no event less than one year, following the merger, on terms no less advantageous than those contained in Community’s existing policy, subject to certain limitations.

Material federal income tax consequences

General

The obligation of NBTF and Community to consummate the merger is conditioned on the receipt by NBTF and Community of an opinion of NBTF’s counsel, Vorys, Sater, Seymour and Pease LLP, dated as of the effective date of the merger and substantially to the effect that the material federal income tax consequences of the merger will be as described below. The opinion will be based on the Internal Revenue Code, the applicable Treasury Department regulations (the “Treasury Regulations”), judicial authorities, and current administrative rulings and practices as in effect on the date of the opinion, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Opinions of counsel are not binding upon the Internal Revenue Service (“IRS”) or the courts, either of which could take a contrary position. No rulings have been, or will be, sought from the IRS in connection with the merger. The opinion of counsel to NBTF will rely on certain assumptions that customarily are made with respect to transactions of this kind, and on certain representations and covenants, including those contained in officers’ certificates of NBTF and Community, which representations and covenants counsel to NBTF will assume to be true, correct, and complete. If any such assumption, representation or covenant is inaccurate, the opinion could be adversely affected. In addition, the opinion will assume that any Community shareholder that has asserted, as of the effective time of the merger, dissenters’ rights will receive, pursuant to statutory procedures, an amount per dissenting share of Community common stock that does not exceed $11.41 (which is the cash consideration per share payable to certain Community shareholders pursuant to the merger). The opinion of Vorys, Sater, Seymour and Pease LLP set forth as an exhibit to the registration statement of which this prospectus/proxy statement is a part, as well as the assumptions, representations, and covenants described above, support the following discussion of the anticipated material federal income tax consequences of the merger to NBTF, Community and the Community shareholders.

This description of anticipated material federal income tax consequences of the merger assumes that the merger will be consummated in accordance with the terms and provisions of the merger agreement. This description does not address, among other matters, the tax consequences to a Community shareholder who holds shares of Community common stock other than as a capital asset for federal income tax purposes. The description also does not address all of the tax consequences that may be relevant to Community shareholders in light of their particular tax circumstances, including, without limitation, shareholders that are: (i) persons who hold Community common shares as part of a straddle, hedge, conversion, or other risk-reduction transaction; (ii) broker-dealers; (iii) persons who have a functional currency other than the U.S. dollar; (iv) tax-exempt entities; (v) foreign persons; (vi) insurance companies; (vii) financial institutions; (viii) persons that acquired shares of Community common stock pursuant to the exercise of employee stock options or otherwise as compensation; (ix) persons who receive NBTF common shares other than in exchange for shares of Community common stock; (x) retirement plans (including, without limitation, Community National Bank’s 401(k) plan); or (xi) pass-through entities and investors in those entities. In addition, this description does not address the tax consequences to the holders of options to acquire shares of Community common stock. Furthermore, the discussion does not address any alternative minimum tax or any foreign, state, or local tax consequences of the merger. Community shareholders with special or particular tax circumstances, or who are subject to special tax treatment, are strongly urged to consult with their tax advisors regarding their individual tax consequences.

Reorganization treatment

The merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and NBTF and Community each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

Tax consequences to NBTF and Community

No Gain or Loss. No gain or loss will be recognized by NBTF or Community as a result of the merger.

Tax Basis. The tax basis of the assets of Community in the hands of NBTF will be the same as the tax basis of such assets in the hands of Community immediately prior to the merger.

Holding Period. The holding period of the assets of Community to be received by NBTF will include the period during which such assets were held by Community.

Tax consequences to Community shareholders who receive only cash

A Community shareholder who receives only cash in exchange for such shareholder’s shares of Community common stock will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such shareholder’s shares of Community common stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code. The gain or loss will be long-term capital gain or loss if the shares of Community common stock surrendered in the merger were held as capital assets for a period exceeding one year as of the time of the exchange.

Tax consequences to Community shareholders who receive a combination of cash (other than cash in lieu of fractional shares) and NBTF common shares

A Community shareholder who receives a combination of cash (other than cash in lieu of fractional NBTF common shares) and NBTF common shares in exchange for shares of Community common stock will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional NBTF common shares). For this purpose, a Community shareholder generally must calculate gain or loss separately for each identifiable block of Community common stock exchanged by the shareholder in the merger, and a loss realized on one block of Community common stock may not be used by the shareholder to offset a gain realized on another block of its Community common stock. Shareholders should consult their tax advisors regarding the manner in which cash and NBTF common stock should be allocated among their shares of Community common stock and the specific federal income tax consequences thereof.

For purposes of determining the character of the gain recognized on account of the cash received by a Community shareholder, such Community shareholder will be treated as having received only NBTF common shares in exchange for such shareholder’s shares of Community common stock, and as having immediately redeemed a portion of such NBTF common shares for the cash received (excluding cash received in lieu of fractional NBTF common shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Internal Revenue Code (to the extent of such shareholder’s ratable share of the undistributed earnings and profits of Community), the gain will be capital gain if the shares of Community common stock are held by such shareholder as a capital asset at the time of the merger.

Cash in lieu of fractional shares

A Community shareholder who receives cash in lieu of a fractional NBTF common share will recognize gain or loss as if such fractional NBTF common share were distributed as part of the merger and then redeemed by NBTF, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

Tax basis

The aggregate tax basis of the NBTF common shares received by a Community shareholder in the merger (including fractional NBTF common shares, if any, deemed to be issued and redeemed by NBTF) generally will be equal to the aggregate tax basis of the Community common stock surrendered in the merger, reduced by the amount of cash received by the shareholder in the merger (other than cash in lieu of fractional NBTF common shares), and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional NBTF common shares).

Holding period

The holding period of the NBTF common shares received by a Community shareholder will include the holding period of the shares of Community common stock surrendered in exchange for the NBTF common shares in the merger, provided that the shares of Community common stock were held as a capital asset at the time of the merger.

Reporting requirements

A Community shareholder owning at least 1% (by vote or value) of the total outstanding shares of Community common stock, immediately before the merger, is required to file a statement with the shareholder’s

U.S. federal income tax return setting forth the tax basis in the Community common stock exchanged in the merger, and the fair market value, determined immediately before the merger, of the shares of Community common stock exchanged in the merger. In addition, all Community shareholders will be required to retain permanent records relating to the amount, basis, and fair market value of all property transferred in the merger, and relevant facts regarding any liabilities assumed or extinguished as part of the merger.

Backup withholding

Under certain circumstances, cash payments made to a Community shareholder pursuant to the merger may be subject to backup withholding at a rate of 28%. There is no withholding for a shareholder who provides the exchange agent with such shareholder’s correct U.S. federal taxpayer identification number, and who certifies that no loss of exemption from backup withholding has occurred, on IRS Form W-9 or its substitute. Certain categories of Community shareholders, such as corporations and some foreign individuals, are not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, such individual generally must provide the exchange agent with a completed IRS Form W-8BEN or its substitute. Any amounts withheld from a Community shareholder under the backup withholding rules are not an additional tax. Rather, any such amounts will be allowed as a credit or refund against such shareholder’s U.S. federal income tax liability provided that the shareholder furnishes all required information to the IRS.

The discussion of material federal income tax consequences of the merger is included in this prospectus/proxy statement for general information only. Each Community shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the merger, including the application and effect of state, local, and foreign income and other tax laws.

Accounting treatment

The merger will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Community will be recorded at estimated fair values at the time the merger is consummated. If the estimated fair value of NBTF common shares issued and the cash proceeds plus the direct costs of the acquisition exceeds the fair value of the assets acquired, this excess will be recorded as positive goodwill on the balance sheet as an asset. If the estimated fair value of NBTF common shares issued and the cash proceeds plus the direct costs of the acquisition is less than the fair value of the assets acquired, this negative goodwill will be recorded as income and increase the capital of the combined companies. The adjustments necessary to record assets (including any intangible assets other than goodwill) and liabilities at fair value will be amortized to income and expensed over the estimated remaining lives of the related assets and liabilities. Positive goodwill remaining on the balance sheet will be subject to at least an annual test for impairment and the amount impaired, if any, will be charged to expense at the time of impairment.

The pro forma results of applying the purchase method of accounting are shown in the unaudited pro forma financial information appearing elsewhere in this prospectus/proxy statement. See “Pro Forma Financial Information” beginning on page 60 of this prospectus/proxy statement.

Resale of NBTF common shares

NBTF has registered the NBTF common shares to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended. No restrictions on the sale or other transfer of the NBTF common shares issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of NBTF common shares issued to any Community shareholder who may become an “affiliate” of NBTF for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding NBTF common shares.

Employee matters

The merger agreement provides that employees of Community who become employees of NBTF as a result of the merger will, as determined by NBTF, participate in either Community’s employee benefit plans (for so long as NBTF determines necessary or appropriate) or in the employee benefit plans sponsored by NBTF for NBTF’s employees. Employees of Community will receive credit for their years of service with Community for participation and vesting purposes under the applicable NBTF employee benefit plans, including credit for years of service and for seniority under vacation and sick pay plans and programs. In addition, to the extent employees of Community participate in the NBTF group health plan, NBTF will waive all restrictions and limitations for pre-existing conditions under the NBTF group health plan.

Subject to any applicable regulatory restrictions, NBTF has agreed to pay to each employee of Community (other than an employee who is covered by a written employment, severance or change in control agreement) who is an employee of Community or its affiliates for at least 12 months prior to the Effective Time and who is not offered continued employment by NBTF or any of its subsidiaries after the effective time of the merger a severance amount. The severance amount will be equal to two weeks of the employee’s base pay multiplied by the number of years of his or her service with Community and/or any of its subsidiaries, provided that the minimum severance payment will equal six weeks of base pay and the maximum severance payment will not exceed 26 weeks of base pay.

Adjournment of the Community Special Meeting

In the event there are not sufficient votes to adopt and approve the merger agreement at the time of the Community special meeting, the Community shareholders cannot adopt and approve the merger agreement unless the special meeting is adjourned to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to Ohio law, no notice of a meeting adjourned for less than 30 days need be given if the time and place to which the meeting is adjourned are fixed and announced at the meeting.

The proposal to adjourn the special meeting must be approved by the holders of a majority of the Community common shares present, in person or by proxy, at the special meeting. In order to permit proxies that have been received by Community at the time of the Community special meeting to be voted for an adjournment, if necessary, Community has submitted the proposal to adjourn the special meeting to the Community shareholders as a separate matter for their consideration.

The Board of Directors of Community recommends that you vote “FOR” the proposal to adjourn the special meeting.

The Merger Agreement

The following is a description of the material terms of the merger agreement. A complete copy of the merger agreement, with the amendment, is attached as Annex A to this prospectus/proxy statement and is incorporated into this prospectus/proxy statement by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

The merger agreement contains representations and warranties of Community and NBTF. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The merger

Pursuant to the terms and subject to the conditions of the merger agreement, Community will merge with and into NBTF, with NBTF surviving the merger and continuing as an Ohio corporation and a registered financial holding company.

Effective time

NBTF and Community will cause the effective date of the merger of Community with and into NBTF to occur as soon as practicable after the last of the conditions set forth in the merger agreement has been satisfied or waived. Unless NBTF and Community otherwise agree in writing, the effective date of the merger will not be after March 31, 2010, or after the date on which any regulatory approval (or any extension thereof) expires. The merger will become effective upon the latest to occur of (a) the filing of a certificate of merger with the Ohio Secretary of State, or (b) at a later time that NBTF and Community agree to in writing and specify in the certificate and articles of merger.

NBTF and Community currently anticipate closing the transactions contemplated by the merger agreement and filing the certificate of merger with the Ohio Secretary of State on or before December 31, 2009.

Conversion of shares of Community common stock

Under the terms of the merger agreement, shareholders of Community holding of record more than 1,500 shares will be entitled to receive after the merger is completed, for each share of Community common stock:

•	$11.41 in cash, or

•	0.761 NBTF common shares, or

•	a combination of both.

Shareholders of Community holding of record 1,500 or fewer shares will be entitled to receive after the merger is completed, for each share of Community common stock, $11.41 in cash.

The merger consideration will be reduced if, as of the last day of the month immediately preceding the month in which the effective date of the merger occurs, Community’s tangible net worth, excluding certain amounts, is less than $8 million. The amounts excluded are accumulated other comprehensive income; the effect of an aggregate amount of up to $300,000 of legal, accounting and investment adviser fees and cost incurred or accrued by Community or Community National Bank in connection with the merger and the merger agreement between March 31, 2009, and the last day of the month immediately preceding the month in which the effective date occurs; any reserves requested by NBTF in writing in order to conform to NBTF’s policies and practices; and the amount paid by Community or Community National Bank for the directors’ and officers’ liability policy required by the merger agreement. If Community’s tangible net worth, as adjusted, is less than $8 million, the per share cash consideration will be an amount equal to the product of (l) the quotient of (a) $7,125,000 less the difference between $8 million and the amount of the adjusted tangible net worth, divided by (b) $7,125,000, multiplied by (2) $11.41. For example, assuming the adjusted tangible net worth were $7,500,000, the per share cash consideration you would receive, if you receive cash, would equal [$7,125,000 – ($8,000,000 - $7,500,000)] divided by $7,125,000, multiplied by $11.41, or $10.61.

If Community’s tangible net worth, as adjusted, is less than $8 million, the per share stock consideration will be reduced by a number of shares equal to the product of (1) the quotient of (a) 7,125,000 less the difference between (i) 8,000,000 and (ii) the adjusted tangible net worth, divided by (b) 7,125,000, multiplied by (2) 0.761.

At September 30, 2009, Community’s tangible net worth was $8,442,000, and its tangible net worth as adjusted to that date in accordance with the terms of the merger agreement was $8,023,000.

The OCC Agreement between Community National Bank and the OCC requires Community National Bank to provide certain information to the OCC and to make restitution to borrowers in connection with certain loans that the OCC deems to have been made in violation of RESPA. Pursuant to the OCC Agreement, Community National will provide information to the OCC that the OCC will use to determine the maximum amount of restitution that will be required. That amount will be placed into a segregated deposit account, and that amount will reduce the adjusted tangible net worth of Community for purposes of determining the merger consideration. That amount will remain in the segregated account while the U. S. Department of Housing and Urban Development works to obtain restitution to the borrowers from third parties involved in such transactions. As restitution is made by such third parties, the amount paid by such third parties will be released from the segregated account and increase Community’s net worth. Such release of funds from the segregated account may not occur before the closing of the merger and therefore will not improve the adjusted net worth for purposes of determining the merger consideration. Although the maximum amount of restitution has not yet been determined by the OCC and no assurance can be provided as to the maximum amount, the amount that ultimately will be required to be paid or the timing of such payments, Community believes such amount will be approximately $325,000. Because neither NB&T nor Community intends to close the merger before the maximum amount is determined and Community has accrued for such amount in its financial statements, Community’s tangible net worth could be reduced by the maximum amount of restitution as determined by the OCC, which could reduce the merger consideration by a similar amount.

NBTF will not issue fractional NBTF common shares, or certificates or scrip representing fractional NBTF common shares in the merger. Instead, NBTF will pay to each holder of shares of Community common stock who would otherwise be entitled to a fractional NBTF common share (after taking into account all Community stock certificates surrendered by such holder) an amount in cash, without interest, determined by multiplying the fractional NBTF common share to which the holder would be entitled by $11.41.

The form of consideration to be received by each Community shareholder is subject to reallocation in order to ensure that 50% of the outstanding Community shares are exchanged for cash and 50% are exchanged for NBTF common shares. If the cash allocable to holders of Community shares who elect to receive cash consideration, including all holders of dissenting shares and all shares held by shareholders who hold 1,500 or fewer Community shares, plus the cash payable in lieu of the issuance of fractional NBTF shares, is less than the total cash consideration to be paid, then each Community shareholder who elects to receive cash consideration will receive cash in exchange for the Community shares. The remaining portion of the total cash consideration will be paid first on a pro rata basis in exchange for shares of those Community shareholders who do not elect a form of consideration and then, if necessary, on a pro rata basis in exchange for shares of those Community shareholders who elect to receive NBTF shares as consideration.

If the cash allocable to holders of Community shares who elect to receive cash consideration, including all holders of dissenting shares and all shares held by shareholders who hold 1,500 or fewer Community shares, plus the cash payable in lieu of the issuance of fractional NBTF shares, is greater than the total cash consideration to be paid in the merger, then each Community shareholder who elects to receive the stock consideration or does not elect a form of consideration will receive NBTF shares in exchange for Community shares. The exchange agent also will designate, on a pro rata basis, a sufficient number of Community shares held by Community shareholders who elect to receive cash consideration to be exchanged for NBTF shares in the merger so that the total cash payable in the merger, including cash paid for all shares held by shareholders who hold 1,500 or fewer Community shares, plus cash paid to shareholders who have properly exercised dissenters’ rights and cash paid in lieu of the issuance of fractional NBTF shares, will be an amount equal to one-half of the total number of Community shares outstanding immediately prior to the effective time of the merger multiplied by $11.41 (subject to certain adjustments). The remaining Community shares held by Community shareholders electing to receive cash consideration will be exchanged for cash.

At the effective time of the merger, the Community common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of shares of Community common stock will cease to be, and will have no rights as, shareholders of Community, other than to receive the merger consideration pursuant to the terms and conditions of the merger agreement (and dissenters’ rights under Section 1701.85 of the Ohio General Corporation Law in the case of shares of Community common stock as to which a holder has properly exercised dissenters’ rights).

Election Form

Prior to the effective date of the merger and possibly prior to the shareholder vote, an election form and other appropriate transmittal materials will be mailed to each Community shareholder. The election form will allow each Community shareholder, other than Community shareholders owning less than 1,500 shares, to elect to receive all cash, all NBTF common shares, or a combination of cash and NBTF common shares, or to indicate that the shareholder makes no election. Community shareholders who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions included with the election form and transmittal materials.

The deadline for submitting an election form will be 5:00 p.m. Eastern Time/4:00 p.m. Central Time, on the date specified in the election materials, unless the deadline is extended to a later date. Any extension of the deadline will be announced in a Form 8-K filed by NBTF with the Securities and Exchange Commission. An election will be considered to have been validly made by a Community shareholder only if the exchange agent receives, prior to the election deadline, an election form properly completed and executed by the shareholder, accompanied by a certificate or certificates representing the Community common shares as to which the election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of NBTF, or containing an appropriate guaranty of delivery from a member of a national securities exchange, a member of the NASD, or a commercial bank or trust company in the United States.

Any Community shareholder may, at any time prior to the election deadline, revoke his or her election and either (a) submit a new election form in accordance with the procedures described above or (b) withdraw the election form and Community share certificates deposited with the exchange agent by providing written notice that is received by the exchange agent by 4:00 p.m., Central Time, on the date designated in the election materials. All elections will be deemed to be revoked if the merger agreement is terminated in accordance with its terms.

Community shareholders should not surrender their Community share certificates until they receive the election form and transmittal materials from the exchange agent.

Because the federal income tax consequences of receiving all NBTF common shares, all cash, or a mixture of NBTF common shares and cash will differ, Community shareholders are urged to read carefully the information set forth under the heading “The Merger – Material federal income tax consequences” and to consult their own tax advisors for a full understanding of the merger’s tax consequences to them.

Surrender of certificates

As promptly as practicable after the effective time of the merger and upon the surrender of a Community stock certificate to the exchange agent for cancellation, NBTF will cause new certificates representing the NBTF common shares into which a shareholder’s shares of Community common stock were converted in the merger, and/or any check in respect of cash to be paid as part of the merger consideration and in respect of any fractional share interests or dividends or distributions which such shareholder is entitled to receive, to be delivered to the shareholder. No interest will be paid on any cash to be paid in exchange for Community common stock or in respect of dividends or distributions which any shareholder is entitled to receive under the terms of the merger agreement.

Until surrendered, each Community stock certificate will be deemed after the effective time of the merger to represent only the right to receive, upon surrender of such certificate, a NBTF stock certificate and a check in an amount equal to the sum of the cash to be paid to the holder as part of the merger consideration, any cash to be paid in lieu of any fractional NBTF common shares to which the holder is entitled under the terms of the merger agreement and any cash to be paid in respect of any dividends or distributions to which the holder may be entitled with respect to his or her NBTF common shares (in each case, without interest).

A Community shareholder will not be entitled to receive payment of any dividends or distributions with respect to NBTF common shares with a record date occurring after the effective time of the merger until the shareholder has followed the procedures described above for surrendering his or her Community stock certificates. After a Community shareholder has properly surrendered his or her Community stock certificates in exchange for NBTF common shares, the shareholder will be entitled to receive any dividends or distributions on the NBTF common shares with a record date occurring on or after the effective time of the merger. No interest will be paid on any such dividends or distributions.

If any Community stock certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the exchange agent will explain the steps that the Community shareholder must take. Those steps may include providing the exchange agent or NBTF with:

•	evidence to the reasonable satisfaction of NBTF that the Community stock certificate has been lost, wrongfully taken, or destroyed;

•

a bond in an amount reasonably requested by NBTF or the exchange agent as indemnity against any claim that may be made against NBTF and/or the exchange agent with respect to the Community stock certificate; and

•

evidence to the reasonable satisfaction of NBTF that the person was the owner of the shares of Community common stock represented by the Community stock certificate claimed to be lost, wrongfully taken or destroyed and that such person is the person who would be entitled to present such certificate for exchange pursuant to the merger agreement.

Indemnification and directors’ and officers’ liability insurance

For a period of three years following the effective time of the merger and subject to compliance with applicable state and federal laws, NBTF will indemnify each person who served as a director or officer of Community and/or Community National Bank before the effective time of the merger to the fullest extent provided by Community’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Community and/or Community National Bank. In addition, the merger agreement provides that, prior to the merger, Community will purchase a policy of directors’ and officers’ liability insurance to be effective for up to three years, but in no event less than one year, following the merger, on terms no less advantageous than those contained in Community’s existing policy, subject to and in no event less than one year following the merger, certain limitations.

Conditions to consummation of the merger

Conditions of NBTF and Community. The respective obligations of NBTF and Community to complete the merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the merger agreement must be duly adopted and approved by the requisite vote of the shareholders of Community;

•

all regulatory approvals required to consummate the merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the NBTF Board reasonably determines would, either before or after the effective time of the merger, have a material adverse effect on NBTF and its subsidiary taken as a whole after giving effect to the consummation of the merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the NBTF Board reasonably determines would, either before or after the effective time of the merger, be unduly burdensome. For purposes of this condition, the failure of any regulatory order applicable to Community or Community National Bank to be terminated or the pendency or threat of any of certain regulatory actions against Community or Community National Bank shall constitute grounds for NBTF to terminate this Agreement;

•

there must not be any temporary, preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order issued by or imposed by any court or any other governmental authority, that is in effect and prohibits consummation of the transactions contemplated by the merger agreement;

•

the registration statement filed with the SEC in connection with the issuance of the NBTF common shares in the merger must be effective with no stop order or similar restraining order suspending such effectiveness initiated or threatened by the SEC;

•	all permits and other authorizations under state securities laws necessary to consummate the merger and to issue the NBTF common shares in the merger must be in full force and effect; and

•

NBTF’s legal counsel must have delivered an opinion to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Conditions of Community. Community will not be required to complete the merger unless the following conditions are fulfilled or waived in writing:

•

the representations and warranties of NBTF contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger (or if any representation or warranty speaks as of a specific date, as of that date), and Community must have received a certificate, dated as of the effective date, signed on behalf of NBTF by its chief executive officer and chief financial officer to such effect;

•

NB&T must have performed in all material respects all of its obligations under the merger agreement which are required to be performed at or prior to the effective time of the merger, and CNC must have received a certificate, dated as of the effective date, signed on behalf of NBTF by its chief executive officer and chief financial officer to such effect; and

•

there must not have occurred any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect (which does not include any decline in the fair market value of NBTF common shares) on NBTF, except for events, circumstances or developments previously disclosed by NBTF.

Conditions of NBTF. NBTF will not be required to consummate the merger unless the following conditions are also fulfilled or waived in writing:

•

the representations and warranties of Community contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger (or if any representation or warranty speaks as of a specific date, as of that date), and NBTF must have received a certificate, dated as of the effective date, signed on behalf of Community by its chief executive officer and chief financial officer to such effect;

•

Community must have performed in all material respects all of its obligations under the merger agreement which are required to be performed at or prior to the effective time of the merger, and NBTF must have received a certificate, dated as of the effective date, signed on behalf of Community by its chief executive officer and chief financial officer to such effect;

•	Community must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required under the merger agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the merger agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on NBTF after the merger;

•

NBTF must have received a statement executed on behalf of Community, dated as of the effective date of the merger, that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3) and complies with Treasury Regulations Section 1.897-2(h), in a form reasonably applicable to NBTF certifying that the Community common shares do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Department regulations promulgated thereunder;

•

the holders of not more than five percent of the outstanding Community common shares may have perfected their dissenters’ rights under Section 1701.85 of the Ohio General Corporation Law in connection with the merger transaction;

•

no condemnation, eminent domain or similar proceedings are commenced or threatened in writing by any federal, state or local government authority with respect to any real estate owned by Community or Community National Bank, including real estate acquired in connection with foreclosure;

•

Community must have procured a policy of directors’ and officers’ liability insurance (“D&O Policy”) to be effective for a period of up to three years following the effective date of the merger, and in no event less than one year following the effective date of the merger, on terms no less advantageous than those contained in Community’s existing directors’ and officers’ liability insurance policy;

•

neither Community nor any of its subsidiaries may have applied to participate in the U. S. Treasury Department’s Troubled Asset Relief Program Capital Purchase Program or any other program developed under the Emergency Economic Stabilization Act of 2008;

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Community; and

•	Community and its subsidiaries must have duly and timely filed all tax returns for the fiscal year ended December 31, 2008.

NBTF or Community could waive in writing any of the conditions listed above, unless the waiver is prohibited by law.

Representations and warranties

Community has made representations and warranties in the merger agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power and authority to execute, deliver and perform the merger agreement;

•	enforceability of the merger agreement;

•	regulatory approvals;

•	accuracy of financial statements and reports;

•	legal proceedings and regulatory actions;

•	compliance with laws;

•	material contracts;

•	broker’s and finder’s fees;

•	employee benefit plans;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	books and records;

•	insurance and deposit insurance;

•	properties;

•	loans and certain transactions;

•	allowances for loan losses;

•	repurchase agreements;

•	Bank Secrecy Act, Anti-Money Laundering and OFAC;

•	Community Reinvestment Act;

•	related party transactions;

•	prohibited payments;

•	Stifel Nicolaus’s fairness opinion;

•	absence of undisclosed liabilities and material adverse changes; and

•	accuracy and completeness of representations and warranties.

NBTF has made representations and warranties in the merger agreement relating to:

•	corporate organization, standing and authority;

•	ownership of Community common shares;

•	corporate power and authority to execute, deliver and perform the merger agreement;

•	enforceability of the merger agreement;

•	regulatory approvals;

•	accuracy of financial statements and reports and SEC documents;

•	accuracy and completeness of representations and warranties;

•	absence of material adverse changes; and

•	the fairness opinion of Austin Associates, LLC.

Community’s conduct of business pending the merger

From June 30, 2009, until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or required by any applicable law or regulatory order or policy, without the prior written consent of NBTF, Community and its subsidiaries must conduct the business of Community and its subsidiaries in the ordinary and usual course and use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, and not (i) voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Community’s ability to perform any of its material obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement, or (ii) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order.

During the same period, Community has agreed not to, and to cause its subsidiaries not to, take any of the following actions without the prior written consent of NBTF, except as otherwise expressly contemplated or permitted by the merger agreement or required by any applicable regulatory order:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Community common stock or enter into any agreement with respect to the same;

•	permit any additional shares of Community common stock to become subject to new grants of employee or director stock options or similar stock-based employee rights;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•

make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from wholly-owned Community subsidiaries to Community, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

•

enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, consultants, officers or employees of Community or any of its subsidiaries;

•	hire or engage any full-time employee or consultant, other than as replacements for positions then existing;

•	grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments);

•

enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, officer or employee of Community or any of its subsidiaries, except as may be required by law, to satisfy contractual obligations or as contemplated in the merger agreement;

•

sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties other than in the ordinary course of business for full and fair consideration actually received;

•

acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the organizational documents of Community or any of its subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

•	enter into or terminate any material contract, or amend or modify any material contract in any material respect, except in the ordinary course of business consistent with past practice;

•

except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Community and its subsidiaries, taken as a whole;

•	knowingly take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

knowingly take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law, rule or regulation;

•

except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•

borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other person, except in each case in the ordinary course of business and with a final maturity of less than one year;

•	make or purchase any indirect or brokered loans;

•	make any capital expenditure or capital additions or improvements which individually exceed $10,000 or in the aggregate exceed $50,000, except as previously disclosed to NBTF;

•

establish any new lending programs or make any changes in the policies of any subsidiary of Community concerning which persons may approve loans; originate or issue a commitment to originate, any loan in a principal amount in excess of $250,000;

•

fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed at or before the effective time of the merger, fail to pay any tax shown as due, or required to be shown as due, on any such tax return, make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes or offer or agree to do any of the foregoing or surrender its rights to any of the foregoing or to claim any tax refund or file any amended tax return;

•

open, close or relocate any offices at which business is conducted (including any ATMs), or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;

•

foreclose upon or otherwise take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTME 1527-05 which indicates that the property is free of hazardous material; except that no such report will be required to be obtained with respect to single family residential real property of one acre or less to be foreclosed upon unless Community or any of its subsidiaries has reason to believe such real property may contain any such hazardous material;

•	cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary course of business;

•	enter into any securities transaction or otherwise acquire any investment security; or

•	agree or commit to do any of the foregoing.

NBTF’s conduct of business pending the merger

From June 30, 2009, until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of Community, NBTF and its subsidiaries agree not to take any of the following actions without the prior written consent of Community, except as otherwise expressly contemplated or permitted by the merger agreement:

•	make, declare, pay or set aside for payment any extraordinary or special dividends or distributions on any shares of its capital stock, other than dividends from any wholly-owned subsidiary to NBTF;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

•	knowingly take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•

knowingly take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law, rule or regulation or relating to the exercise of NBTF’s rights under the voting agreements entered into by the directors of Community;

•

amend the organizational documents of NBTF or any of its subsidiaries in a manner that would adversely affect the economic or other benefits of the merger to the holders of shares of Community common stock; or

•	agree or commit to do any of the foregoing.

Expenses of the merger

NBTF and Community are each required to bear their own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except that printing and mailing expenses will be shared equally between NBTF and Community. All fees to be paid to regulatory authorities and the Securities and Exchange Commission in connection with the transactions contemplated by the merger agreement will be borne by NBTF.

Termination of the merger agreement

Termination by mutual consent. Pursuant to the merger agreement, NBTF and Community may mutually consent to terminate the merger agreement and abandon the merger at any time before the merger is effective, if the Board of Directors of each company approves the termination by vote of a majority of the members of its entire Board.

Termination by either NBTF or Community. Either NBTF or Community acting alone upon written notice to the other party may terminate the merger agreement and abandon the merger at any time before the merger is effective, if the Board of Directors of either company approves the termination by vote of a majority of the members of its Board in the following circumstances:

•

if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be or has not been cured by the breaching party within 30 days of after the giving of written notice to the breaching party of such breach;

•

if the merger has not been consummated by March 31, 2010, unless the failure to complete the merger by that date is due to the knowing action or inaction of the party seeking to terminate the merger agreement;

•

if the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of such governmental authority; or

•	if the Community shareholders fail to adopt and approve the merger agreement at the special meeting.

In the event that the merger agreement is terminated and the merger abandoned, neither Community nor NBTF will have any liability or further obligation to the other party, except for continued compliance with certain surviving covenants and agreements identified in the merger agreement. In addition, the termination of the merger agreement will not relieve a breaching party from liability for any willful breach of the merger agreement giving rise to such termination.

Acquisition proposals and termination fee

Pursuant to the merger agreement, Community may not, and must cause its subsidiaries and its subsidiaries’ officers, directors, employees and other agents not to, directly or indirectly take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any person other than NBTF relating to any sale of all or substantially all of the assets of Community and/or any of its subsidiaries or any merger, consolidation or business combination with Community and/or any of its subsidiaries, unless Community’s Board, after consultation with and based upon the advice of legal counsel, determines in good faith that it must enter into negotiations or discussions with another party that has made an unsolicited acquisition proposal in order to fulfill its fiduciary duties to Community shareholders under applicable law.

In the event that Community and/or any of its subsidiaries executes a definitive agreement in respect of, or closes, any acquisition or purchase of all or substantially all of the assets of Community and/or any of its subsidiaries or any merger, consolidation or business combination business with any party other than NBTF, Community must pay to NBTF in immediately available funds the sum of $360,000 within ten days after the earlier of such execution or closing.

Amendment

The merger agreement may be amended or modified at any time prior to the effective time of the merger by an agreement in writing signed by NBTF and Community, except that the merger agreement may not be amended after the Community special meeting if such amendment would violate Ohio law or the federal securities laws.

Description of NBTF Common Shares

General

NBTF’s authorized capital stock consists of 6,100,000 shares (6,000,000 common shares, 50,000 Class A Preferred Shares and 50,000 Class B Preferred Shares), each with no par value. As of October 31, 2009, 3,173,082 NBTF common shares, and no preferred shares were issued and outstanding. Each outstanding NBTF share is duly authorized, validly issued, fully paid and nonassessable. The holders of NBTF common shares have one vote per share on each matter on which shareholders are entitled to vote. The holders of NBTF Class A Preferred Shares have no votes per share on each matter on which shareholders are entitled to vote except as otherwise required by law. The holders of NBTF Class B Preferred Shares have ten votes per share on each matter on which shareholders are entitled to vote.

The Board of Directors of NBTF is divided into two classes with the term of office of one class expiring each year. One class of directors is elected each year at the annual meeting of shareholders to a two-year term. Upon liquidation or dissolution of NBTF, the holders of NBTF common shares are entitled to share ratably in such assets as remain after creditors have been paid.

Pursuant to the provisions of NBTF’s Third Amended and Restated Articles of Incorporation, holders of NBTF common shares do not have any pre-emptive rights to purchase shares when issued by NBTF.

NBTF’s Board of Directors determines whether to declare dividends and the amount of any dividends declared on NBTF common shares. Such determinations by the Board of Directors take into account NBTF’s financial condition, results of operations and other relevant factors, and the payment of dividends by NBTF is subject to certain limitations. Information concerning the restrictions on the payment of dividends by NBTF is included in Note 15 to the audited consolidated financial statements of the Company included in this prospectus/proxy statement. No assurances can be given that dividends on NBTF common shares will be declared, or if declared, what the amount of any such dividends will be in future periods. See “Information with Respect to NBTF – Market Price of and dividends on NBTF common shares and related stockholder matters” on page 79 of this prospectus/proxy statement for information regarding dividends declared by the NBTF Board of Directors since December, 2006.

Provisions relating to business combinations

Business combinations; Required Approval. Article ELEVENTH of NBTF’s Third Amended and Restated Articles of Incorporation sets forth certain requirements in connection with the approval or authorization of any of the following types of business combinations:

•	any merger or consolidations of NBTF;

•	any sale, exchange, transfer or other disposition of all, or substantially all, of the assets, with or without the goodwill, of NBTF;

•	the adoption of any plan or proposal for the liquidation or dissolution of NBTF;

•	any proposal by the shareholders to fix or change the number of directors of NBTF;

•	any amendment of the Articles of Incorporation of NBTF; or

•	any agreement, contract or other arrangement providing for any of the foregoing transactions.

Article ELEVENTH further provides that to be approved, the foregoing transactions require the affirmative vote of either (1) at least 80% of the voting power of NBTF, voting together as a single class, present or represented by proxy and entitled to vote in respect thereof, at an annual meeting or at any special meeting duly called; or (2) if 75% of more of the directors of NBTF continuing in office recommend approval of the transaction, such may be taken upon approval by a majority of the voting power of NBTF, voting together as a single class, present or represented by proxy, and entitled to vote in respect thereof, at an annual meeting or at any special meeting duly called.

Anti-takeover statutes

Certain state laws make a change in control of an Ohio corporation more difficult, even if desired by the holders of a majority of the corporation’s shares. Provided below is a summary of the Ohio anti-takeover statutes.

Ohio Control Share Acquisition Statute. Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute,” provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition of shares of an “issuing public corporation” that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than a majority, of the voting power; or

•	a majority or more of the voting power.

An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Assuming compliance with the notice and informational filing requirements prescribed by the Ohio Control Share Acquisition Statute, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both:

•	a majority of the voting power of the corporation represented in person or by proxy at the meeting; and

•	a majority of the voting power at the meeting exercised by shareholders, excluding:

•	the acquiring shareholder,

•	officers of the corporation elected or appointed by the directors of the corporation,

•	employees of the corporation who are also directors of the corporation, and

•	persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.

The Ohio Control Share Acquisition Statute permits a corporation to opt out of the application of its provisions in its articles or regulations. NBTF has not opted out of the provisions of the Ohio Control Share Acquisition Statute. Although NBTF is an issuing public corporation and will issue NBTF shares in the merger, the Ohio Control Share Acquisition Act does not require NBTF shareholder approval because the merger will not result in the acquisition by any acquirer, directly or indirectly, alone or with others, of one-fifth or more of the voting power of NBTF.

Ohio Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code, known as the “Ohio Merger Moratorium Statute,” prohibits specified business combinations and transactions between an issuing public corporation and a beneficial owner of shares representing 10% or more of the voting power of the corporation in the election of directors (an “interested shareholder”) for at least three years after the interested shareholder became such, unless the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation’s shares that resulted in the person becoming an interested shareholder, in each case before the interested shareholder became such.

For three years after a person becomes an interested shareholder, the following transactions between the corporation and the interested shareholder (or persons related to the interested shareholder) are prohibited:

•	the sale or acquisition of an interest in assets meeting thresholds specified in the statute;

•	mergers and similar transactions;

•	a voluntary dissolution;

•	the issuance or transfer of shares or any rights to acquire shares having a fair market value at least equal to 5% of the aggregate fair market value of the corporation’s outstanding shares;

•	a transaction that increases the interested shareholder’s proportionate ownership of the corporation; and

•	any other benefit that is not shared proportionately by all shareholders.

After the three-year period, transactions between the corporation and the interested shareholder are permitted if:

•

the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation in the election of directors (or a different proportion specified in the corporation’s articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a “fair market value” for their shares determined by the method described in the statute.

A corporation may elect not to be covered by the provisions of the Ohio Merger Moratorium Statute by the adoption of an appropriate amendment to its articles of incorporation. NBTF has not adopted such an amendment to opt out of the provisions of the Ohio Merger Moratorium Statute. However, the provisions of the Ohio Merger Moratorium Statute are not applicable to the proposed merger of Community with and into NBTF because neither Community nor NBTF is an interested shareholder of the other as defined in the Ohio Merger Moratorium Statute.

Comparison of Certain Rights of NBTF and Community Shareholders

Certain shareholders of Community will receive NBTF common shares in the merger and, therefore, will become shareholders of NBTF. Their rights as shareholders of NBTF will be governed by the Ohio Revised Code and by NBTF’s Third Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, while Community shareholders are currently governed by Ohio law and by Community’s Amended and Restated Articles of Incorporation and Code of Regulations. Although the rights of the holders of NBTF common shares and those of the holders of shares of Community common stock are similar in many respects, there are some differences. These differences relate to differences between provisions of the Third Amended and Restated Articles of Incorporation of NBTF and the Amended and Restated Articles of Incorporation of Community, and differences between provisions of the Amended and Restated Code of Regulations of NBTF and the Code of Regulations of Community.

The following summary compares certain rights of the holders of shares of Community common stock to the rights of holders of NBTF common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of Community and NBTF.

Authorized and outstanding shares

NBTF’s authorized capital stock consists of 6,100,000 shares (6,000,000 common shares, 50,000 Class A Preferred Shares and 50,000 Class B Preferred Shares), each with no par value. As of October 31, 2009, 3,173,082 NBTF common shares and no preferred shares were issued and outstanding. Each outstanding NBTF share is duly authorized, validly issued, fully paid and nonassessable. The holders of NBTF common shares have one vote per share on each matter on which shareholders are entitled to vote. The holders of NBTF Class A

Preferred Shares have no votes per share on each matter on which shareholders are entitled to vote except as otherwise required by law. The holders of NBTF Class B Preferred Shares have ten votes per share on each matter on which shareholders are entitled to vote.

Community’s authorized capital stock consists of 1,500,000 shares of common stock, each with no par value, of which 624,459 shares were issued and outstanding as of October 31, 2009. Each outstanding Community share is duly authorized, validly issued, fully paid and nonassessable. The holders of Community common shares have one vote per share on each matter on which shareholders are entitled to vote.

Notice of shareholder meetings

Pursuant to the provisions of the Amended and Restated Code of Regulations of NBTF and Ohio law, written notice of an annual or special meeting of the NBTF shareholders must be given to each shareholder of record in accordance with applicable law at least seven and not more than 60 days prior to the date of the meeting. Such notice must state the day, hour and place of the meeting and the purpose or purposes of the meeting.

Similarly, pursuant to the provisions of the Code of Regulations of Community and Ohio law, written notice of an annual or special meeting of the Community shareholders must be given to each shareholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of such meeting. Such notice must state the day, hour and place of the meeting and, in the case of a special meeting, the purpose or purposes of the meeting.

Calling of special meetings of shareholders

Under the Amended and Restated Code of Regulations of NBTF, special meetings of the shareholders of NBTF may be called at any time only by the chairman of the board; the president; or, in case of the president’s absence, death, or disability, the vice president authorized to exercise the authority of the president; the secretary; the directors by action at a meeting, or a majority of the directors acting without a meeting; or the holders of at least fifty percent of all shares outstanding and entitled to vote thereat.

Pursuant to Ohio law, special meetings of the shareholders of Community may be called at any time only by the chairperson of the board, the president, or, in case of the president’s absence, death, or disability, the vice-president authorized to exercise the authority of the president; the directors by action at a meeting, or a majority of the directors acting without a meeting; or persons who hold twenty-five per cent of all shares outstanding and entitled to vote at the meeting.

Voting

The holders of NBTF common shares have one vote per share on each matter on which shareholders are entitled to vote. The holders of NBTF Class A Preferred Shares have no votes per share on each matter on which shareholders are entitled to vote unless otherwise required by law. The holders of NBTF Class B Preferred Shares have ten votes per share on each matter on which shareholders are entitled to vote. NBTF’s Third Amended and Restated Articles of Incorporation precludes all shareholders from cumulating their votes in the election of directors.

The holders of Community common shares have one vote per share on each matter on which shareholders are entitled to vote, and Community’s Amended and Restated Articles of Incorporation precludes all shareholders from cumulating their votes in the election of directors.

Special voting requirements

In most instances, matters submitted to the NBTF shareholders are decided by a majority of votes cast with respect to such matters. However, with respect to certain business combinations, Article ELEVENTH of NBTF’s Third Amended and Restated Articles of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of NBTF. See “Description of NBTF common shares – Provisions relating to business combinations” beginning on page 53 of this prospectus/proxy statement.

In most instances, matters submitted to the Community shareholders are decided by a majority of votes cast with respect to such matters. However, with respect to certain business combinations, Article SIXTH of Community’s Amended and Restated Articles of Incorporation requires the affirmative vote of the holders of at least 80% of the shares of Community which are not beneficially owned by such other corporation, person or other entity if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of Community entitled to vote generally in the election of Community Directors. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange. The business combinations subject to this supermajority voting requirement includes:

•	any merger or consolidation of Community with or into any other corporation;

•	any sale, lease, exchange or other disposition of all or any substantial part of the assets of Community to or with any other corporation, person or other entity;

•

the issuance or transfer of any securities of Community to any other corporation, person or other entity in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than $250,000), and

•	the issuance or transfer of any securities of Community by Community to any other corporation, person or other entity for cash.

Amendments to governing documents

NBTF’s Third Amended and Restated Articles of Incorporation may be amended by the affirmative vote of the holders of at least 80% of the shares of NBTF unless at least (1) 75% of the directors continuing in office recommend approval of such amendment and (2) a majority of the shares of NBTF approve such amendment. See “Description of NBTF common shares – Provisions relating to business combinations” beginning on page 53 of this prospectus/proxy statement. NBTF’s Amended and Restated Code of Regulations may be amended or repealed at any meeting of shareholders called for that purpose, or by written consent in lieu of such meeting, by the affirmative vote of the majority of holders of shares of NBTF entitling them to exercise a majority of the voting power on such proposal.

Community’s Amended and Restated Articles of Incorporation may be amended by a two-thirds vote of shares entitled to vote on such amendment, except that an affirmative vote of the holders of 80% of the outstanding shares is required for amendment of provisions related to the number and classes of directors, transactions requiring a special vote or the vote required to take other actions. Community’s Code of Regulations may be amended by the affirmative vote of the holders of at least two thirds of the shares of Community.

Number and class of directors

NBTF’s Board of Directors must consist of not less than seven nor more than eleven directors, the exact number of directors to be determined from time to time by a resolution adopted by the affirmative vote of a majority of the entire Board of Directors in office or by the shareholders. The directors are divided into two classes. Each director serves a two-year term. NBTF currently has ten directors on its Board of Directors.

Community’s Board of Directors may consist of as many directors as may be fixed from time to time in accordance with Community’s Code of Regulations. The directors are divided into two classes. The term of each director is two years. Community currently has six directors on its Board of Directors.

Nomination of directors

Nominees for election as directors to NBTF’s Board of Directors may be proposed only by the directors or by any shareholder entitled to vote for directors if such shareholder makes a timely notice to the Secretary of NBTF. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of NBTF on or before the later of (a) the February 15 immediately preceding the annual meeting of shareholders or (b) the sixtieth day before the first anniversary of the most recent annual meeting of shareholders; provided, however, that in the event that the annual meeting in any year is not held on or before the 31st day next following such anniversary, then the written notice shall be received by the Secretary within a reasonable time prior to the date of such meeting. In the case of a nominee proposed for election at a special meeting of shareholders at which directors are to be elected, such written notice of a proposed nominee by a shareholder must be received not later than the close of business on the seventh day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. Such shareholder’s notice shall set forth (a) as to each person who is not an incumbent director whom a shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of NBTF that are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder and (ii) the class and number of shares of NBTF that are beneficially owned by such shareholder. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a director of NBTF, if elected.

The Nominating Committee will consider nominees for directors of NBTF recommended by a shareholder who submits the person’s name and qualifications in writing. The Nominating Committee has no specific minimum qualifications for a recommended candidate, and the committee does not consider shareholder-recommended candidates differently from others. The Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	relationships in the communities in which NBTF does business;

•	ability and willingness to commit adequate time to Board and committee responsibilities;

•	the individual’s skills and experiences and how they fit with those of other directors and potential directors and satisfy the needs of NBTF; and

•	whether the potential nominees are shareholders of NBTF.

The Nominating Committee makes its recommendation to the board of directors. Nominees are selected by vote of all of the directors of the board of directors.

Nominations for the election of directors to Community’s Board of Directors may be made by the Board of Directors or a proxy committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of Community not later than (1) with respect to an election to be held at an annual meeting of shareholders, 45 days in advance of the corresponding date for the date of the preceding year’s annual meeting of shareholders, and (2) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of Community entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (d) the consent of each nominee to serve as a director of Community if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Removal of directors

All the NBTF directors, or all the NBTF directors of a particular class, or any individual NBTF director, may be removed from office by the shareholders only for cause and only by the affirmative vote of the holders of a majority of the voting power of the Corporation entitling them to elect directors, or an individual director, in place of those to be removed.

All the Community directors, all the Community directors of a particular class, or any individual Community director may be removed from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed.

Indemnification of directors and officers

Pursuant to Article TWELFTH of NBTF’s Third Amended and Restated Articles of Incorporation, NBTF is required to indemnify its directors and officers when they were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of NBTF), by reason of that they are a director, officer, employee, member, manager or agent of NBTF or National Bank & Trust, or were or are serving at the request of NBTF as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if the act or omission giving rise to any claim for indemnification was not occasioned by an intent to cause injury to NBTF or by their reckless disregard for the best interests of the NBTF, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe that their conduct was unlawful. NBTF is also authorized to purchase and maintain insurance on behalf of or for its present and past directors, officers, employees and agents against any liability asserted against them and incurred by them in any such capacity.

Community must indemnify each director and each officer (including chairman of the board, president, vice presidents, secretary, treasurer and any other person who is specifically designated as an “officer”), and each assistant officer and employees of Community, and each person employed by Community who serves at the written request of the chairman or president of Community as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted under Section 1701.13(E) of the Ohio General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling NBTF and Community pursuant to the foregoing provisions, NBTF and Community have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Personal liability of directors

Under Ohio law, a director of an Ohio corporation will not be found to have violated his or her fiduciary duties to the corporation or its shareholders unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, under Ohio law, a director is liable in damages for any action or failure to act as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, unless the corporation’s articles of incorporation or regulations make this provision inapplicable by specific reference. NBTF and Community’s respective governing documents do not make this provision inapplicable.

Pre-emptive rights

Pursuant to Article SIXTH of NBTF’s Third Amended and Restated Articles of Incorporation, no NBTF shareholder has preemptive rights to purchase shares when issued by NBTF.

Pursuant to Article TENTH of Amended and Restated Community’s Article of Incorporation, each Community shareholder has the right to purchase Community shares in proportion to such shareholder’s holdings of shares whenever Community sells shares for cash, with the exception of treasury shares, share dividends, shares issued upon option exercises or conversion rights or shares released from preemptive rights by certain shareholder votes or issued in satisfaction of preemptive rights.

Pro Forma Financial Information

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, and the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2009, and for the year ended December 31, 2008, have been prepared to reflect the merger of Community with and into NBTF as if the merger had occurred on September 30, 2009, with respect to the balance sheet, and as of January 1, 2008 and January 1, 2009, with respect to each of the statements of income, in each case giving effect to the pro forma adjustments described in the accompanying notes. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma financial statements. The actual adjustments to the accounts of NBTF will be made based on the underlying historical financial data at the time the transaction is consummated. NBTF’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The unaudited pro forma condensed consolidated financial information has been prepared based on the business combination method of accounting assuming 237,606 NBTF common shares will be issued, and cash consideration of $3.6 million will be paid, in the merger and that no NBTF or Community shareholders will perfect dissenters’ rights with respect to the merger. This information will vary if any NBTF or Community shareholders perfect dissenters’ rights. For a discussion of the purchase method of accounting, see “The Proposed Merger – Accounting treatment” beginning on page 40 of this prospectus/proxy statement.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 is not necessarily indicative of the combined financial position had the merger been effective at that date. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the merger been effective at the beginning of the periods indicated, or of the future results of operations of NBTF. These pro forma financial statements should be read in conjunction with the historical financial statements and the related notes incorporated elsewhere in this prospectus/proxy statement.

These pro forma financial statements do not include the effects of any potential cost savings which management believes will result from operating the Community banking business as branches and combining certain operating procedures.

NB&T Financial Group, Inc.

Community National Corporation

Pro Forma Condensed Combined Consolidated Balance Sheet

September 30, 2009

	Historical NBTF	Historical CNC	Pro Forma Adjustments Debit/ (Credit)	Footnote Reference	Pro forma Combined
			(Unaudited)
	(In thousands except per share data)
Assets
Cash and cash equivalents	$45,249	$10,955	(3,562)	1	$52,642
Available-for-sale securities	125,573	12,802			138,375
Loans	336,308	63,909	(3,571)	2	396,646
Allowance for loan losses	(3,009)	(2,801)	2,801	2	(3,009)
Premises and equipment	16,030	4,028			20,058
Federal Reserve and Federal Home Loan Bank stock	9,367	480			9,847
Earned income receivable	2,884	245			3,129
Goodwill	3,825		258	7	4,083
Core deposits and other intangibles	830	209	684	3	1,723
Other assets	17,697	2,083	260	4	20,040

Total assets	$554,754	$91,910	$(3,130)		$643,534

Liabilities and Stockholders’ Equity
Demand deposits	$63,362	$14,396			$77,758
Interest bearing deposits	385,236	68,569	(404)	5	454,209

Total deposits	448,598	82,965	(404)		531,967
Short-term borrowings	254				254
Long-term debt	39,810				39,810
Interest payable and other liabilities	5,954	504	(764)	6	7,222

Total liabilities	494,616	83,469	(1,168)		579,253

Common stock	1,000	821	821	7	1,000
Additional paid-in-capital	10,578	2,123	(2,020)	7	14,721
Retained earnings	54,728	6,058	6,058	7	54,728
Accumulated other comprehensive income	1,599	537	537	7	1,599
Unearned employee stock ownership plan shares	(407)				(407)
Treasury stock, at cost	(7,360)	(1,098)	(1,098)	7	(7,360)

Total stockholders’ equity	60,138	8,441	4,298		64,281

Total liabilities and stockholders’ equity	$554,754	$91,910	$3,130		$643,534

NB&T Financial Group, Inc.

Community National Corporation

Pro Forma Condensed Combined Consolidated Statement of Income

For the Nine Months Ended September 30, 2009

	Historical NBTF	Historical CNC	Pro Forma Adjustments Debit / (Credit)	Footnote Reference	Pro forma Combined
			(Unaudited)
	(In thousands except per share data)
Interest and Dividend Income	$19,499	$3,718	$—		$23,217
Interest Expense	5,673	1,275	238	5	7,186

Net Interest Income	13,826	2,443	(238)		16,031
Provision for Loan Losses	650	405			1,055

Net Interest Income After Provision for Loan Losses	13,176	2,038	(238)		14,976
Other income	1,089	311			1,400
Noninterest Income	6,269	702	0		6,971
Noninterest Expense	16,478	3,517	86	3	20,079

Income (Loss) before Income Tax	2,967	(777)	(324)		1,869
Income Tax Provision (Benefit)	507	0	(110)	8	397

Net Income (Loss)	$2,460	$(777)	$(214)		$1,472

Earnings Per Share
Basic	$0.79	$(1.24)
Diluted	$0.79	$(1.24)
Pro Forma Earnings Per Share
Basic					$0.43
Diluted					$0.43

NB&T Financial Group, Inc.

Community National Corporation

Pro Forma Condensed Combined Consolidated Statement of Income

For the Year Ended December 31, 2008

	Historical NBTF	Historical CNC	Pro forma Adjustments Debit / (Credit)	Footnote Reference	Pro forma Combined
	(Unaudited)
	(In thousands except per share data)
Interest and Dividend Income	$28,828	$6,328	$—		$35,156
Interest Expense	10,353	3,019	317	(5)	13,689

Net Interest Income	18,475	3,309	(317)		21,467
Provision for Loan Losses	400	1,300			1,700

Net Interest Income After Provision for Loan Losses	18,075	2,009	(317)		19,767
Noninterest Income	8,236	2,292	0		10,528
Noninterest Expense	21,679	6,650	114	(3)	28,443

Income (Loss) before Income Tax	4,632	(2,349)	(431)		1,852
Income Tax Provision (Benefit)	801	(41)	(147)	(8)	613

Net Income (Loss)	$3,831	$(2,308)	$(284)		$1,239

Earnings Per Share
Basic	$1.22	$(3.70)
Diluted	$1.22	$(3.70)
Pro Forma Earnings Per Share
Basic				(10)	$0.37
Diluted				(10)	$0.37

(1)	Represents $3,562 cash consideration paid to Community shareholders.
(2)	Represents the business combination estimated fair value adjustment for loans acquired and Community’s allowance for loan losses eliminated.
(3)	Represents the establishment of the estimated core deposit intangible of $893. The core deposit intangible is assumed to amortize into noninterest expense over 10 years using an accelerated method.
(4)	Represents the deferred tax benefit on acquisition expenses using an effective tax rate of 34%.
(5)	Represents the estimated fair value market rate adjustment related to time deposits and is assumed to amortize on a level yield basis to interest expense over the contractual terms of the deposits.
(6)	Represents the accrual of estimated acquisition costs expensed at closing.
(7)	Represents the elimination of Community’s capital accounts and the issuance of 237,606 NBTF common shares at market price of $15.80 plus goodwill of approximately $258.
(8)	Represents the income tax effect of the estimated business combination adjustments using an effective rate of 34%.
(9)	Basic and diluted pro forma earnings per share for the nine months ended September 30, 2009 have been computed based on 3,389,358 weighted average shares outstanding.
(10)	Basic and diluted pro forma earnings per share for the year ended December 31, 2008 have been computed based on 3,380,662 and 3,380,972 weighted average shares outstanding.

NBTF Directors and Executive Officers After the Merger

Directors and executive officers

The following table sets forth information concerning each of the current directors and executive officers of NBTF. Included in the table is information regarding each person’s principal occupation or employment during the past five years.

Directors

Name	Age	Principal Occupation	Positions Held with NBTF	Year First Elected or Appointed Director	Current Term to Expire
S. Craig Beam	57	Member of Thoroughbred Farm LLC, thoroughbred horse business, and private investor	Director	1990	2011

Brooke W. James	37	Business Administrator for WMSALL Farms since 1999, teacher at Columbus School for Girls from 2002 to 2005	Director	2005	2011

D. Jeffery Lykins	49	President of Lykins Companies, a petroleum marketing company since 2000	Director	2005	2011

Robert A. Raizk	54	President and CEO of the Wilmington Iron & Metal Company since August 1990	Director	1995	2011

Charles L. Dehner	61	Retired Officer of National Bank & Trust	Director	1989	2010

Daniel A. DiBiasio	60	President of Wilmington College since 1995	Director	2001	2010

G. David Hawley	61	Presbyterian Minister of Indian Hill Episcopal/Presbyterian Church in Cincinnati	Director	2000	2010

John J. Limbert	62	President and CEO of NBTF and National Bank & Trust since March 2006; President, CEO and Director of CSB Bancorp, Inc., and The Commercial & Savings Bank in Millersburg, Ohio, from 2003 to March 2006	Director, President and CEO	2006	2010

Timothy L. Smith	59	Retired; President and CEO of NBTF and National Bank & Trust from 1989 to March 2006 and Chairman of the Board of NBTF and National Bank & Trust	Director, Chairman of the Board	1989	2010

Officers

Name	Age	Positions Held with NBTF
Craig F. Fortin	48	Chief Executive Officer and Senior VP of NBTF and National Bank & Trust since 2003

Stephen G. Klumb	59	Senior V.P. and Senior Loan Officer of National Bank & Trust since 1998

W. Keith Argabright	38	Senior V.P., Retail Bank Operations of National Bank & Trust since July 2007; Regional Manager of Citizens Bank in Green Bay, Wisconsin, from April 2004 to July 2007

Walter H. Rowsey	60	Senior V.P., Loan Operations Manager of National Bank & Trust since August 2006; Senior V.P., Branch Administration of National Bank & Trust from 1993 to 2006

Howard T. Witherly	54	Senior V.P., Operations Division Manager of National Bank & Trust since October 1992

The Board of Directors of NBTF has determined that all of the following Board members except Messrs. Limbert and Smith are considered “independent” as defined under NASDAQ Rule 4200.

Director and executive officer compensation

Processes and Procedures for Determining Director and Executive Officer Compensation

Annually, management develops a financial plan for the next year. During this planning process, management will review current salary levels along with incentive and other benefit plans. The Chief Executive Officer then meets with the Compensation Committee to provide compensation recommendations, including stock based awards, for all executive officers other than himself. With the assistance of National Bank & Trust’s Human Resource Department, he provides the Compensation Committee with peer information for comparison with the recommended salaries for executive officers and to assist the Compensation Committee in forming a recommendation for the Chief Executive’s compensation. The Compensation Committee reviews the information provided to it and determines officer salary recommendations for the year. The Compensation Committee does not delegate such authority. The Committee presents such recommendations to the full board of directors for its review and approval.

National Bank & Trust has an incentive compensation plan based on the National Bank & Trust’s achievement of predetermined goals established annually by the board of directors relating to earnings per share and operating income, and on the participant’s achievement of goals relating to his or her individual contributions to the Bank. Awards are established as a percentage of each participant’s base salary and differ due to the contribution of the individual to National Bank & Trust’s success. Participants (except the Chief Executive Officer) earn awards by achieving individual goals and assisting in achieving National Bank & Trust’s goals. The more control and influence a participant has on either individual goals or National Bank & Trust’s goals, the greater the participant’s weighting on that particular factor. The Chief Executive Officer’s incentive plan awards are based solely on the achievement of National Bank & Trust’s goals.

The Compensation Committee reviews the appropriateness of granting stock options and other equity awards to senior management. Awards are not based on any pre-determined formula or goals. Amounts realized by exercising prior options are not considered in future awards or in setting other compensation. The Committee makes recommendations to the board of directors based on an individual’s performance and contribution to National Bank & Trust’s success.

Director’s fees for both NBTF and National Bank & Trust are set by the full board of NBTF, with participation by the Chief Executive Officer. Each non-employee director also receives an option to purchase 1,000 common shares of NBTF on the date following each annual meeting during which the director serves as a director according to the 2006 Equity Plan approved by shareholders.

The Compensation Committee does have the authority to hire outside consultants for specific projects; however, it has not hired any outside consultants in the last two years.

Non-employee Director Compensation

The following table describes the compensation arrangements with our non-employee directors for the 2008 and 2009 fiscal years:

	2008		2009
Annual Cash Retainers	$8,000		$8,000
Attendance fee per meeting:
NBTF Board Meeting	600		600
National Bank & Trust Board Meeting	750		750
Committee Meetings	0		0
Stock Options	1,000 shares	(1)	1,000 shares	(1)

(1)	Each non-employee director receives an option to purchase 1,000 common shares of NBTF on the date following each annual meeting during which the director serves as a director. The options have an exercise price equal to the closing price on the date of the grant, vest over a three-year period and expire ten years after date of grant.

The following table shows the compensation paid to our non-employee directors for 2008:

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Nonqualified Deferred Compensation Earnings ($) (2)	Total ($)
S. Craig Beam	$22,850	$8,311		$31,161
Charles L. Dehner	24,200	8,311		32,511
Daniel A. DiBiasio	24,200	8,311		32,511
G. David Hawley	24,200	8,311		32,511
Brooke W. James	22,850	8,311		31,161
D. Jeffery Lykins	24,200	8,311		32,511
Darleen M. Myers(3)	24,200	8,311		32,511
Robert A. Raizk	22,850	8,311		31,161
Timothy L. Smith	22,850	8,311	75,000	106,161

(1)	The grant date present value was determined using a Black-Scholes option pricing model and does not necessarily reflect the value that may be realized upon the exercise of the options. Refer to Note 18 in NBTF’s financial statements included in Item 8 of Form 10-K for the year ended December 31, 2008, for the assumptions used in estimating the fair value. Each director had outstanding options to purchase 3,000 shares at December 31, 2008.

(2)	In 2002, NBTF adopted the NB&T Financial Group, Inc., Supplemental Executive Retirement Plan, which provides retirement benefits for Mr. Smith. Under the plan, Mr. Smith is paid quarterly payments for a period of twenty years, beginning in 2007, equal to $75,000 each year.

(3)	Ms. Myers retired as a director in December 2008.

Executive Compensation

The following table presents certain information regarding the compensation received by our Chief Executive Officer and two other most highly compensated executive officers of NBTF or National Bank & Trust who served in such capacity during the fiscal year ended December 31, 2008 (the “Named Executive Officers”):

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
John J. Limbert	2008	$323,100	—	$27,582	$102,492	$25,250	$478,424
Chief Executive Officer and President of NBTF and National Bank & Trust	2007	317,700	—	22,920	118,422	29,863	488,905

Craig F. Fortin	2008	145,700	—	16,920	28,980	7,243	198,843
Chief Financial Officer and Senior Vice President of NBTF and Bank	2007	141,468	$5,000	14,577	31,830	11,794	204,669

Stephen G. Klumb	2008	158,300	—	10,824	25,898	8,546	203,567
Senior Vice President, Senior Loan Officer of Bank	2007	155,222	5,000	9,544	30,424	13,129	213,319

(1)	Includes director’s fees of $11,100 in 2008 and $11,700 in 2007 for Mr. Limbert.

(2)	The grant date present value was determined using a Black-Scholes option pricing model and does not necessarily reflect the value that may be realized upon the exercise of the options. Refer to Note 18 in the Company’s financial statements included in Item 8 of Form 10-K for the year ended December 31, 2008, for the assumptions used in estimating the fair value.

Employment and Severance Agreements. Only Mr. Limbert has an employment contract with the Company. The employment agreement between NBTF and the National Bank & Trust and Mr. Limbert provides for a term commencing on November 20, 2007, and ending January 31, 2011, subject to annual renewal by the board of directors. The material terms of the employment agreement also include the following:

•	Mr. Limbert will receive a base salary of $312,000 per year, subject to annual review and increase by the board of directors.

•	Mr. Limbert will receive an automobile allowance of $1,000 per month, plus reimbursement for all gasoline expenses for his primary vehicle.

•

Mr. Limbert will be eligible for participation in life, dental, disability and other benefit plans of National Bank & Trust available to other employees; consideration for participation in any equity benefit plans established by NBTF or the National Bank & Trust; and reimbursement for country club dues.

•

If Mr. Limbert’s employment is terminated following a change of control of NBTF or National Bank & Trust, or if Mr. Limbert voluntarily terminates his employment within one year following a change of control due to certain changes in the conditions of Mr. Limbert’s employment, Mr. Limbert will be entitled to receive approximately three times his annual salary at the time of the change of control and the highest bonus paid to Mr. Limbert during the five years preceding his termination, subject to adjustment to ensure that such payments do not constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, and continuation of health, life and disability coverage under NBTF’s and National Bank & Trust’s plans, at the expense of NBTF and National Bank & Trust for the time period allowed under COBRA or until the earlier date that Mr. Limbert is eligible to participate in similar plans of another employer. In addition, in the event of a change of control and termination of employment, Mr. Limbert would receive a lump sum payment of $200,000 in exchange for an agreement not to compete and not to solicit employees of customers for up to two years following termination.

•

If Mr. Limbert’s employment is terminated due to his inability to perform his duties as a result of a medically diagnosable condition for a period of 180 consecutive days, Mr. Limbert will receive a payment equal to 50% of his annual salary and continued insurance coverage for 18 months. If Mr. Limbert’s employment is terminated by NBTF and National Bank & Trust other than in connection with a change of control and other than for just cause or due to a medically diagnosable condition and before the expiration of the term of the agreement, Mr. Limbert will be entitled to a payment in the amount of his annual salary and the continuation of health, life, disability and other benefits for 18 months or until the earlier date that Mr. Limbert is employed full-time by another employer.

•	NBTF and National Bank & Trust may terminate Mr. Limbert’s employment at any time for just cause without further obligation to Mr. Limbert.

National Bank & Trust has also entered into severance agreements with Messrs. Fortin and Klumb effective November 8, 2007, each with a term of three years, which term automatically renews each year unless National Bank & Trust provides six months’ notice of cancellation to the officer. Each agreement provides that the officer receives nothing if he is terminated for “just cause” or is terminated for any reason more than six months before a “change of control” or more than one year after a change of control.

In the event that the officer’s employment is terminated within six months before or within one year after a change of control, (i) National Bank & Trust will be required to pay to the officer or his dependents, beneficiaries or estate an amount equal to two times of (a) the higher of the officer’s base salary at the time of the change of control or the officer’s base salary at the time of termination of employment, plus (b) the highest bonus paid to the officer during the five years preceding this termination; and (ii) the officer and his dependents, beneficiaries and estate will be entitled to coverage under the health, life and disability plans of the Bank or its successor at the expense of National Bank & Trust or its successor until the earliest of the expiration of the term of the agreement, the date the officer is included in another employer’s benefit plans as a full-time employee, or 18 months after the officer’s employment is terminated. The officer may also voluntarily terminate his employment with one year following a change of control upon a material decrease in base compensation or a material change in geographic location at which he is required to perform services and be entitled to the same compensation and benefits as if he were involuntarily terminated.

Incentive Plan. National Bank & Trust has an incentive compensation plan pursuant to which awards were based on National Bank & Trust’s achievement of predetermined goals relating to earnings per share and operating income, and on the participant’s achievement of goals relating to his or her individual contributions to National Bank & Trust. Mr. Limbert’s incentive is solely based on the achievement of National Bank & Trust’s goals, while 80% of Mr. Fortin’s incentive and 60% of Mr. Klumb’s incentive are based on the achievement of National Bank & Trust’s goals. The remainder of Mr. Fortin’s and Mr. Klumb’s incentive is based on their individual contributions to National Bank & Trust. The Board of Directors may, in its discretion, exclude any extraordinary or significant items in determining the level of achievement of National Bank & Trust’s goals. In 2008, the equally weighted targeted goals were earnings per share of $1.44 and net operating income for National Bank & Trust (after deducting net charge-offs and adding back bonus and loan loss provisions) of $7.2 million. NBTF achieved approximately 80% of the total target incentive goal, which was less than the minimum threshold for incentives of 90% of target. After considering actions taken by management to increase liquidity, maintain asset quality and improve National Bank & Trust’s capital position in light of the current economic events, both locally and nationally, the Compensation Committee and the Board of Directors approved paying the target incentive goal at 73% for all employees.

Retirement Compensation and Life Insurance. Executive officers are eligible to participate in benefit plans available to all full-time employees. First, NBTF has a 401(k) plan to which it makes contributions matching a certain percentage of the contributions by each employee of NBTF or National Bank & Trust, including officers. NBTF also has an employee stock ownership plan that allocates shares of NBTF to accounts of all employees proportionately on the basis of their other compensation. Finally, National Bank & Trust provides a group term life insurance benefit for all full-time employees. This group term life policy provides death benefits up to three times the employee’s salary up to a maximum death benefit of $250,000. In addition, National Bank & Trust offers senior officers an option to substitute their group term life insurance coverage over $50,000 for an individual life insurance policy or annuity owned by the employee. The annual premium for such an individual policy or annuity is limited to $2,800 per year.

The following table presents the components of All Other Compensation for the Named Executive Officers presented in the 2008 Summary Compensation Table.

2008 All Other Compensation Table

Name and Principal Position	Year	ESOP Allocations(1)	401(k) Matching Contributions	Auto Allowance	Whole Life Insurance Benefit	Country Club Dues & Membership(2)	Total All Other Compensation
John J. Limbert	2008	—	$6,175	$12,953	—	$6,122	$25,250
Chief Executive Officer, President of NBTF and National Bank & Trust	2007	5,379	5,741	12,621	—	6,122	29,863

Craig F. Fortin	2008	—	4,803	—	$2,440	—	7,243
Chief Financial Officer, Senior Vice President of NBTF and National Bank & Trust	2007	4,116	5,238	—	2,440	—	11,794

Stephen G. Klumb	2008	—	5,746	—	2,800	—	8,546
Senior Vice President, Senior Loan Officer of National Bank & Trust	2007	4,543	5,786	—	2,800	—	13,129

(1)	Allocations to ESOP accounts for 2008 have not yet been determined; however, the compensation associated with this allocation is not expected to exceed $10,000 for any Named Executive Officer.

(2)	Amounts for actual reimbursements during the year to Named Executive Officers for monthly dues and initiation fees. None of the reimbursements were grossed-up to compensate for additional income taxes.

The following table sets forth information regarding all outstanding grants of options to purchase NBTF common shares made to the Named Executive Officers at December 31, 2008, along with the exercise price and expiration date. We have awarded no other equity awards. Awards are not based on any pre-determined formula or goals. All options granted to date have a term of 10 years. The grant date is the date an award is determined by the board of directors. The exercise price is the closing price of an NBTF share on NASDAQ on the grant date.

Outstanding Equity Awards At December 31, 2008

Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
John J. Limbert	12,000 —	18,000 7,500	(1 (6	) )	$20.88 19.00	03/19/2016 04/25/2018

Craig F. Fortin	7,500 3,000 4,400 5,500 3,667 —	— — 1,100 — 1,833 5,500	(2 (2 (3 (4 (5 (6	) ) ) ) ) )	22.00 24.50 30.50 23.00 20.50 19.00	12/16/2012 03/17/2013 02/16/2014 05/16/2015 10/16/2016 04/25/2018

Stephen G. Klumb	1,500 2,500 3,000 3,000 2,500 2,800 3,500 2,333 —	— — — — — 700 — 1,167 3,500	(2 (2 (2 (2 (2 (3 (4 (5 (6	) ) ) ) ) ) ) ) )	28.00 24.50 17.25 20.50 24.50 30.50 23.00 20.50 19.00	03/15/2009 02/14/2010 01/22/2011 03/18/2012 03/17/2013 02/16/2014 05/16/2015 10/16/2016 04/25/2018

(1)	Stock options vest at a rate of 20% per year with remaining vesting dates of 03/20/2009, 03/20/2010 and 03/20/2011.

(2)	Stock options fully vested five years prior to option expiration date.

(3)	Stock options vest at a rate of 20% per year with remaining vesting date of 02/16/2009.

(4)	Stock options fully vested on grant date of 05/17/2005.

(5)	Stock options vest at a rate of 33 1/3% per year with remaining vesting date of 10/17/2009.

(6)	Stock options vest at a rate of 33 1/3% per year with remaining vesting dates of 04/26/2009, 04/26/2010 and 04/26/2011.

Security Ownership of Certain Beneficial Owners and Management of NBTF

The following table sets forth certain information with respect to the only persons known to NBTF to own beneficially more than five percent of NBTF’s outstanding common shares as of October 31, 2009:

Name and Address Of Beneficial Owner	Amount Beneficially Owned(1)	Percent of Common Shares Outstanding
Janet M. Williams(2) B. Anthony Williams Trust 6172 U. S. 22 East Wilmington, Ohio 45177	386,711	12.19%

Brooke W. James(3) 325 West Sixth Ave. Columbus, Ohio 43201	185,242	5.83

Dana L. Williams 738 Kerr Street Columbus, Ohio 43215	185,456	5.84

Lynn W. Cowan 166 Stanbery Avenue Bexley, Ohio 43209	181,898	5.73

Beth Ellingwood 1127 Neil Ave. Columbus, Ohio 43201	194,367	6.13

The National Bank and Trust Company(4) 48 N. South Street Wilmington, Ohio 45177	561,164	17.69

(1)	Except as indicated for the shares held by National Bank & Trust, the beneficial owner has sole voting and dispositive power.

(2)	Of the 386,711 shares, 201,341 are held in the name of Mrs. Williams, and 185,370 are held by the B. Anthony Williams Trust, of which Mrs. Williams is the trustee.

(3)	Includes 2,000 shares that may be acquired upon the exercise of an option within the next 60 days.

(4)	All of such shares are held by National Bank & Trust as Trustee, 437,816 of which are held as Trustee for the NB&T Financial Group, Inc., Employee Stock Ownership Plan (the “ESOP”). Pursuant to the ESOP, National Bank & Trust, as Trustee, has the power to vote in its sole discretion all ESOP shares that have not been allocated to the accounts of participants. At October 31, 2009, 28,717 shares had not been allocated. The Trustee may dispose of shares held in the ESOP Trust only under limited circumstances specified in the ESOP or by law. National Bank & Trust also has sole voting and sole dispositive power with respect to 150,865 and 123,348 shares, respectively, held as Trustee for various other trusts.

The following table sets forth certain information with respect to the number of common shares of NBTF beneficially owned by each director of NBTF and each executive officer named in the Summary Compensation Table, and by all directors and executive officers of NBTF or National Bank & Trust as a group as of October 31, 2009:

	Amount and Nature of Beneficial Ownership				Percent of Common Shares Outstanding
Name	Sole Voting and Investment Power(1)		Shared Voting and Investment Power
S. Craig Beam	12,732		16,104		0.91%
Charles L. Dehner	61,439	(2)	38,761	(3)	3.16
Daniel A. DiBiasio	2,053		-0-		0.06
G. David Hawley	11,985		2,414		0.45
Brooke W. James	185,242		-0-		5.83
John J. Limbert	33,920	(4)	637	(5)	1.08
D. Jeffery Lykins	3,390		1,610		0.16
Robert A. Raizk	16,468		-0-		0.52
Timothy L. Smith	70,587		28,486		3.12
Craig F. Fortin	31,504	(6)	1,135	(7)	1.02
Stephen G. Klumb	29,517	(8)	5,269	(9)	1.09
All directors and executive officers of NBTF as a group (14 persons)	513,808	(10)	155,093		20.22%

(1)	Includes for each director other than Mr. Limbert 2,000 shares that may be acquired upon the exercise of an option within the next 60 days.

(2)	Includes 14,600 shares that are pledged as security.

(3)	Includes 38,705 shares allocated to Mr. Dehner’s ESOP account, with respect to which Mr. Dehner has voting but not investment power.

(4)	Includes 20,500 shares that may be acquired upon the exercise of an option within the next 60 days.

(5)	Consists of shares allocated to Mr. Limbert’s ESOP account, with respect to which Mr. Limbert has voting but not investment power.

(6)	Includes 28,833 shares that may be acquired currently upon the exercise of options.

(7)	Consists of shares allocated to Mr. Fortin’s ESOP account, with respect to which Mr. Fortin has voting but not investment power.

(8)	Includes 24,167 shares that may be acquired currently upon the exercise of options.

(9)	Includes 4,864 shares allocated to Mr. Klumb’s ESOP account, with respect to which Mr. Klumb has voting but not investment power.

(10)	Includes 46,667 shares that may be acquired currently upon the exercise of options by executive officers of the Bank not named in this table who may be deemed to act as officers of NBTF.

Information With Respect to NBTF

Description of NBTF’s business

General

NBTF, an Ohio corporation, is a financial holding company which owns all of the issued and outstanding common shares of National Bank & Trust, chartered under the laws of the United States. National Bank & Trust is engaged in the commercial banking business in southwestern Ohio, providing a variety of consumer and commercial financial services. The primary business of National Bank & Trust consists of accepting deposits, through various consumer and commercial deposit products, and using such deposits to fund loans secured by residential and non-residential real estate, commercial and agricultural loans and consumer loans, including automobile loans. All of the foregoing deposit and lending services are available at each of National Bank & Trust’s full-service offices. National Bank & Trust also has a trust department with assets under management of approximately $168.3 million. As of September 30, 2009, National Bank & Trust had 214 employees.

The Bank also operates its wholly-owned subsidiary, NB&T Insurance Agency, Inc. (“NB&T Insurance”). NB&T Insurance has three locations, with its principal office in Wilmington, Ohio. NB&T Insurance sells a full line of insurance products, including property and casualty, life, health, and annuities.

As a registered bank holding company and financial holding company under the Bank Holding Company Act, NBTF is subject to regulation, examination and oversight by the Board of Governors of the Federal Reserve System (the “FRB”). National Bank & Trust, as a national bank, is subject to regulation, examination and oversight by the Office of the Comptroller of the Currency (the “OCC”) and special examination by the FRB. National Bank & Trust is a member of the Federal Reserve Bank of Cleveland. In addition, since its deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”), National Bank & Trust is also subject to some regulation, oversight and special examination by the FDIC. National Bank & Trust must file periodic financial reports with the FDIC, the OCC and the Federal Reserve Bank of Cleveland. Examinations are conducted periodically by these federal regulators to determine whether National Bank & Trust and NBTF are in compliance with various regulatory requirements and are operating in a safe and sound manner.

Since its incorporation in 1980, NBTF’s activities have been limited primarily to holding the common shares of National Bank & Trust. Consequently, the following discussion focuses primarily on the business of National Bank & Trust.

Lending Activities

General. National Bank & Trust’s income consists primarily of interest income generated by lending activities, including the origination of loans secured by residential and nonresidential real estate, commercial and agricultural loans, and consumer loans. Please refer to Table 7 on page 95, which summarizes the loan portfolio mix.

Commercial and Industrial Lending. National Bank & Trust originates loans to businesses in its market area, including “floor plan” loans to automobile and agricultural equipment dealers and loans guaranteed by the Small Business Administration. The typical commercial borrower is a small to mid-sized company with annual sales under $5,000,000. The majority of commercial loans are made at adjustable rates of interest tied to the prime rate. Commercial loans typically have terms of up to five years. Commercial and industrial lending entails significant risks. Such loans are subject to greater risk of default during periods of adverse economic conditions. Because such loans are secured by equipment, inventory, accounts receivable and other non-real estate assets, the collateral may not be sufficient to ensure full payment of the loan in the event of a default.

Commercial Real Estate. National Bank & Trust makes loans secured by commercial real estate located in its market area. Such loans generally are adjustable-rate loans for terms of up to 20 years. The types of properties securing loans in National Bank & Trust’s portfolio include warehouses, retail outlets and general industrial use properties. Commercial real estate lending generally entails greater risks than residential real estate lending. Such loans typically involve larger balances and depend on the income of the property to service the debt. Consequently, the risk of default on such loans may be more sensitive to adverse economic conditions. National Bank & Trust attempts to minimize such risks through prudent underwriting practices.

Real Estate Construction. National Bank & Trust originates loans for the purpose of constructing both commercial and residential buildings. NBTF offers both construction-phase-only and permanent financing.

Agricultural Loans. National Bank & Trust makes agricultural loans, which include loans to finance farm operations, equipment purchases, and land acquisition. The repayment of such loans is significantly dependent upon income from farm operations, which can be adversely affected by weather and other physical conditions, government policies and general economic conditions.

Residential Real Estate. National Bank & Trust makes loans secured by one- to four-family residential real estate and multi-family (over four units) real estate located in its market area. National Bank & Trust originates both fixed-rate mortgage loans and adjustable-rate mortgage loans (“ARMs”) to meet the needs of its customers. National Bank & Trust will sell loans in the secondary market it does not intend to hold for the foreseeable future.

Installment Loans. National Bank & Trust makes a variety of consumer installment loans, including home equity loans, automobile loans, recreational vehicle loans, and overdraft protection. Beginning in the third quarter of 2006, NBTF significantly reduced its indirect lending activities through automobile dealers. Consumer loans involve a higher risk of default than loans secured by one- to four-family residential real estate, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciating assets, such as automobiles. Various federal and state laws, including federal and state bankruptcy and insolvency laws, may also limit the amount that can be recovered on such loans.

Credit Card Service. National Bank & Trust offers credit card services through a correspondent bank.

Loan Processing. Loan officers are authorized by the Board of Directors to approve loans up to specified limits. Loans exceeding the loan officers’ approval authority are referred to National Bank & Trust’s Senior Loan Committee. Any loans made by National Bank & Trust in excess of the limits established for the Senior Loan Committee must be approved by the Chairman of the Board and the President of National Bank & Trust as representatives of the Board of Directors. All loans in excess of $50,000 are reported to the Board on a monthly basis.

Loan Originations, Purchases and Sales. Although National Bank & Trust generally does not purchase loans, purchases could occur in the future. Residential real estate loans are originated for sale in the secondary market. From time to time, National Bank & Trust sells participation interests in loans it originates.

Allowance for Loan Losses. Federal regulations require that National Bank & Trust establish prudent general allowances for loan losses. Senior management, with oversight responsibility provided by the Board of Directors, reviews on a monthly basis the allowance for loan losses as it relates to a number of relevant factors, including but not limited to, historical trends in the level of non-performing assets and classified loans, current charge-offs and the amount of the allowance as a percent of the total loan portfolio. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments, and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination.

Investment Activities

Funds not used in National Bank & Trust’s lending or banking function are dedicated to the investment portfolio. Those funds will be placed in investment programs approved by the Asset/Liability Management

Committee (ALCO). The deployment of these funds will be consistent with the overall strategy and risk profile of National Bank & Trust. National Bank & Trust primarily invests in high-quality securities to provide sufficient liquidity, secure pledged deposits, minimize current tax liability, and increase earnings.

Trust Services

National Bank & Trust received trust powers in 1922 and had approximately $168.3 million in assets under management at September 30, 2009 in the Trust Department. These assets are not included in National Bank & Trust’s balance sheet because, under federal law, neither National Bank & Trust nor its creditors can assert any claim against funds held by the Bank in its fiduciary capacity. In addition to administering trusts, the services offered by the Trust Department include investment purchase and management, estate planning and administration, tax and financial planning and employee benefit plan administration.

Deposits and Borrowings

General. Deposits have traditionally been the primary source of National Bank & Trust’s funds for use in lending and other investment activities. In addition to deposits, National Bank & Trust derives funds from interest payments and principal repayments on loans and income on earning assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions.

Deposits. Deposits are attracted principally from within National Bank & Trust’s market area through the offering of numerous deposit instruments, including checking accounts, savings accounts, money market deposit accounts, and term certificate accounts. Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by National Bank & Trust’s Asset/Liability Committee and the Executive Committee based on National Bank & Trust’s liquidity requirements, growth goals and market trends. NBTF has also used brokers, on a limited basis, to obtain deposits. Currently the amount of deposits from outside National Bank & Trust’s market area is not significant.

Borrowings. The Federal Reserve System functions as a central reserve bank providing credit for its member banks and certain other financial institutions. As a member in good standing of the Federal Reserve Bank of Cleveland, National Bank & Trust is authorized to apply for advances, provided certain standards of credit-worthiness have been met. National Bank & Trust is also a member of the Federal Home Loan Bank system. Short-term borrowings include federal funds purchased and U.S. Treasury demand notes.

Competition

National Bank & Trust competes for deposits with other commercial banks, savings associations and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, National Bank & Trust competes with other commercial banks, savings associations, mortgage bankers, consumer finance companies, credit unions, leasing companies, insurance companies and other lenders. National Bank & Trust competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. For years National Bank & Trust has competed within its market area with several regional bank holding companies, each with assets far exceeding those of National Bank & Trust.

Regulation

General. Because of its ownership of all the outstanding stock of the National Bank & Trust, NB&T Financial is subject to regulation, examination and oversight by the FRB as a bank holding company and financial holding company under the Bank Holding Company Act. The National Bank & Trust, as a national bank, is subject to regulation, examination and oversight by the OCC and special examination by the FRB. National Bank & Trust is a member of the Federal Reserve Bank of Cleveland and a member of the Federal Home Loan Bank of Cincinnati. In addition, since its deposits are insured by the FDIC, National Bank & Trust is also subject to some regulation, oversight and special examination by the FDIC. National Bank & Trust must file periodic financial reports with the FDIC, the OCC and the Federal Reserve Bank of Cleveland. Examinations are conducted periodically by these federal regulators to determine whether National Bank & Trust and NBTF are in compliance with various regulatory requirements and are operating in a safe and sound manner. In general, the FRB may initiate enforcement actions for violations of law and regulations.

Bank Holding Company Regulation. The FRB has adopted capital adequacy guidelines for bank holding companies, pursuant to which, on a consolidated basis, NBTF must maintain total capital of at least 8% of risk-weighted assets. Risk-weighted assets consist of all assets, plus credit equivalent amounts of certain off- balance sheet items, which are weighted at percentage levels ranging from 0% to 100%, based on the relative credit risk of the asset. At least half of the total capital to meet this risk-based requirement must consist of core or “Tier 1” capital, which includes common stockholders’ equity, qualifying perpetual preferred stock (up to 25% of Tier 1 capital) and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, certain other intangibles, and portions of certain non-financial equity investments. The remainder of total capital may consist of supplementary or “Tier 2 capital.” In addition to this risk-based capital requirement, the FRB requires bank holding companies to meet a leverage ratio of a minimum level of Tier 1 capital to average total consolidated assets of 3%, if they have the highest regulatory examination rating, well-diversified risk and minimal anticipated growth or expansion. All other bank holding companies are expected to maintain a leverage ratio of at least 4% of average total consolidated assets. NBTF was in compliance with these capital requirements at September 30, 2009. For NBTF’s capital ratios, see Note 15 to the Consolidated Financial Statements in Item 8.

A bank holding company is required by law to guarantee the compliance of any insured depository institution subsidiary that may become “undercapitalized” (defined in the regulations as not meeting minimum capital requirements) with the terms of the capital restoration plan filed by such subsidiary with its appropriate federal banking agency.

The Bank Holding Company Act restricts NBTF’s ownership or control of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business, other than companies engaged in certain activities determined by the FRB to be closely related to banking. In addition, the FRB has the authority to require a bank holding company to terminate any activity or relinquish control of any nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the determination by the FRB that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company. NBTF currently has no nonbank subsidiaries, except subsidiaries of National Bank & Trust. The ownership of subsidiaries of National Bank & Trust is regulated by the OCC, rather than the FRB.

The Financial Services Modernization Act of 1999 permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the Federal Deposit Insurance Corporation Act of 1991 prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act, by filing a declaration that the bank holding company wishes to become a financial holding company. In October 2006, NBTF became a financial holding company. No regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

The Financial Services Modernization Act defines “financial in nature” to include:

•	securities underwriting, dealing and market making;

•	sponsoring mutual funds and investment companies;

•	insurance underwriting and agency;

•	merchant banking; and

•	activities that the Federal Reserve Board has determined to be closely related to banking.

A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a Community Reinvestment Act rating of satisfactory or better. NB&T Insurance is a financial subsidiary.

Transactions between NBTF and National Bank & Trust are subject to statutory limits in Sections 23A and 23B of the Federal Reserve Act, which limit the amounts of such transactions and require that the terms of the transactions be at least as favorable to National Bank & Trust as the terms would be of a similar transaction between National Bank & Trust and an unrelated party. NBTF and National Bank & Trust were in compliance with these requirements and restrictions at September 30, 2009.

The FRB must approve the application of a bank holding company to acquire any bank or savings association.

National Bank Regulation

Office of the Comptroller of the Currency. The OCC is an office in the Department of the Treasury and is subject to the general oversight of the Secretary of the Treasury. The OCC is responsible for the regulation and supervision of all national banks, including National Bank & Trust. The OCC issues regulations governing the operation of national banks and, in accordance with federal law, prescribes the permissible investments and activities of national banks. National Bank & Trust is authorized to exercise trust powers in accordance with OCC guidelines. National banks are subject to regulatory oversight under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosure, equal credit opportunity, fair credit reporting and community reinvestment.

National Bank & Trust is required to meet certain minimum capital requirements set by the OCC. These requirements consist of risk-based capital guidelines and a leverage ratio, which are substantially the same as the capital requirements imposed on NBTF. National Bank & Trust was in compliance with those capital requirements at September 30, 2009. For National Bank & Trust’s capital ratios, see Note 15 to the Consolidated Financial Statements in Item 8. The OCC may adjust the risk-based capital requirement of a national bank on an individualized basis to take into account risks due to concentrations of credit or nontraditional activities.

The OCC has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled national banks. At each successively lower defined capital category, a national bank is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OCC has less flexibility in determining how to resolve the problems of the institution. In addition, the OCC generally can downgrade a national bank’s capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the national bank is deemed to be engaging in an unsafe or unsound practice, because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition. National Bank & Trust’s capital at September 30, 2009, met the standards for the highest capital category, a well-capitalized bank.

A national bank is subject to restrictions on the payment of dividends, including dividends to a holding company. National Bank & Trust may not pay a dividend if it would cause National Bank & Trust not to meet its capital requirements. In addition, the dividends that a bank subsidiary can pay to its holding company without prior approval of regulatory agencies is limited to net income plus its retained net income for the preceding two years. Based on the current financial condition of National Bank & Trust, National Bank & Trust does not expect these provisions to affect the current ability of National Bank & Trust to pay dividends to NBTF in an amount customary for National Bank & Trust.

OCC regulations generally limit the aggregate amount that a national bank can lend to one borrower or aggregated groups of related borrowers to an amount equal to 15% of the bank’s unimpaired capital and surplus. A national bank may loan to one borrower an additional amount not to exceed 10% of the association’s unimpaired capital and surplus, if the additional amount is fully secured by certain forms of “readily marketable collateral.” Loans to executive officers, directors and principal shareholders and their related interests must conform to the OCC lending limits. All transactions between national banks and their affiliates, including NBTF, must comply with Sections 23A and 23B of the Federal Reserve Act.

Federal Deposit Insurance Corporation. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC is authorized to establish annual assessment rates for deposit insurance. The FDIC has established a risk-based assessment system for members. Under this system, assessments vary based on the risk the institution poses to its deposit insurance fund. The risk level is determined based on the institution’s capital level and the FDIC’s level of supervisory concern about the institution. Insurance of deposits may be terminated by the FDIC if it finds that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition enacted or imposed by the institution’s regulatory agency.

Federal Reserve Board. The Federal Reserve Act requires national banks to maintain reserves against their net transaction accounts (primarily checking and NOW accounts). The amounts are subject to adjustment by the FRB. At September 30, 2009, National Bank & Trust was in compliance with its reserve requirements.

Federal Home Loan Banks. The Federal Home Loan Banks (the FHLBs) provide credit to their members in the form of advances. As a member, National Bank & Trust must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1% of the aggregate outstanding principal amount of National Bank & Trust’s residential real estate loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its advances from the FHLB. National Bank & Trust is in compliance with this requirement with an investment in FHLB of Cincinnati stock having a book value of $8.6 million at September 30, 2009. The FHLB advances are secured by collateral in one or more specified categories. The amount a member may borrow from the FHLB is limited based upon the amounts of various assets held by the member.

Ohio Department of Insurance. National Bank & Trust’s insurance agency operating subsidiary is subject to the insurance laws and regulations of the State of Ohio and the Ohio Department of Insurance. The insurance laws and regulations require education and licensing of agencies and individual agents, require reports and impose business conduct rules.

Employees

At September 30, 2009, NBTF and National Bank & Trust had a total of 214 employees, 189 of which were employed on a full-time basis. NBTF has no separate employees not also employed by National Bank & Trust. No employees are covered by collective bargaining agreements. Management considers its employee relations to be good.

Properties

NBTF and National Bank & Trust own and occupy their main offices located at 48 North South Street, Wilmington, Ohio. National Bank & Trust also owns or leases 20 full-service branch offices and one remote drive-through ATM facility, all of which are located in Brown, Clermont, Clinton, Highland, and Warren Counties in Ohio. National Bank & Trust owns a building at 1600 West Main Street, Wilmington, Ohio, which serves as an operation center for National Bank & Trust and houses National Bank & Trust’s insurance agency.

Legal proceedings

There is no material pending litigation, other than routine litigation incidental to the business of NBTF and National Bank & Trust, involving or naming NBTF or National Bank & Trust as a defendant. Further, there are no material legal proceedings in which any director, executive officer, principal shareholder or affiliate of the NBTF is a party or has a material interest that is adverse to NBTF or National Bank & Trust. None of the routine litigation in which NBTF or National Bank & Trust is involved in is expected to have a material adverse impact on the financial position or results of operations of NBTF or National Bank & Trust.

Market price of and dividends on NBTF common shares and related stockholder matters

There were 3,173,082 common shares of NBTF outstanding on November 5, 2009, held by approximately 385 registered shareholders, and approximately an additional 407 beneficial owners holding their shares in the names of brokers, banks and depositories. Dividends per share declared were $0.29 per share in the first three quarters of 2009 and in each quarter in 2008 and were $0.28 per share in each quarter in 2007.

The Company’s shares trade on the NASDAQ Capital Market under the symbol NBTF. The following table summarizes the quarterly common stock prices and dividends declared since January 1, 2007.

	2009			2008			2007
	High	Low	Dividend	High	Low	Dividend	High	Low	Dividend
Fourth Quarter	$—	$—	$—	$19.99	$12.97	$0.29	$20.52	$19.39	$0.28
Third Quarter	17.25	13.74	.29	18.81	12.25	0.29	21.15	19.51	0.28
Second Quarter	15.00	13.50	.29	19.25	15.04	0.29	21.85	20.75	0.28
First Quarter	17.49	12.58	.29	21.00	18.67	0.29	21.48	19.72	0.28

As a national bank, National Bank & Trust is subject to restrictions on the payment of dividends to NBTF, which could restrict the ability of NBTF to pay dividends. National Bank & Trust may not pay a dividend if it would cause National Bank & Trust not to meet its capital requirements. In addition, without regulatory approval, National Bank & Trust is limited to paying dividends equal to net income to date in the fiscal year plus its retained net income for the preceding two years. NBTF is required by guidance of the FRB to notify the Federal Reserve Bank of Cleveland before paying any dividend in excess of earnings for the period for which the dividend is being paid and is required to ensure that all dividend payments are consistent with safe and sound operation of NBTF as a bank holding company.

NBTF has an equity plan under which NBTF may grant options, restricted stock and stock appreciation rights to selected directors and employees for up to 270,000 common shares of NBTF. NBTF also has a stock option plan that has been terminated but under which options to purchase shares remain exercisable. Finally, an option to purchase 30,000 shares was awarded to Mr. Limbert upon his employment. These options may be exercised at $20.88, vest over five years and expire in 2016. The following table summarizes the securities authorized for issuance at June 30, 2009, under all equity compensation plans in existence at that date:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders:
2006 Equity Plan	105,500	$19.93	164,500
1992 Nonqualified Stock Option Plan (terminated 2007)	89,000	24.35	0
Equity compensation plans not approved by security holders	30,000	20.88	0

Total	224,500	$21.81	164,500

NBTF management’s discussion and analysis of and results of operations as of September 30, 2009

Results of Operations

Results of Operations

Net income for the third quarter of 2009 was $992,000, or $.32 per diluted share, compared to net income of $1.0 million, or $.33 per diluted share, for the same quarter last year. Net income for the first nine months of 2009 was $2.5 million, or $.79 per diluted share, compared to $2.9 million, or $.93 per diluted share, for the first nine months of 2008. The decrease in earnings from the first nine months of last year is primarily due to an additional FDIC assessment for insurance of deposits, an increase in the provision for loan losses and lower non-interest income.

Net Interest Income

Net interest income was $4.8 million for the third quarter of 2009, compared to $4.7 million earned in the third quarter of 2008. Net interest margin decreased to 3.72% for the third quarter of 2009, compared to 3.91% for the third quarter of 2008. Interest income declined to $6.6 million for the third quarter of 2009 from $7.1 million for the same quarter last year. Average interest-earning assets increased approximately 8% to $506.8 million; however, the average yield decreased from 6.02% for the third quarter of 2008 to 5.17% for the third quarter of 2009 due to declining rates, slower loan volume, and reinvestment of funds into lower-yielding short-term investments as overall market rates remained at historical lows for the quarter. Total interest expense decreased a similar amount to $1.9 million during the third quarter of 2009 from $2.4 million for the same quarter last year. Average interest-bearing liabilities increased approximately 5% from last year to $424.9 million, and their cost decreased to 1.73% during the third quarter of 2009 from 2.37% for the same quarter last year. For the first nine months of 2009, net interest income was $13.8 million compared to $13.7 million for the same period last year.

Provision for Loan Losses

The provision for loan losses was $175,000 in the third quarter of 2009 and $105,000 in the third quarter of 2008. Year-to-date provision for loan losses was $1,052,000 for 2010, compared to $326,000 for 2009. Net charge-offs were $78,000 in the third quarter of 2009, compared to $76,000 in the third quarter of 2008. Net charge-offs were $1,052,000 for the first nine months of 2009, compared to $326,000 for the same period in 2008. Charge-offs in 2009 included one loan charged-off for $511,000 for which $300,000 in specific reserves had been previously allocated. These increases in the provision were required as a result of management’s evaluation of the loan portfolio and reflect the increase in net charge-off experience and non-performing loans. Non-performing loans totaled $4.4 million at September 30, 2009, compared to $3.0 million at September 30, 2008. The increase in non-performing loans is primarily due to two commercial real estate loan relationships. The allowance for loan losses to total loans was 0.89% at September 30, 2009, compared to 1.01% at September 30, 2008.

Non-interest Income

Total non-interest income was $2.2 million for the third quarter of 2009, compared to $2.0 million for the same quarter last year. For the first nine months of 2009, non-interest income was $6.3 million, compared to $6.4 million for the same period last year. Non-interest income for 2008 was primarily higher due to a gain of approximately $116,000 on the mandatory redemption of Visa shares as a result of the Visa initial public offering. Service charges and fees increased in 2009 but were partially offset by lower trust fee income and lower insurance agency revenues.

Non-interest Expense

Total non-interest expense was $5.5 million for the third quarter of 2009 and $5.4 million for the same quarter in 2008. FDIC insurance premiums increased $143,000 in the third quarter of 2009 from the third quarter of 2008. This increased expense has been offset by reductions in compensation expense in 2009. In addition, approximately $125,000 in professional fees related to the pending acquisition of Community were expensed in the third quarter of 2009. Total non-interest expense for the first nine months of 2009 was $16.5 million, compared to $16.3 million in 2008. In total, our 2009 FDIC insurance premiums increased $680,000 over the first nine months of 2008.

Income Taxes

The provision for income taxes for the third quarter of 2009 was $269,000, or 21.3%, compared to $226,000, or 18.1%, for the third quarter of 2008. For the first nine months of 2009, the provision for income taxes was $507,000, or 17.1%, compared to $612,000, or 17.4%, for the same period last year. The increase in the effective tax rate for the third quarter of 2009 is primarily due to a decrease in tax-exempt income.

Financial Condition

The changes that have occurred in NBTF’s financial condition during 2009 are as follows (in thousands):

			2009 Change
	September 30, 2009	December 31, 2008	Amount	Percent
Total assets	$554,754	$524,841	$29,913	5.7
Interest-bearing deposits	38,007	43,393	(5,386)	(12.4)
Federal funds sold	349	541	(192)	(35.5)
Loans, net*	333,299	332,774	525.16
Securities	125,573	87,908	37,665	42.9
Demand deposits	63,362	65,969	(2,607)	(4.0)
Savings, NOW, MMDA deposits	228,796	180,089	48,707	27.1
CD’s $100,000 and over	29,813	31,940	(2,127)	(6.7)
Other time deposits	126,626	142,730	(16,104)	(11.3)
Total deposits	448,597	420,728	27,869	6.6
Short-term borrowings	254	1,693	(1,439)	(85.0)
Long-term borrowings	39,810	39,810	—	—
Stockholders Equity	60,138	58,791	1,347	2.3
* Includes loans held for sale

At September 30, 2009, total assets were $554.8 million, an increase of $29.9 million from December 31, 2008. The increase is primarily attributable to an increase in savings, NOW and money market accounts of $48.9 million, partially offset by a decrease in time deposits of $18.2 million. These excess funds have been invested in investment securities, which increased $37.7 million since December 31, 2008. Stockholders’ equity increased $1.3 million in the first nine months of 2009 to $60.1 million primarily due to increases in the market value of the securities portfolio.

Average total assets increased $30.4 million, or 5.8%, to $553.9 million from the third quarter of 2008. Average total gross loans decreased to $332.7 million, a decline of $13.3 million from the same quarter last year. The decline is the result of increased refinancing of residential real estate loans to fixed-rate loans sold in the secondary market and the continuing decline in indirect loans since NBTF exited that market in the third quarter of 2006. The decline in these two loan portfolios was partially offset by an increase in commercial real estate loans, which is the primary type of commercial loans being sought by customers in the Company’s market. In addition, one large commercial loan of approximately $4.5 million was paid off in the fourth quarter of 2008. Both the local and national decline in the economy appear to have impacted new loan volume. Based on discussions with both current and prospective loan customers, borrowers are reducing debt when possible and being more cautious when seeking additional bank funding. Also, many borrowers are quoted higher rates than anticipated due to additional uncertainty regarding the timing of their cash flows and fewer banks bidding for the business. Due to the decline in loan volume, excess funds have been invested in interest-bearing deposits and securities, which have increased $50.4 million on average, from the same quarter last year.

Average total deposit liabilities increased $30.0 million for the third quarter of 2009 to $451.0 million, compared to an average of $421.0 million for the same quarter last year. Non-interest bearing deposits and NOW accounts increased on average $22.8 million and savings and money market accounts increased $18.8 million on average from the third quarter of 2008, offset by declines in average certificate of deposit balances.

Allowance for Loan Losses

The following table is a summary of NBTF’s loan loss experience for the periods ended September 30, 2009 and 2008 (dollars in thousands):

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Balance at beginning of period	$2,912	$3,534	$3,411	$3,594

Charge-offs:
Commercial and industrial	(20)	(33)	(206)	(54)
Commercial real estate	(9)	—	(574)	(74)
Real estate construction	—	—	—	—
Agricultural	—	—	(4)	—
Residential real estate	(20)	(17)	(130)	(85)
Consumer	(96)	(107)	(347)	(366)

Total charge-offs	(145)	(158)	(1,261)	(579)

Recoveries:
Commercial and industrial	—	3	16	17
Commercial real estate	1	41	8	49
Real estate construction	4	—	7	—
Agricultural	2	6	22	30
Residential real estate	17	—	32	31
Consumer	43	31	124	126

Total recoveries	67	81	209	253

Net charge-offs	(78)	(76)	(1,052)	(326)
Provision for loan losses	175	105	650	295

Balance at end of period	$3,009	$3,563	$3,009	$3,563

The following table sets forth selected information regarding NBTF’s loan quality at the dates indicated (in thousands):

	September 30, 2009	December 31, 2008	September 30, 2008
Loans accounted for on non-accrual basis	$2,907	$2,982	$2,990
Accruing loans which are past due 90 days	521	200	45
Renegotiated loans	945	—	—
Other real estate owned	1,855	321	289

Total non-performing assets	$6,228	$3,503	$3,324

Ratios:
Allowance to total loans	0.89%	0.95%	1.01%
Net charge-offs to average loans (annualized)	0.43%	0.30%	.13%
Non-performing assets to total loans and other real estate owned	1.84%	1.04%	.95%

The allowance is maintained to absorb losses in the portfolio. Management’s determination of the adequacy of the reserve is based on reviews of specific loans, loan loss experience, general economic conditions and other pertinent factors. If, as a result of charge-offs or increases in risk characteristics of the loan portfolio, the reserve is below the level considered by management to be adequate to absorb possible loan losses, the provision for loan losses is increased. Loans deemed not collectible are charged off and deducted from the reserve. Recoveries on loans previously charged off are added to the reserve.

NBTF allocates the allowance for loan losses to specifically classified loans and non-classified loans generally based on the one- and three-year net charge-off history. In assessing the adequacy of the allowance for loan losses, NBTF considers three principal factors: (1) the one- and three-year rolling average charge-off percentage applied to the current outstanding balance by portfolio type; (2) specific percentages applied to individual loans estimated by management to have a potential loss; and (3) estimated losses attributable to economic conditions. Economic conditions considered include estimated changes in real estate values, unemployment levels, the condition of the agricultural business, and other local economic factors. Specifically, NBTF also continues to consider the impact of DHL Express (USA), Inc. and DHL Network Operations (USA), Inc. (collectively, “DHL”) and ABX Air significantly reducing their operations in Wilmington and Clinton County, Ohio. DHL and ABX Air combined employed more people than any other employer in Clinton County. DHL has decided to outsource its United States transportation and sorting services to another company. Thousands of local jobs have been eliminated. Not all the individuals with these jobs live in Clinton County. We do, however, expect this job reduction to have a negative short-term and potentially negative long-term impact on the local economy. While NBTF has no direct relationship with either DHL or ABX Air, NBTF did estimate its direct exposure, both loans and deposits, from employees of DHL and ABX Air and considered this in evaluating the allowance. National Bank & Trust estimated this exposure at less than 1% of total assets. To date, this part of the overall portfolio continues to perform as expected. What is uncertain and not estimated is the potential impact of the spending habits of the DHL and ABX employees on other National Bank & Trust customers in the area.

During the first quarter of 2009, NBTF foreclosed on a $1.2 million commercial loan for which specific reserves of $300,000 had been previously allocated. Approximately $511,000 was charged off with the balance of $685,000 transferred to other real estate owned. In addition, one loan secured by residential lots for approximately $689,000 was transferred to other real estate owned during the second quarter. Another $340,000 loan secured by a convenience store for which specific reserves of $35,000 had been previously allocated was also transferred to other real estate owned in the second quarter with $50,000 charged off. As of September 30, 2009, there was $1.3 million in 21 non-accrual small business relationships. The majority of this amount consisted of two relationships, one secured by accounts receivable and equipment and the other secured by a commercial office building. In addition, NBTF had one renegotiated loan of approximately $945,000 secured by commercial real estate where the loan payments were lowered temporarily to assist the borrower with short-term cash flow issues.

Non–accrual residential real estate loans totaled $1,411,000 and consisted of 20 loans with the largest balance being $249,000. Non-accrual consumer loans consisted of four loans that totaled $23,000, and home equity credit loans consisted of seven loans totaling $140,000.

Liquidity and Capital Resources

Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as NBTF cash needs, are met. NBTF manages liquidity on both the asset and liability sides of the balance sheet. The loan-to-deposit ratio at September 30, 2009 was 75.0%, compared to 83.4% at the same date in 2008. Loans to total assets were 60.6% at the end of the third quarter of 2009, compared to 66.3% at the same time last year. At September 30, 2009, NBTF had $38.0 million in interest-bearing deposits, of which $19.0 million was held in fully-insured certificates of deposit with maturities laddered over 90 days to meet short-term funding needs. NBTF has $125.6 million in available-for-sale securities that are readily marketable. Approximately 37.8% of the available-for-sale portfolio is pledged to secure public deposits, short-term and long-term borrowings and for other purposes as required by law. The balance of the available-for-sale securities could be sold if necessary for liquidity purposes. Also, a stable deposit base, consisting of 93.4% core deposits, makes NBTF less susceptible to large fluctuations in funding needs. NBTF has short-term borrowing lines of credit with several correspondent banks. NBTF also has both short- and long-term borrowing available through the FHLB. NBTF has the ability to obtain deposits in the brokered certificate of deposit market to help provide liquidity to fund loan growth.

The Federal Reserve Board has adopted risk-based capital guidelines that assign risk weightings to assets and off-balance sheet items and also define and set minimum capital requirements (risk-based capital ratios). At September 30, 2009 and December 31, 2008, NBTF had the following risk-based capital ratios, which are well above the regulatory minimum requirements:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2009
Total Risk-Based Capital (to Risk-Weighted Assets)
Consolidated	$67,461	18.53%	$29,124	8.0%	N/A	N/A
Bank	62,058	17.07	29,086	8.0	$36,358	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	64,452	17.70	14,562	4.0	N/A	N/A
Bank	59,049	16.24	14,543	4.0	21,815	6.0

Tier I Capital (to Average Assets)
Consolidated	64,452	11.72	21,992	4.0	N/A	N/A
Bank	59,049	10.78	21,920	4.0	27,400	5.0

As of December 31, 2008
Total Risk-Based Capital (to Risk-Weighted Assets)
Consolidated	$67,338	18.80%	$28,649	8.0%	N/A	N/A
Bank	59,489	16.66	28,568	8.0	$35,710	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	63,927	17.85	14,324	4.0	N/A	N/A
Bank	56,078	15.70	14,284	4.0	21,426	6.0

Tier I Capital (to Average Assets)
Consolidated	63,927	12.21	20,935	4.0	N/A	N/A
Bank	56,078	10.72	20,931	4.0	26,164	5.0

CRITICAL ACCOUNTING POLICIES

The accounting and reporting policies of NBTF are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. NBTF’s significant accounting policies are described in detail in the notes to NBTF’s consolidated financial statements for the year ended December 31, 2008. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company’s financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

Allowance for Loan Losses- The allowance for loan losses provides coverage for probable losses inherent in NBTF’s loan portfolio. Management evaluates the adequacy of the allowance for loan losses each quarter based on changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors. This evaluation is inherently subjective, as it requires the use of significant management estimates. Many factors can affect management’s estimates of specific and expected losses, including volatility of default probabilities, collateral values, rating migrations, loss severity and economic and political conditions. The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

NBTF determines the amount of the allowance based on relative risk characteristics of the loan portfolio. The allowance recorded for commercial loans is based on reviews of individual credit relationships and historical loss experience. The allowance recorded for homogeneous consumer loans is based on an analysis of loan mix, risk characteristics of the portfolio, and historical losses, adjusted for current trends, for each homogeneous category or group of loans. The allowance for loan losses relating to impaired loans is based on the loan’s observable market price, the collateral for certain collateral-dependent loans, or the discounted cash flows using the loan’s effective interest rate.

Regardless of the extent of NBTF’s analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer’s financial condition or changes in their unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses for larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogenous groups of loans are among other factors. NBTF estimates a range of inherent losses related to the existence of these exposures. The estimates are based upon NBTF’s evaluation of risk associated with the commercial and consumer allowance levels and the estimated impact of the current economic environment.

Goodwill and Other Intangibles- NBTF records all assets and liabilities acquired in purchase acquisitions, including goodwill and other intangibles, at fair value as required by the “Intangibles—Goodwill and Other” topic of the FASB Accounting Standards Codification. Goodwill of $3.8 million is subject, at a minimum, to annual tests for impairment. Testing includes evaluating the current market price of the stock versus book value, the current economic value of equity versus current book value, and recent market sales of financial institutions. Based on the review of all three factors, management has concluded goodwill is not impaired. Other intangible assets of $830,000 are amortized over their estimated useful lives using straight-line and accelerated methods, and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount. The initial goodwill and other intangibles recorded and subsequent impairment analysis requires management to make subjective judgments concerning estimates of how the acquired asset will perform in the future. Events and factors that may significantly affect the estimates include, among others, customer attrition, changes in revenue growth trends, specific industry conditions and changes in competition.

EFFECT OF RECENT ACCOUNTING STANDARDS

In February 2007, the Financial Accounting Standards Board (FASB) issued an update to the Financial Instruments Topic of the FASB Accounting Standards Codification, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits us to choose to measure certain financial assets and liabilities at fair value that are not currently required to be measured at fair value (i.e. the Fair Value Option). Election of the Fair Value Option is made on an instrument-by-instrument basis and is irrevocable. At the adoption date, unrealized gains and losses on financial assets and liabilities for which the Fair Value Option has been elected would be reported as a cumulative adjustment to beginning retained earnings. If we elect the Fair Value Option for certain financial assets and liabilities, we will report unrealized gains and losses due to changes in their fair value in earnings at each subsequent reporting date. The updated standard is effective as of January 1, 2008. NBTF has not elected the fair value option for any financial assets or liabilities at September 30, 2009.

In September 2006, the FASB issued an update to the Fair Value Measurement and Disclosures Topic of the Codification, which enhances existing guidance for measuring assets and liabilities using fair value. Prior to this updated standard, guidance for applying fair value was incorporated in several accounting pronouncements. The updated standard provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. The standard also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under this topic, fair value measurements are disclosed by level within that hierarchy. While the standard does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. The updated standard is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

Effective October 10, 2008, and for prior periods, the FASB modified the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification, “Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active”. The updated standard clarifies the application of fair value measurements, in a market that is not active. As of September 30, 2009, NBTF was able to obtain all market values using the Level II hierarchy measurements adopted under this accounting standard.

In December 2007, the FASB issued an update to the Business Combinations Topic of the Codification, which changes accounting and reporting requirements for business acquisitions in fiscal years beginning on or after Dec. 15, 2008. In general, the updated topic will require measuring and recognizing the business acquired at full acquisition-date fair value. This replaces the prior cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. The updated standard also requires the direct costs of a business combination be recognized as expenses of the period in which they are incurred and no longer included in the measurement of the business acquired. In addition, under the prior standard, restructuring costs that the acquirer expected but was not obligated to incur were recognized as if they were a liability assumed at the acquisition date. The updated standard requires the acquirer to recognize those costs separately from the business combination.

In June 2009 the FASB adopted the “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification (Codification) as the single source of authoritative U.S. generally accepted accounting principles (U.S. GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Codification supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to: (a) update the Codification; (b) provide background information about the guidance; and (c) provide the bases for conclusions on the change(s) in the Codification. Adoption of this Statement did not have a material effect on NBTF’s financial position or results of operations.

In May 2009 the FASB issued the Subsequent Events Topic of the Codification, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, the accounting standard provides:

•

The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements;

•	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and

•	The disclosure that an entity should make about events or transactions that occurred after the balance sheet date.

The new standard is effective for interim or annual financial periods ending after June 15, 2009 and did not have a material effect on NBTF’s financial position or results of operations.

On April 9, 2009, the FASB updated the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification regarding the accounting treatment for investments including mortgage-backed securities. These updated standard changed the method for determining if an Other-Than-Temporary Impairment (“OTTI”) exists and the amount of OTTI to be recorded through an entity’s income statement. The changes provide greater clarity and reflect a more accurate representation of the credit and noncredit components of an OTTI event. The three areas updated within the standard are as follows:

•

“Determining Fair Value When the Volume and Level of Activity for the Assets or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” addresses the criteria to be used in the determination of an active market in determining whether observable transactions are Level 1 or Level 2 under the framework. The standard reiterates that fair value is based on the notion of exit price in an orderly transaction between willing market participants at the valuation date.

•

“Recognition and Presentation of Other-than-Temporary Impairments” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on debt securities.

•	“Interim Disclosures about Fair Value of Financial Instruments” enhances consistency in financial reporting by increasing the frequency of fair value disclosures.

The updated standard is effective for financial statements issued for periods ending after June 15, 2009. Adoption of the updated standard did not have a material effect on NBTF’s financial position or results of operations.

NBTF management’s discussion and analysis of financial condition and results of operations as of December 31, 2008

The following discussion and analysis comparing 2008 to prior years should be read in conjunction with the audited consolidated financial statements at December 31, 2008 and 2007 and for the three years ended December 31, 2008.

FORWARD-LOOKING STATEMENTS

Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will likely result,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts. Results could differ materially from those expressed in such forward-looking statements due to a number of factors, including (1) changes in interest rates; (2) changes in national and local economic and political conditions; (3) competitive pressures in the retail banking, financial services, insurance and other industries; (4) changes in laws and regulations, including changes in accounting standards; (5) changes in policy by regulatory agencies; and (6) changes in the securities markets. Any forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, and actual results could differ materially from those contemplated by those forward-looking statements. Many of the factors that will determine these results are beyond NBTF’s ability to control or predict. NBTF disclaims any duty to update any forward-looking statements, all of which are qualified by the statements in this section. See Item 1.A. “Risk Factors” in this annual report for further discussion of the risks affecting the business of NBTF and the value of an investment in its shares.

RESULTS OF OPERATIONS

EXECUTIVE SUMMARY

Net income for 2008 was $3.8 million, or $1.22 per diluted share, compared to $4.4 million, or $1.39 per diluted share, for 2007. In 2008, National Bank & Trust opened three new branches, increasing expenses approximately $750,000 over last year. National Bank & Trust also took advantage of its well-capitalized position to expand into contiguous markets. In addition, the provision for loan losses increased $265,000 in 2008 due to a higher level of nonperforming loans and increased credit risk inherent in the current economic climate.

Net income for 2007 was $4.4 million, or $1.39 per diluted share, compared to net income of $1.9 million, or $.58 per diluted share, for 2006. The earnings improvement was across the board with increases in net interest income and non-interest income, and decreases in the loan loss provision and non-interest expenses.

NET INTEREST INCOME

Net interest income, the difference between interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is the most significant component of NBTF’s earnings. Net interest income is affected by changes in the volumes, rates and composition of interest-earning assets and interest-bearing liabilities. Table 1 reflects the components of NBTF’s net interest income for each of the three years ended December 31, 2008, setting forth: (i) average assets, liabilities and shareholders’ equity, (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, and (iv) the net interest margin (i.e., net interest income divided by average interest-earning assets). Non-accrual loans have been included in the average loan balances.

TABLE 1 – NET INTEREST INCOME AND NET INTEREST MARGIN

(Dollars in thousands)

	2008			2007			2006
	Average Outstanding Balance	Yield / Rate	Interest Earned / Paid	Average Outstanding Balance	Yield / Rate	Interest Earned / Paid	Average Outstanding Balance	Yield / Rate	Interest Earned / Paid
Loans(1)	$343,453	6.67%	$22,894	$385,857	7.18%	$27,699	$422,452	6.74%	$28,460
Securities	99,588	5.01	5,001	91,504	4.87	4,453	135,119	4.03	5,441
Deposits in banks	26,808	2.60	700	1,160	4.43	51	266	5.57	15
Federal funds sold	11,672	1.99	233	15,146	4.91	744	3,658	4.91	180

Total interest-earning assets	481,521	5.99	28,828	493,667	6.67	32,947	561,495	6.07	34,096
Non-earning assets	45,340			44,382			47,794

Total assets	$526,861			$538,049			$609,289

Non-interest-bearing demand deposits	$60,238	—	—	$56,571	—	—	$62,059	—	—
Interest-bearing demand deposits	79,237.46		362	83,572.93		781	97,417.87		848
Savings deposits	112,195	1.43	1,601	119,484	2.73	3,267	108,077	2.17	2,348
Time deposits	172,696	3.66	6,316	180,373	4.53	8,175	199,753	4.02	8,022
Short-term borrowings	726	1.31	10	870	4.72	41	34,641	4.75	1,645
Junior subordinated debentures	10,310	7.07	729	9,344	7.96	744	8,248	8.65	713
FHLB advances	29,322	4.56	1,335	25,738	4.93	1,268	44,263	5.01	2,219

Total interest-bearing liabilities	404,486	2.56	10,353	419,381	3.40	14,276	492,399	3.21	15,795

Non-interest bearing liabilities	63,327			59,387			59,112
Capital	59,048			59,281			57,778

Total liabilities and capital	$526,861			$538,049			$609,289

Net interest income			$18,475			$18,671			$18,301

Net interest margin		3.84%			3.78%			3.26%

(1)	Includes nonaccrual loans and loan fees.

Net interest income was $18.5 million for 2008, a decrease of $196,000 compared to $18.7 million for 2007. Net interest margin increased to 3.84% for 2008 from 3.78% last year. Average interest-earning assets decreased approximately 2.5% to $481.5 million during 2008 compared to 2007 and interest income decreased $4.1 million. Also, the average yield on earning assets decreased from 6.67% for 2007 to 5.99% for 2008 due to lower loan volumes, reinvestment in lower-yielding interest bearing deposits and declining market rates. Offsetting the decrease in interest income, interest expense decreased $3.9 million to $10.4 million during 2008 from $14.3 million last year. Average interest-bearing liabilities decreased 3.6% from last year to $404.5 million, and their cost decreased to 2.56% during 2008 from 3.40% last year.

Net interest income increased to $18.7 million in 2007 from $18.3 million in 2006 with an increase in NBTF’s net interest margin from 3.26% in 2006 to 3.78% in 2007. Interest income was $32.9 million for 2007 compared to $34.1 million in 2006, which is the result of lower loan volumes. Total interest expense decreased $1.5 million to $14.3 million in 2007 from $15.8 million last year. The decrease is primarily the result of the reduction in Federal Home Loan Bank advances, short-term borrowings and time deposits. These liability decreases, along with reductions in the investment and indirect loan portfolios, were part of the balance sheet restructuring in 2006 to improve NBTF’s net interest margin.

Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. Table 2 presents an analysis of increases and decreases in interest income and expense in terms of changes in volume and interest rates during the three years ended December 31, 2008. Changes attributable to rate and volume are allocated to both rate and volume on an equal basis.

TABLE 2 – NET INTEREST INCOME – RATE/VOLUME ANALYSIS

(Dollars in thousands)

	Years ended December 31, 2008 vs. 2007		Total	Years ended December 31, 2007 vs. 2006		Total
	Increase (decrease) due to			Increase (decrease) due to
	Volume	Rate		Volume	Rate
Interest income attributable to:
Loans	$(3,097)	$(1,708)	$(4,805)	$(2,527)	$1,766	$(761)
Securities	406	143	549	(1,939)	951	(988)
Deposits in banks	903	(255)	648	45	(8)	37
Federal funds sold	(120)	(391)	(511)	564	—	564

Total interest-earning assets	(1,908)	(2,211)	(4,119)	(3,857)	2,709	(1,148)

Interest expense attributable to:
Interest-bearing deposits	(511)	(3,433)	(3,944)	(650)	1,655	1,005
Short-term borrowings	(5)	(27)	(32)	(1,600)	(4)	(1,604)
Junior subordinated debentures	73	(88)	(15)	91	(60)	31
FHLB advances	170	(102)	68	(921)	(30)	(951)

Total interest-bearing liabilities	(273)	(3,650)	(3,923)	(3,080)	1,561	(1,519)

Net interest income	$(1,635)	$1,439	$(196)	$(724)	$1,095	$371

NON-INTEREST INCOME

Table 3 details the components of non-interest income, excluding securities gains and losses, and the percentage change from the two previous years. Total non-interest income was $8.2 million in 2008 and 2007, and $9.2 million in 2006. The non-interest income in 2006 included a $1.1 million gain on sale of a branch. Service charges on deposits increased slightly in 2008 due to increased business checking accounts and a lower average earnings credit on such balances. Service charges on deposits decreased 3.6% in 2007 largely due to decreased fees on overdrawn accounts and an increase of $6.6 million in average free checking account balances. Other service charges and fees increased in 2008 and 2007 due to additional fee income on debit card transactions. Insurance agency commissions declined to $2.3 million in 2008 due to a decline in insurance policies and decreased commissions on sales of non-deposit investment products. Bank owned life insurance (“BOLI”) income decreased to $492,000 in 2008 compared to $511,000 in 2007, due to a decrease in the yield on the underlying investments. Other income increased to $1,125,000 in 2008 due to a gain of approximately $116,000 on the mandatory redemption of Visa shares as a result of the Visa initial public offering as well as a gain of $135,000 on the liquidation of a long-term investment held by National Bank & Trust’s insurance agency subsidiary. These gains were partially offset by decreased gains on loan sales. Other income increased to $1,067,000 in 2007 due to increased gains on loan sales and fee income on cash management sweep services.

TABLE 3 – NON-INTEREST INCOME

(Dollars in thousands)

				Percent Change
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
Trust	$937	$939	$944	(.21)%	(.53)%
Service charges on deposits	2,352	2,347	2,435.21		(3.61)
Other service charges	1,063	976	926	8.91	5.40
Insurance agency commissions	2,252	2,400	2,436	(6.17)	(1.48)
Income from BOLI	492	511	465	(3.72)	9.89
Gain on sale of branch	—	—	1,099	NM	NM
Other	1,125	1,067	889	5.44	20.02

Total	$8,221	$8,240	$9,194	(.23)%	(10.38)%

Gross gains of $15,000 were realized on premium calls of approximately $1,600,000 in municipal bonds in 2008. There were no security sales in 2007. In 2006, securities of $66.3 million were sold at a net loss of $1.3 million in order to reduce long-term borrowings and fund the sale of a branch.

NON-INTEREST EXPENSE

Table 4 details the components of non-interest expense and the percentage change from the two previous years.

TABLE 4 – NON-INTEREST EXPENSE

(Dollars in thousands)

				Percent Change
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
Salaries & employee benefits	$11,847	$11,584	$11,572	2.27%	.10%
Occupancy	1,992	1,687	1,699	18.08	(.71)
Equipment	1,639	1,541	1,689	6.36	(8.76)
Data processing	1,207	1,009	910	19.62	10.88
Professional fees	1,336	1,514	1,588	(11.76)	(4.66)
Marketing	511	546	941	(6.41)	(41.98)
Printing, postage and supplies	803	787	872	2.03	(9.75)
State franchise tax	786	751	746	4.66	.67
Prepayment penalty on FHLB debt	—	—	1,363	NM	NM
Amortization of intangibles	225	474	665	(52.53)	(28.72)
Other	1,333	1,423	1,267	(6.32)	12.31

Total	$21,679	$21,316	$23,312	1.70%	(8.56)%

Total non-interest expense in 2006 included prepayment penalties of $1.4 million on the payoff of $47.2 million in long-term FHLB advances. Salaries and benefits expense, which is the largest component of non-interest expense, remained relatively unchanged in 2006 and 2007. The expense increased to $11.8 million in 2008 due to increased personnel at three branch locations opened in 2008. Occupancy expense also increased in 2008 due to the opening of the three new branches. Data processing fees have increased over the last two years due to increased debit card processing fees. Professional fees, marketing and printing, postage and supplies expenses were $554,000 higher in 2006, compared to 2007, due to the launch of NBTF’s new corporate brand. Professional fees were lower in 2008, compared to 2007, due to recovery of approximately $68,000 in legal fees related to problem loans and approximately $82,000 in recruiting fees incurred in 2007. Amortization expense declined in 2007 and 2006 due to sale of a previously acquired branch in 2006. In addition, the expense continued to decline in 2008 due to the full amortization of an intangible related to a 2001 insurance agency acquisition. Other expenses were higher in the last two years due to net losses on other real estate owned sales of $87,000 and $205,000 in 2008 and 2007, respectively.

During 2008, NBTF fully utilized its one-time FDIC insurance credits and recognized approximately $99,000 in FDIC insurance expense. In late 2008, the FDIC announced an increase in insurance premium rates of seven basis points for the first quarter of 2009. On February 27, 2009, the FDIC announced adoption of an interim final rule imposing a one-time special assessment of 20 basis points and a final rule adjusting the risk-based calculation used to determine the premiums due by each insured institution. Management of NBTF expects that the special assessment and the changes to the premium calculation could increase NBTF’s FDIC insurance expense for 2009 by $1.3 to $1.8 million.

INCOME TAXES

In 2008, the effective tax rate was 17.3%, compared to 18.8% in 2007. Due to the security losses and prepayment penalty on FHLB advances with relatively the same level of tax-exempt income and tax-deductible expenses, NBTF had a tax benefit for 2006.

FINANCIAL CONDITION

ASSETS

Total assets increased from $518.9 million at December 31, 2007 to $524.8 million at December 31, 2008. Loan volume continued to decline in 2008 with total loans decreasing from $357.8 million at December 31, 2007 to $336.0 million at December 31, 2008. The excess funds from the decline in loan volume were reinvested in short-term interest-bearing deposits, which increased to $43.4 million at December 31, 2008 from $10.7 million at December 31, 2007.

SECURITIES

The following table sets forth the composition of National Bank & Trust’s securities portfolio, based on amortized cost, at the dates indicated:

TABLE 5 – SECURITIES PORTFOLIO

(Dollars in thousands)

	At December 31,
	2008	2007	2006
Securities available for sale:
U.S. Government sponsored entities	$10,576	$14,581	$28,796
U.S. Government agency and sponsored entity mortgage-backed securities	2,676	2,400	3,185
Other mortgage-backed securities	50,254	38,570	17,155
Municipals	24,156	32,725	33,623

Total securities available for sale	$87,662	$88,286	$82,769

At December 31, 2008, the securities portfolio was down only slightly to $87.7 million from $88.3 million at December 31, 2007. NBTF experienced increased calls of municipal securities in 2008 with approximately $8.6 million in bonds called with the proceeds reinvested in mortgage-backed securities. NBTF increased its securities portfolio from $82.8 million at December 31, 2006 to $88.3 million at December 31, 2007 as loan demand declined. Excess liquid funds were invested in mortgage-backed securities.

The following table sets forth the amortized cost of National Bank & Trust’s securities portfolio at December 31, 2008. Expected maturities of individual securities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are presented in the table based on current prepayment assumptions. U.S. Government agency and sponsored entity notes, as well as municipal securities, are categorized based on contractual maturity. Yields do not include the effect of income taxes.

TABLE 6 – SECURITIES PORTFOLIO REPRICING

(Dollars in thousands)

	One Year or Less		Over 1 Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Securities available for sale:
U.S. Government sponsored entity notes	$10,576	2.92%	$—	—%	$—	—%	$—	—%	$10,576	2.92%
U.S. Government agency and sponsored entity mortgage-backed securities	198	4.46	2,478	5.05	—	—	—	—	2,676	5.00
Other mortgage-backed securities	23,663	5.71	24,217	5.45			2,374	4.99	50,254	5.55
Municipals	5,724	5.92	3,632	4.06	5,963	4.81	8,837	5.00	24,156	5.03

Total securities available for sale	$40,161	5.00	$30,327	5.25	$5,963	4.81	$11,211	5.00	$87,662	5.07

LOANS

Table 7 shows loans outstanding at period end by type of loan. Commercial and industrial loans declined from $90.1 million in 2004 to $52.5 million in 2008. The decline in the commercial and industrial loan portfolio has been largely offset by an increase in commercial real estate loans, which increased from $55.6 million in 2004 to $96.8 million in 2008. At December 31, 2008, total commercial and industrial and commercial real estate loans were down $9.0 million from December 31, 2007 due to loan payoffs and decreased loan demand. Loan demand was lower in 2008 due to a slowing economy and commercial borrowers trying to reduce their debt obligations. Commercial construction loans also decreased in 2008 by approximately $3.2 million. There was an increase in agricultural loan balances in 2008 of approximately $1.4 million. One of National Bank & Trust’s primary target markets continues to be commercial lending to small- to medium-sized companies with established track records in NBTF’s market area.

Residential real estate loans increased $5.2 million to $130.1 million in 2008. One- to-four-family real estate loans increased due to increased originations of adjustable-rate mortgages retained in NBTF’s portfolio, while home equity loans remained relatively unchanged at December 31, 2008 and December 31, 2007. Currently, NBTF has approximately $13.9 million in residential real estate loans with a loan-to-value ratio greater than 80% for which private mortgage insurance has not been required. NBTF does not offer residential real estate loan products with negative amortization.

Installment loans decreased $16.2 million to $24.4 million in 2008 from $40.6 million at December 31, 2007. Most of this decline is the result of NBTF discontinuing its indirect lending activity in the third quarter of 2006 due to profit margins not meeting expectations. Installment loans have declined from 18.1% of the total loan portfolio at the end of 2004 to 7.3% of the total portfolio at the end of 2008.

NBTF has avoided concentration of commercial lending in any one industry. As of December 31, 2008, the highest commercial lending concentration was in commercial rental real estate properties at 10.1% of the total commercial loan portfolio.

TABLE 7 – LOAN PORTFOLIO

(Dollars in thousands)

	At December 31,
	2008	2007	2006	2005	2004
Commercial & industrial	$52,490	$62,455	$76,182	$82,898	$90,136
Commercial real estate	96,755	95,801	87,018	82,616	55,565
Real estate construction	6,064	9,203	19,958	9,743	13,114
Agricultural	26,265	24,910	22,916	23,468	22,210
Residential real estate	130,091	124,849	140,083	148,358	149,120
Installment	24,440	40,552	64,204	70,696	72,926
Other	—	—	—	—	—
Deferred net origination costs	(89)	(7)	(140)	(156)	(232)

Total	$336,016	$357,763	$410,221	$417,623	$402,839

Table 8 shows the amount of commercial, construction and agricultural loans outstanding as of December 31, 2008, which, based on contractual maturities, are due in the periods indicated. The table also sets forth the amounts of loans due after one year from December 31, 2008, which have predetermined rates and which have floating or adjustable rates.

TABLE 8 – LOAN MATURITIES AND PRICE SENSITIVITY

(Dollars in thousands)

	Due in 1 Year or Less	Due After 1 Year to 5 Years	Due after 5 Years	Total
Commercial and industrial	$14,802	$14,098	$23,590	$52,490
Commercial real estate	14,176	2,667	79,912	96,755
Real estate construction	948	903	4,213	6,064
Agricultural	11,133	3,241	11,891	26,265

Total	$41,059	$20,909	$119,606	$181,574

	Predetermined Rates	Floating or Adjustable Rates	Total
Commercial and industrial	$12,212	$40,278	$52,490
Commercial real estate	4,477	92,278	96,755
Real estate construction	1,123	4,941	6,064
Agricultural	6,531	19,734	26,265

Total	$24,343	$157,231	$181,574

NON-PERFORMING ASSETS

Table 9 shows the amount of non-performing assets outstanding as of December 31 for each of the last five years:

TABLE 9 – NON-PERFORMING ASSETS

(Dollars in thousands)

	2008	2007	2006	2005	2004
Non-accrual loans	$2,982	$1,729	$8,365	$8,178	$2,874
Accruing loans 90 days or more past due	200	253	0	0	0
Renegotiated loans	0	0	0	0	0
Other real estate owned	321	176	1,154	334	389

Total non-performing assets	$3,503	$2,158	$9,519	$8,512	$3,263

RATIOS
Non-performing assets to total loans and other real estate owned	1.04%	.60%	2.31%	2.04%	.81%
Ratio of loan loss allowance to non-performing loans	107%	181%	57%	50%	147%

NBTF’s policy is to place a commercial loan on non-accrual status when it reaches 90 days past due and any of the following conditions exist: 1) the borrower cannot meet the payment obligations under the loan; 2) full payment of principal and interest is not expected; 3) the borrower has filed for bankruptcy and a plan of reorganization or liquidation is not imminent; or 4) foreclosure action has been initiated. All other loans are typically placed on non-accrual status when legal action or charge-off is anticipated but no later than 120 days past due. The amount of non-accrual loans was $3.0 million at year-end 2008, compared to $1.7 million at year-end 2007. The increase is primarily due to one large commercial loan relationship of $1.1 million secured by a gas station/convenience store. The decrease of $6.6 million between December 31, 2006 and December 31, 2007 is primarily due to the return to accrual status of one $4.6 million relationship and the charge-off of $680,000 on one commercial real estate relationship.

At December 31, 2008, other real estate owned consisted of four residential properties. Other real estate owned decreased in 2007 primarily due to selling one residential property acquired in 2006 for $745,000 associated with the relocation of NBTF’s new Chief Executive Officer.

No interest income was recognized in 2008 on non-accrual loans outstanding at December 31, 2008. Had the non-accrual loans been accruing, the interest income recognized would have been approximately $195,000.

ALLOWANCE FOR LOAN LOSSES

The provision for loan losses was increased to $400,000 in 2008 from $135,000 in 2007 due to a higher level of nonperforming loans and increased credit risk inherent in the current economic climate. Non-performing loans totaled $3.2 million at December 31, 2008, compared to $2.0 million at December 31, 2007. In addition, other real estate owned increased to $321,000 at December 31, 2008, from $176,000 at December 31, 2007. The allowance for loan losses to total loans was 1.01% at December 31, 2008, compared to 1.00% at December 31, 2007.

The provision for loan losses was decreased to $135,000 in 2007 from $1.3 million in 2006. The lower provision for loan losses in 2007 is a result of two factors. First, non-performing loans were down approximately $6.4 million at December 31, 2007 compared to December 31, 2006. As a result, the ratio of non-performing loans to total loans dropped to 0.55% at December 31, 2007 from 2.04% last year. Secondly, actual loan balances at December 31, 2007 were down $52.5 million from December 31, 2006 with the largest decrease in consumer loans, which had the highest historical loss experience. The percentage of the allowance for loan losses to total loans was 1.00% at December 31, 2007.

Table 10 shows selected information relating to NBTF’s allowance for loan losses. The allowance is maintained to absorb potential losses in the portfolio. If, as a result of charge-offs or increases in risk characteristics of the loan portfolio, the reserve is below the level considered by management to be adequate to absorb possible future loan losses, the provision for loan losses is increased. Loans deemed not collectible are charged off and deducted from the reserve. Recoveries on loans previously charged off are added to the reserve.

TABLE 10 – ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)

	December 31,
	2008	2007	2006	2005	2004
Balance at beginning of period	$3,594	$4,762	$4,058	$4,212	$4,830

Charge-offs:
Commercial and industrial	(69)	(140)	(39)	(93)	(514)
Commercial real estate	(155)	(826)	(195)	(27)	(501)
Real estate construction	—	—	—	—	—
Agricultural	—	(17)	(29)	(77)	(173)
Residential real estate	(124)	(123)	(148)	(178)	(625)
Installment	(530)	(658)	(806)	(1,133)	(1,385)
Other	—	—	—	—	—

Total charge-offs	(878)	(1,764)	(1,217)	(1,508)	(3,198)

Recoveries:
Commercial and industrial	22	39	55	39	119
Commercial real estate	50	118	94	89	51
Real estate construction	—	—	—	—	—
Agricultural	34	13	22	11	41
Residential real estate	32	76	37	40	88
Installment	157	215	383	400	271
Other	—	—	—	—	110

Total recoveries	295	461	591	579	680

Net charge-offs	(583)	(1,303)	(626)	(929)	(2,518)
Provision for possible loan losses	400	135	1,330	775	1,900

Balance at end of period	$3,411	$3,594	$4,762	$4,058	$4,212

Ratio of net charge-offs to average loans outstanding during the period	0.17%	0.34%	0.15%	0.23%	0.62%

Average loans outstanding	$343,453	$385,370	$422,452	$407,766	$408,779

In 2006, the loan loss provision was increased $1.3 million for two large commercial loan relationships. One relationship was subsequently charged off in 2007 for approximately $680,000, and the other relationship was subsequently resolved with no loss to NBTF. The allowance for loan losses as a percent of total loans at December 31 was 1.01% in 2008, 1.00% in 2007, and 1.16% in 2006.

Table 11 shows the allocation of the allowance for loan losses as of December 31, 2008. In 2008, more of the allowance was specifically allocated to the residential real estate portfolio due to declining real estate values and increased uncertainties around the ability of certain borrowers to repay their mortgage loans, resulting in no unallocated balances at December 31, 2008.

TABLE 11 – ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)

	December 31,
	2008	2007	2006	2005	2004
Commercial and industrial	$194	$221	$989	$854	$679
Commercial real estate	1,688	2,064	2,265	1,094	1,064
Real estate construction	4	3	36	59	73
Agricultural	39	20	44	20	105
Residential real estate	1,210	621	369	547	556
Installment	276	362	721	1,062	1,201
Unallocated	—	303	338	422	534

Total	$3,411	$3,594	$4,762	$4,058	$4,212

Percent of loans in each category to total loans
Commercial and industrial	15.0%	17.0%	19.0%	20.0%	22.0%
Commercial real estate	29.0	27.0	21.0	20.0	14.0
Real estate construction	2.0	3.0	5.0	2.0	3.0
Agricultural	8.0	7.0	5.0	5.0	6.0
Residential real estate	39.0	35.0	34.0	36.0	37.0
Installment	7.0	11.0	16.0	17.0	18.0
Other	0.0	0.0	0.0	0.0	0.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

OTHER ASSETS

In September 2000, $10 million was used to purchase bank owned life insurance with a cash surrender value that increases tax-free at an adjustable rate. At December 31, 2008, the cash surrender value was $14.1 million. The intangible assets consisted of core deposit intangibles of $880,000, which is amortized over the expected life of the related core deposits, and goodwill of $3.8 million, which is tested annually for impairment in accordance with SFAS No. 141. The Ada branch, which was acquired in 2001 as part of the Sabina Bank acquisition, was sold in the fourth quarter of 2006, and approximately $419,000 in associated core deposit intangibles was expensed.

In 2008 and 2007, no goodwill was expensed due to impairment of value. In 2008, most publicly-traded financial institutions experienced a significant decline in the market value of their stock due to the global financial crisis, including NBTF. Management considered the market value of the stock in evaluating goodwill impairment, but also evaluated the economic value of equity using discounted cash flows and recent acquisition prices for community-oriented banks. Both the economic value calculation and comparison with acquisition prices exceeded the book value of NBTF, including the goodwill. As a result, management concluded no goodwill needed to be expensed due to impairment of value.

DEPOSITS

Table 12 presents a summary of period end deposit balances. Total deposits increased to $420.7 million in 2008 from $420.3 million in 2007. Non-interest bearing checking accounts have remained relatively stable at 14% to 16% of total deposits over the past three years. NOW accounts have declined in average over the last three years. Year-to-date average NOW account balances were $79.2 million in 2008, $83.6 million in 2007 and $97.4 million in 2006. Much of the decrease is due to several public fund customers using NBTF’s cash management sweep product, introduced in late 2006. Savings accounts have remained relatively stable at 8% of total deposits at December 31, 2008. Money market balances declined in 2008 as customers reacted to the decreases in money market account yields. Certificates of deposit less than $100,000 increased $4.8 million in 2008 and represented 34% of deposits at the end of 2008. Certificates of $100,000 and over are primarily short-term public funds and brokered deposits. Balances of such large certificates fluctuate depending on NBTF’s pricing strategy and funding needs at any particular time and remained at 7% of total deposits in 2008.

During 2008, the Federal Reserve Board promoted a significant decline in interest rates throughout the country. The accounts immediately affected by lower rates were NOW and money market accounts. For certificates of deposit, the decline in rates did not occur as quickly due to the timing of maturities. Additionally, other banks in some of our markets maintained higher rates to meet their liquidity needs. Although we experienced some loss in accounts due to higher competitive rates, the impact on our core deposits was minimal. Core deposits remained at 92.8% of total deposits at December 31, 2008 and 2007. Deposits are attracted principally from within NBTF’s market area through the offering of numerous deposit instruments. Interest rates, maturity terms, service fees, and withdrawal penalties for the various types of accounts are established periodically by management based on NBTF’s liquidity requirements, growth goals and market trends. NBTF had approximately $13.7 million of brokered deposits at December 31, 2008 through the Certificate of Deposit Account Registry Service (“CDARS”). CDARS allows National Bank & Trust to offer FDIC insurance to local certificate customers in excess of the $250,000 limit through a national relationship with other banks. The amount of deposits currently from outside NBTF’s market area is not significant.

TABLE 12 – DEPOSITS

	2008		2007		2006
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Demand	$65,969	16%	$59,804	14%	$66,479	15%
NOW	81,516	19	75,924	18	88,464	19
Savings	32,535	8	30,534	7	32,512	7
Money market	66,038	16	85,837	21	75,953	17
CD’s less than $100,000	142,730	34	137,964	33	144,370	32
CD’s $100,000 and over	31,940	7	30,191	7	45,490	10

Total	$420,728	100%	$420,254	100%	$453,268	100%

The following table sets forth the dollar amount of time deposits maturing in the periods indicated:

TABLE 13 – MATURITY OF TIME DEPOSITS

(Dollars in thousands)

	$100,000 or More	Less than $100,000	Total
Three months or less	$5,693	$26,971	$32,664
Over 3 months to 6 months	7,763	29,982	37,745
Over 6 months to 12 months	5,776	22,785	28,561
Over twelve months	12,708	62,992	75,700

Total	$31,940	$142,730	$174,670

OTHER BORROWINGS

At December 31, 2008, National Bank & Trust had outstanding $29.5 million of total borrowings from the FHLB. Advances of $24.5 million have interest rates from 4.81% to 4.99% and are subject to restrictions or prepayment penalties. In addition, the FHLB has at its option the ability to convert $24.5 million of advances to variable rate three-month Libor advances. If the FHLB exercises this option, National Bank & Trust may repay the advances at interest rate reset dates with no penalty. In addition, National Bank & Trust has a $5.0 million advance at a fixed rate of interest of 2.82%, which matures on January 14, 2015. Until maturity, the Federal Home Loan Bank has the option quarterly to terminate the advance and require full payment. During 2006, NBTF paid off approximately $72.3 million in FHLB advances with a prepayment penalty of $1.4 million.

At December 31, 2008, NBTF’s short-term borrowings consisted of $1.7 million in treasury demand notes. Securities sold under repurchase agreements are no longer issued by NBTF due to the introduction of a third-party cash management sweep. Table 14 sets forth certain information regarding NBTF’s outstanding short-term borrowings at the dates and for the periods indicated:

TABLE 14 – SHORT-TERM BORROWINGS

(Dollars in thousands)

	December 31,
	2008	2007	2006
Amount of short-term borrowings outstanding at end of period	$1,693	$722	$2,864
Maximum amount of short-term borrowings outstanding at any month end during period	$1,777	$2,014	$77,869
Average amount of short-term borrowings outstanding during period	$675	$870	$34,641
Weighted average interest rate of short-term borrowings during period	1.31%	4.72%	4.75%
Weighted average interest rate of short-term borrowings at end of period	.12%	3.69%	4.37%

In 2002, NBTF participated in a securities sale commonly referred to as a “pooled trust preferred securities offering.” In that offering, NBTF issued to a trust controlled by NBTF $8.2 million in thirty-year debt securities. These securities had a quarterly adjustable interest rate equal to the three-month LIBOR rate plus 3.45% (currently 7.97%), and the trust issued capital securities of $8.0 million to an unrelated party.

On June 25, 2007, NBTF refinanced the above long-term debt with another “pooled trust preferred securities offering” of $10.3 million in thirty-year debt securities. These securities have a fixed rate of 7.071% through September 6, 2012 and thereafter at the rate of 1.50% over the three-month LIBOR rate. The securities issued by NBTF are classified as Tier I capital for regulatory purposes, and the interest is deductible for federal income tax purposes.

OFF-BALANCE SHEET ARRANGEMENTS

NBTF has not entered into off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on NBTF’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CAPITAL

The Federal Reserve Board has adopted risk-based capital guidelines that assign risk weightings to assets and off-balance sheet items and also define and set minimum capital requirements (risk-based capital ratios). Bank holding companies must maintain total risk-based, Tier 1 risk-based and Tier 1 leverage ratios of 8%, 4% and 3%, respectively. At December 31, 2008, NB&T Financial met all of its capital requirements with a total risk-based capital ratio of 18.80%, a Tier 1 risk-based capital ratio of 17.85%, and a Tier 1 leverage ratio of 12.21%. For further information regarding NB&T Financial’s capital, see Note 15 to the Financial Statements in Item 8 of this annual report.

In October 2008, President Bush signed into law The Emergency Economic Stabilization Act of 2008 (EESA) in response to the global financial crisis of 2008, authorizing the United States Secretary of the Treasury to spend up to $700 billion to purchase distressed assets, especially mortgage-backed securities, and make capital injections into banks. The Troubled Assets Relief Program (TARP) is a program within EESA by which the Treasury Department of the United States purchases assets and equity from financial institutions in order to strengthen the financial sector. Under the Capital Purchase Program of TARP (CPP), the Treasury has been purchasing preferred stock and warrants in American banks of all sizes. The equity investment by the Treasury qualifies as Tier 1 Capital.

NBTF decided not to participate in the CPP for the following reasons:

•

NBTF and National Bank & Trust currently exceed all well-capitalized regulatory guidelines and will still exceed the capital ratios for many of the other institutions receiving the Treasury investment.

•

National Bank & Trust currently has sufficient liquidity to meet the loan demands of creditworthy borrowers in the markets National Bank & Trust serves. National Bank & Trust continues to actively pursue good loans.

•	Participation in the program could restrict future dividend payments to Company shareholders.

•	Participation in the program could eliminate or restrict NBTF’s current stock repurchase program.

•	The issuance of warrants to the Treasury could result in dilution of current shareholder interest in NBTF without sufficient long-term return at this time.

•

The Securities Purchase Agreement Standard Terms provides the Treasury “may unilaterally amend any provision” of the agreement after signing to comply with any changes in federal statutes. Management was unwilling to risk potential future changes.

LIQUIDITY

Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as Company cash needs, are met. NBTF manages liquidity on both the asset and liability sides of the balance sheet. As part of the process, daily management reports are produced to monitor fluctuations in the balance sheet and liquidity ratios. As part of its monthly Asset/Liability Committee reporting, National Bank & Trust updates cash flow projections for investments, loans, deposits and significant borrowings. Additionally, the Asset/Liability Committee reviews National Bank & Trust’s liquidity position relative to available sources of funds, both on the balance sheet and from third parties, and deposits and short-term liabilities.

The loan to deposit ratio at December 31, 2008, was 79.9%, compared to 85.1% at December 31, 2007. Loans to total assets were 64.1% at the end of 2008, compared to 68.9% at the same time last year. At December 31, 2008, NBTF had $43.4 million in interest-bearing deposits, of which $26.0 million was held in fully-insured certificates of deposit with maturities laddered over ninety days to meet short-term funding needs. The securities portfolio is 100% available-for-sale securities that are readily marketable. Approximately 60.4% of the investment portfolio consists of mortgage-backed securities which provide monthly principal and interest cash flow. Approximately 35.1% of the available-for-sale portfolio is pledged to secure public deposits, short-term and long-term borrowings and for other purposes as required by law. The balance of the available-for-sale securities could be sold if necessary for liquidity purposes. Also, a stable deposit base, consisting of over 92.8% core deposits, makes NBTF less susceptible to large fluctuations in funding needs. NBTF has short-term borrowing lines of credit with several correspondent banks. NBTF also has both short- and long-term borrowing available through the FHLB. NBTF has the ability to obtain deposits in the brokered certificate of deposit market to help provide liquidity to fund loan growth.

INTEREST RATE RISK MANAGEMENT

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to interest rate risk, exchange rate risk, equity price risk and commodity price risk. NBTF does not maintain a trading account for any class of financial instrument, and is not currently subject to foreign currency exchange rate risk, equity price risk or commodity price risk. NBTF’s market risk is composed primarily of interest rate risk.

National Bank & Trust manages its interest rate risk regularly through its Asset/Liability Committee. The Committee meets on a monthly basis and reviews various asset and liability management information, including but not limited to, National Bank & Trust’s interest rate risk position, liquidity position, projected sources and used of funds and economic conditions.

National Bank & Trust uses simulation models to manage interest rate risk. In National Bank & Trust’s simulation models, each asset and liability balance is projected over a one-year horizon. Net interest income is then projected based on expected cash flows and projected interest rates under a stable rate scenario and analyzed on a monthly basis. The results of this analysis are used in decisions made concerning pricing strategies for loans and deposits, balance sheet mix, securities portfolio strategies, liquidity and capital adequacy. National Bank & Trust’s current one-year simulation model under stable rates indicates increasing yields on interest-earning assets will exceed increasing costs of interest-bearing liabilities. This position could have a positive effect on projected net interest margin over the next twelve months.

Simulation models are also performed for ramped 100, 200 and 300 basis point increases or decreases in interest rates over one year. The results of these simulation models are compared with the stable rate simulation. The model includes assumptions as to repricing and expected prepayments, anticipated calls, and expected decay rates of transaction accounts under the different rate scenarios. The results of these simulations include changes in both net interest income and market value of equity. At December 31, 2008, simulation models were not performed for 100, 200 and 300 basis point decreases. Due to the current rate environment where the federal funds target rate is between 0% and .25%, the simulated rate decreases would not provide meaningful results. ALCO guidelines that measure interest rate risk by the percent of change from stable rates, and capital adequacy, have been established, and as Table 16 indicates at December 31, 2008, the results of these simulations are within those guidelines.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the simulation modeling. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market rates. In addition, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawals from certificates of deposit may deviate significantly from those assumed in making the risk calculations. National Bank & Trust’s rate ramp simulation models provide results in extreme interest rate environments and results are used accordingly. Reacting to changes in economic conditions, interest rates and market forces, National Bank & Trust has been able to alter the mix of short-and long-term loans and investments, and increase or decrease the emphasis on fixed- and variable-rate products in response to changing market conditions.

	One Year Net Interest Income Change		Economic Value of Equity Change
Rate Ramp	Year End 2008	ALCO Guideline	Year End 2008	ALCO Guideline
+ 300	-.55%	±10%	11.5%	±50%
+ 200	-.27	±10	8.8	±30
+ 100.07		±10	5.2	±15
- 100	NA	±10	NA	±15
- 200	NA	±10	NA	±30
- 300	NA	±10	NA	±50

IMPACT OF INFLATION AND CHANGING PRICES

The majority of a financial institution’s assets and liabilities are monetary in nature. Changes in interest rates affect the financial condition of a financial institution to a greater degree than inflation. Although interest rates are determined in large measure by changes in the general level of inflation, they do not change at the same rate or in the same magnitude, but rather react in correlation to changes in expected rate of inflation and to changes in monetary and fiscal policy. NBTF’s ability to react to changes in interest rates has a significant impact on financial results. As discussed previously, management attempts to control interest rate sensitivity in order to protect against wide interest rate fluctuations.

RECENT LEGISLATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”). ARRA was passed with the intent to stimulate the economy, and includes significant legislation that applies to the financial services industry. At this time, the impact of ARRA on the financial services industry and specifically National Bank & Trust is unpredictable.

The United States and Ohio House of Representatives are also considering legislation allowing judges to reduce borrowers’ mortgage loan principal repayment requirements. If such legislation is passed, the value of mortgage loans could decrease and interest rates on new mortgage loan originations could increase to compensate for future potential principal risk. Both these factors would reduce mortgage loan volume and potentially impact the value of mortgage loans and mortgage-backed securities held by National Bank & Trust.

Information With Respect to Community

Description of Community’s business

Community is an Ohio corporation and a bank holding company which owns all of the issued and outstanding common shares of The Community National Bank, chartered under the laws of the United States. Community National Bank was incorporated in 1983 as a local independent bank to serve the people and businesses of the Franklin/Springboro/Carlisle area. Community was incorporated in 2000 and organized in 2001. Community National Bank was reorganized into a bank holding company structure in 2001 and is now operated as the wholly owned bank subsidiary of Community.

On June 25, 2004, the Bank acquired two branch locations and the associated deposits from First National Bank of Germantown (“FNB”). The acquisition allowed the Bank to expand its presence in the Warren/Butler County area in southwestern Ohio. Community now operates 5 full-service banking centers.

The Bank is engaged in the commercial banking business in southwestern Ohio, providing a variety of consumer and commercial financial services. The primary business of the Bank consists of providing such customary banking services as checking and savings accounts, various types of time deposits, safe deposit facilities, money transfers, and individual retirement accounts. The Bank also finances consumer and commercial transactions, makes secured and unsecured loans, and provides other financial services to its customers through the Bank.

Since its incorporation, Community National Corporation’s activities have been limited to holding the common shares of the Bank. Consequently, the following discussion focuses primarily on the business of the Bank.

The Bank functions in a highly competitive environment. In addition to other commercial banks, savings and loans, and savings banks, the Bank must also contend with other providers of financial services including finance companies, credit unions and insurance companies. Despite having access to less resources and smaller lending limits, the Bank remains competitive in its service area with respect to interest rates and fees charged on loans, interest rates paid on time and savings deposits, and service charges on deposit accounts. All of the Bank’s deposits emanate from inside the United States.

During the last half of 2007 and throughout 2008, our management’s efforts were focused on executing strategies to strengthen asset quality, reduce volatile deposits, improve capital and bring Community National Bank into full compliance with its agreement with the OCC dated June 2007. As such, a significant amount of time and resources were spent evaluating our strategic options to build the company’s capital structure. Such agreement was terminated in October 2009.

Because of its ownership of all the outstanding stock of Community National Bank, Community is subject to regulation, examination and oversight by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Community National Bank, as a national bank, is subject to regulation, examination and oversight by the Office of the Comptroller of the Currency and special examination by the FRB. Community National Bank is a member of the Federal Reserve Bank of Cleveland. In addition, because its deposits are insured by the FDIC, Community National Bank is also subject to regulation, oversight and special examination by the FDIC. Community and Community National Bank must file periodic financial reports with the FDIC, the OCC and the Federal Reserve Bank of Cleveland. Examinations are conducted periodically by these federal regulators to determine whether Community and Community National Bank are in compliance with various regulatory requirements and are operating in a safe and sound manner.

Critical Accounting Policies

We follow financial accounting and reporting policies that are in accordance with U.S. generally accepted accounting principles and conform to general practices within the banking industry. These policies are presented in Note 1 to our audited consolidated financial statements. Some of these accounting policies are considered to be critical accounting policies, which are those policies that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Application of assumptions different from those used by management could result in material changes in our financial position or results of operations. We believe that the judgments, estimates and assumptions used in the preparation of the consolidated financial statements are appropriate given the factual circumstances at the time.

We have identified accounting policies that are critical, and an understanding of these critical accounting policies is necessary to understand our financial statements. One critical accounting policy relates to determining the adequacy of the allowance for loan losses. Community National Bank’s Allowance for Loan Losses Policy is based on a process that incorporates management’s current judgments about the credit quality of the loan portfolio into the determination of the allowance for loan losses in accordance with generally accepted accounting principles and supervisory guidance.

Management estimates the appropriate allowance balance by evaluating past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated value of collateral, economic conditions, and other factors. We believe that an adequate allowance for loan losses has been established. Additional information regarding this Policy is included in Notes 1 and 3 to our audited consolidated financial statements.

Community’s management’s discussion and analysis of financial condition and results of operations as of December 31, 2008 (Dollars in thousands, except per share data)

Introduction

The following paragraphs discuss the significant highlights, changes and trends as they relate to Community’s financial condition at December 31, 2008, compared to December 31, 2007, and the results of operations for the nine-month period ended September 30, 2009, compared to the same period in 2008. This discussion also includes information regarding our financial condition, results of operations, liquidity and capital resources for the two years ended December 31, 2008. This discussion should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements, which are included elsewhere in this prospectus/proxy statement.

Years ended December 31, 2008 and 2007

Financial Condition

Consolidated assets totaled $105,807 at December 31, 2008, as compared to $130,149 at year-end 2007. This 18.7% decline in assets was a result of strategies to downsize Community National Bank through the reduction of volatile and high cost deposits. Loans declined by 19.1% as Community National Bank focused on reviewing its existing portfolio versus attracting any new loan growth, resulting in unscheduled loan payoffs and moving several “classified and criticized” credits out of Community National Bank. In addition, Community National Bank experienced a 29.8% reduction in its investment portfolio as a result of maturities, calls and prepayments on the instruments within its portfolio.

Community National Bank’s allowance for loan losses decreased $1,010 during 2008 as compared to the year ended December 31, 2007. This decrease occurred as a result of actions Community National Bank took to charge off classified and criticized assets. Management is taking the necessary legal means to recover against these customers. The losses were partially offset by $1,300 provision for loan losses for the year.

Management’s strategic plan to reduce Community National Bank’s asset size included reducing interest-bearing deposits through its pricing structure. This reduction occurred primarily in certificates of deposit, which declined $12,709, including a $5,600 decline in brokered deposits.

Shareholders’ equity declined 19.2% to $8,905 at year end 2008. The decline is primarily attributable to the net loss of $2,308, offset by accumulated other comprehensive income of $210.

Stock dividends declared in 2007 totaled $0.30 per share. Banking regulations set certain limitations on Community National Bank’s ability to make capital distributions. Generally, capital distributions are limited to the undistributed net income for the current and immediately preceding two years. In addition, pursuant to the merger agreement, Community must obtain permission from NBTF to pay any dividends.

Results of Operations

Net loss totaled $2,308, or $3.70 per share, for 2008. This represented a negative return on average equity of 11.96% and a negative return on average assets of 1.09%. Net loss was $2,471, or $3.99 per share, in 2007.

The principal source of income is net interest income, and the major determining factors of income in any given year are net interest income and the quality of the loan portfolio. Net interest income was $3,309 in 2008 and $3,918 in 2007. In 2008 interest income decreased 23.9% while interest expense declined 31.4% as a result of market rates and the declining balances in the loan and investment portfolios on the asset side and the deposit base on the liability side. The net interest margin increased from 2.98% in 2007 to 3.12% in 2008.

The provision for loan losses was $1,300 in 2008 and $4,911 in 2007. The allowance for loan losses balance is analyzed on a quarterly basis, and an appropriate provision is recorded to provide an adequate allowance based on the known and inherent risks in the loan portfolio as well as other factors, such as delinquency trends and local economic conditions. The allowance was $3,299 and $4,367 at year end 2008 and 2007, respectively. Net charge-offs were $2,368 in 2008 and $1,739 in 2007. Nonperforming loans as a percentage of total loans were 4.9% and 7.9% at year end 2008 and 2007, respectively.

Noninterest income was $2,292 in 2008 as compared to $3,365 in 2007. The reduction in noninterest income was a result of the closure of the secondary mortgage market division in June 2008. This division produced $1,288 for the first six months in 2008 as compared to $2,102 for the full year in 2007. The division was closed as a result of additional regulatory concerns and oversight requirements. Service charges on deposit accounts have trended downward over the past two years as the deposit base has declined and other customers have opted for accounts with lower service fees. To help slow down or offset this downward trend, management is in the process of developing new products and pricing structures.

Noninterest expense was $6,650 in 2008 as compared to $6,178 in 2007. Community National Bank has experienced higher costs related to professional fees for attorneys and consultants as it works towards its strategic plan to strengthen asset quality and resolve articles within the agreement with the OCC. Another area of higher costs relates to increased burdens of acquiring property previously held as collateral on defaulted loans.

The audited financial statements and accompanying footnotes as well as the supplementary financial schedules, included elsewhere in this prospectus/proxy statement, provide additional information about Community and its consolidated financial condition and operating results.

For Nine Months ended September 30, 2009 and 2008

Financial Condition

Consolidated assets totaled $91,910 at September 30, 2009, as compared to $105,807 at year-end 2008. This 13.1% decline in assets is a continuation of strategies to downsize Community National Bank through the reduction of volatile and high cost deposits as well as reducing “classified and criticized” assets. Loans declined $10,107 as a result of strategies to strengthen asset quality and improve net interest income. New loan growth has been slow as Community National Bank is focused on short-term or adjustable-rate consumer loans. Community National Bank is experiencing reductions in its commercial loan sector.

The allowance for loan losses decreased $498 during the first nine months of 2009 as compared to the year ended December 31, 2008. The decrease occurred as a result of net charge-offs of loans totaling $903 and a provision of $405 during the nine-month period.

Deposits decreased 13.8%, or $13,286, from December 31, 2008 as management continued its initiative to decrease the asset size of Community National Bank. This reduction occurred primarily in the interest-bearing deposits which declined $10,970, or 13.8%, including a $4,900 decline in brokered deposits.

Shareholders’ equity declined 5.2% from $8,905 at year end 2008 to $8,441 at September 30, 2009. The change is primarily attributable to a loss of $777 for the nine-month period, offset by an increase of $313 in accumulated other comprehensive income.

Results of Operations

The net loss was $777, or $1.24 per share, for the first nine months of 2009 as compared to a net loss of $1,388, or $2.22 per share, for the first nine months of 2008. This improvement in earnings was caused primarily by the smaller provision for loan losses taken in 2009 versus 2008. Other items impacting earnings were a $1,288 decrease in fees from the secondary market mortgage division that was closed in June 2008, offset by an $839 reduction in related personnel costs. Other notable changes include an $87 decrease in net interest income; a $68 decrease in service charges; a reduction of $82 in equipment and occupancy expense; a $181 increase in FDIC premiums and OCC assessments: and a $323 reduction in professional fees. Total other operating expenses declined $1,369, or 28.0%, for the first nine months of 2009 as compared to the same period in 2008. The Company did not receive the benefit of the federal income tax credit in the first nine months of 2009 as compared to 2008.

Capital

The Federal Reserve Board has adopted risk-based capital guidelines that assign risk weightings to assets and off-balance sheet items and also define and set minimum capital requirements (risk-based capital ratios). Bank holding companies must maintain total risk-based, Tier 1 risk-based and Tier 1 leverage ratios of 8%, 4% and 3%, respectively. Tier 1 capital was 7.40% and 7.33% to average assets as of year end 2008 and 2007, respectively. At December 31, 2008, Community National Bank exceeded all capital requirements to be “well capitalized” under the prompt corrective action regulations; however, the ratios were below the standards set forth in its agreement with the OCC, as described in Note 9 of the audited consolidated financial statements. The Bank’s total risk-based capital ratio was 14.27%, Tier 1 risk-based capital ratio was 12.97%, and Tier 1 leverage ratio was 7.40% at December 31, 2008. At September 30, 2009, Community National Bank’s total risk-based capital ratio was 15.49%, Tier 1 risk-based capital ratio was 14.20%, and Tier 1 leverage ratio was 8.07%.

Liquidity

We actively manage our cash position on a daily basis to ensure adequate liquidity and the investment of all available funds. Cash needs are closely monitored utilizing information on scheduled loan repayments and the maturities of both loans and time deposits. Pipeline reports are utilized to monitor cash needs for new loans approved, committed and scheduled to close. In addition, senior management is actively involved in the annual budgeting process as well as the quarterly forecasting and asset/liability modeling activities. These activities are carried out under the quarterly oversight of the ALCO committee and the Board of Directors.

The loan to deposit ratio at September 30, 2009 was 77.0%, compared to 77.4% at December 31, 2008, and 78.2% at December 31, 2007. Loans to total assets were 69.5% at September 30, 2009, compared to 70.4% at December 31, 2008 and 71.0% at December 31, 2007. The securities portfolio is 100% available-for-sale securities that are readily marketable. Approximately 91.81% of the investment portfolio at September 30, 2009 consists of mortgage-backed securities, which provide monthly principal and interest cash flow. Approximately 77.6% of the available-for-sale portfolio is pledged to secure public deposits, short-term and long-term borrowings and for other purposes as required by law. The balance of the available-for-sale securities could be sold if necessary for liquidity purposes. Community National Bank has both short- and long-term borrowing available through the Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland.

Off-Balance Sheet Arrangements

Community has not entered into off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on Community’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Security Ownership of Certain Beneficial Owners and Management of Community

The following table sets forth certain information with respect to the number of common shares of Community beneficially owned by each director of Community and by all directors and executive officers of Community or Community National Bank as a group as of October 31, 2009:

	Amount and Nature of Beneficial Ownership
Name	Sole Voting and Investment Power	Shared Voting and Investment Power	Percent of Common Shares Outstanding
Donald G. Burns	46,530	5,083	8.27%
W. Leslie Earnhart	13,328	-0-	2.13
Theodore C. Garland	28,423	8,263	5.87
James L. Gross, Jr.	26,689	15,930	6.82
Kent S. Libecap	3,200	571	0.60
Michael R. O’Dell	100	-0-	0.02
All directors and executive officers of Community as a group (8 persons)	119,579	31,048	24.12%

Market price of and dividends on shares of Community common stock

Community common shares are not traded on an established market. Community common shares are traded through broker/dealers and in private transactions. Community has not declared any dividends since March 2007 except for one $0.30 per share stock dividend declared in December 2007. Pursuant to the terms of the merger agreement, Community is prohibited from declaring or paying any dividends prior to the consummation of the merger.

As of November 9, 2009, Community had approximately 227 shareholders of record and 624,459 common shares outstanding.

Experts

The consolidated financial statements of NBTF as of December 31, 2008 and 2007, and for the three years ended December 31, 2008, have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in its reports on such financial statements included in this prospectus/proxy statement. Such consolidated financial statements are included in this prospectus/proxy statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Community as of December 31, 2008, and for the year then ended have been audited by Plante & Moran PLLC, an independent registered public accounting firm, as set forth in its report on such financial statements included in this prospectus/proxy statement. Such consolidated financial statements are included in this prospectus/proxy statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Community as of December 31, 2007, and for the year then ended have been audited by J.D. Cloud & Co. L.L.P., an independent audit firm, as set forth in its report on such financial statements included in this prospectus/proxy statement. Such consolidated financial statements are included in this prospectus/proxy statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Legal Matters

Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the NBTF common shares to be issued to the Community shareholders in connection with the merger have been duly authorized and, if issued as contemplated by the merger agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Vorys, Sater, Seymour and Pease LLP also has rendered an opinion regarding the material federal income tax consequences of the merger.

Where You Can Find More Information

NBTF has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act to register the NBTF common shares to be issued to Community shareholders in the merger. This prospectus/proxy statement is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit from this prospectus/proxy statement certain information, exhibits and undertakings that are contained in the Registration Statement on Form S-4.

In addition, NBTF files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You can read and copy the Registration Statement on Form S-4 and its exhibits, as well as the reports, proxy statements and other information filed with the Securities and Exchange Commission by NBTF, at the following location:

Securities and Exchange Commission’s Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the Securities and Exchange Commission for more information on the operation of the Public Reference Room at 1-800-SEC-0330.

NBTF is an electronic filer, and the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the following website: http://www.sec.gov. Reports of NBTF can also be found on the Internet website maintained by NBTF at http://www.nbtdirect.com (this uniform resource locator, or URL, is an inactive textual reference only and is not intended to incorporate NBTF’s website into this prospectus/proxy statement).

If you would like to request documents from NBTF or Community, please do so by December 11, 2009, in order to receive the documents prior to the Community special meeting.

NB&T Financial Group, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Cash and due from banks	$6,893	$10,705
Interest-bearing deposits	38,007	43,393
Federal funds sold	349	541

Cash and cash equivalents	45,249	54,639

Securities - available-for-sale	125,573	87,908
Loans held for sale	208	169
Loans, net of allowance for loan losses of $3,009 and $3,411	333,091	332,605

Total loans	333,299	332,774
Premises and equipment	16,030	16,452
Federal Reserve and Federal Home Loan Bank stock	9,367	9,362
Earned income receivable	2,884	3,042
Goodwill and other intangibles	4,655	4,705
Bank-owned life insurance	14,402	14,056
Other assets	3,295	1,903

Total assets	$554,754	$524,841

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$63,362	$65,969
Savings, NOW and Money Market	228,796	180,089
Time	156,439	174,670

Total deposits	448,597	420,728

Short-term borrowings	254	1,693
Long-term debt	39,810	39,810
Interest payable and other liabilities	5,955	3,819

Total liabilities	494,616	466,050

Commitments and Contingencies
Stockholders’ Equity
Preferred stock, no par value, authorized 100,000 shares; none issued
Common stock, no par value; authorized 6,000,000 shares; issued – 3,818,950 shares	1,000	1,000
Additional paid-in capital	10,578	10,513
Retained earnings	54,728	55,004
Unearned employee stock ownership plan (ESOP) shares	(407)	(551)
Accumulated other comprehensive income	1,599	162
Treasury stock; 645,868 shares - 2009 and 644,203 shares - 2008	(7,360)	(7,337)

Total stockholders’ equity	60,138	58,791

Total liabilities and stockholders’ equity	$554,754	$524,841

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Interest and Dividend Income
Loans	$5,053	$5,656	$15,053	$17,260
Securities-taxable	1,183	760	3,235	2,319
Securities-tax-exempt	223	348	746	1,107
Federal funds sold and other	28	223	131	762
Dividends on Federal Home Loan and Federal Reserve Bank stock	119	126	334	370

Total interest and dividend income	6,606	7,113	19,499	21,818

Interest Expense
Deposits	1,330	1,889	4,124	6,551
Short-term borrowings	—	2	—	9
Long-term debt	521	520	1,550	1,546

Total interest expense	1,851	2,411	5,674	8,106

Net Interest Income	4,755	4,702	13,825	13,712
Provision for Loan Losses	175	105	650	295

Net Interest Income After Provision for Loan Losses	4,580	4,597	13,175	13,417

Non-interest Income
Trust income	221	223	654	708
Service charges and fees	1,027	905	2,733	2,570
Insurance agency commissions	590	433	1,751	1,773
Net gains on sales of securities	5	4	43	15
Other	373	482	1,089	1,305

Total non-interest income	2,216	2,047	6,270	6,371

Non-interest Expense
Salaries and employee benefits	2,807	2,977	8,464	9,042
Net occupancy expense	479	488	1,467	1,496
Equipment and data processing expense	703	713	2,128	2,105
FDIC Insurance	162	18	722	43
Professional fees	461	286	1,212	959
Marketing expense	168	138	410	366
State franchise tax	192	198	578	588
Amortization of intangibles	41	56	126	169
Other	522	522	1,371	1,505

Total non-interest expense	5,535	5,396	16,478	16,273

Income Before Income Tax	1,261	1,248	2,967	3,515
Provision for Income Taxes	269	226	507	612

Net Income	$992	$1,022	$2,460	$2,903

Basic Earnings Per Share	$.32	$.33	$.79	$.93

Diluted Earnings Per Share	$.32	$.33	$.79	$.93

Dividends Declared Per Share	$.29	$.29	$.87	$.87

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended, September 30
(Dollars in thousands)	2009	2008
	(Unaudited)
Operating Activities
Net income	$2,460	$2,903
Items not requiring (providing) cash
Depreciation and amortization	1,210	1,310
Provision for loan losses	650	295
Amortization of premiums and discounts on securities	(68)	(234)
Gain on sale of securities	(43)	(15)
FHLB stock dividends	—	(337)
Net change in:
Loans held for sale	(39)	1,258
Other assets and liabilities	(58)	(852)

Net cash provided by operating activities	4,112	4,328

Investing Activities
Purchases of available-for-sale securities	(82,660)	(22,967)
Proceeds from maturities of available-for-sale securities	47,277	23,403
Net change in interest-bearing time deposits	—	(5,000)
Net change in loans	(1,136)	6,133
Purchase of premises and equipment	(654)	(2,293)

Net cash used in investing activities	(37,173)	(724)

Financing Activities
Net change in:
Deposits	27,869	1,446
Short-term borrowings	(1,439)	504
New FHLB advances	—	5,000
Purchase of treasury shares	(23)	(188)
Cash dividends	(2,736)	(2,724)

Net cash provided by financing activities	23,671	4,038

Increase (Decrease) in Cash and Cash Equivalents	(9,390)	7,642
Cash and Cash Equivalents, Beginning of Year	54,639	26,155

Cash and Cash Equivalents, End of Period	$45,249	$33,797

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements

Note 1: Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q. The Form 10-Q does not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Only material changes in financial condition and results of operations are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The condensed consolidated balance sheet as of December 31, 2008 has been derived from the audited consolidated balance sheet of that date.

In the opinion of management, the condensed consolidated financial statements contain all adjustments necessary to present fairly the financial condition of NB&T Financial Group, Inc. (the “Company”) as of September 30, 2009, and December 31, 2008, and the results of its operations and cash flows for the nine-month periods ended September 30, 2009 and 2008. Those adjustments consist of only normal recurring adjustments. The results of operations for the interim periods reported herein are not necessarily indicative of results of operation to be expected for the entire year. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements, accounting policies and financial notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Commission.

Note 2: Securities

The amortized cost and approximate fair values of securities are as follows (thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-Sale Securities:
September 30, 2009:
U.S. government agencies and sponsored entities	$12,516	$15	$(8)	$12,523
Mortgage-backed securities	91,505	2,652	(801)	93,356
State and political subdivisions	19,129	565		19,694

	$123,150	$3,232	$(809)	$125,573

December 31, 2008:
U.S. government agencies and sponsored entities	$10,576	$137	$—	$10,713
Mortgage-backed securities	52,930	717	(1,050)	52,597
State and political subdivisions	24,156	476	(34)	24,598

	$87,662	$1,330	$(1,084)	$87,908

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

The amortized cost and fair value of securities available for sale at September 30, 2009, by contractual maturity, are shown below (thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
One year or less	$10,177	$10,189
After one year through five years	5,959	6,161
After five years through ten years	6,141	6,348
After ten years	9,368	9,519

	31,645	32,217
Mortgage-backed securities	91,505	93,356

Totals	$123,150	$125,573

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $47,442,000 at September 30, 2009.

Gross gains of $43,000 were realized on premium calls of municipal bonds during the first nine months of 2009. The tax expense for net gains on securities transactions for the first nine months of 2009 was $15,000.

The table below indicates the gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2009. (Thousands)

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
September 30, 2009
U.S. Government sponsored entity notes	$4,414	$(8)	$—	$—	$4,414	$(8)

Mortgage-backed securities	5,279	(134)	2,468	(667)	7,747	(801)
Municipals	—	—	—	—	—	—
Other securities	—	—	—	—	—	—

Total Securities	$9,693	$(142)	$2,468	$(667)	$12,161	$(809)

Management evaluates securities for other-than-temporary impairment on a periodic basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition of the issuer; and (3) the intent and ability of the company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The unrealized losses of $809,000 includes an unrealized loss of $603,000 on one private-label collateralized mortgage obligation, which has been downgraded by three of the major bond rating agencies as of September 30, 2009. The security continues to pay as expected, and the unrealized loss is not deemed by management to be other-than-temporary.

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Note 3: Loans

	September 30, 2009	December 31, 2008
Categories of loans include (thousands):
Commercial and industrial	$53,947	$52,490
Agricultural	28,452	26,265
Real estate construction	3,183	6,064
Commercial real estate	111,786	96,755
Residential real estate	121,173	130,091
Consumer	17,661	24,440

Total loans	336,202	336,105
Less: Net deferred loan fees, premiums and discounts	(102)	(89)
Allowance for loan losses	(3,009)	(3,411)

Net loans	$333,091	$332,605

Activity in the allowance for loan losses was as follows (thousands):

	Nine Months Ended September 30,
	2009	2008
Balance, beginning of year	$3,411	$3,594
Provision for loan losses	650	295
Recoveries	209	253
Charge-offs	(1,261)	(579)

Balance, end of period	$3,009	$3,563

Impaired loans totaled $2,386,000 at September 30, 2009 and $2,190,000 at December 31, 2008. An allowance for loan losses of $395,000 and $472,000 relates to impaired loans of $1,890,000 and $1,688,000 at September 30, 2009 and December 31, 2008, respectively. At September 30, 2009 and December 31, 2008, impaired loans of $496,000 and $502,000 had no related allowance for loan losses.

At September 30, 2009 and December 31, 2008, there were $521,000 and $200,000 accruing loans delinquent 90 days or more. Non-accruing loans at September 30, 2009 and December 31, 2008 were $2,907,000 and $2,982,000, respectively.

Note 4: Long-Term Debt

Long-term debt consisted of the following components (thousands):

	September 30, 2009	December 31, 2008
Federal Home Loan Bank Advances	$29,500	$29,500
Junior subordinated debentures	10,310	10,310

Total	$39,810	$39,810

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

On June 25, 2007, NB&T Statutory Trust III (“Trust III”), a wholly owned subsidiary of the Corporation, closed a pooled private offering of 10,000 Capital Securities with a liquidation amount of $1,000 per security. The proceeds of the offering were loaned to the Corporation in exchange for junior subordinated debentures with terms similar to the Capital Securities. The sole assets of Trust III are the junior subordinated debentures of the Corporation and payments thereunder. The junior subordinated debentures and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Corporation of the obligations of Trust III under the Capital Securities. Distributions on the Capital Securities are payable quarterly at a fixed interest rate of 7.071% through September 6, 2012 and thereafter at the annual rate of 1.50% over the 3 month LIBOR. Distributions on the Capital Securities are included in interest expense in the consolidated financial statements. These securities are considered Tier I capital (with certain limitations applicable) under current regulatory guidelines.

The junior subordinated debentures are subject to mandatory redemption, in whole or in part, upon repayment of the Capital Securities at maturity or their earlier redemption at the liquidation amount. Subject to the Corporation having received prior approval of the Federal Reserve, if then required, the Capital Securities are redeemable prior to the maturity date of September 6, 2037, at the option of the Corporation. On or after September 6, 2012, the Capital Securities are redeemable at par. Upon occurrence of specific events defined within the trust indenture, the Capital Securities may also be redeemed prior to September 6, 2012 at a premium. The Corporation has the option to defer distributions on the Capital Securities from time to time for a period not to exceed 20 consecutive semi-annual periods.

As of September 30, 2009 and December 31, 2008, the outstanding principal balance of the Capital Securities was $10,000,000. As required by the Consolidation Topic of the FASB Accounting Standards Codification ("Codification"), the Company accounts for its investment in the trust as assets, its subordinated debentures as debt, and the interest paid thereon as interest expense.

Note 5: Commitments

Outstanding commitments to extend credit as of September 30, 2009 totaled $64,009,000. Standby letters of credit as of September 30, 2009 totaled $2,298,000.

On June 30, 2009, the Company entered into a definitive agreement for the merger of Community National Corporation ("Community") into the Company in a cash and stock transaction. The transaction is expected to close in the fourth quarter of 2009, subject to regulatory approval, the approval of Community's shareholders and other conditions to closing. The proposed transaction is valued at approximately $6.8 million.

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Note 6: Earnings Per Share

The factors used in the earnings per share computation were as follows (thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Numerator:
Net income	$992	$1,022	$2,460	$2,903

Denominator:
Weighted-average common shares outstanding (basic)	3,151,546	3,138,270	3,151,751	3,140,577
Effect of stock options	—	—	—	413

Weighted-average common shares outstanding (diluted)	3,151,546	3,138,270	3,151,751	3,140,990

Earnings per share:
Basic	$.32	$.33	$.79	$.93

Diluted	$.32	$.33	$.79	$.93

Options to purchase 225,000 and 224,500 shares of common stock were outstanding at September 30, 2009 and September 30, 2008, respectively, but not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Note 7: Comprehensive Income

Total comprehensive income was as follows (thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net Income	$992	$1,022	$2,460	$2,903
Other Comprehensive Income (Loss):
Unrealized gains (losses) on securities available for sale	$1,148	$(740)	$2,134	$(1,298)
Reclassification for realized amount included in income	5	4	43	15

Other comprehensive income (loss, before tax effect)	1,153	(736)	2,177	(1,283)
Tax expense (benefit)	392	(250)	740	(436)

Other comprehensive income (loss)	761	(486)	1,437	(847)

Total Comprehensive Income	$1,753	$536	$3,897	$2,056

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Note 8: Accounting for Uncertainty in Income Taxes

The Company or one of its subsidiaries files income tax returns in the U.S. federal and Ohio jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2006.

The Income Taxes Topic of the Codification prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This topic also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of September 30, 2009, the Company did not identify any uncertain tax positions that it believes should be recognized in the financial statements.

Note 9: Fair Value of Assets and Liabilities

Effective January 1, 2008, the Company adopted Fair Value Measurements as prescribed under the Financial Instruments Topic of the Codification. The codification defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements, and the updated standard has been applied prospectively as of the beginning of the period.

The Financial Instruments Topic of the Codification defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standard also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The accounting standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Available-for-Sale Securities

The fair values of available-for-sale securities are determined by various valuation methodologies. Level 2 securities include U.S. government agencies, mortgage-backed securities, and obligations of political and state subdivisions. Level 2 inputs do not include quoted prices for individual securities in active markets; however, they do include inputs that are either directly or indirectly observable for the individual security being valued. Such observable inputs include interest rates and yield curves at commonly quoted intervals, volatilities, prepayment speeds, credit risks and default rates. Also included are inputs derived principally from or corroborated by observable market data by correlation or other means.

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis and the level within the fair value hierarchy as prescribed under the Financial Instruments Topic of the Codification, in which the fair value measurements fall at September 30, 2009, December 31, 2008 and September 30, 2008 (thousands):

		Fair Value Measurements at Report Date Using
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. government agencies and sponsored entities	$12,523	$—	$12,523	$—
Mortgage-backed securities	93,356	—	93,356	—
State and political subdivisions	19,694	—	19,694	—

Total available-for-sale securities	$125,573		$125,573

December 31, 2008:
Available-for-sale securities	$87,908	$—	$87,908	$—

September 30, 2008:
Available-for-sale securities	$87,803	$—	$87,803	$—

The following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Impaired Loans

At September 30, 2009, December 31, 2008 and September 30, 2008, impaired loans consisted primarily of loans secured by commercial real estate. Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed. As of September 30, 2009, one impaired loan of approximately $342,000 is secured by accounts receivable and equipment. Management has determined fair value measurements based on management's assessment of the collectability of current receivables and research of current equipment values.

Foreclosed assets

Real estate acquired through, or in lieu of, loan foreclosure is held for sale and initially recorded at fair value (based on current appraised value) at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Management has determined fair value measurements on real estate owned primarily through evaluations of appraisals performed.

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at September 30, 2009, December 31, 2008 and September 30, 2008:

		Fair Value Measurements at Report Date Using
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2009:
Impaired loans	$1,418	$—	$—	$1,418
Foreclosed assets, net	1,755	—	—	1,755

December 31, 2008:
Impaired loans	$1,214	$—	$—	$1,214
Foreclosed assets, net	—	—	—	—

September 30, 2008:
Impaired loans	$941	$—	$—	$941
Foreclosed assets, net	—	—	—	—

Note 10: Disclosures about Fair Value of Financial Instruments

The following table presents estimated fair values of the Company’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate (thousands):

	September 30, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$45,249	$45,249	$54,639	$54,639
Available-for-sale securities	125,573	125,573	87,908	87,908
Loans including loans held for sale, net	333,299	336,548	332,774	339,502
Stock in FRB and FHLB	9,367	9,367	9,362	9,362
Interest receivable	2,884	2,884	3,042	3,042
Financial liabilities
Deposits	448,597	450,494	420,728	423,452
Short-term borrowings	254	254	1,693	1,693
Long-term debt	39,810	41,418	39,810	41,381
Interest payable	335	335	469	469

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of September 30, 2009 and December 31, 2008. The estimated fair value for cash and cash equivalents, interest-bearing deposits, FRB and FHLB stock, accrued interest receivable, demand deposits, savings accounts, NOW accounts, certain money market deposits, short-term borrowings, and interest payable is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans receivable, including loans held for sale, net, is based on estimates of the rate the Bank would charge for similar loans at September 30, 2009 and December 31, 2008 applied for the time period until the loans are assumed to reprice or be paid. The estimated fair value for fixed-maturity time deposits as well as borrowings is based on estimates of the rate the Bank would pay on such liabilities at September 30, 2009 and December 31, 2008, applied for the time period until maturity. The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

Note 11: Subsequent Events

Subsequent events have been evaluated through November 12, 2009, which is the date the financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Stockholders

NB&T Financial Group, Inc.

Wilmington, Ohio

We have audited the accompanying consolidated balance sheets of NB&T Financial Group, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NB&T Financial Group, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 22 to the financial statements, effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.”

/s/ BKD, LLP

Cincinnati, Ohio

February 23, 2009

NB&T Financial Group, Inc.

Management’s Report on Internal Control Over Financial Reporting

Management of NB&T Financial Group, Inc. and subsidiaries (the “Company”) is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Under the supervision and with the participation of management, including the principal executive officer and principal financial officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management of the Company has concluded the Company maintained effective internal control over financial reporting, as such term is defined in Securities Exchange Act of 1934 Rules 13a-15(f), as of December 31, 2008.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting can also be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. These inherent limitations, however, are known features of the financial reporting process. It is possible, therefore, to design into the process safeguards to reduce, though not eliminate, this risk.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

/s/ John J. Limbert	/s/ Craig F. Fortin
John J. Limbert President & Chief Executive Officer March 17, 2009	Craig F. Fortin Chief Financial Officer March 17, 2009

NB&T Financial Group, Inc.

Consolidated Balance Sheets

December 31, 2008 and 2007

(Dollars in Thousands)

	2008	2007
Assets
Cash and due from banks	$10,705	$12,707
Interest-bearing deposits	43,393	10,699
Federal funds sold	541	2,749

Cash and cash equivalents	54,639	26,155

Available-for-sale securities	87,908	89,275
Loans held for sale	169	1,503
Loans, net of allowance for loan losses of $3,411 and $3,594 at December 31, 2008 and 2007	332,605	354,169
Premises and equipment	16,452	15,453
Federal Reserve and Federal Home Loan Bank stock	9,362	9,023
Earned income receivable	3,042	3,288
Goodwill	3,825	3,825
Core deposits and other intangibles	880	1,105
Bank-owned life insurance	14,056	13,564
Other	1,903	1,562

Total assets	$524,841	$518,922

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$65,969	$59,804
Savings, NOW and money market	180,089	192,295
Time	174,670	168,155

Total deposits	420,728	420,254

Short-term borrowings	1,693	722
Long-term debt	39,810	34,810
Interest payable and other liabilities	3,819	4,253

Total liabilities	466,050	460,039

Commitments and Contingencies
Stockholders’ Equity
Preferred stock, no par value, authorized 100,000 shares; none issued
Common stock, no par value; authorized 6,000,000 shares; issued – 3,818,950 shares	1,000	1,000
Additional paid-in capital	10,513	10,380
Retained earnings	55,004	54,810
Unearned employee stock ownership plan (ESOP) shares	(551)	(749)
Accumulated other comprehensive income	162	658
Treasury stock, at cost
Common; 2008 – 644,203 shares, 2007 – 640,638 shares	(7,337)	(7,216)

Total stockholders’ equity	58,791	58,883

Total liabilities and stockholders’ equity	$524,841	$518,922

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Consolidated Statements of Income

Years Ended December 31, 2008, 2007 and 2006

(Dollars in Thousands, except per share amounts)

	2008	2007	2006
Interest and Dividend Income
Loans	$22,894	$27,699	$28,460
Securities
Taxable	3,089	2,209	3,189
Tax-exempt	1,425	1,653	1,743
Federal funds sold	249	744	180
Dividends on Federal Home Loan and Federal Reserve Bank stock	488	591	509
Deposits with financial institutions	683	51	15

Total interest and dividend income	28,828	32,947	34,096

Interest Expense
Deposits	8,279	12,223	11,218
Short-term borrowings	10	41	1,645
Long-term debt	2,064	2,012	2,932

Total interest expense	10,353	14,276	15,795

Net Interest Income	18,475	18,671	18,301
Provision for Loan Losses	400	135	1,330

Net Interest Income After Provision for Loan Losses	18,075	18,536	16,971

Noninterest Income
Trust income	937	939	944
Service charges on deposits	2,352	2,347	2,435
Other service charges and fees	1,063	976	926
Insurance agency commissions	2,252	2,400	2,436
Net realized gains (losses) on sales of available-for-sale securities	15	—	(1,342)
Income from bank owned life insurance	492	511	465
Gain on sale of branch	—	—	1,099
Other	1,125	1,067	889

Total noninterest income	8,236	8,240	7,852

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Consolidated Statements of Income

Years Ended December 31, 2008, 2007 and 2006

(Dollars in Thousands, except per share amounts)

	2008	2007	2006
Noninterest Expense
Salaries and employee benefits	$11,847	$11,584	$11,572
Net occupancy expense	1,992	1,687	1,699
Equipment expense	1,639	1,541	1,689
Data processing fees	1,207	1,009	910
Professional fees	1,336	1,514	1,588
Marketing expense	511	546	941
Printing, postage and supplies	803	787	872
State franchise tax	786	751	746
Prepayment penalty of FHLB debt	—	—	1,363
Amortization of intangibles	225	474	665
Other	1,333	1,423	1,267

Total non-interest expense	21,679	21,316	23,312

Income Before Income Tax	4,632	5,460	1,511
Provision (Benefit) for Income Taxes	801	1,028	(345)

Net Income	$3,831	$4,432	$1,856

Basic Earnings Per Share	$1.22	$1.39	$.58

Diluted Earnings Per Share	$1.22	$1.39	$.58

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2008, 2007 and 2006

(Dollars in Thousands)

	Common Stock Amount	Additional Paid-in Capital	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2006	$1,000	$10,134	$55,501	$(1,152)	$(951)	$(6,034)	$58,498
Comprehensive income
Net income			1,856				1,856
Change in unrealized gain on securities available for sale, net of reclassification adjustment and tax effect					1,036		1,036

Total comprehensive income							2,892

Dividends on common stock, $1.08 per share			(3,431)				(3,431)
Purchase of stock (3,681 shares)						(75)	(75)
Tax benefit on stock options exercised		3					3
Stock options exercised		29				37	66
Stock options expense		63					63
ESOP shares earned	—	7	—	200	—	—	207

Balance, December 31, 2006	1,000	10,236	53,926	(952)	85	(6,072)	58,223
Comprehensive income
Net income			4,432				4,432
Change in unrealized gain on securities available for sale, net of reclassification adjustment and tax effect					573		573

Total comprehensive income							5,005

Dividends on common stock, $1.12 per share			(3,548)				(3,548)
Purchase of stock (57,120 shares)						(1,176)	(1,176)
Tax benefit on stock options exercised		(2)					(2)
Stock options exercised		20				32	52
Stock options expense		119					119
ESOP shares earned	—	7	—	203	—	—	210

Balance, December 31, 2007	1,000	10,380	54,810	(749)	658	(7,216)	58,883
Comprehensive income
Net income			3,831				3,831
Change in unrealized gain on securities available for sale, net of reclassification adjustment and tax effect					(496)		(496)

Total comprehensive income							3,335

Dividends on common stock, $1.16 per share			(3,637)				(3,637)
Purchase of stock (9,436 shares)						(188)	(188)
Sale of treasury stock (5,871 shares)		13				67	80
Stock options exercised		—				—	—
Stock options expense		138					138
ESOP shares earned	—	(18)	—	198	—	—	180

Balance, December 31, 2008	$1,000	$10,513	$55,004	$(551)	$162	$(7,337)	$58,791

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2008, 2007 and 2006

(Dollars in Thousands)

	2008	2007	2006
Operating Activities
Net income	$3,831	$4,432	$1,856
Items not requiring (providing) cash:
Depreciation and amortization	1,762	1,843	2,522
Provision for loan losses	400	135	1,330
Amortization (accretion) of premiums and discounts on securities	(291)	(7)	591
ESOP shares earned	198	203	207
Stock options expense	138	119	63
Deferred income taxes	190	345	(778)
Proceeds from sale of loans held for sale	5,093	12,568	3,009
Originations of loans held for sale	(3,617)	(13,676)	(3,094)
Gain from sale of loans	(142)	(251)	(59)
Gain on sale of fixed assets	(9)
Net realized (gains) losses on available-for-sale securities	(15)	—	1,342
FHLB stock dividends	(339)	—	(465)
Changes in:
Interest receivable	246	387	372
Other assets	(768)	784	(881)
Interest payable and other liabilities	(452)	(118)	(976)

Net cash provided by operating activities	6,225	6,764	5,039

Investing Activities
Purchases of available-for-sale securities	(32,467)	(35,505)	(71,601)
Proceeds from maturities of available-for-sale securities	33,389	29,991	93,651
Proceeds from the sales of available-for-sale securities	—	—	66,258
Net change in loans	21,164	51,155	6,776
Purchases of premises and equipment	(2,536)	(3,398)	(1,683)
Proceeds on sales of premises and equipment	9	3	386

Net cash provided by investing activities	19,559	42,246	93,787

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2008, 2007 and 2006

(Dollars in Thousands)

	2008	2007	2006
Financing Activities
Net increase (decrease) in demand deposits, money market, now and savings accounts	$(6,041)	$(11,309)	$4,764
Net increase (decrease) in certificates of deposit	6,515	(21,705)	878
Net increase (decrease) in short-term borrowings	971	(2,142)	(27,163)
Issuance of long-term debt	5,000	10,000	—
Repayment of long-term debt	—	(12,000)	(72,291)
Proceeds from stock options exercised	—	52	66
Purchase of treasury stock	(188)	(1,176)	(75)
Sales of treasury stock	80
Dividends paid	(3,637)	(3,548)	(3,431)

Net cash provided (used) in financing activities	2,700	(41,828)	(97,252)

Increase in Cash and Cash Equivalents	28,484	7,182	1,574
Cash and Cash Equivalents, Beginning of Year	26,155	18,973	17,399

Cash and Cash Equivalents, End of Year	$54,639	$26,155	$18,973

Supplemental Cash Flows Information
Interest paid	$10,525	$14,326	$15,921
Income taxes paid (net of refunds)	714	768	347

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008, 2007 and 2006

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

NB&T Financial Group, Inc. (“Company”) is a financial holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, The National Bank and Trust Company (the “Bank”) and NB&T Statutory Trust I (“Trust I”) and NB&T Statutory Trust III (“Trust III”). In accordance with FIN 46R, Trust I and Trust III are not consolidated into these financial statements. The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Brown, Clermont, Clinton, Highland, and Warren counties in Ohio. The Bank offers insurance products including property, casualty and life through its wholly-owned subsidiary, NB&T Insurance Agency, Inc. (“Agency”). The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank and the Agency. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

Securities

The Company classifies all securities as available-for-sale securities, which are carried at fair value. The Company has no immediate plan to sell but may sell securities in the future. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

The Company evaluates its securities portfolio for impairment throughout the year. An impairment is recorded against individual equity securities if their cost significantly exceeds their fair value for a substantial amount of time. An impairment is also recorded for investments in debt securities, unless the decrease in fair

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

value is attributed to interest rates and management has the intent and ability to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements.

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

Federal Reserve and Federal Home Loan Bank Stock

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Goodwill

Goodwill is annually tested for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Intangible Assets

Intangible assets are being amortized on an accelerated basis over periods ranging from seven to eleven years. Such assets are periodically evaluated as to the recoverability of their carrying value.

Treasury Stock

Treasury stock is stated at cost. Cost is determined based on the average cost of all shares.

Income Taxes

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files consolidated income tax returns with its subsidiaries.

Earnings Per Share

Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares have been excluded from the computation of average shares outstanding.

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

Reclassifications

Certain reclassifications have been made to the 2007 and 2006 financial statements to conform to the 2008 financial statement presentation. These reclassifications had no effect on net income.

Current Economic Conditions

The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Note 2: Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2008 was $500,000.

Note 3: Securities

The amortized cost and approximate fair values of securities are as follows (thousands):

Available-for-Sale Securities:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
December 31, 2008:
U.S. government sponsored entities	$10,576	$137	$—	$10,713
Mortgage-backed securities	52,930	717	(1,050)	52,597
State and political subdivisions	24,156	476	(34)	24,598

	$87,662	$1,330	$(1,084)	$87,908

December 31, 2007:
U.S. government sponsored entities	$14,581	$36	$(42)	$14,575
Mortgage-backed securities	40,970	401	(78)	41,293
State and political subdivisions	32,725	691	(9)	33,407

	$88,276	$1,128	$(129)	$89,275

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

The amortized cost and fair value of securities available for sale at December 31, 2008, by contractual maturity, are shown below (thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Within one year	$10,576	$10,713
One to five years	3,632	3,787
Five to ten years	5,963	6,064
After ten years	14,561	14,747

	34,732	35,311
Mortgage-backed securities	52,930	52,597

Totals	$87,662	$87,908

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $30,866,000 at December 31, 2008, and $29,264,000 at December 31, 2007.

Gross gains of $15,000 were realized on premium calls of approximately $1,600,000 in municipal bonds in 2008. There were no gains or losses from the sales of securities in 2007. In 2006, gross gains of $11,000 and gross losses of $1,353,000 were realized from the sales of available-for-sale securities. The tax expense for net gains on securities transactions for 2008 was $5,100. In 2006, the tax benefit for net losses on securities transactions for 2006 was $456,000.

The table below indicates the gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007. (Thousands)

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2008
U.S. Government sponsored entity notes	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	13,746	(1,045)	1,685	(5)	15,431	(1,050)
Municipals	3,215	(34)	—	—	3,215	(34)
Other securities	—	—	—	—	—	—

Total Securities	$16,961	$(1,079)	$1,685	$(5)	$18,646	$(1,084)

December 31, 2007
U.S. Government sponsored entity notes	$—	$—	$5,960	$(42)	$5,960	$(42)
Mortgage-backed securities	3	—	12,616	(77)	12,619	(77)
Municipals	—	—	1,740	(9)	1,740	(9)
Other securities	1,936	(1)	0	0	1,936	(1)

Total Securities	$1,939	$(1)	$20,316	$(128)	$22,255	$(128)

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

Management evaluates securities for other-than-temporary impairment on a periodic basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition of the issuer; and (3) the intent and ability of the company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The $5,000 unrealized loss, which is greater than twelve months old at December 31, 2008, is related to a FHLMC mortgage-backed security, which is now fully guaranteed by the U.S. Government, therefore, no realizable loss is expected. The other unrealized losses of $1.1 million includes an unrealized loss of $503,000 on one private-label collateralized mortgage obligation, which was downgraded by two of the three major bond rating agencies in the fourth quarter of 2008. The security continues to pay as expected, and the unrealized loss is not deemed by management to be other-than-temporary.

Note 4: Loans and Allowance for Loan Losses

	2008	2007
Categories of loans at December 31, include (thousands):
Commercial and industrial	$52,490	$62,455
Agricultural	26,265	24,910
Real estate construction	6,064	9,203
Commercial real estate	96,755	95,801
Residential real estate	130,091	124,849
Consumer	24,440	40,552

Total loans	336,105	357,770
Less: Net deferred loan fees, premiums and discounts	(89)	(7)
Allowance for loan losses	(3,411)	(3,594)

Net loans	$332,605	$354,169

Activity in the allowance for loan losses was as follows (thousands):

	2008	2007	2006
Balance, beginning of year	$3,594	$4,762	$4,058
Provision charged to expense	400	135	1,330
Recoveries of previous charge-offs	295	461	591
Losses charged off	(878)	(1,764)	(1,217)

Balance, end of year	$3,411	$3,594	$4,762

Impaired loans totaled $2,190,000 and $2,046,000 at December 31, 2008 and 2007, respectively. An allowance for loan losses of $474,000 and $65,000 relates to impaired loans of $1,688,000 and $389,000, at December 31, 2008 and 2007, respectively. At December 31, 2008 and 2007, impaired loans of $502,000 and $1,657,000 had no related allowance for loan losses. Interest of $18,000 and $80,000 was earned on average impaired loans during 2008 and 2007, respectively. Interest of $135,000 and $382,000 was recognized, on a cash basis only, on average impaired loans of $2,177,000 and $4,198,000 for 2008 and 2007. At December 31, 2008 and 2007, respectively, there were $200,000 and $253,000 of accruing loans delinquent 90 days or more. Non-accruing loans at December 31, 2008 and 2007 were $2,982,000 and $1,729,000, respectively.

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

Note 5: Premises and Equipment

Major classifications of premises and equipment, stated at cost, were as follows (thousands):

	2008	2007
Land	$3,383	$3,383
Buildings and improvements	16,389	13,264
Leasehold improvements	420	420
Construction in progress	—	1,404
Equipment	14,122	13,326

	$34,314	$31,797
Less accumulated depreciation and amortization	(17,862)	(16,344)

Net premises and equipment	$16,452	$15,453

Note 6: Operating Leases

The Bank has entered into certain operating leases for some of its branch locations. Operating lease expense was $85,000, $85,000, and $79,000 for years 2008, 2007, and 2006, respectively. The minimum future lease payments for each of the next five years are as follows: (Thousands)

2009	$80
2010	78
2011	83
2012	82
2013	45

Note 7: Goodwill

All goodwill is allocated to the banking segment of the business and totaled $3,825,000 at December 31, 2008 and 2007.

Note 8: Other Intangible Assets

The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2008 and 2007, were (thousands):

	2008		2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposits	$2,992	$(2,886)	$2,992	$(2,809)
Other	2,061	(1,287)	2,061	(1,139)

	$5,053	$(4,173)	$5,053	$(3,948)

Certain organization costs related to the issuance of trust preferred debt were fully amortized in 2007.

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

Amortization expense for the years ended December 31, 2008 and 2007, was $225,000 and $474,000, respectively. Estimated amortization expense for each of the following five years is (thousands):

2009	$172
2010	127
2011	67
2012	9
2013	—

Note 9: Interest-Bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more were $31,940,000 on December 31, 2008, and $30,191,000 on December 31, 2007. At December 31, 2008, the scheduled maturities of time deposits were as follows (thousands):

2009	$98,970
2010	31,211
2011	25,548
2012	10,535
2013	7,668
Thereafter	738

$174,670

Note 10: Short-Term Borrowings

Short-term borrowings included the following (thousands):

	2008	2007
Securities sold under repurchase agreements	$—	$—
U. S. Treasury demand notes	1,693	722

Total short-term borrowings	$1,693	$722

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by U.S. agency notes, and such collateral is held by the Federal Reserve Bank. The maximum amount of outstanding agreements at any month end during 2008 and 2007 totaled $0 and $1,179,000 and the daily average of such agreements totaled $136,000 for 2007. The Company discontinued securities sold under repurchase agreements in 2007.

Note 11: Long-Term Debt

Long-term debt consisted of the following components (thousands):

	2008	2007
Federal Home Loan Bank Advances	$29,500	$24,500
Junior subordinated debentures	10,310	10,310

Total	$39,810	$34,810

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

The Federal Home Loan Bank advances are secured by mortgage loans totaling $98,321,000 at December 31, 2008. Advances totaling $24.5 million, at interest rates from 4.81 to 4.99 percent, are subject to restrictions or penalties in the event of prepayment. In addition, the Federal Home Loan Bank has at its option the ability to convert these advances to variable rate three-month Libor advances. If the Federal Home Loan Bank exercises this option, the Bank may repay the advance at interest rate reset dates with no penalty. These outstanding Federal Home Loan Bank advances mature in 2011. In addition, the Bank has a $5.0 million advance at a fixed rate of interest of 2.82%, which matures on January 14, 2015. Until maturity, the Federal Home Loan Bank has the option quarterly to terminate the advance and require full payment.

On June 26, 2002, NB&T Statutory Trust I (“Trust I”), a wholly owned subsidiary of the Corporation, closed a pooled private offering of 8,000 Capital Securities with a liquidation amount of $1,000 per security. The proceeds of the offering were loaned to the Corporation in exchange for junior subordinated debentures with terms similar to the Capital Securities. The sole assets of Trust I were the junior subordinated debentures of the Corporation and payments thereunder. The junior subordinated debentures and the back-up obligations, in the aggregate, constituted a full and unconditional guarantee by the Corporation of the obligations of Trust I under the Capital Securities. Distributions on the Capital Securities were payable quarterly at the annual rate of 3.45% over the 3 month LIBOR and are included in interest expense in the consolidated financial statements. These securities were considered Tier I capital (with certain limitations applicable) under current regulatory guidelines. The junior subordinated debentures were subject to mandatory redemption, in whole or in part, upon repayment of the Capital Securities at maturity or their earlier redemption at the liquidation amount. On June 26, 2007, the Capital Securities were redeemed at par.

On June 25, 2007, NB&T Statutory Trust III (“Trust III”), a wholly owned subsidiary of the Corporation, closed a pooled private offering of 10,000 Capital Securities with a liquidation amount of $1,000 per security. The proceeds of the offering were loaned to the Corporation in exchange for junior subordinated debentures with terms similar to the Capital Securities. The sole assets of Trust III are the junior subordinated debentures of the Corporation and payments thereunder. The junior subordinated debentures and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Corporation of the obligations of Trust III under the Capital Securities. Distributions on the Capital Securities are payable quarterly at a fixed interest rate of 7.071% through September 6, 2012 and thereafter at the annual rate of 1.50% over the 3 month LIBOR. Distributions on the Capital Securities are included in interest expense in the consolidated financial statements. These securities are considered Tier I capital (with certain limitations applicable) under current regulatory guidelines.

The junior subordinated debentures are subject to mandatory redemption, in whole or in part, upon repayment of the Capital Securities at maturity or their earlier redemption at the liquidation amount. Subject to the Corporation having received prior approval of the Federal Reserve, if then required, the Capital Securities are redeemable prior to the maturity date of September 6, 2037, at the option of the Corporation. On or after September 6, 2012, the Capital Securities are redeemable at par. Upon occurrence of specific events defined within the trust indenture, the Capital Securities may also be redeemed prior to September 6, 2012 at a premium. The Corporation has the option to defer distributions on the Capital Securities from time to time for a period not to exceed 20 consecutive semi-annual periods.

As of December 31, 2008 and December 31, 2007, the outstanding principal balance of the Capital Securities was $10,000,000. In accordance with the provisions in FIN 46, the Company accounts for its investment in the trust as assets, its subordinated debentures as debt, and the interest paid thereon as interest expense.

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

Note 12: Income Taxes

The provision for income taxes includes these components (thousands):

	2008	2007	2006
Taxes currently payable	$611	$683	$433
Deferred income taxes	190	345	(778)

Income tax (benefit) expense	$801	$1,028	$(345)

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below (thousands):

	2008	2007	2006
Computed at the statutory rate (34%)	$1,575	$1,857	$514
Increase (decrease) resulting from
Tax exempt interest	(439)	(499)	(536)
ESOP dividend	(190)	(184)	(181)
Bank owned life insurance	(167)	(174)	(158)
Other	22	28	16

Actual tax (benefit) expense	$801	$1,028	$(345)

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were (thousands):

	2008	2007
Deferred tax assets
Allowance for loan losses	1,050	1,098
Accruals not currently deductible	328	341
AMT credit carry forward	1,003	867
Nonaccrual loan interest collected	60	91
Stock options not currently deductible	53	30
Intangible asset amortization	—	7
Other	1	21

	$2,495	$2,455

Deferred tax liabilities
Deferred loan costs	(107)	(85)
Depreciation	(303)	(301)
FHLB stock dividends	(1,423)	(1,308)
Prepaid assets currently deductible	(92)	(99)
Unrealized gains on available-for-sale securities	(83)	(339)
Intangible asset amortization	(98)	—

	(2,106)	(2,132)

Net deferred tax asset	$389	$323

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

Note 13: Accounting for Uncertainty in Income Taxes

The Company or one of its subsidiaries files income tax returns in the U.S. federal and Ohio jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2005.

The Company adopted the provisions of the Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, on January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of FIN 48, the Company did not identify any uncertain tax positions that it believes should be recognized in the financial statements.

Note 14: Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows (thousands):

	2008	2007	2006
Unrealized gains (losses) on securities available for sale	$(736)	$870	$228
Reclassification for realized amount included in income	15	—	(1,342)

Other comprehensive income (loss), before tax effect	(751)	870	1,570
Tax expense (benefit)	(255)	297	534

Other comprehensive income (loss)	$(496)	$573	$1,036

Note 15: Regulatory Matters

The Company and the subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008, that the Company and the subsidiary bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2008, the Company met the capital requirements to be deemed well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain capital ratios as set forth in the table.

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

The Company and subsidiary bank’s actual capital amounts and ratios are also presented in the following table (thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008
Total Risk-Based Capital to Risk-Weighted Assets:
Consolidated	$67,338	18.80%	$28,649	8.0%	N/A	N/A
Bank	59,489	16.66	28,568	8.0	$35,710	10.0%
Tier I Capital to Risk-Weighted Assets:
Consolidated	63,927	17.85	14,324	4.0	N/A	N/A
Bank	56,078	15.70	14,284	4.0	21,426	6.0
Tier I Capital to Average Assets:
Consolidated	63,927	12.21	20,935	4.0	N/A	N/A
Bank	56,078	10.72	20,931	4.0	26,164	5.0

As of December 31, 2007
Total Risk-Based Capital to Risk-Weighted Assets:
Consolidated	$66,230	17.69%	$29,953	8.0%	N/A	N/A
Bank	58,738	15.73	29,870	8.0	$37,337	10.0%
Tier I Capital to Risk-Weighted Assets:
Consolidated	62,636	16.73	14,977	4.0	N/A	N/A
Bank	55,144	14.77	14,935	4.0	22,402	6.0
Tier I Capital to Average Assets:
Consolidated	62,636	11.96	20,945	4.0	N/A	N/A
Bank	55,144	10.54	20,923	4.0	26,154	5.0

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2008, approximately $1.1 million in retained earnings were available for dividend declaration without prior regulatory approval.

Note 16: Related Party Transactions

The Bank had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties). A summary of the related party loan activity follows (thousands):

	2008	2007
Balance, January 1	$4,601	$5,568
New loans	871	844
Payments	(2,787)	(1,811)

Balance, December 31	$2,685	$4,601

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits from related parties held by the Bank at December 31, 2008 and 2007 totaled $695,000 and $719,000 respectively.

Note 17: Employee Benefits

The Company has a retirement savings 401(k) plan covering substantially all employees. Employees may contribute up to 50% of their compensation. The Bank will match up to 3% of an employee’s compensation for the first 8% of their compensation contributed to the plan. Employer contributions charged to expense for 2008, 2007 and 2006 were $174,000, $192,000 and $211,000, respectively.

Also, the Bank has a deferred compensation agreement with one retired officer. The agreement provides level monthly or annual payments ranging for twenty years after retirement. The charge to expense for the agreement was $52,000, $53,000 and $6,000 for 2008, 2007 and 2006, respectively. Such charges reflect the straight-line accrual over the period until full eligibility of the present value of benefits due each participant on the full eligibility date, using a 6.5% discount factor.

The Company sponsors a leveraged employee stock ownership plan (ESOP) that covers substantially all employees who meet minimum age and length of service requirements. Shares of the Company’s common stock held by the ESOP were purchased with the proceeds of borrowings from the Company. The Company makes annual contributions to the ESOP equal to the ESOP’s debt service less dividends on unallocated shares received by the ESOP. All dividends on unallocated shares received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to plan participants, based on the proportion of debt service paid in the year to total expected debt service. The Bank accounts for its ESOP in accordance with Statement of Position 93-6. As shares are released from collateral, the Company reports compensation expense equal to the current fair value of the shares. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

ESOP compensation expense was $180,000, $210,000 and $206,000 for years 2008, 2007 and 2006, respectively. The ESOP shares as of December 31 were as follows:

	2008 Total Shares	2007 Total Shares
Allocated shares	482,880	489,981
Committed to be released	—	—
Unearned shares	28,717	38,636

Total ESOP shares	511,597	528,617

Fair value of unearned shares at December 31	$416,000	$769,000

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

Note 18: Stock Option Plan

The Company adopted a new Equity Plan in 2006, which is shareholder approved, and permits the Company to grant options, restricted stock or stock appreciation rights of up to 270,000 shares of common stock. The Company believes that such awards better align the interests of its directors and employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on three years of continuous service and have a ten-year contractual term. The previous plan, which was terminated in 2006, still has options to purchase 89,000 shares outstanding at December 31, 2008. These options vest over five years. Certain option and share awards provide for an exchange of unvested options for a cash payment or shares of stock if there is a change in control (as defined in the Plan). The compensation cost for the stock option expense recognized in 2008, 2007 and 2006 was calculated for all grants based on the grant date’s fair value and totaled $138,000, $119,000 and $63,000, respectively. The related tax benefit for 2008, 2007 and 2006 was $47,000, $40,000 and $21,000.

The fair value of each option award is estimated on the date of grant using a binomial option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise and participant termination within the valuation model; separate groups of participants that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2008	2007	2006
Expected volatility	27.7% - 27.8%	24.7% - 25.1%	26.2% - 26.8%
Weighted-average volatility	27.74%	24.94%	26.44%
Expected dividends	6.06% - 6.23%	5.21% - 5.46%	4.93% - 5.27%
Expected term (in years)	6.0	6.0	6.0
Risk-free Rate	3.13% - 3.30%	4.53% - 4.64%	4.72%
Weighted-average fair value of options granted during the year	$2.69	$3.43	$3.72

A summary of option activity under the Plan as of December 31, 2008, and changes during the year then ended, is presented below.

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, beginning of year	187,000	$22.56
Granted	47,500	18.94
Exercised	—	—
Forfeited or expired	(10,000)	22.15

Outstanding, end of year	224,500	$21.81	6.67	$—

Exercisable, end of year	130,800	$22.92	5.44	$—

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

There were no options exercised in 2008. The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $10,000 and $9,000, respectively.

As of December 31, 2008, there was $197,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.1 years.

Note 19: Earnings Per Share

Earnings per share (EPS) were computed as follows (thousands, except per share amounts):

	2008	2007	2006
Basic earnings per share:
Net income	$3,831	$4,432	$1,856

Weighted average common shares outstanding	3,143,055	3,188,298	3,174,582
Basic earnings per share	$1.22	$1.39	$.58

Diluted earnings per share:
Net income	$3,831	$4,432	$1,856

Weighted average common shares outstanding	3,143,055	3,188,298	3,174,582
Effect of dilutive securities – stock options	310	1,364	1,177

Average shares and dilutive potential common shares	3,143,365	3,189,662	3,175,759

Diluted earnings per share	$1.22	$1.39	$.58

As of December 31, 2008, 224,500 shares of common stock at $17.25 to $30.50 per share were outstanding, but not included in the computation of diluted EPS because the options’ exercise prices were greater than the average market price of the common share.

Options to purchase 181,000 shares of common stock at $20.50 to $30.50 per share were outstanding at December 31, 2007, but not included in the computation of diluted EPS because the options’ exercise prices were greater than the average market price of the common shares.

Options to purchase 187,000 shares of common stock at $20.50 to $30.50 per share were outstanding at December 31, 2006, but not included in the computation of diluted EPS because the options’ exercise prices were greater than the average market price of the common shares.

Note 20: Disclosures about Fair Value of Financial Instruments

The following table presents estimated fair values of the Company’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate (thousands):

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$54,639	$54,639	$26,155	$26,155
Available-for-sale securities	87,908	87,908	89,275	89,275
Loans including loans held for sale, net	332,774	339,502	355,672	358,291
Stock in FRB and FHLB	9,362	9,362	9,023	9,023
Interest receivable	3,042	3,042	3,288	3,288

Financial liabilities
Deposits	420,728	423,452	420,254	420,395
Short-term borrowings	1,693	1,693	722	722
Long-term debt	39,810	41,381	34,810	35,492
Interest payable	469	469	641	641

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2008 and 2007. The estimated fair value for cash and cash equivalents, interest-bearing deposits, FRB and FHLB stock, accrued interest receivable, demand deposits, savings accounts, NOW accounts, certain money market deposits, short-term borrowings, and interest payable is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans receivable, including loans held for sale, net, is based on estimates of the rate the Bank would charge for similar loans at December 31, 2008 and 2007 applied for the time period until the loans are assumed to reprice or be paid. The estimated fair value for fixed-maturity time deposits as well as borrowings is based on estimates of the rate the Bank would pay on such liabilities at December 31, 2008 and 2007, applied for the time period until maturity. The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

Note 21: Commitments and Credit Risk

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

At December 31, 2008 and 2007, the Bank had outstanding commitments to originate business loans aggregating approximately $500,000 and $3,736,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $0 and $151,000 at December 31, 2008 and 2007 respectively, with the remainder at floating market rates.

Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The Bank had total outstanding letters of credit amounting to $4,075,000 and $2,758,000, at December 31, 2008 and 2007, respectively, with terms ranging from 30 days to 3 years.

Mortgage loans in the process of origination represent amounts that the Bank plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified future date. The Bank acquires such commitments to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale.

Total mortgage loans in the process of origination amounted to $488,000 and $349,000 with commitments to originate loans at fixed rates of interest or $488,000 and $349,000 at December 31, 2008 and 2007. There were $169,000 and $1,503,000 mortgage loans held for sale at December 31, 2008 and 2007.

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2008, the Bank had granted unused lines of credit to borrowers aggregating approximately $24,456,000 and $21,310,000 for commercial lines and open-end consumer lines, respectively. At December 31, 2007, the Bank had granted unused lines of credit to borrowers aggregating approximately $17,755,000 and $21,412,000 for commercial lines and open-end consumers lines, respectively.

The Bank had $541,000 in Federal Funds sold invested at US Bank. From time to time, certain due from bank accounts may exceed federally insured deposit limits.

Note 22: Change in Accounting Principle

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157). FAS 157 define fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 has been applied prospectively as of the beginning of the period.

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Available-for-Sale Securities

The fair value of available-for-sale securities are determined by various valuation methodologies. Level 2 securities include U.S. government agencies, mortgage-backed securities, and obligations of political and state subdivisions. Level 2 inputs do not include quoted prices for individual securities in active markets; however, they do include inputs that are either directly or indirectly observable for the individual security being valued. Such observable inputs include interest rates and yield curves at commonly quoted intervals, volatilities, prepayment speeds, credit risks and default rates. Also included are inputs derived principally from or corroborated by observable market data by correlation or other means.

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008:

	Fair Value	Fair Value Measurements at Reporting Date Using
Description		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$87,908	$—	$87,908	$—

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008:

	Fair Value	Fair Value Measurements at Reporting Date Using
Description		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$1,214	$—	$—	$1,214

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

Note 23: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company (thousands):

Condensed Balance Sheets

	2008	2007
Assets
Cash and due from banks	$7,285	$6,385
Investment in common stock of banking subsidiary	60,365	60,734
Investment in nonbanking subsidiary	407	385
Due from bank subsidiary	—	885
Other assets	2,015	1,745

Total assets	$70,072	$70,134

Liabilities
Long-term debt	$10,310	$10,310
Other liabilities	971	941

Total liabilities	11,281	11,251
Stockholders’ Equity	58,791	58,883

Total liabilities and stockholders’ equity	$70,072	$70,134

Condensed Statements of Income

	2008	2007	2006
Income
Dividends from banking subsidiary	$4,200	$3,300	$3,000

Total income	4,200	3,300	3,000

Expenses
Interest expense	729	744	713
Directors fees	62	62	63
Amortization of loan costs	—	115	119
Other expenses	54	51	43

Total expenses	845	972	938

Income Before Income Tax and Equity in Undistributed Income of Banking Subsidiary	3,355	2,328	2,062
Income Tax Benefit	(463)	(509)	(495)

Income Before Equity in Undistributed Income of Banking Subsidiary	3,818	2,837	2,557
Equity in Undistributed Income of Banking Subsidiary	(9)	1,574	(722)
Equity in Undistributed Income of Nonbanking Subsidiary	22	21	21

Net Income	$3,831	$4,432	$1,856

See Notes to Condensed Consolidated Financial Statements

NB&T Financial Group, Inc.

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31, 2008, 2007 and 2006

Condensed Statements of Cash Flows

	2008	2007	2006
Operating Activities
Net income	$3,831	$4,432	$1,856
Items not requiring (providing) cash	814	(1,782)	525

Net cash provided by operating activities	4,645	2,650	2,381

Financing Activities
Cash dividends paid	(3,637)	(3,548)	(3,431)
Proceeds from stock options exercised	—	52	66
Purchase of treasury stock	(188)	(1,176)	(75)
Sale of treasury stock	80	—	—
Issuance of long-term debt	—	10,000	—
Repayment of long-term debt	—	(8,000)	—

Net cash used in financing activities	(3,745)	(2,672)	(3,440)

Net Change in Cash and Cash Equivalents	900	(22)	(1,059)
Cash and Cash Equivalents at Beginning of Year	6,385	6,407	7,466

Cash and Cash Equivalents at End of Year	$7,285	$6,385	$6,407

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Consolidated Balance Sheet

(000s omitted, except share data)

	September 30, 2009 (Unaudited)	December 31, 2008
Assets
Cash and due from banks	$8,130	$5,840
Federal funds sold	2,825	6,300

Total cash and cash equivalents	10,955	12,140
Interest-bearing deposits in banks	100	100
Investment securities - Available for sale	12,702	14,268
Other securities	480	480
Loans - Net of allowance for loan losses of $2,801 and $3,299 in 2009 and 2008, respectively	61,108	71,215
Other real estate owned	1,854	1,611
Premises and equipment	4,028	4,285
Intangible assets - Net	209	243
Cash surrender value of life insurance	—	—
Federal income tax receivable	—	1,033
Deferred tax asset	—	—
Other assets	474	432

Total assets	$91,910	$105,807

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$14,396	$16,712
Interest-bearing	68,569	79,539

Total deposits	82,965	96,251
Accrued and other liabilities	504	651

Total liabilities	83,469	96,902
Stockholders’ Equity
Common stock - No par value; Authorized - 1,500,000 shares Issued and outstanding - 657,133 and 651,640 shares at September 30, 2009 and December 31, 2008, respectively	821	821
Additional paid-in capital	2,123	2,123
Retained earnings	6,058	6,835
Accumulated other comprehensive income	537	224
Treasury stock - 32,674 shares at cost	(1,098)	(1,098)

Total stockholders’ equity	8,441	8,905

Total liabilities and stockholders’ equity	$91,910	$105,807

Community National Corporation and Subsidiary

Consolidated Statement of Operations

(000s omitted)

	Nine Months Ended
	September 30, 2009	September 30, 2008
	(Unaudited)
Interest Income
Interest and fees on loans	$3,179	$4,096
Interest on investment securities	506	618
Interest on federal funds sold and other investments	33	170

Total interest income	3,718	4,884
Interest Expense
Deposits	1,275	2,354
Borrowings	—	—

Total interest expense	1,275	2,354

Net Interest Income	2,443	2,530
Provision for Loan Losses	405	1,150

Net Interest Income After Provision for Loan Losses	2,038	1,380
Noninterest Income
Service charges on deposits	391	459
Fees for soliciting loans for others	0	1,288
ATM fee income	96	115
Rental income	56	60
Other	159	145

Total noninterest income	702	2,067
Noninterest Expenses
Salaries and employee benefits	1,462	2,301
Occupancy and equipment	595	677
FDIC premiums and OCC assessments	293	112
Professional fees	377	700
Other real estate owned expenses	143	251
Other	647	845

Total other operating expenses	3,517	4,886

Loss - Before income taxes	(777)	(1,439)
Income Tax Benefit	—	(51)

Net Loss	$(777)	$(1,388)

Community National Corporation and Subsidiary

Consolidated Statement of Changes in Stockholders’ Equity

(000s omitted)

(Unaudited)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance - January 1, 2008	$815	$1,941	$9,331	$14	$(1,098)	$11,003
Comprehensive income (loss):
Net loss	—	—	(1,388)	—	—	(1,388)
Unrealized gain on securities - Net of taxes of $34	—	—	—	65	—	65

Total comprehensive loss						(1,323)

Balance - September 30, 2008	$815	$1,941	$7,943	$79	$(1,098)	$9,680

Balance - January 1, 2009	821	2,123	6,835	224	(1,098)	8,905
Comprehensive income (loss):
Net loss	—	—	(777)	—	—	(777)
Unrealized gain on securities	—	—	—	313	—	313

Total comprehensive loss						(464)

Balance - September 30, 2009	$821	$2,123	$6,058	$537	$(1,098)	$8,441

Community National Corporation and Subsidiary

Consolidated Statement of Cash Flows

(000s omitted)

	Nine Months Ended September 30,
	2009	2008
Cash Flows from Operating Activities
Net loss	$(777)	$(1,388)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	312	322
Amortization of premiums on securities	15	19
Goodwill impairment	—	—
Provision for loan losses	405	1,150
(Gain)/Loss on other real estate owned	(101)	179
Deferred income taxes	—	186
Valuation allowance on deferred tax asset	—	—
Increase in cash surrender value of life insurance	—	(36)
FHLB stock dividend	—	(16)
Net change in:
Federal income tax receivable and other assets	991	570
Accrued expenses and other liabilities	(147)	(199)

Net cash provided by operating activities	698	821
Cash Flows from Investing Activities
Activity in available-for-sale securities:
Maturities, prepayments, and calls	1,864	8,481
Purchases	0	(2,000)
Net decrease in loans	9,702	9,316
Proceeds from sales of foreclosed assets	377	111
Cash paid for acquisition of other real estate owned	(519)	(335)
Proceeds from redemption of life insurance	—	3,256
Additions to premises and equipment	(21)	(51)

Net cash provided by investing activities	11,403	18,778
Cash Flows from Financing Activities
Net increase in deposits	(13,286)	(13,845)
Cash dividends paid on common stock	—	—

Net cash used in financing activities	(13,286)	(13,845)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,185)	5,720
Cash and Cash Equivalents - Beginning of year	12,140	8,868

Cash and Cash Equivalents - End of year	$10,955	$14,588

Community National Corporation

and Subsidiary

Consolidated Financial Report

December 31, 2008

Independent Auditor’s Report

To the Board of Directors

Community National Corporation and Subsidiary

We have audited the accompanying consolidated balance sheet of Community National Corporation and Subsidiary (the “Corporation”) as of December 31, 2008 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community National Corporation and Subsidiary at December 31, 2008 and the consolidated results of their operations, changes in stockholders’ equity, and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran PLLC

March 16, 2009

Independent Auditors’ Report

To the Shareholders and Board of Directors

Community National Corporation and Subsidiary

Franklin, Ohio

We have audited the accompanying consolidated balance sheet of Community National Corporation and Subsidiary as of December 31, 2007 and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community National Corporation and Subsidiary as of December 31, 2007 and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ J.D. Cloud & Co. L.L.P.

Certified Public Accountants

April 15, 2008

Community National Corporation and Subsidiary

Consolidated Balance Sheet

(000s omitted, except share data)

	December 31, 2008	December 31, 2007
Assets
Cash and due from banks	$5,840	$3,468
Federal funds sold	6,300	5,400

Total cash and cash equivalents	12,140	8,868
Interest-bearing deposits in banks	100	100
Investment securities - Available for sale (Note 2)	14,268	20,337
Other securities (Note 2)	480	464
Loans - Net of allowance for loan losses of $3,299 and $4,367 in 2008 and 2007, respectively (Note 3)	71,215	88,074
Other real estate owned	1,611	1,555
Premises and equipment (Note 4)	4,285	4,599
Intangible assets - Net (Note 5)	243	485
Cash surrender value of life insurance	—	3,220
Federal income tax receivable	1,033	752
Deferred tax asset (Note 10)	—	971
Other assets	432	724

Total assets	$105,807	$130,149

Liabilities and Stockholders’ Equity
Liabilities
Deposits (Note 6):
Noninterest-bearing	$16,712	$16,940
Interest-bearing	79,539	101,252

Total deposits	96,251	118,192
Accrued and other liabilities	651	954

Total liabilities	96,902	119,146

Stockholders’ Equity
Common stock - No par value; Authorized - 1,500,000 shares Issued and outstanding - 657,133 and 651,640 shares at December 31, 2008 and 2007, respectively	821	815
Additional paid-in capital	2,123	1,941
Retained earnings	6,835	9,331
Accumulated other comprehensive income	224	14
Treasury stock - 32,674 shares at cost	(1,098)	(1,098)

Total stockholders’ equity	8,905	11,003

Total liabilities and stockholders’ equity	$105,807	$130,149

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Consolidated Statement of Operations

(000s omitted)

	Year Ended
	December 31, 2008	December 31, 2007
Interest Income
Interest and fees on loans	$5,333	$6,729
Interest on investment securities	801	1,169
Interest on federal funds sold and other investments	194	418

Total interest income	6,328	8,316

Interest Expense
Deposits	3,019	4,375
Borrowings	—	23

Total interest expense	3,019	4,398

Net Interest Income	3,309	3,918
Provision for Loan Losses (Note 3)	1,300	4,911

Net Interest Income (Expense) After Provision for Loan Losses	2,009	(993)

Noninterest Income
Service charges on deposits	608	810
Fees for soliciting loans for others	1,288	2,102
ATM fee income	149	101
Rental income	78	77
Other	169	275

Total noninterest income	2,292	3,365

Noninterest Expenses
Salaries and employee benefits	2,811	3,516
Occupancy and equipment	904	1,029
Goodwill impairment	197	—
Professional fees	967	262
Other real estate owned expenses	360	114
Other	1,411	1,257

Total other operating expenses	6,650	6,178

Loss - Before income taxes	(2,349)	(3,806)
Income Tax Benefit (Note 10)	(41)	(1,335)

Net Loss	$(2,308)	$(2,471)

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Consolidated Statement of Changes in Stockholders’ Equity

(000s omitted)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance - January 1, 2007	$807	$1,739	$11,802	$(131)	$(1,098)	$13,119
Comprehensive income (loss):
Net loss	—	—	(2,471)	—	—	(2,471)
Unrealized gain on securities - Net of taxes of $75	—	—	—	145	—	145

Total comprehensive loss						(2,326)
Stock dividend (Note 8)	8	202	—	—	—	210

Balance - December 31, 2007	815	1,941	9,331	14	(1,098)	11,003
Comprehensive income (loss):
Net loss	—	—	(2,308)	—	—	(2,308)
Unrealized gain on securities	—	—	—	210	—	210

Total comprehensive loss						(2,098)
Stock dividend (Note 8)	6	182	(188)	—	—	—

Balance - December 31, 2008	$821	$2,123	$6,835	$224	$(1,098)	$8,905

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Consolidated Statement of Cash Flows

(000s omitted)

	Year Ended December 31
	2008	2007
Cash Flows from Operating Activities
Net loss	$(2,308)	$(2,471)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	419	432
Amortization of premiums on securities	22	40
Goodwill impairment	197	—
Provision for loan losses	1,300	4,911
Loss on other real estate owned	254	114
Deferred income taxes	349	(1,141)
Valuation allowance on deferred tax asset	629	—
Increase in cash surrender value of life insurance	(36)	(127)
FHLB stock dividend	(16)	—
Net change in:
Federal income tax receivable and other assets	11	(125)
Accrued expenses and other liabilities	(303)	115

Net cash provided by operating activities	518	1,748

Cash Flows from Investing Activities
Activity in available-for-sale securities:
Maturities, prepayments, and calls	8,754	15,927
Purchases	(2,504)	(10,063)
Net decrease in loans	15,009	11,728
Proceeds from sales of foreclosed assets	240	194
Cash paid for acquisition of other real estate owned	—	(106)
Proceeds from redemption of life insurance	3,256	—
Additions to premises and equipment	(60)	(147)

Net cash provided by investing activities	24,695	17,533

Cash Flows from Financing Activities
Net increase in deposits	(21,941)	(28,459)
Cash dividends paid on common stock	—	(158)

Net cash used in financing activities	(21,941)	(28,617)

Net Increase (Decrease) in Cash and Cash Equivalents	3,272	(9,336)
Cash and Cash Equivalents - Beginning of year	8,868	18,204

Cash and Cash Equivalents - End of year	$12,140	$8,868

Supplemental Cash Flow Information - Cash paid for
Interest	$3,158	$4,609
Income taxes	11	—
Loans transferred to other real estate	550	703

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

Note 1 - Nature of Business and Significant Accounting Policies

Basis of Presentation and Consolidation - The consolidated financial statements include the accounts of Community National Corporation (the “Corporation”) and its wholly owned subsidiary, Community National Bank (the “Bank”). All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations - The Bank provides a full range of financial services to individuals and corporate customers in the Ohio communities of Franklin, Springboro, Centerville, and Middletown and the adjacent communities. The Bank’s primary lending products are residential and commercial mortgage loans and its primary deposit products are savings and term certificate accounts. Prior to June 2008, the Bank originated mortgage loans which were sold to and funded by the acquiring institution. The Bank received a fee for the loans originated.

Use of Estimates - In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of investment securities, intangible assets, and deferred tax assets.

Cash and Cash Equivalents - For the purpose of the consolidated statement of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold which mature within 90 days.

Securities - Securities are classified as “available for sale” and are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the effective interest method over the terms of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans - The Corporation grants mortgage, commercial, and consumer loans to customers in the Ohio communities of Franklin, Springboro, Centerville, and Middletown and the adjacent communities. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate collateral and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the effective interest method.

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

Off-balance-sheet Instruments - In the ordinary course of business, the Corporation has entered into commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Other Real Estate Owned - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations, gains and losses from sale, and changes in the valuation allowance are included in other real estate owned expenses.

Bank-owned Life Insurance - The Bank has purchased life insurance policies on certain key officers. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized. The life insurance policies were redeemed in 2008.

Banking Premises and Equipment - Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

Intangible Assets - Intangible assets consist of core deposit intangibles and goodwill arising from acquisitions. The core deposit intangible was initially measured at fair value and is being amortized over the estimated useful life of 10 years. The core deposit intangibles are reviewed for impairment when events indicate the carrying amount may not be recoverable. The goodwill was determined to be impaired in 2008 and was written off in 2008.

Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.

Treasury Stock - Treasury stock is stated at cost. Cost is determined by the average cost method.

Reclassification - Certain amounts appearing in the prior year’s financial statements have been reclassified to conform to the current year’s consolidated financial statements.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income (loss), are components of comprehensive income.

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

Note 2 - Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows (000s omitted):

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. government and federal agency	$6,485	$167	$(1)	$6,651
Mortgage backed	7,559	78	(20)	7,617

Total	$14,044	$245	$(21)	$14,268

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. government and federal agency	$12,293	$33	$(17)	$12,309
Mortgage backed	8,023	23	(18)	8,028

Total	$20,316	$56	$(35)	$20,337

At December 31, 2008 and 2007, securities with a carrying value of $10,471,000 and $20,233,000, respectively, were pledged to secure borrowing public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2008 are as follows (000s omitted):

	Available for Sale
	Amortized Cost	Market Value
Due in one through five years	$1,000	$1,074
Due after five years through ten years	1,361	1,360
Due after ten years	4,124	4,217

Total	6,485	6,651
Mortgage-backed securities	7,559	7,617

Total	$14,044	$14,268

Information pertaining to securities with gross unrealized losses at December 31, 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (000s omitted):

	2008
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
U.S. government and federal agency	$1	$1,360	$—	$—
Mortgage backed	7	528	13	251

Total	$8	$1,888	$13	$251

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

	2007
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
U.S. government and federal agency	$—	$—	$17	$5,233
Mortgage backed	—	—	18	1,166

Total	$—	$—	$35	$6,399

Unrealized losses on securities have not been recognized into income because the issuers’ bonds are of high credit quality, the Corporation has the intent and ability to hold the securities for the foreseeable future, and the decline in fair value is primarily due to increased market interest rates. The fair value is expected to recover as the securities approach the maturity date.

Other securities consist of restricted Federal Home Loan Bank stock and Federal Reserve Bank stock. These stocks are carried at cost, which approximates market value.

Note 3 - Loans

A summary of the balances of loans follows (000s omitted):

	2008	2007
Mortgage loans on real estate:
Residential 1-4 family	$36,515	$42,485
Commercial	27,480	34,611
Construction	725	3,185
Second mortgage	254	579
Equity lines of credit	2,688	2,327

Total mortgage loans on real estate	67,662	83,187
Commercial loans	3,480	4,863
Consumer installment loans	3,377	4,393

Total loans	74,519	92,443
Less allowances for loan losses	3,299	4,367
Net deferred loan fees	5	2

Net loans	$71,215	$88,074

An analysis of the allowance for loan losses is as follows (000s omitted):

	2008	2007
Balance at beginning of year	$4,367	$1,195
Provision for loan losses	1,300	4,911
Loans charged off	(2,450)	(2,422)
Recoveries of loans previously charged off	82	683

Balance at end of year	$3,299	$4,367

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

The following is a summary of information pertaining to impaired loans (000s omitted):

	2008	2007
Impaired loans without a valuation allowance	$821	$—
Impaired loans with a valuation allowance	2,864	5,800

Total impaired	$3,685	$5,800

Valuation allowance related to impaired loans	$1,050	$2,174
Total nonaccrual loans	3,685	7,270

The following is a summary of information pertaining to impaired loans (000s omitted):

	2008	2007
Average investment in impaired loans	$5,600	$4,229
Interest income recognized on impaired loans	2	337
Interest income recognized on a cash basis on impaired loans	2	371

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $570,000 at December 31, 2008 and $833,000 at December 31, 2007. During the year ended December 31, 2008, total principal additions were $19,000 and total principal payments were $22,000. Other activity consisting of $260,000 was related to change in employment status.

Note 4 - Bank Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows (000s omitted):

	2008	2007
Land	$1,072	$1,072
Buildings and building improvements	3,240	3,236
Furniture, fixtures, and equipment	2,832	2,780

Total	7,144	7,088
Accumulated depreciation	(2,859)	(2,489)

Net	$4,285	$4,599

Depreciation expense for the years ended December 31, 2008 and 2007 amounted to $374,000 and $387,000, respectively.

Note 5 - Intangible Assets

Intangible assets at December 31, 2008 consist of core deposit intangibles of $243,000, net of accumulated amortization of $216,000. Intangible assets at December 31, 2007 consisted of core deposit intangibles of $288,000 and goodwill of $197,000.

Amortization expense related to the core deposits totaled $45,000 in 2008 and 2007. Amortization expense related to core deposits is expected to be approximately $45,000 each year for the next five years. The goodwill was determined to be impaired during 2008 and an impairment charge of $197,000 was recognized in 2008.

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

Note 6 - Deposits

The following is a summary of the distribution of deposits at December 31 (000s omitted):

	2008	2007
Noninterest-bearing deposits	$16,712	$16,940
NOW accounts	12,186	18,271
Savings and money market accounts	17,180	20,154
Time:
Under $100,000	17,759	39,752
$100,000 and over	32,414	23,075

Total	$96,251	$118,192

At December 31, 2008, the scheduled maturities of time deposits are as follows (000s omitted):

2009	$43,788
2010	3,822
2011	607
2012	1,688
2013	69
Thereafter	199

Total	$50,173

Note 7 - Advances and Lines of Credit

The Bank has a borrowing arrangement with the Federal Home Loan Bank of Cincinnati. At December 31, 2008, the arrangement consists of a cash management advance line of credit in the amount of $15,000,000 and a standby letter of credit for public unit deposit collateralization line of $5,000,000. The funding requests under the arrangements are subject to standard credit underwriting criteria and sufficient collateral coverage at the time of issuance. The arrangements expire on November 4, 2009. As of December 31, 2008, the Bank had the capacity to borrow up to $11,500,000 based on mortgage loans pledged of $52,000,000. There were no borrowings from the Federal Home Loan Bank as of December 31, 2008 and 2007.

Note 8 - Regulatory and Capital Matters

During 2007, the Bank entered into a Regulatory Agreement (the “Agreement”) with the Office of the Comptroller of the Currency (OCC). The Agreement requires the Bank to maintain capital at levels greater than ordinarily required for banks; hire a senior lending officer; develop a written program designed to eliminate the Bank’s criticized assets; amend, implement, and adhere to loan policies regarding construction loan underwriting standards; obtain current and satisfactory credit information on all loans lacking such information; and develop an independent loan review function. Management continues to address the items required by the Agreement. At December 31, 2008, the Bank was not in compliance with the increased capital levels required by the Agreement (see Note 9).

The Bank, under the terms of its Agreement, may not pay dividends to the Corporation without prior approval of the OCC. Should these restrictions be eliminated, existing banking regulations also limit the amount

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

of dividends that may be paid by a bank to its parent corporation without prior approval of the OCC. Under these regulations, the Bank does not have sufficient retained earnings to pay a dividend to the Corporation at December 31, 2008.

At December 31, 2008, the Corporation, in accordance with a Regulatory Agreement, may not pay cash dividends without the prior approval of the Federal Reserve Board.

In 2007, the Corporation declared a stock dividend of $0.30 per share payable in 2008. The value of the stock was based on the fair market value at the dividend payable date of $34.50 per share. As a result of the dividend, 5,493 new shares of stock were issued in 2008. A dividend of $368,000 was declared in 2006 and paid in 2007 consisting of $158,000 paid in cash and $210,000 paid in stock. The value of the stock was based on the fair market value at the dividend payable date of $33.75 per share. As a result of the dividend, 6,203 new shares of stock were issued in 2007.

Note 9 - Minimum Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).

Under the Agreement with the OCC (see Note 8), the Bank is subject to increased minimum regulatory capital ratios. As of December 31, 2008, the most recent notification from the Bank’s primary regulator categorized the Bank as “adequately capitalized.” There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios, and the increased capital amounts and ratios as required by the Agreement, as of December 31, 2008 and 2007 are presented in the table.

	Actual		For Capital Adequacy Purposes		As Required by the Regulatory Agreement for Capital Adequacy Purposes
(000s omitted)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008
Total capital to risk-weighted assets	$9,113	14.27%	$5,108	8.00%	$—	—%
Tier 1 capital to risk-weighted assets	8,284	12.97	2,554	4.00	7,662	12.00
Tier 1 capital to average assets	8,284	7.40	4,480	4.00	9,239	8.25

As of December 31, 2007
Total capital to risk-weighted assets	11,095	12.93	6,867	8.00	—	—
Tier 1 capital to risk-weighted assets	9,981	11.63	3,434	4.00	10,301	12.00
Tier 1 capital to average assets	9,981	7.33	5,449	4.00	11,238	8.25

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

Note 10 - Income Taxes

The components of the net deferred tax assets are as follows (000s omitted):

	2008	2007
Deferred tax assets:
Allowance for loan losses	$792	$1,246
Other	162	99

Total deferred tax assets	954	1,345

Deferred tax liabilities:
Depreciation	295	342
Net unrealized gain on securities available for sale	76	7
Other	30	25

Total deferred tax liabilities	401	374

Net deferred tax assets	553	971
Valuation allowance	(553)	—

Net deferred tax asset	$—	$971

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. As of December 31, 2008, a valuation allowance of $553,000 was recorded based on the uncertainty about the Corporation’s ability to generate sufficient future taxable income to realize all of the related temporary differences.

Allocation of income taxes between current and deferred portions is as follows (000s omitted):

	2008	2007
Current	$(943)	$(194)
Deferred	349	(1,141)
Valuation allowance	553	—

Total income tax benefit	$(41)	$(1,335)

Note 11 - Employee Benefit Plans

The Bank maintains a savings and investment plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who meet certain eligibility requirements. Employees may contribute to the plan up to 20 percent of annual compensation. Employer contributions are made in an amount equal to 50 percent of the employees’ contribution up to 8 percent of compensation or the amount calculated under the Safe Harbor provision to the plan. The plan also includes a profit-sharing feature. Annually, the board determines the amount of the contribution. Expense related to this plan totaled $44,000 for the years ended December 31, 2008 and 2007.

As of December 31, 2007, the Bank maintained an unqualified salary continuation agreement with the president. The plan provided for monthly payments for 15 years upon retirement and other qualifying events. At

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

December 31, 2007, the liability, included in other liabilities, was $65,000. In 2008, the individual was terminated and, in accordance with the plan agreement, is not entitled to the benefits. The previously accrued expenses related to the plan were reversed in 2008 and are included in other income.

Note 12 - Off-balance-sheet Activities

Credit-related Financial Instruments - The Corporation is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2008 and 2007, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

	Contract Amount
	2008	2007
Commitments to grant loans	$670	$812
Unfunded commitments under lines of credit	1,505	2,074
Commercial and standby letters of credit	362	945

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are used primarily to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved is extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.

Legal Contingencies - Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation’s financial statements.

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

Note 13 - Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents - The carrying amounts of cash and cash equivalents approximate fair values.

Interest-bearing Deposits in Banks - The carrying amounts of interest-bearing deposits maturing within 90 days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities - Fair values of securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying value of Federal Home Loan Bank and Federal Reserve Bank stock approximates fair value based on the redemption provisions of the issuers.

Loans Receivable - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued Interest - The carrying amounts of accrued interest approximate fair value.

Other Financial Instruments - The fair value of other financial instruments, including loan commitments and unfunded letters of credit, based on discounted cash flow analyses, is not material.

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

The estimated fair values and related carrying or notional amounts of the Corporation’s financial instruments are as follows (000s omitted):

	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$12,140	$12,140	$8,868	$8,868
Interest-bearing deposits in banks	100	100	100	100
Securities	14,748	14,748	20,801	20,801
Loans - Net	71,215	73,373	88,074	88,185
Accrued interest receivable	321	321	484	484
Financial liabilities:
Deposits	96,251	93,440	118,192	119,447
Accrued interest payable	355	355	494	494

Note 14 - Fair Value Measurements

The Corporation has assets measured at fair value on a recurring basis.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Corporation’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

At December 31, 2008, the Corporation’s available-for-sale investment portfolio totaling $14,268,000 is measured using level 2 inputs.

The Corporation also has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. Impaired loans are categorized as Level 3 assets and consist of nonhomogeneous loans that are considered impaired. The fair value of impaired loans accounted for under SFAS 114 is estimated using either discounted cash flows or collateral value (typically based on oustside appraisals). Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. The impaired loans were evaluated based on the fair value of the collateral. At December 31, 2008, impaired loans totaled $3,685,000 and the change in fair value for the year ended December 31, 2008 totaled $1,050,000.

See Notes to Condensed Consolidated Financial Statements

Community National Corporation and Subsidiary

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

Other assets, including intangible assets and other real estate owned, are also subject to periodic impairment assessments under other accounting principles generally accepted in the United States of America. These assets are not considered financial instruments. Effective February 12, 2008, the FASB issued a staff position, FSP FAS 157-2, which delayed the applicability of FAS 157 to nonfinancial instruments. Accordingly, these assets have been omitted from the above disclosures.

See Notes to Condensed Consolidated Financial Statements

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

June 30, 2009

by and between

NB&T FINANCIAL GROUP, INC.

and

COMMUNITY NATIONAL CORPORATION

A-i

EXHIBIT A Form of Voting Agreement

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2009 (hereinafter referred to as this “Agreement”), by and between NB&T Financial Group, Inc., an Ohio corporation (hereinafter referred to as “NB&T”), and Community National Corporation, an Ohio corporation (hereinafter referred to as “CNC”);

WITNESSETH

WHEREAS, NB&T is a registered bank holding company and owns all of the outstanding shares of The National Bank and Trust Company, a national bank (hereinafter referred to as “NB&T Bank”);

WHEREAS, CNC is a registered bank holding company and owns all of the outstanding shares of Community National Bank, a national bank (hereinafter referred to as “CNC Bank”);

WHEREAS, the Boards of Directors of NB&T and CNC believe that the merger of CNC with and into NB&T, followed by the merger of CNC Bank with and into NB&T Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of NB&T and CNC; and

WHEREAS, the Boards of Directors of NB&T and CNC have each unanimously approved this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, NB&T and CNC, intending to be legally bound, hereby agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Accumulated Other Comprehensive Income” means income reported on the CNC Consolidated Balance Sheet within Stockholders’ Equity according to Statement of Financial Accounting Standards No. 130 “Reporting Comprehensive Income.”

“Acquisition Proposal” has the meaning set forth in Section 6.06(a).

“Adjusted Per Share Cash Consideration” has the meaning set forth in Section 3.01(c).

“Adjusted Per Share Stock Consideration” has the meaning set forth in Section 3.01(c).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(i).

“Aggregate Stock Consideration” has the meaning set forth in Section 3.01(b)(ii).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Cash Election Shares” has the meaning set forth in Section 3.03(b).

“Closing Consolidated Book Value” has the meaning set forth in Section 3.01(c).

“CNC” has the meaning set forth in the preamble to this Agreement.

“CNC 401(k) Plan” has the meaning set forth in Section 6.10(c).

“CNC Articles” means the Articles of Incorporation of CNC, as amended.

“CNC Bank” has the meaning set forth in the preamble to this Agreement.

“CNC Board” means the Board of Directors of CNC.

“CNC Code” means the Code of Regulations of CNC, as amended.

“CNC Common Shares” means the shares of common stock, without par value, of CNC.

“CNC’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).

“CNC Group” has the meaning set forth in Section 5.03(q)(vii).

“CNC Meeting” has the meaning set forth in Section 6.02.

“CNC Shareholder Adoption” has the meaning set forth in Section 5.03(d).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Consultants” has the meaning set forth in Section 5.03(m)(i).

“D&O Policy” has the meaning set forth in Section 6.20(b).

“Determination Letter” has the meaning set forth in Section 6.10(c).

“Directors” has the meaning set forth in Section 5.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means any CNC Common Shares held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the OGCL.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.

“Election Deadline” has the meaning set forth in Section 3.03(c).

“Election Form” has the meaning set forth in Section 3.03(b).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(f).

“FDIA” means the Federal Deposit Insurance Act.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Information” has the meaning set forth in Section 6.17.

“IRS” has the meaning set forth in Section 5.03(m)(ii).

“Knowledge” means, with respect to NB&T, the Knowledge of any officer of NB&T with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and, with respect to CNC, the Knowledge of any officer of CNC with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Credit Officer or Senior Loan Officer. An officer of NB&T or CNC shall be deemed to have “knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Mandatory Cash Shares” has the meaning set forth in Section 3.01(a).

“Material Adverse Effect” means, with respect to NB&T or CNC, as the context may require, any effect that (i) is or is reasonably likely to be material and adverse to the financial position, results of operations or business of NB&T and its Subsidiaries, taken as a whole, or CNC and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either NB&T or CNC to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; or (c) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.

“NASDAQ” means The NASDAQ Stock Market, LLC.

“NB&T” has the meaning set forth in the preamble to this Agreement.

“NB&T Articles” means the Articles of Incorporation of NB&T, as amended.

“NB&T Bank” has the meaning set forth in the recitals to this Agreement.

“NB&T Board” means the Board of Directors of NB&T.

“NB&T Code” means the Code of Regulations of NB&T, as amended.

“NB&T Common Shares” means the common shares, no par value, of NB&T.

“NB&T SEC Documents” has the meaning set forth in Section 5.04(f).

“Net Insurance Payment” has the meaning set forth in Section 3.01(d).

“No Election Shares” has the meaning set forth in Section 3.03(b).

“OCC” means the Office of the Comptroller of the Currency.

“OGCL” means the Ohio General Corporation Law.

“Old Certificate” has the meaning set forth in Section 3.03(b).

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Parent Merger” has the meaning set forth in Section 2.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).

“Per Share Insurance Payment” has the meaning set forth in Section 3.01(d).

“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

“Reallocated Cash Shares” has the meaning set forth in Section 3.03(d)(i)(2).

“Reallocated Stock Shares” has the meaning set forth in Section 3.03(d)(ii)(2).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).

“Regulatory Orders” has the meaning set forth in Section 5.03(i)(i).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Resulting Bank” has the meaning set forth in Section 2.02.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

“Rule 145 Affiliates” has the meaning set forth in Section 6.21.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Election Shares” has the meaning set forth in Section 3.03(b).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Treasury Shares” means CNC Common Shares held by CNC or any of its Subsidiaries or by NB&T or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among NB&T and certain shareholders of CNC.

ARTICLE II

The Merger

2.01 The Parent Merger.

(a) The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, CNC shall merge with and into NB&T (the “Parent Merger”), NB&T shall survive the Parent Merger and continue to exist as an Ohio corporation (NB&T, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of CNC shall cease. At the Effective Time:

(i) The NB&T Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii) The NB&T Code, as in effect immediately prior to the Effective Time, shall be the code of regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii) Each individual serving as a director of NB&T immediately prior to the Effective Time shall become a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the NB&T Articles and the NB&T Code or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the NB&T Articles or NB&T Code or as otherwise provided by the OGCL.

(b) Option to Change Method of Merger. NB&T may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, the provisions of this Article II), if and to the extent NB&T deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i) Alter or change the amount or kind of consideration to which the holders of CNC Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii) Adversely affect the Tax consequences to the CNC shareholders as a result of receiving the consideration in the Merger as set forth in Article III; or

(iii) Materially impede or delay consummation of the transactions contemplated by this Agreement.

Subject to the foregoing, CNC, if requested by NB&T, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02 The Subsidiary Merger. At the time specified by NB&T Bank in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), CNC Bank shall merge with and into NB&T Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by CNC Bank and NB&T Bank and filed with the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of CNC Bank shall cease and NB&T Bank shall survive the Subsidiary Merger and continue to exist as a national bank (NB&T Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of CNC Bank shall cease. (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger”.)

2.03 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following: (a) the filing of a certificate of merger with the OSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL.

2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, NB&T and CNC shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III

Merger Consideration; Surrender of Certificates

3.01 Merger Consideration.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof :

(a) Conversion of CNC Common Shares. Subject to Sections 3.03 and 3.04, and except as otherwise provided by paragraphs (b), (c), and (d) of this Section 3.01, each CNC Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following:

(i) 0.761 NB&T Common Shares (the “Per Share Stock Consideration”);

(ii) cash in the amount of $11.41 (the “Per Share Cash Consideration”); or

(iii) a combination of such NB&T Common Shares and cash.

provided, however, that any CNC Common Shares with respect to which the holder thereof holds of record 1,500 or fewer CNC Common Shares of record as of the Election Deadline (“Mandatory Cash Shares”), shall be converted into the right to receive the Per Share Cash Consideration, and no such Mandatory Cash Shares shall be converted into the right to receive the Per Share Stock Consideration, subject to the Aggregate Cash Consideration limitation set forth in paragraph (b).

(b) Aggregate Consideration.

(i) The “Aggregate Cash Consideration” for purposes of this Agreement shall be an amount equal to the Per Share Cash Consideration multiplied by 50% of the number of CNC Common Shares (excluding any of CNC’s Treasury Shares or CNC Common Shares owned by NB&T) outstanding as of the date hereof.

(ii) The “Aggregate Stock Consideration” for purposes of this Agreement shall be a number of NB&T Common Shares equal to 0.761 NB&T Common Shares multiplied by 50% of the number of CNC Common Shares (excluding any of CNC’s Treasury Shares or CNC Common Shares owned by NB&T) outstanding as of the date hereof.

(iii) If the number of CNC Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of CNC Common Shares issued and outstanding as of the date hereof, the Aggregate Stock Consideration and the Aggregate Cash Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration (as well as the Adjusted Per Share Cash Consideration and Adjusted Per Share Stock Consideration, in each case as defined below, if applicable).

(c) Adjustment for Change in Book Value. Subject to Section 3.01(b)(iii), in the event that, at the last day of the month immediately preceding the month in which the Effective Date occurs, CNC’s tangible net worth, excluding Accumulated Other Comprehensive Income, excluding the effect of an aggregate amount of up to $300,000 of legal, accounting and investment adviser fees and costs incurred or accrued by CNC or CNC Bank in connection with the Merger and this Agreement between March 31, 2009, and the last day of the month immediately preceding the month in which the Effective Date occurs (including the contingent fee payable to CNC’s investment adviser upon the effectiveness of the Parent Merger), excluding any reserves requested by NB&T in writing in order to conform to NB&T’s policies and practices, and excluding the amount paid by CNC or CNC Bank for the D&O Policy required by Section 6.20(b), all as calculated in accordance with generally accepted accounting principles and in a manner consistent with CNC’s Financial Statements (the “Closing Consolidated Book Value”), is less than $8,000,000, the Per Share Cash Consideration and the Per Share Stock Consideration shall be reduced.

(i) The reduced Per Share Cash Consideration shall equal the product of (a) the quotient of (I) $7,125,000 less the difference between (A) $8,000,000 and (B) the Closing Consolidated Book Value, divided by (II) $7,125,000 (rounded to the nearest fourth decimal place), multiplied by (b) $11.41 (rounded to the nearest cent) (the “Adjusted Per Share Cash Consideration”). For example, assuming the Closing Consolidated Book Value were $7,500,000, the Adjusted Per Share Cash Consideration would be:

$7,125,000 – ($8,000,000 - $7,500,000)	x	$11.41 = $10.61
$7,125,000

(ii) The reduced Per Share Stock Consideration shall equal the product of (a) the quotient of (I) 7,125,000 less the difference between (A) 8,000,000 and (B) the Closing Consolidated Book Value, divided by (II) 7,125,000 (rounded to the nearest fourth decimal place), multiplied by (b) 0.761 (rounded to the nearest third decimal place) (the “Adjusted Per Share Stock Consideration”).

Wherever this Agreement refers to the “Per Share Cash Consideration” or the “Per Share Stock Consideration,” such terms shall refer to the Adjusted Per Share Cash Consideration and the Adjusted Per Share Stock Consideration if such an adjustment is required by this Subsection (c).

(d) Adjustment for Insurance Proceeds. In the event that (i) CNC Bank receives after the date of this Agreement and before the Effective Date payment from its Community Bank Bond insurer for claims disclosed in the CNC Disclosure Schedule submitted by CNC Bank prior to the date of this Agreement, and (ii) the Closing Consolidated Book Value, calculated in accordance with Section 3.01(c), adjusted to include, without duplication, the receipt of the insurance payment, net of Taxes (including, without limitation, any income Taxes resulting from the receipt or accrual of such payment) and direct expenses incurred in connection with collection of such payment (the “Net Insurance Payment”), exceeds $8,000,000, then each CNC shareholder as of the Effective Time shall receive a pro rata cash payment in addition to the Per Share Cash Consideration and the Per Share Stock Consideration such shareholder would otherwise receive pursuant to this Agreement. The amount of such additional cash payment per share (the “Per Share Insurance Payment”) shall equal the quotient of (a) the least of (1) $1,300,000, (2) the amount of the Net Insurance Payment or (3) the amount by which the Closing Consolidated Book Value, calculated in accordance with Section 3.01(c) and adjusted to include, without duplication, the receipt of the Net Insurance Payment, exceeds $8,000,000, divided by (b) 624,459 (rounded to the nearest cent). For example, if CNC Bank were to receive $100,000 for its claims and incur Taxes and direct expenses in connection with the collection of such claim in the amount of $50,000, and the Closing Consolidated Book Value, after recording the receipt of such net $50,000 payment, equaled $8,030,000, then the Per Share Insurance Payment would be:

($8,030,000 - $8,000,000) ÷ 624,459 = $.05

As another example, if CNC Bank were to receive $100,000 for its claims, incur $40,000 of Taxes and direct expenses in connection with collection of such payment, and the Closing Consolidated Book Value, after recording the receipt of such net $60,000 payment, equaled $8,200,000, then the Per Share Insurance Payment would be:

$60,000 ÷ 624,459 = $.10

(e) Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(f) Outstanding NB&T Common Shares. Each NB&T Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

3.02 Rights as Shareholders; Share Transfers. At the Effective Time, holders of CNC Common Shares shall cease to be, and shall have no rights as, shareholders of CNC, other than (a) to receive any dividend or other distribution with respect to such CNC Common Shares with a record date occurring prior to the Effective Time, (b) to receive the consideration provided under this Article III, and (c) appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of CNC or the Surviving Corporation of any CNC Common Shares.

3.03 Election and Exchange and Payment Procedures.

(a) Exchange Agent. NB&T’s transfer agent will act as agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange and payment procedures as described in this Section 3.03.

(b) Election Procedure. No later than three business days following the Effective Time, NB&T shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding CNC Common Shares (“Old Certificates”): (i) a notice and letter of transmittal, specifying that delivery shall be effected and risk of loss and title to the Old Certificates shall pass only upon proper delivery of such certificates to the Exchange Agent and advising such holder of the effectiveness of the Parent Merger and the procedure for surrendering to the Exchange Agent the Old Certificates in exchange for the consideration set forth in Section 3.01, and (ii) an election form in such form as NB&T and CNC shall mutually agree (the “Election Form”). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive NB&T Common Shares with respect to all of such holder’s CNC Common Shares, (ii) to elect to receive cash with respect to all of such holder’s CNC Common Shares, (iii) to elect to receive cash with respect to some of such holder’s CNC Common Shares and to receive NB&T Common Shares with respect to such holder’s remaining CNC Common Shares, or (iv) to indicate that such holder makes no such election with respect to such holder’s CNC Common Shares (“No Election Shares”); provided, however, that each holder of Mandatory Cash Shares shall be permitted to elect only to receive cash with respect to such holder’s Mandatory Cash Shares. Any CNC Common Shares with respect to which the holder has elected to receive cash (including Mandatory Cash Shares) are hereinafter referred to as “Cash Election Shares,” and any CNC Common Shares with respect to which the holder has elected to receive NB&T Common Shares are hereinafter referred to as “Stock Election Shares.” Any CNC Common Shares with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of Subsection (d) below, but in no event shall such shares be classified as Reallocated Stock Shares.

(c) Election Deadline; Revocation or Modification of Election. For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m. Eastern Time/4:00 p.m. Central Time, on the 30th day following, but not including, the date of mailing of the Election Form, or such other date upon which NB&T and CNC shall mutually agree prior to the Effective Time. Any election to receive cash, NB&T Common Shares or a combination of cash and NB&T Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(d) Reallocation of NB&T Common Shares and Cash. The Exchange Agent shall effect the allocation among holders of CNC Common Shares of rights to receive cash, NB&T Common Shares, or a combination of cash and NB&T Common Shares in accordance with the Election Forms as follows:

(i) If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, is less than the Aggregate Cash Consideration, then:

(1) each of the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration;

(2) the Exchange Agent will designate first among the No Election Shares and then from the Stock Election Shares (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares hereinafter referred to as “Reallocated Cash Shares”) such that the sum of (a) the product of (1) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, equals the Aggregate Cash Consideration, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(3) each of the No Election Shares and Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.

(ii) If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, is greater than the Aggregate Cash Consideration, then:

(1) each of the Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(2) the Exchange Agent will designate among the Cash Election Shares (other than Dissenting Shares) (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares hereinafter referred to as “Reallocated Stock Shares”) such that the sum of (a) the product of (1) the number of remaining Cash Election Shares and Mandatory Cash Shares) multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, equals the Aggregate Cash Consideration, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(3) each of the Cash Election Shares (other than Dissenting Shares) that are not Reallocated Stock Shares shall be converted into the right to receive the Per Share Cash Consideration.

(iii) If (A) the number of Cash Election Shares (including Dissenting Shares) multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, is equal to the Aggregate Cash Consideration, then subparagraphs (i) and (ii) above shall not apply, all No Election Shares and all Stock Election Shares shall be converted into the right or receive the Per Share Stock Consideration and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

(e) Method of Designation.

(i) If the Exchange Agent is required pursuant to Subsection (d) to designate from among all No Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No Election Shares shall have a pro rata portion (based on such holder’s No Election Shares relative to all No Election Shares) of such holder’s No Election Shares designated as Reallocated Cash Shares.

(ii) If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder’s Stock Election Shares relative to all Stock Election Shares) of such holder’s Stock Election Shares designated as Reallocated Cash Shares.

(iii) If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (except Mandatory Cash Shares and Dissenting Shares) shall have a pro rata portion (based on such holder’s Cash Election Shares relative to all Cash Election Shares) of such holder’s Cash Election Shares designated as Reallocated Stock Shares. If such designation of Cash Election Shares results in all Cash Election Shares other than Dissenting Shares and Mandatory Cash Shares being designated Reallocated Stock Shares and additional Cash Election Shares must be designated Reallocated Stock Shares, then each holder of Mandatory Cash Shares shall have a pro rata portion (based on such holder’s Mandatory Cash Shares relative to all Mandatory Cash Shares) of such holder’s Mandatory Cash Shares designated as Reallocated Stock Shares.

(f) Exchange Fund. At or prior to the Effective Time, NB&T shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, an estimated amount of cash (such cash, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto [without any interest on any such cash, dividends or distributions], being hereinafter referred to as the “Exchange Fund”)

to be paid pursuant to this Article III in exchange for outstanding CNC Common Shares. Promptly after the Election Deadline, the Exchange Agent shall distribute NB&T Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the NB&T Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the NB&T Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such NB&T Common Shares for the account of the persons entitled thereto.

(g) Surrender of Certificates. After the completion of the foregoing allocation, each holder of an Old Certificate who surrenders such Old Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate representing the full number of NB&T Common Shares and/or the amount of cash into which the aggregate number of CNC Common Shares represented by such surrendered Old Certificate shall have been converted pursuant to Section 3.01(a) and the Old Certificate shall thereafter be cancelled. The Exchange Agent shall accept such Old Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each Old Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of NB&T Common Shares or the right to receive the amount of cash into which such CNC Common Shares shall have been converted. After the Effective Time, there shall be no further transfer on the records of CNC of Old Certificates and, if such Old Certificates are presented to CNC for transfer, they shall be canceled against delivery of certificates for NB&T Common Shares and/or cash as provided above. No interest will be paid on any cash to be paid in exchange for CNC Common Shares that any such holder shall be entitled to receive pursuant to this Article III.

(h) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any Old Certificate for surrender to the Exchange Agent in accordance with this Article III:

(i) Evidence to the reasonable satisfaction of the Surviving Corporation that such Old Certificate has been lost, wrongfully taken, or destroyed;

(ii) A bond in such amount as the Surviving Corporation or the Exchange Agent may reasonably request as indemnity against any claim that may be made against the Surviving Corporation and/or the Exchange Agent with respect to such Old Certificate; and

(iii) Evidence to the reasonable satisfaction of the Surviving Corporation that such person was the owner of the CNC Common Shares represented by each such Old Certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present such Old Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any CNC Common Shares represented by any Old Certificate has been acquired by a bona fide purchaser, shall deliver to such person the cash that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Old Certificate.

(i) Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of CNC for six months after the Effective Time shall be paid to NB&T. Any shareholders of CNC who have not theretofore complied with this Article III shall thereafter look only to NB&T for payment of the Merger consideration. Notwithstanding the foregoing, neither the Exchange Agent nor NB&T shall be liable to any former holder of CNC Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(j) No Fractional NB&T Common Shares.

(i) No certificates or scrip representing fractional NB&T Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional NB&T Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii) Each holder of CNC Common Shares who would otherwise be entitled to receive a fractional NB&T Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional NB&T Common Share interest to which such holder (after taking into account all CNC Common Shares held at the Effective time by such holder) would otherwise be entitled by (b) the Per Share Cash Consideration.

(k) No Liability. None of NB&T, CNC, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of CNC Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional NB&T Common Share interest, the Per Share Insurance Payment or any dividends or distributions with respect to NB&T Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(l) Withholding Rights. NB&T or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Old Certificates such amounts as NB&T or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by NB&T or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Old Certificates.

(m) Waiver. The Surviving Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

(n) Anti-Dilution Provisions. The Per Share Stock Consideration shall be adjusted fully to reflect any occurrence, subsequent to the date of this Agreement but prior to the Effective Time, pursuant to which the outstanding NB&T Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in NB&T’s capitalization. Such an adjustment shall not be required due to NB&T’s repurchase of shares in connection with NB&T’s employee stock ownership plan. Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

(o) Dividends and Distributions. No dividends or other distributions with respect to NB&T Common Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing CNC Common Shares converted in the Parent Merger into the right to receive shares of such NB&T Common Shares until the holder thereof shall be entitled to receive NB&T Common Share certificates in Exchange therefor in accordance with the procedures set forth in this Section 3.03. After becoming so entitled in accordance with this Section 3.03(o), the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable after the Effective Time with respect to NB&T Common Shares such holder had the right to receive upon surrender of the Old Certificates.

3.04 Dissenting Shares. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, any holder of an outstanding CNC Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Cash Consideration, without interest.

3.05 Tax Consequences. For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

ARTICLE IV

Actions Pending Consummation of Merger

4.01 Forbearances of CNC. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, without the prior written consent of NB&T, CNC shall not, and shall cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of CNC and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon CNC’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional CNC Common Shares or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional CNC Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c) Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from wholly-owned Subsidiaries to CNC, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of CNC or its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except (i) as Previously Disclosed, or (ii) for changes that are required by applicable law.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iii) as contemplated by this Agreement or (iv) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of CNC or its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for full and fair consideration actually received.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend the CNC Articles, the CNC Code or the articles of incorporation, articles of association, regulations or bylaws (or similar governing documents) of any of CNC’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j) Material Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, including any claim, action or proceeding instituted by a Governmental Authority, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to CNC and its Subsidiaries, taken as a whole.

(l) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m) Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n) Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.

(o) Indirect Loans. Make or purchase any indirect or brokered loans.

(p) Capital Expenditures. Except as Previously Disclosed, make any capital expenditure or capital additions or improvements which individually exceed $10,000 or in the aggregate exceed $50,000.

(q) Lending. (i) Establish any new lending programs or make any changes in the policies of any Subsidiary of CNC concerning which Persons may approve loans; or (ii) originate or issue a commitment to originate any loan in a principal amount in excess of $250,000.

(r) Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

(s) Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(t) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(u) Foreclosures. Foreclose upon or otherwise take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTME 1527-05 thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless CNC or its Subsidiary has reason to believe such real property may contain any such Hazardous Material.

(v) Deposit Liabilities. Except as set forth in the CNC Disclosure Schedule, cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary course of business.

(w) Securities Transactions. Enter into any securities transaction or otherwise acquire any investment security.

(x) Commitments. Agree or commit to do any of the foregoing.

4.02 Forbearances of NB&T. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of CNC, NB&T shall not, and shall cause each of its Subsidiaries not to:

(a) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary or special dividends or distributions on any shares of its capital stock, other than dividends from wholly-owned Subsidiaries to NB&T.

(b) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(c) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority; provided, however, that nothing contained herein shall limit the ability of NB&T to exercise its rights under the Voting Agreement.

(d) Governing Documents. Amend the NB&T Articles, the NB&T Code or any of the governing documents or the articles of association or bylaws of NB&T Bank in a manner that would adversely affect the economic or other benefits of the Merger to the holders of the CNC Common Shares.

(e) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

Representations and Warranties

5.01 Disclosure Schedules. On or prior to the date hereof, NB&T delivered to CNC a schedule, and CNC delivered to NB&T a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.

5.02 Standard. No representation or warranty of CNC or NB&T contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had, or is reasonably likely to have, a Material Adverse Effect.

5.03 Representations and Warranties of CNC. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, CNC hereby represents and warrants to NB&T that the following are true and correct:

(a) Organization, Standing and Authority. CNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The foreign jurisdictions in which CNC conducts business are set forth in the CNC Disclosure Schedule. CNC is registered as a bank holding company under the BHCA.

(b) Capital Structure of CNC. As of the date of this Agreement, the authorized capital stock of CNC consists solely of 1,500,000 CNC Common Shares, of which 624,459 shares are outstanding and no shares are subject to options. As of the date of this Agreement, no CNC Common Shares were held in the CNC 401(k) Plan, and 32,674 shares of Treasury Stock were held by CNC or otherwise owned by CNC or its Subsidiaries. The outstanding CNC Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the date hereof, except as Previously Disclosed in its Disclosure Schedule: (A) there are no CNC Common Shares authorized and reserved for issuance, and (B) CNC does not have any commitment to authorize, issue or sell any CNC Common Shares or Rights, except pursuant to this Agreement. As of the date hereof, CNC does not have any Rights issued or outstanding with respect to CNC Common Shares.

(c) Subsidiaries.

(i)(A) CNC Bank is the only Subsidiary of CNC, (B) CNC owns, directly or indirectly, all of the issued and outstanding equity securities of CNC Bank, (C) no equity securities of CNC Bank are or may become required to be issued (other than to CNC) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which CNC Bank is or may be bound to sell or otherwise transfer any equity securities of CNC Bank (other than to CNC), (E) there are no contracts, commitments, understandings, or arrangements relating to CNC’s rights to vote or to dispose of such securities and (F) all of the equity securities of CNC Bank held by CNC are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by CNC free and clear of any Liens.

(ii) Except as Previously Disclosed, CNC does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than CNC Bank.

(iii) CNC Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder and is a member of the Federal Reserve System and of the Federal Home Loan Bank of Cincinnati.

(iv) Except as Previously Disclosed, CNC Bank does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(v) CNC Bank is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of CNC and CNC Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Subject to the adoption of this Agreement by the holders of two thirds of the outstanding CNC Common Shares entitled to vote thereon (the “CNC Shareholder Adoption”) and the approval of this Agreement and the Merger by applicable Regulatory Authorities, CNC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and CNC Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement.

(e) Corporate Authority; Authorized and Effective Agreement. Subject to the CNC Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CNC and the CNC Board prior to the date of this Agreement. The Agreement to Merge, when executed by CNC Bank, shall have been approved by the Board of Directors of CNC Bank and by CNC, as the sole shareholder of CNC Bank. This Agreement is a valid and legally binding obligation of CNC, enforceable against CNC in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CNC or CNC Bank in connection with the execution, delivery or performance by CNC of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities to approve the transactions contemplated by the Agreement, (B) the filing of the certificate of merger with the OSS pursuant to the OGCL, and (C) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, CNC is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the CNC Shareholder Adoption, the receipt of the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CNC or of CNC Bank or to which CNC or CNC Bank or their properties are subject or bound, (B) constitute a breach or violation of, or a default under, the CNC Articles or the CNC Code of Regulations or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Material Adverse Effect; Internal Controls.

(i) CNC has delivered or will deliver to NB&T (a) audited consolidated financial statements for each of the fiscal years ended December 31, 2008, 2007, 2006, 2005, and 2004, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the reports prepared with respect thereto by Plante & Moran, PLLC, or BKD, LLP, CNC’s independent registered public accounting firms, and (b) unaudited consolidated financial statements for the interim period ended March 31, 2009, consisting of balance sheets and the related statements of income (collectively, “CNC’s Financial Statements”). CNC’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of CNC as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto. Except as set forth in CNC’s Financial Statements, CNC and its Subsidiaries have no liabilities or obligations as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on CNC or CNC Bank.

(ii) Since December 31, 2008, CNC and CNC Bank have not incurred any material liability not disclosed in CNC’s Financial Statements.

(iii) Since December 31, 2008, (A) CNC and CNC Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CNC.

(iv) Management of CNC has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of CNC and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and that receipts and expenditures of CNC and CNC Bank are being made only in accordance with authorizations of management and directors of CNC and CNC Bank; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of CNC and CNC Bank that could have a material effect on the financial statements. Management of CNC has evaluated the effectiveness of CNC’s and CNC Bank’s internal controls over financial reporting as of the end of the periods covered by CNC’s Financial Statements and, based on such evaluations, has Previously Disclosed to NB&T (A) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect CNC’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CNC’s internal control over financial reporting. CNC has provided to NB&T access to all documentation related to CNC’s internal control over financial reporting. Since December 31, 2008, neither CNC nor CNC Bank nor, to CNC’s Knowledge, any director, officer, employee, auditor, accountant or representative of CNC or CNC Bank has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CNC or CNC Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CNC or CNC Bank has engaged in questionable accounting or auditing practices.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against CNC or any of its Subsidiaries and, to CNC’s Knowledge, no such litigation, claim or other proceeding has been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against CNC or CNC Bank.

(i) Regulatory Matters.

(i) Neither CNC nor CNC Bank nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from (any of the foregoing, a “Regulatory Order”), any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FDIC and the FRB) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii) Neither CNC nor CNC Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance with Laws. Each of CNC and CNC Bank:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including those relating to the conduct of trust activities or to the employees conducting such businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CNC’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2006, any notification or communication from any Governmental Authority (A) asserting that CNC or CNC Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to CNC’s Knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except as set forth in CNC’s Disclosure Schedule, neither CNC nor CNC Bank is a party to or is bound by any contract of the following types as of the date of this Agreement, nor is any such contract presently being negotiated or discussed:

(A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $10,000 in any one case or $50,000 in the aggregate in any period of twelve (12) consecutive months;

(B) Any contract relating to any direct or indirect indebtedness of CNC or CNC Bank for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate in any period of twelve (12) consecutive months;

(C) Any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of CNC or CNC Bank;

(D) Any contract containing covenants limiting the freedom of CNC or CNC Bank to compete in any line of business or with any Person or in any area or territory;

(E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of CNC’s or CNC Bank’s current or former directors, officers, employees or consultants;

(G) Any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H) Any contract with any director, officer, employee or consultant of CNC or CNC Bank or any Associate of any such director, officer, employee or consultant, or any arrangement under which CNC or CNC Bank has advanced or loaned any amount to any of their respective directors, officers, employees and consultants or any of their respective Associates;

(I) Any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J) Other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of CNC or CNC Bank;

(K) Any contract that requires the payment of royalties;

(L) Any contract under which the consequences of a breach, violation or default would reasonably be expected to have a Material Adverse Effect on the business of CNC or CNC Bank as presently conducted;

(M) Any contract pursuant to which CNC or CNC Bank has any obligation to share revenues or profits derived from CNC or CNC Bank with any other Person;

(N) Any contract between (i) CNC or CNC Bank, on the one hand, and any officer, director, employee or consultant of CNC or CNC Bank, on the other hand, and (ii) CNC or CNC Bank, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of CNC or CNC Bank, on the other hand;

(O) Any contract that would constitute a “material contract” within the meaning of Item 601 of SEC Regulation S-K; and

(P) Any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $10,000 in the aggregate in any period of twelve (12) consecutive months or which is otherwise not in the ordinary course of business.

(ii) “Material Contracts” shall mean those contracts on CNC’s Disclosure Schedule listed under Section 5.03(k). True, complete and correct copies of all of the Material Contracts have been made available to NB&T. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to CNC or CNC Bank, as the case may be, and (B) to the Knowledge of CNC, as to the other parties to such Material Contracts. Except as disclosed in CNC’s Disclosure Schedule, CNC and/or CNC Bank, as applicable, and to the Knowledge of CNC, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither CNC nor CNC Bank, and to the Knowledge of CNC, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither CNC nor CNC Bank, and to the Knowledge of CNC, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither CNC nor CNC Bank has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of CNC, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(l) Brokerage and Finder’s Fees. Except for the fees payable to Stifel, Nicolaus & Company, Inc., neither CNC nor CNC Bank has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(m) Employee Benefit Plans.

(i) Section 5.03(m) of CNC’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous three years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of CNC or CNC Bank or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which CNC or CNC Bank or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither CNC nor CNC Bank nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any CNC Common Shares.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”), and to the Knowledge of CNC, no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on a prototype plan which has received a current opinion letter from the National Office of the IRS. There is no pending or, to the Knowledge of CNC, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither CNC nor CNC Bank nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject CNC or CNC Bank or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. No event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by CNC or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with CNC under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of CNC, CNC Bank or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of CNC, there is no pending investigation or enforcement action by the U.S. Department of Labor (the “DOL”) or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which CNC or CNC Bank was or is a party have been timely made or have been reflected on CNC’s financial statements.

(v) Neither CNC nor CNC Bank has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by CNC or CNC Bank that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) CNC and CNC Bank do not maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, CNC has provided or made available to NB&T, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither CNC nor CNC Bank maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury Department regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of NB&T, CNC or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of CNC on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(n) Labor Matters. Neither CNC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CNC or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act)

or seeking to compel CNC or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to CNC’s Knowledge, threatened, nor is CNC aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. CNC and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(o) Takeover Laws. CNC has taken all action required to be taken by CNC in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”) applicable to it, including, without limitation, such Takeover Laws of the State of Ohio; and (ii) any applicable provisions of the CNC Articles, the CNC Code and/or the governing documents of CNC Bank.

(p) Environmental Matters. Neither the conduct nor the operation of CNC or CNC Bank nor any condition of any property presently owned, leased or operated by any of them or, to CNC’s Knowledge, previously owned leased or operated by any of them (in each case, including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to CNC’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. To CNC’s Knowledge, neither CNC nor CNC Bank has received any notice from any person or entity that CNC or CNC Bank or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i)(A) All Tax Returns that were or are required to be filed by or with respect to CNC and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of CNC or its Subsidiaries. CNC has made available to NB&T true and correct copies of the United States federal income Tax Returns filed by CNC and its Subsidiaries for each of the three (3) most recent fiscal years. Neither CNC nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in CNC’s Financial Statements or that have arisen in the ordinary course of business since December 31, 2008. The accruals and reserves for Taxes reflected in CNC’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of CNC or any of its Subsidiaries other than Liens for current Taxes not yet due and payable. As of the date hereof, neither CNC nor CNC Bank has any reason to believe that any conditions exist or fail to exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii) CNC and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(iv) No claim has ever been made by any Governmental Authority in a jurisdiction where CNC or any of its Subsidiaries does not file Tax Returns that CNC or such Subsidiary is or may be subject to taxation by that jurisdiction nor, to the Knowledge of CNC, is there any factual basis for any such claim.

(v) Neither CNC nor any CNC Subsidiary has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) since December 31, 1996 with any Governmental Authority.

(vi) Neither CNC nor any CNC Subsidiary has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2003. No tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to CNC or any CNC Subsidiary and, to the Knowledge of CNC, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of CNC, is threatening to assert against CNC or any CNC Subsidiary any deficiency or claim for additional Taxes.

(vii) Neither CNC nor any CNC Subsidiary (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which CNC is or was the common parent corporation (the “CNC Group”), or (C) has any liability for the Taxes of any person (other than members of the CNC Group) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(viii) Except as Previously Disclosed, neither CNC nor any CNC Subsidiary has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

(ix) Neither CNC nor any CNC Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x) Neither CNC nor any CNC Subsidiary has filed an election under Section 338(g) or 338(h)(10) of the Code.

(xi) Neither CNC nor any CNC Subsidiary owns an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, as such terms are defined in the Code.

(xii) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which CNC or any CNC Subsidiary is a party that could be treated as a partnership for Tax purposes.

(xiii) Neither CNC nor any CNC Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(r) Risk Management Instruments. Neither CNC nor CNC Bank is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(s) Books and Records. The books of account, minute books, stock record books, and other records of CNC and CNC Bank, all of which have been made available to NB&T, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of CNC and CNC Bank, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of CNC and CNC Bank contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of CNC and CNC Bank, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have been prepared and are not contained in such minute books, except for the minutes of the meeting of CNC’s Board of Directors held on June 30, 2009, to approve this Agreement, which minutes have not yet been prepared.

(t) Insurance. CNC’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by CNC or CNC Bank and open claims made. CNC and CNC Bank are insured with reputable insurers against such risks and in such amounts as the management of CNC reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; CNC and CNC Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Properties. Section 5.03(u) of CNC’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by CNC or CNC Bank and used in the business of CNC or CNC Bank. CNC and CNC Bank have good and (with respect to real property) marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the CNC Financial Statements as being owned by CNC as of December 31, 2008, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. Neither CNC nor CNC Bank is a lessee with respect to any real property. All leases pursuant to which CNC or CNC Bank, as lessee, leases personal property (except for leases that have expired by their terms or that CNC or CNC Bank has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to CNC’s Knowledge, the lessor.

(v) Loans; Certain Transactions. Each loan reflected as an asset in the CNC Financial Statements as of December 31, 2008, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof. CNC Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of CNC or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by CNC Bank and that are subject to 12 C.F.R. Part 31, comply therewith.

(w) Allowance for Loan Losses. There is no loan which was made by CNC Bank and which is reflected as an asset of CNC or CNC Bank on CNC’s Financial Statements that (i)(A) is 90 days or more delinquent, (B) has been classified by examiners (regulatory or internal) or by management of CNC or CNC Bank as “Substandard,” “Doubtful,” “Loss” or “Special Mention,” or (C) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on CNC’s Financial Statements was, as of each respective date, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to CNC and CNC Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

(x) Repurchase Agreements. With respect to all agreements pursuant to which CNC or CNC Bank has purchased securities subject to an agreement to resell, if any, CNC or CNC Bank, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(y) Deposit Insurance. The deposits of CNC Bank are insured by the FDIC in accordance with the FDIA, and CNC Bank has paid all assessments and filed all reports required by the FDIA and under the National Housing Act prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

(z) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. CNC is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause CNC or CNC Bank to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999. CNC is not aware of any facts or circumstances that would cause CNC to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause CNC or any of its Subsidiaries to undertake any material remedial action. The CNC Board (or, where appropriate, the board of directors of CNC Bank) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and CNC (or CNC Bank) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(aa) CRA Compliance. Neither CNC nor CNC Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and CNC Bank has received a CRA rating of satisfactory or better from the FDIC as a result of its most recent CRA examination. Neither CNC nor CNC Bank knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause CNC or CNC Bank to receive notice of non-compliance with such provisions or cause the CRA rating of CNC Bank to fall below satisfactory.

(bb) Related Party Transactions. Neither CNC nor CNC Bank has entered into any transactions with any Affiliate or Associate of CNC or CNC Bank (or any Affiliate or Associate of any director, officer or employee of CNC or CNC Bank).

(cc) Prohibited Payments. CNC and CNC Bank have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of CNC or CNC Bank for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of CNC or CNC Bank, which CNC or CNC Bank knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

(dd) Fairness Opinion. The CNC Board has received the written opinion of Stifel, Nicolaus & Company, Incorporated, to the effect that, as of June 30, 2009, and subject to the assumptions and qualifications contained therein, the Per Share Cash Consideration and the Per Share Stock Consideration to be received by the holders of CNC Common Shares (with the exception of Treasury Shares and Dissenting Shares) in connection with the Parent Merger pursuant to this Agreement are fair to such holders of CNC Common Shares from a financial point of view.

(ee) Absence of Undisclosed Liabilities. Neither CNC nor CNC Bank has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on CNC on a consolidated basis, except as disclosed in the CNC Financial Statements.

(ff) Material Adverse Change. CNC has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2008, that has had or could reasonably be expected to have a Material Adverse Effect on CNC.

(gg) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of NB&T. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, NB&T hereby represents and warrants to CNC that the following are true and correct:

(a) Organization, Standing and Authority. NB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. NB&T is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. NB&T is registered as a bank holding company under the BHCA. NB&T Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. NB&T Bank is duly qualified to do business and is in good standing in any jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Ownership of CNC Common Shares. As of the date of this Agreement, NB&T and its Subsidiaries do not beneficially own any of the outstanding CNC Common Shares.

(c) Corporate Power. Each of NB&T and its Significant Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, NB&T has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.

(d) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of NB&T and the NB&T Board prior to the date hereof. The Agreement to Merge, when executed by NB&T Bank, shall have been approved by the Board of Directors of NB&T Bank and by NB&T, as the sole shareholder of NB&T Bank. This Agreement is a valid and legally binding agreement of NB&T, enforceable against NB&T in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NB&T or any of its Significant Subsidiaries in connection with the execution, delivery or performance by NB&T of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filings of the certificate of merger with the OSS pursuant to the OGCL; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, NB&T is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of NB&T or of any of its Significant Subsidiaries or to which NB&T or any of its Significant Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the NB&T Articles or NB&T Code, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(f) Financial Reports and SEC Documents; Material Adverse Effect.

(i) NB&T’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2008 and 2007 and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its Significant Subsidiaries with the SEC subsequent to December 31, 2008, under the Securities Act, or under Section 13(a), 13(c) 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “NB&T SEC Documents”) as of the date filed (or if amended or superseded by a filing prior to the date hereof then on the date of such amended or superseded filing), (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such NB&T SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of NB&T and its Significant Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such NB&T SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of NB&T and its Significant Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Since March 31, 2009, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to NB&T.

(g) Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(h) Material Adverse Change. NB&T has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2009, that has had or could reasonably be expected to have a Material Adverse Effect on NB&T.

(i) Fairness Opinion. The NB&T Board has received the written opinion of Austin Associates, LLC, to the effect that, as of June 30, 2009, and subject to the assumptions and qualifications contained therein, that the consideration to be paid to the shareholders of CNC is fair to NB&T from a financial point of view.

ARTICLE VI

Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of CNC and NB&T shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval. CNC shall take, in accordance with applicable law and the CNC Articles and CNC Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the CNC shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “CNC Meeting”), as promptly as practicable after the date hereof. The CNC Board shall unanimously recommend that its shareholders adopt this Agreement at the CNC Meeting, unless otherwise necessary because of the applicable fiduciary duties of the CNC Board, as determined by the CNC Board in good faith after consultation with and based upon written advice of independent legal counsel.

6.03 Registration Statement.

(a) NB&T shall prepare, pursuant to all applicable laws, rules and regulations, a registration statement on Form S-4 (such registration statement and all supplements thereto, the “Registration Statement”), to be filed by NB&T with the SEC in connection with the issuance of NB&T Common Shares in the Parent Merger (including the proxy statement/prospectus and other solicitation materials of CNC constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents).

(b) None of the information supplied or to be supplied by CNC or NB&T, respectively, for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus and each amendment or supplement thereto, is mailed to the CNC shareholders and at the time of the CNC Meeting, as the case may be, shall contain any untrue statement of a material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. If CNC shall become aware prior to the Effective Time of any information furnished by CNC that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, CNC shall promptly inform NB&T thereof and take the necessary steps to correct the Proxy Statement/Prospectus. If NB&T shall become aware prior to the Effective Time of any information furnished by NB&T that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, NB&T shall promptly inform CNC thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

6.04 Press Releases. Upon the execution of this Agreement, NB&T and CNC shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of NB&T and CNC. Neither CNC nor NB&T will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.

6.05 Access; Information.

(a) CNC shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, NB&T and its officers, employees, legal counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties and personnel and such other information as NB&T may reasonably request and, during such period, (i) shall furnish promptly to NB&T a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of CNC as NB&T may reasonably request. CNC shall invite two representatives of NB&T selected by NB&T from time to time, which representatives shall be NB&T directors and/or senior executive officers, to attend, solely as observers, all meetings of the boards of directors (and committees thereof) of CNC and CNC Bank after the date of this Agreement; provided, however, that in no event shall such NB&T representatives be invited to or permitted to attend any executive session of CNC’s or CNC Bank’s Board or any meeting at which CNC determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the CNC Board or CNC Bank Board, as applicable.

(b) NB&T will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.17.

(c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the date of this Agreement to the Effective Time, CNC and NB&T shall each deliver to the other its monthly and quarterly unaudited consolidated financial statements prepared for its internal use and the report of condition and income for its subsidiary bank each quarterly period completed prior to the Effective Date as the same shall become available.

6.06 Acquisition Proposals; Break Up Fee.

(a) CNC shall not, and shall cause its Subsidiaries and the officers, directors, employees, advisors and other agents of CNC and its Subsidiaries not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than NB&T, relating to (i) any acquisition or purchase of all or substantially all of the assets of CNC and/or any of its Subsidiaries or (ii) any merger, consolidation or business combination with CNC and/or any of its Subsidiaries (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this section shall prohibit CNC from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (I) the CNC Board, after consultation with and based upon the advice of legal counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of CNC under applicable law and (II) before furnishing such information to, or entering into discussions or negotiations with, such Person, CNC provides immediate written notice to NB&T of such action, the identity of the bidder and the substance of such Acquisition Proposal.

(b) In the event that CNC and/or any of its Subsidiaries executes a definitive agreement in respect of, or closes, an Acquisition Proposal, CNC shall pay to NB&T in immediately available funds the sum of $360,000 within ten (10) days after the earlier of such execution or closing.

6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.08 Certain Policies. Before the Effective Time, CNC shall, upon the request of NB&T, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of NB&T and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that CNC shall not be obligated to take any such action pursuant to this Section 6.08 unless and until NB&T acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to CNC that NB&T’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that NB&T is otherwise in material compliance with this Agreement; provided further, however, that CNC shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with generally accepted accounting principles. CNC’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09 Regulatory Applications.

(a) NB&T and CNC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all applications and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of NB&T and CNC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.10 Employment Matters; Employee Benefits; Advisory Board.

(a) General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give CNC employees any rights other than as employees at will under applicable law, and CNC employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of CNC who become employees of NB&T as a result of the Merger shall participate in either CNC’s Compensation and Benefit Plans (for so long as NB&T determines necessary or appropriate) or in the employee benefit plans sponsored by NB&T for NB&T’s employees (with credit for their years of service with CNC for participation and vesting purposes under

NB&T’s applicable plans, to the extent such plans permit), including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, to the extent CNC employees participate in NB&T’s group health plan (instead of continued participation in CNC’s group health plan), NB&T agrees to waive all restrictions and limitations for pre-existing conditions under NB&T’s group health plan and applicable insurance policy to the extent that NB&T’s group health plan and insurance policy permit such waiver.

(b) Employee Severance. Subject to any applicable regulatory restrictions, including 12 U.S.C. Section 1828(k):

(i) Subject to any applicable regulatory restrictions, NB&T shall pay to each employee of CNC or CNC Bank who is an employee of CNC or CNC Bank immediately before the Effective Time and who has been an employee of CNC or CNC Bank for at least 12 months prior to the Effective Time, and who is not offered continued employment by NB&T or any of its Subsidiaries after the Effective Time, or any employee of CNC or CNC Bank who becomes an employee of NB&T or NB&T Bank and who is terminated within 90 days after the Effective Time, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with CNC or CNC Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal six weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 45 days following termination, provided that such employee has not been terminated for cause. Such employees who are entitled to severance payments will also be offered health insurance coverage (including dental and vision benefits) at NB&T’s active employee rate for the calculated severance period based on years of service with CNC or CNC Bank, provided that the employee was participating in the CNC or CNC Bank group health program at the employee’s effective date of termination. After the calculated severance period, such employee will be required to pay the full premium for the remainder of the COBRA period. For any employee of CNC or CNC Bank participating in CNC or CNC Bank’s group health program at the Effective Time who is not entitled to a severance payment, the employee will be provided health insurance coverage at the full premium rate for the entire COBRA period.

In exchange for the severance pay and payments toward the continuation of employees’ medical expense insurance coverage pursuant to COBRA described in this Subsection (i), terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against NB&T and any and all affiliated entities and persons.

(ii) In addition to the severance payments set forth in Subsection (i) of this Section 6.10(b), NB&T shall pay $20,000, less withholding, in a lump sum within 45 days after the Effective Date, to each of Gregory G. Eagan, John G. Chartrand and Robert R. Hoffman, if he remains in the full-time employment of CNC Bank through the Effective Date.

(iii) In addition to the payments under Subsection (ii) of this section, NB&T shall pay to Mr. Eagan (or, alternatively, the senior officer in charge of operations at the Effective Time) $10,000, less withholding, in a lump sum within 45 days, if such person remains in the full-time employment of NB&T Bank through the week following the conversion of CNC Bank’s processing system to NB&T’s processing system.

(iv) Immediately prior to the Effective Date, CNC Bank shall pay all employees for any accrued unused vacation time.

(c) CNC 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of the CNC Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, if requested by NB&T, the CNC Board shall adopt a resolution approving the termination of the CNC Bank 401(k) Plan (the “CNC 401(k) Plan”) effective as of a date immediately preceding the Effective Date. Following the adoption of such resolution, CNC shall (i) amend the CNC 401(k) Plan to provide for distributions in cash, and (ii) begin the process of requesting from the IRS a determination that the termination of the CNC 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”). Following the receipt of the Determination Letter, CNC or the Surviving Corporation, as applicable, shall distribute benefits under the CNC 401(k) Plan to plan participants. NB&T agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the CNC 401(k) Plan to the NB&T 401(k) plan for employees of CNC and CNC Bank who continue as employees of NB&T and its Subsidiaries after the Effective Time. Alternatively, in its discretion, NB&T may choose to merge the CNC 401(k) Plan into NB&T’s 401(k) plan after the Effective Date.

(d) Pension Plans. Prior to the Effective Date, each Pension Plan document will be amended for all law and regulations in effect as of the date this Agreement is executed to which an amendment to the document is required to be made by the IRS.

(e) Community Board. At the Effective Time and for a period of one year thereafter, NB&T shall establish and maintain a Bank Community Board to be comprised of all of the directors of CNC Bank at the Effective Time who are also directors of CNC Bank at the effective date of this Agreement. The Bank Community Board shall meet quarterly, and members of the Bank Community Board shall be entitled to receive a fee of $1,000 per meeting attended by such director. NB&T shall also establish an annual incentive payment based upon core deposit growth in the current market area of CNC Bank, the terms of which will be determined in the discretion of the NB&T Board before the Effective Time.

6.11 Notification of Certain Matters. Each of CNC and NB&T shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12 Accounting and Tax Treatment. Each of NB&T and CNC agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the characterization of the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of NB&T and CNC agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

6.13 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of NB&T and CNC will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

6.14 Consents. Each of NB&T and CNC shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.15 Insurance Coverage. CNC shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

6.16 Correction of Information. Each of NB&T and CNC shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

6.17 Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of CNC and NB&T pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the CNC shareholders, this Section 6.17 shall not apply to information included in the Proxy Statement/Prospectus to be sent to the shareholders of CNC and NB&T under Section 6.03. CNC and NB&T agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. CNC and NB&T agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of CNC or NB&T to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, CNC and NB&T agree to return all copies of the Information provided to the other promptly.

6.18 Supplemental Assurances.

(a) On the date the Proxy Statement/Prospectus is mailed to the CNC shareholders and on the Effective Date, CNC shall deliver to NB&T a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ Knowledge, that the information contained in the Proxy Statement/Prospectus relating to the business and financial condition and affairs of CNC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) On the date the Proxy Statement/Prospectus is mailed to the CNC shareholders and on the Effective Date, NB&T shall deliver to CNC a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ Knowledge, that the Proxy Statement/Prospectus (other than the information contained therein relating to the business and financial condition and affairs of CNC) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

6.19 Regulatory Matters. NB&T, CNC and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by CNC or CNC Bank with, or a commitment letter, board resolution or similar submission by CNC or CNC Bank to, or supervisory letter from any Regulatory Authority to CNC or CNC Bank, to the satisfaction of such Regulatory Authority.

6.20 Indemnification.

(a) For a period of three (3) years after the Effective Time, NB&T shall indemnify each Person who served as a director or officer of CNC on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the CNC Articles and the CNC Code, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of CNC; provided, however, that (a) any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

(b) Before the Effective Time, CNC shall purchase a policy of directors’ and officers’ liability insurance (“D&O Policy”) to be effective for a period of up to three years following the Effective Date, and in no event less than one year following the Effective Date, on terms no less advantageous than those contained in CNC’s existing directors’ and officers’ liability insurance policy; provided, however, that CNC shall not be required to pay an annual premium for the D&O Policy that is in excess of $36,000.

6.21 Affiliates Compliance with the Securities Act

No later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, CNC shall deliver to NB&T a schedule of all persons who CNC reasonably believes are, or are likely to be, as of the date of the CNC Meeting, deemed to be “affiliates” of CNC as that term is used in Rule 145 under the Securities Act (the “Rule 145 Affiliates”). CNC shall cause each person who may be deemed to be a Rule 145 Affiliate to execute and deliver to NB&T on or before the date of mailing of the Proxy Statement/Prospectus an agreement in a form to be agreed upon by NB&T and CNC.

6.22 Exchange Listing

If required by NASDAQ, NB&T shall file a listing application with NASDAQ for the NB&T Common Shares to be issued to the former holders of CNC Common Shares in the Parent Merger at the time prescribed by applicable rules and regulations of NASDAQ, and shall use commercially reasonable efforts to cause the NB&T Common Shares to be issued in connection with the Parent Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Date.

6.23 Environmental Assessments

CNC hereby agrees to permit NB&T to engage, at the expense of NB&T, a qualified consultant, mutually agreeable to CNC and NB&T, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice “ (“Phase I”) of each parcel of real estate owned by CNC or CNC Bank, including real estate acquired by CNC Bank upon foreclosure. Each Phase I may also include an investigation of potential asbestos-containing material, including testing if appropriate, resulting in determination whether or not each such property contains asbestos (including amounts, locations and conditions thereof) and is in compliance with the applicable standards of the U.S. Occupational Safety and Health Administration found in 29 C.F.R. concerning asbestos, including communication of hazards to employees. CNC and CNC Bank shall cooperate with the reasonable conduct of such Phase I assessments.

ARTICLE VII

Conditions to Consummation of the Merger

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of NB&T and CNC to consummate the Merger is subject to the fulfillment or written waiver by NB&T and CNC prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of CNC.

(b) Regulatory Approvals and Governmental Authority Actions. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the NB&T Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on NB&T and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the NB&T Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to CNC and/or CNC Bank prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on NB&T and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger. If CNC or CNC Bank shall have received notice or communication from any Governmental Authority that such Governmental Authority has commenced or intends to commence an investigation of or proceedings against CNC or CNC Bank with respect to a possible violation of any statutes, regulations, or ordinances that such Governmental Authority enforces, such investigation or proceeding shall have been settled between such Governmental Authority and CNC and/or CNC Bank, or such Governmental Authority shall have provided to CNC or CNC Bank written notice that such investigation or proceeding has been concluded and that no further enforcement action is planned by such Governmental Authority.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the NB&T Common Shares to be issued in the Parent Merger shall have been received and be in full force and effect.

(f) Tax Opinion. NB&T and CNC shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, counsel to NB&T, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Parent Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel to NB&T shall require, and NB&T and CNC shall supply, reasonable and customary written representations.

7.02 Conditions to Obligation of CNC. The obligation of CNC to consummate the Merger is also subject to the fulfillment or written waiver by CNC prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of NB&T set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CNC shall have received a certificate, dated the Effective Date, signed on behalf of NB&T by the chief executive officer and the chief financial officer of NB&T, to such effect.

(b) Performance of Obligations of NB&T. NB&T shall have performed in all material respects all obligations required to be performed by NB&T under this Agreement at or prior to the Effective Time, and CNC shall have received a certificate, dated the Effective Date, signed on behalf of NB&T by the Chief Executive Officer and the Chief Financial Officer of NB&T to such effect.

(c) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on NB&T, except for events, circumstances or developments Previously Disclosed by NB&T. For purposes of this Section 7.02(c), any decline in the fair market value of NB&T Common Shares will not, by itself, constitute a Material Adverse Effect on NB&T.

7.03 Conditions to Obligation of NB&T. The obligation of NB&T to consummate the Merger is also subject to the fulfillment or written waiver by NB&T prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CNC set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and NB&T shall have received a certificate, dated the Effective Date, signed on behalf of CNC by the Chief Executive Officer and the Chief Financial Officer of CNC to such effect.

(b) Performance of Obligations of CNC. CNC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and NB&T shall have received a certificate, dated the Effective Date, signed on behalf of CNC by the Chief Executive Officer and the Chief Financial Officer of CNC to such effect.

(c) Consents. CNC shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d) FIRPTA Certification. NB&T shall have received a statement executed on behalf of CNC, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably applicable to NB&T certifying that the CNC Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Department regulations promulgated thereunder.

(e) Dissenting Shares. The holders of not more than five percent of the outstanding CNC Common Shares shall have perfected their dissenters’ rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.

(f) Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any federal, state or local government authority with respect to any real estate owned by CNC or CNC Bank, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be satisfactory to NB&T or (ii) any violation or potential violation of the representations and warranties contained in Section 5.03(p) of this Agreement disclosed in a Phase I report shall have been remedied by CNC or CNC Bank to the reasonable satisfaction of NB&T.

(g) D&O Policy. CNC shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.20(b).

(h) Troubled Asset Relief Program Capital Purchase Program. Neither CNC nor any of its Subsidiaries shall have applied to participate in the U. S. Treasury Department’s Troubled Asset Relief Program Capital Purchase Program or any other program developed under the Emergency Economic Stabilization Act of 2008.

(i) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on CNC.

(j) Filing of 2008 Tax Returns. All Tax Returns by or with respect to CNC and its Subsidiaries for the fiscal year ended December 31, 2008, shall have been duly and timely filed.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of NB&T and CNC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by NB&T or CNC upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) Delay. At any time prior to the Effective Time, by NB&T or CNC upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by March 31, 2010, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval. By CNC or NB&T upon written notice to the other party, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the CNC shareholders fail to adopt this Agreement and approve the Merger at the CNC Meeting.

(e) Payment Pursuant to Section 6.06. Upon a payment made to NB&T in accordance with Section  6.06, this Agreement shall automatically terminate without further act or action by either CNC or NB&T.

8.02 Effect of Termination and Abandonment, Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

ARTICLE IX

Miscellaneous

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10, 6.20 and 6.21 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 6.17, 8.02, and this Article IX, which shall survive such termination).

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the CNC Meeting, this Agreement may not be amended if it would violate the OGCL or the federal securities laws.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between CNC and NB&T. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by NB&T.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CNC, to:

Community National Corporation

1400 E. Second Street

Franklin, Ohio 45005

Attention: Carolyn L. Bradford, Chief Executive Officer

With a copy to:

Susan B. Zaunbrecher

Dinsmore & Shohl, LLP

Chemed Center

255 E. Fifth Street, Suite 1900

Cincinnati, Ohio 45202

If to NB&T, to:

NB&T Financial Group, Inc.

41 North South Street

Cincinnati, Ohio 45177

Attention: John J. Limbert, President and CEO

With a copy to:

Cynthia A. Shafer

Vorys, Sater, Seymour and Pease LLP

Suite 2000, Atrium Two

221 E. Fourth Street

Cincinnati, Ohio 45202

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

COMMUNITY NATIONAL CORPORATION

By	/S/ CAROLYN L. BRADFORD
Name:	Carolyn L. Bradford
Title:	Chief Executive Officer

NB&T FINANCIAL GROUP, INC.

By	/S/ JOHN J. LIMBERT
Name:	John J. Limbert
Title:	President, Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of                     , 2009, by and among NB&T Financial Group, Inc., a bank holding company incorporated under Ohio law (“NB&T”), and the undersigned shareholders (collectively, the “Shareholders”) of Community National Corporation, a bank holding company incorporated under Ohio law (“CNC”).

WHEREAS, the Shareholders collectively own [            ] shares of common stock, no par value, of CNC (such common shares, together with all shares of CNC which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, NB&T and CNC propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that CNC will merge with and into NB&T pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, NB&T and CNC have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained hrein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

Voting of Shares

1.1 Voting Agreement. The Shareholders hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of CNC, however called, and in any action by consent of the shareholders of CNC, they shall vote their Shares: (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between CNC or any of its Subsidiaries and any person or entity other than NB&T or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CNC under the Merger Agreement or that would result in any of the conditions to the obligations of CNC under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of CNC or CNC Bank with respect to any matter.

ARTICLE 2

Representations and Warranties

Each of the Shareholders hereby represents and warrants to NB&T as follows:

2.1 Authority Relative to this Agreement. Each of the Shareholders has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Shareholders and constitutes a legal, valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with its terms.

2.2 No Conflict.

(a) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any such Shareholder is a party or by which any such Shareholder or any Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by any Shareholder of his, her or its obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3 Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Exhibit A. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Exhibit A.

ARTICLE 3

Additional Covenants

3.1 Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of NB&T, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4

Miscellaneous

4.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that NB&T shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	NB&T FINANCIAL GROUP, INC.

By:
[Name]	Name:
Title:

[Name]

[Name]

EXHIBIT A

Name	Common Shares

Total

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (hereinafter referred to as this “Amendment”) to the Agreement and Plan of Merger, dated as of June 30, 2009 (hereinafter referred to as the “Agreement”), by and between NB&T Financial Group, Inc., an Ohio corporation (hereinafter referred to as “NB&T”), and Community National Corporation, an Ohio corporation (hereinafter referred to as “CNC”), is made and entered into as of October 12, 2009, by and between NB&T and CNC. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

WITNESSETH

WHEREAS, Section 3.03 of the Agreement provides that, after the Effective Time, CNC shareholders shall make an election as to the form of consideration they wish to receive in exchange for their CNC Common Shares;

WHEREAS, the Boards of Directors of NB&T and CNC believe that it would be in the best interests of the shareholders of NB&T and CNC if the election period were moved to a time prior to the Effective Time;

WHEREAS, Section 9.02 of the Agreement provides that the Agreement may be amended or modified at any time prior to the Effective Time by an agreement in writing between NB&T and CNC and executed in the same manner as the Agreement; and

WHEREAS, the Boards of Directors of each of NB&T and CNC have authorized the execution of this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, NB&T and CNC, intending to be legally bound, hereby agree as follows:

1. The following definition is hereby added to Section 1.01 of the Agreement:

““Election Period” has the meaning set forth in Section 3.03(b).”

2. Sections 3.03(b) through 3.03(d) of the Agreement shall be amended by replacing them in their entirety with the following:

“(b) Election Procedure. Prior to the Election Period (as defined below), NB&T shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates of issued and outstanding CNC Common Shares: (i) a notice and letter of transmittal, specifying that delivery shall be effected and risk of loss and title to the CNC Common Shares shall pass only upon proper delivery of such certificates to the Exchange Agent and the procedure for surrendering to the Exchange Agent the certificates representing CNC Common Shares, and (ii) an election form in such form as NB&T and CNC shall mutually agree (the “Election Form”). The “Election Period” shall be such period of time as NB&T and CNC shall mutually agree, within which CNC Shareholders may validly elect the form of consideration to be received for each CNC Common Share, as set forth below, occurring between (i) the date of the mailing by CNC of the Proxy Statement/Prospectus and (ii) the Effective Time. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive NB&T Common Shares with respect to all of such holder’s CNC Common Shares, (ii) to elect to receive cash with respect to all of such holder’s CNC Common Shares, (iii) to elect to receive cash with respect to some of such holder’s CNC Common Shares and to receive NB&T Common Shares with respect to such holder’s remaining CNC Common Shares, or (iv) to indicate that such holder makes no such election with respect to such holder’s CNC Common Shares (“No Election Shares”); provided, however, that each holder of Mandatory Cash Shares shall be permitted to elect only to receive cash with respect to such holder’s Mandatory Cash Shares. Any CNC Common Shares with respect to which the holder has elected to receive cash (including Mandatory Cash Shares) are hereinafter referred to as “Cash Election Shares,” and any CNC Common Shares with respect to which the holder has elected to receive NB&T Common Shares are hereinafter referred to as “Stock Election Shares.” Any CNC Common Shares with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of Subsection (d) below, but in no event shall such shares be classified as Reallocated Stock Shares.

(c) Election Deadline; Revocation or Modification of Election. For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m. Eastern Time/4:00 p.m. Central Time, on the last day of the Election Period. Any election to receive cash, NB&T Common Shares or a combination of cash and NB&T Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form, accompanied by a certificate or certificates representing CNC Common Shares or the items related to lost certificates as described in Section 3.03(h) below, by the Election Deadline. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(d) Reallocation of NB&T Common Shares and Cash. The Exchange Agent shall effect the allocation among holders of CNC Common Shares of rights to receive cash, NB&T Common Shares, or a combination of cash and NB&T Common Shares in accordance with the Election Forms as follows:

(i) If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, is less than the Aggregate Cash Consideration, then, at the Effective Time,:

(1) each of the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration;

(2) the Exchange Agent will designate first among the No Election Shares and then from the Stock Election Shares (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares hereinafter referred to as “Reallocated Cash Shares”) such that the sum of (a) the product of (1) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, equals the Aggregate Cash Consideration, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(3) each of the No Election Shares and Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.

(ii) If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, is greater than the Aggregate Cash Consideration, then, at the Effective Time,:

(1) each of the Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(2) the Exchange Agent will designate among the Cash Election Shares (other than Dissenting Shares) (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares hereinafter referred to as “Reallocated Stock Shares”) such that the sum of (a) the product of (1) the number of remaining Cash Election Shares and Mandatory Cash Shares) multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, equals the Aggregate Cash Consideration, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(3) each of the Cash Election Shares (other than Dissenting Shares) that are not Reallocated Stock Shares shall be converted into the right to receive the Per Share Cash Consideration.

(iii) If (A) the number of Cash Election Shares (including Dissenting Shares) multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, is equal to the Aggregate Cash Consideration, then subparagraphs (i) and (ii) above shall not apply, all No Election Shares and all Stock Election Shares shall be converted, at the Effective Time, into the right to receive the Per Share Stock Consideration and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.”

3. Sections 3.03(f) through 3.03(h) of the Agreement shall be amended by replacing them in their entirety with the following:

“(f) Exchange Fund. At or prior to the Effective Time, NB&T shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding CNC Common Shares (“Old Certificates”), for exchange in accordance with this Article III, an estimated amount of cash (such cash, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto without any interest on any such cash, dividends or distributions, being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding CNC Common Shares. Promptly after the Effective Time, the Exchange Agent shall distribute NB&T Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the NB&T Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the NB&T Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such NB&T Common Shares for the account of the persons entitled thereto.

(g) Surrender of Certificates. After the Effective Time, each holder of an Old Certificate who surrendered such Old Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, be entitled to receive in exchange therefor a certificate representing the full number of NB&T Common Shares and/or the amount of cash into which the aggregate number of CNC Common Shares represented by such surrendered Old Certificate shall have been converted pursuant to Section 3.01(a) and the Old Certificate shall thereafter be cancelled. The Exchange Agent shall accept such Old Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each Old Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of NB&T Common Shares or the right to receive the amount of cash into which such CNC Common Shares shall have been converted. After the Effective Time, there shall be no further transfer on the records of CNC of Old Certificates and, if such Old Certificates are presented to CNC for transfer, they shall be canceled against delivery of certificates for NB&T Common Shares and/or cash as provided above. No interest will be paid on any cash to be paid in exchange for CNC Common Shares that any such holder shall be entitled to receive pursuant to this Article III. If this Agreement is terminated for any reason without consummation of the Parent Merger, NB&T shall cause the Exchange Agent promptly to return all surrendered Old Certificates to the CNC shareholders who surrendered them.

(h) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any Old Certificate for surrender to the Exchange Agent in accordance with this Article III:

(i) Evidence to the reasonable satisfaction of the Surviving Corporation that such Old Certificate has been lost, wrongfully taken, or destroyed;

(ii) A bond in such amount as NB&T, the Surviving Corporation or the Exchange Agent may reasonably request as indemnity against any claim that may be made against the Surviving Corporation and/or the Exchange Agent with respect to such Old Certificate; and

(iii) Evidence to the reasonable satisfaction of NB&T or the Surviving Corporation that such person is or was the owner of the CNC Common Shares represented by each such Old Certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present such Old Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any CNC Common Shares represented by any Old Certificate has been acquired by a bona fide purchaser, shall deliver to such person the cash that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Old Certificate.”

4. Except as expressly amended hereby, all of the provisions of the Agreement are hereby ratified and confirmed and remain in full force and effect.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

COMMUNITY NATIONAL CORPORATION

By	/S/ CAROLYN L. BRADFORD
Name:	Carolyn L. Bradford
Title:	Chief Executive Officer

NB&T FINANCIAL GROUP, INC.

By	/S/ JOHN J. LIMBERT
Name:	John J. Limbert
Title:	President, Chief Executive Officer

ANNEX B

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

Section 1701.85. Dissenting shareholder’s demand for fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

June 30, 2009

Board of Directors

Community National Corporation

1400 East Second Street

P.O. Box 577

Franklin, Ohio 45005

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that Community National Corporation (“Community National” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with NB&T Financial Group, Inc. (“NB&T”), pursuant to which Community National will be merged with and into NB&T with NB&T continuing as the surviving corporation, and each issued and outstanding share (excluding any Dissenting Shares and Treasury Shares (each as defined in the Merger Agreement), the “Shares”) of common stock, without par value, of the Company (the “Company Common Stock”) will be converted into the right to receive, at the election of the holder of Shares, either (a) $11.41 per Share in cash (the “Per Share Cash Consideration”); (b) 0.761 common shares of NB&T, no par value (the “Per Share Stock Consideration”); or (c) a combination of the Per Share Cash Consideration and the Per Share Stock Consideration; provided that holders of 1,500 or fewer Shares shall be automatically converted into the right to receive only the Per Share Cash Consideration (collectively, the “Per Share Merger Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

You have requested Stifel Nicolaus’ opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Shares of Company Common Stock of the Per Share Merger Consideration to be received by such holders of Shares from NB&T in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	reviewed and analyzed a draft copy of the Merger Agreement dated June 30, 2009;

(ii)	reviewed and analyzed the audited consolidated financial statements of Community National for the five years ended December 31, 2008 and unaudited consolidated financial statements of Community National for the quarter ended March 31, 2009;

(iii)	reviewed and analyzed the audited consolidated financial statements of NB&T for the three years ended December 31, 2008 and the unaudited consolidated financial statements of NB&T for the quarter ended March 31, 2009.

(iv)	reviewed and analyzed certain other publicly available information concerning Community National and NB&T;

(v)	held discussions with NB&T’s senior management, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the Merger on NB&T;

(vi)	reviewed certain non-publicly available information concerning Community National, including internal financial analyses and forecasts prepared by its management and held discussions with Community National’s senior management regarding recent developments;

(vii)	participated in certain discussions and negotiations between representatives of Community National and NB&T;

(viii)	reviewed the reported prices and trading activity of the equity securities of each of Community National and NB&T;

(ix)	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(x)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(xi)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion; and

(xii)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus, by or on behalf of Community National or NB&T, or that was otherwise reviewed by Stifel Nicolaus and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by Community National and NB&T (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Community National and NB&T, as applicable, as to the future operating and financial performance of Community National and NB&T, as applicable, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Community National or NB&T since the date of the last financial statements of each company made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the respective financial statements of Community National and NB&T are in the aggregate adequate to cover all such losses, in each case without considering the current credit, liquidity and regulatory issues facing Community National or NB&T. We did not make or obtain any independent evaluation, appraisal or physical inspection of either Community National’s or NB&T’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of Community National or NB&T. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. We relied on advice of Community National’s counsel as to certain legal matters with respect to Community National, the Merger Agreement and the Merger and other transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any change to the structure of the Merger pursuant to Section 2.01(b) of the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party, and without any anti-dilution or other adjustment to the Per Share Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company or NB&T.

Our Opinion is limited to whether the Per Share Merger Consideration is fair to the holders of Shares of Company Common Stock, from a financial point of view. Our Opinion does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Company’s Board of Directors (the “Board”) or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company or the holders of Company Common Stock including, without limitation, whether or not the Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) whether NB&T has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Per Share Cash Consideration component of the Per Share Merger Consideration to the holders of Shares of Company Common Stock at the closing of the Merger; (v) the election by holders of Shares of Company Common Stock to receive the Per Share Stock Consideration or the Per Share Cash Consideration, or any combination thereof, or the actual allocation of the Per Share Merger Consideration between the Per Share Stock Consideration and the Per Share Cash Consideration among holders of Shares of Company Common Stock (including, without limitation, the Mandatory Cash Shares (as defined in the Merger Agreement) or any re-allocation of the Per Share Merger Consideration pursuant to the Merger Agreement); (vi) the related merger of Community National Bank, a wholly-owned subsidiary of the Company, with and into The National Bank and Trust Company, a wholly-owned subsidiary of NB&T, contemplated by the Merger Agreement, or any separate merger agreement contemplated to be entered into by Community National Bank and The National Bank and Trust Company relating to such transaction; (vii) any advice or opinions provided by any other advisor to Community National or NB&T; (viii) whether Community National or NB&T are or will be eligible or approved to participate in the Troubled Asset Relief Program, as authorized by the Emergency Economic Stabilization Act of 2008 or (ix) the value of any outstanding insurance claims by the Company that may or may not be settled prior to closing including, without limitation, the Per Share Insurance Payment (as defined in the Merger Agreement) or the fairness or adequacy thereof to the holders of Shares of Shares of Company Common Stock. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which Community National’s or NB&T’s securities will trade following public announcement or consummation of the Merger.

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Community National.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is solely for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be relied upon by any shareholder of the Company or NB&T or any other person or entity. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of Community National or NB&T as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any Community National shareholder should enter into a voting, shareholders’, or Rule 145 affiliates’ agreement with respect to the Merger, elect to receive the Per Share Cash Consideration or the Per Share Stock Consideration (or any combination thereof), or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

Stifel Nicolaus, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Community National in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, Community National has agreed to indemnify us for certain liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the Merger. Stifel Nicolaus may seek to provide investment banking services to NB&T or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel Nicolaus and its clients trade in the securities of each of the Company and NB&T and may at any time hold a long or short position in such securities.

Stifel Nicolaus’ Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel Nicolaus be made, without our prior written consent, except in accordance with the terms and conditions of Stifel Nicolaus’ engagement letter agreement with Community National.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received by holders of Shares of Company Common Stock from NB&T in the Merger pursuant to the Merger Agreement is fair to such holders of Shares of Company Common Stock, from a financial point of view.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

Part II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a)	Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to Section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

(b)	Articles of Incorporation of NBTF

Pursuant to Article TWELFTH of NBTF’s Third Amended and Restated Articles of Incorporation, NBTF is required to indemnify its directors and officers when they were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of NBTF), by reason of that they are a director, officer, employee, member, manager or agent of NBTF or National Bank & Trust, or were or are serving at the request of NBTF as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if the act or omission giving rise to any claim for indemnification was not occasioned by an intent to cause injury to NBTF or by their reckless disregard for the best interests of the NBTF, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

(c)	Insurance

NBTF has purchased insurance coverage under policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of June 30, 2009, by and between NB&T Financial Group, Inc. (“NBTF”) and Community National Corporation (“Community”) (the “Merger Agreement”) (included in Part I as Annex A to the Prospectus/Proxy Statement included in this Registration Statement)

3.1	Third Amended and Restated Articles of Incorporation of NBTF, effective as of May 2, 2003 (incorporated herein by reference to Exhibit A to NBTF’s (Commission File No. 0-23134))

3.2	Amended and Restated Code of Regulations of NBTF (incorporated herein by reference to Exhibit B to NBTF’s (Commission File No. 0-23134))

4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt (incorporated herein by reference to Exhibit 4.0 to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (Commission File No. 0-23134))

5	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered (previously filed)

8	Opinion of Vorys, Sater, Seymour and Pease LLP as to tax matters (previously filed)

10.1	InterCounty Bancshares, Inc. Non-qualified Stock Option Plan (incorporated by reference to the Registration Statement on Form S-1 filed by NBTF on July 2, 1993, Exhibit 10.1 (Registration No. 33-65608))

10.2	NB&T Financial Group, Inc. Supplemental Executive Retirement Plan (incorporated by reference to NBTF’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, Exhibit 10.1 (File No. 000-23134))

10.3	NB&T Financial Group, Inc. Supplemental Executive Retirement Plan Participation Agreement – Timothy L. Smith (incorporated by reference to NBTF’s quarterly report on Form 10-Q for the quarter ended September 30, 2002, Exhibit 10.2 (File No. 000-23134))

10.4	National Bank & Trust Incentive Plan (incorporated by reference to NBTF’s current Report on Form 8-K filed on February 27, 2006, Exhibit 99.1 (File No. 000-23134))

10.5	Stock Option Award Agreement for John J. Limbert (incorporated by reference to NBTF’s Quarterly Report for the quartert ended March 31, 2006, Exhibit 10.4 (File No. 000-23134))

10.6	Severance Agreement for Craig F. Fortin (incorporated by reference to NBTF’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, Exhibit 10.2 (File No. 000-23134))

10.7	Severance Agreement for Stephen G. Klumb (incorporated by reference to NBTF’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, Exhibit 10.3 (File No. 000-23134))

10.8	Employment Agreement with John J. Limbert (incorporated by reference to NBTF’s Current Reort on Form 8-K filed on November 23, 2007, Exhibit 1 (File No. 000-23134))

10.9	NB&T Financial Group, Inc. Amended and Restated 2006 Equity Plan (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.11 (File No. 000-23134))

10.10	First Amendment to Stock Option Award Agreement for John J. Limbert (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.11 (File No. 000-23134))

Exhibit No.	Description of Exhibit
10.11	First Amendment to Employment Agreement with John J. Limbert (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.11 (File No. 000-23134))

10.12	First Amendment to the Severance Agreement with Craig F. Fortin and Stephen G. Klumb (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.12 (File No. 000-23134))

10.13	Form of Amended and Restated 2006 Equity Plan Award Agreement (Employee Award) (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.13 (File No. 000-23134))

10.14	Form of Amended and Restated 2006 Equity Plan Award Agreement (Directors’ Nonqualified Stock Option) (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.14 (File No. 000-23134))

21	Subsidiaries of NBTF (incorporated herein by reference to Exhibit 21 to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (Commission File No. 0-23134))

23.1	Consent of BKD, LLP (filed herewith)

23.2	Consent of Plante & Moran PLLC (filed herewith)

23.3	Consent of J. D. Cloud & Co. L.L.P. (filed herewith)

23.4	Consent of Stifel, Nicolaus & Company, Incorporated (filed herewith)

23.5	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to the legality of the securities being registered (included in Exhibit 5)

23.6	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to tax matters (included in Exhibit 8)

24	Power of Attorney (previously filed)

99.1	Form of Revocable Proxy for special meeting of shareholders of Community (filed herewith)

99.2	Election Form/Letter of Transmittal and Instructions (previously filed)

99.3	Letter to Community National Corporation Shareholders (filed herewith)

(b)	Financial Statement Schedules

Not applicable.

(c)	Report, Opinion or Appraisal

The opinion of Stifel, Nicolaus & Company, Incorporated is included as Annex C to the prospectus/proxy statement.

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	(1)

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus/proxy statement which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Ohio, on November 12, 2009.

NB&T FINANCIAL GROUP, INC.

By:	/S/ CRAIG F. FORTIN
Craig F. Fortin
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/S/ JOHN J. LIMBERT* John J. Limbert	November 12, 2009	President, Chief Executive Officer, Director

/S/ CRAIG F. FORTIN Craig F. Fortin	November 12, 2009	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)

/S/ S. CRAIG BEAM* S. Craig Beam	November 12, 2009	Director

/S/ CHARLES L. DEHNER* Charles L. Dehner	November 12, 2009	Director

/S/ DANIEL A. DIBIASIO* Daniel A. DiBiasio	November 12, 2009	Director

/S/ G. DAVID HAWLEY* G. David Hawley	November 12, 2009	Director

/S/ BROOKE WILLIAMS JAMES* Brooke Williams James	November 12, 2009	Director

/S/ D. JEFFERY LYKINS* D. Jeffery Lykins	November 12, 2009	Director

/S/ ROBERT A. RAIZK* Robert A. Raizk	November 12, 2009	Director

/S/ TIMOTHY L. SMITH* Timothy L. Smith	November 12, 2009	Director
*	By Craig F. Fortin pursuant to Powers of Attorney executed by the directors and executive officers identified above, which Powers of Attorney have been filed with the Securities and Exchange Commission as exhibits to this Registration Statement on Form S-4.

/S/ CRAIG F. FORTIN
Craig F. Fortin, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of June 30, 2009, by and between NB&T Financial Group, Inc. (“NBTF”) and Community National Corporation (“Community”) (the “Merger Agreement”) (included in Part I as Annex A to the Prospectus/Proxy Statement included in this Registration Statement)

3.1	Third Amended and Restated Articles of Incorporation of NBTF, effective as of May 2, 2003 (incorporated herein by reference to Exhibit A to NBTF’s (Commission File No. 0-23134))

3.2	Amended and Restated Code of Regulations of NBTF (incorporated herein by reference to Exhibit B to NBTF’s (Commission File No. 0-23134))

4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt (incorporated herein by reference to Exhibit 4.0 to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (Commission File No. 0-23134))

5	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered (previously filed)

8	Opinion of Vorys, Sater, Seymour and Pease LLP as to tax matters (previously filed)

10.1	InterCounty Bancshares, Inc. Non-qualified Stock Option Plan (incorporated by reference to the Registration Statement on Form S-1 filed by NBTF on July 2, 1993, Exhibit 10.1 (Registration No. 33-65608))

10.2	NB&T Financial Group, Inc. Supplemental Executive Retirement Plan (incorporated by reference to NBTF’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, Exhibit 10.1 (File No. 000-23134))

10.3	NB&T Financial Group, Inc. Supplemental Executive Retirement Plan Participation Agreement – Timothy L. Smith (incorporated by reference to NBTF’s quarterly report on Form 10-Q for the quarter ended September 30, 2002, Exhibit 10.2 (File No. 000-23134))

10.4	National Bank & Trust Incentive Plan (incorporated by reference to NBTF’s current Report on Form 8-K filed on February 27, 2006, Exhibit 99.1 (File No. 000-23134))

10.5	Stock Option Award Agreement for John J. Limbert (incorporated by reference to NBTF’s Quarterly Report for the quartert ended March 31, 2006, Exhibit 10.4 (File No. 000-23134))

10.6	Severance Agreement for Craig F. Fortin (incorporated by reference to NBTF’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, Exhibit 10.2 (File No. 000-23134))

10.7	Severance Agreement for Stephen G. Klumb (incorporated by reference to NBTF’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, Exhibit 10.3 (File No. 000-23134))

10.8	Employment Agreement with John J. Limbert (incorporated by reference to NBTF’s Current Reort on Form 8-K filed on November 23, 2007, Exhibit 1 (File No. 000-23134))

10.9	NB&T Financial Group, Inc. Amended and Restated 2006 Equity Plan (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.11 (File No. 000-23134))

10.10	First Amendment to Stock Option Award Agreement for John J. Limbert (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.11 (File No. 000-23134))

Exhibit No.	Description of Exhibit
10.11	First Amendment to Employment Agreement with John J. Limbert (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.11 (File No. 000-23134))

10.12	First Amendment to the Severance Agreement with Craig F. Fortin and Stephen G. Klumb (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.12 (File No. 000-23134))

10.13	Form of Amended and Restated 2006 Equity Plan Award Agreement (Employee Award) (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.13 (File No. 000-23134))

10.14	Form of Amended and Restated 2006 Equity Plan Award Agreement (Directors’ Nonqualified Stock Option) (incorporated by reference to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Exhibit 10.14 (File No. 000-23134))

21	Subsidiaries of NBTF (incorporated herein by reference to Exhibit 21 to NBTF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (Commission File No. 0-23134))

23.1	Consent of BKD, LLP (filed herewith)

23.2	Consent of Plante & Moran PLLC (filed herewith)

23.3	Consent of J. D. Cloud & Co. L.L.P. (filed herewith)

23.4	Consent of Stifel, Nicolaus & Company, Incorporated (filed herewith)

23.5	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to the legality of the securities being registered (included in Exhibit 5)

23.6	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to tax matters (included in Exhibit 8)

24	Power of Attorney (previously filed)

99.1	Form of Revocable Proxy for special meeting of shareholders of Community (filed herewith)

99.2	Election Form/Letter of Transmittal and Instructions (previously filed)

99.3	Letter to Community National Corporation Shareholders (filed herewith)

(b)	Financial Statement Schedules

Not applicable.

(c)	Report, Opinion or Appraisal

The opinion of Stifel, Nicolaus & Company, Incorporated is included as Annex C to the prospectus/proxy statement.